Filed Pursuant to Rule 424(b)(3)
Registration No. 333-291826

JOINT PROXY STATEMENT/PROSPECTUS

Proxy Statement and Prospectus of Third Coast Bancshares, Inc.	Proxy Statement of Keystone Bancshares, Inc.

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Third Coast Bancshares, Inc. and Keystone Bancshares, Inc.:

On October 22, 2025, Third Coast Bancshares, Inc., a Texas corporation (“Third Coast”), Arch Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Third Coast (“Merger Sub”), and Keystone Bancshares, Inc., a Texas corporation (“Keystone”), entered into an Agreement and Plan of Reorganization (the “merger agreement”). Subject to the terms and conditions of the merger agreement, Merger Sub will merge with and into Keystone (the “merger”), with Keystone surviving as a wholly owned subsidiary of Third Coast. Immediately following, and in connection with, the merger, Third Coast will cause Keystone to be merged with and into Third Coast, with Third Coast surviving the merger (the “second merger”).

At the effective time of the merger (the “effective time”), each outstanding share of common stock, par value $1.00 per share, of Keystone (“Keystone common stock”) will be converted into the right to receive, without interest, 0.45925 shares (the “exchange ratio”) of common stock, par value $1.00 per share, of Third Coast (“Third Coast common stock,” and such shares of Third Coast common stock, the “Stock Consideration”). However, the holder of each share of Keystone common stock will be entitled to elect to receive, without interest, an amount of cash equal to the product of (i) the exchange ratio, multiplied by (ii) the volume-weighted average price per share of Third Coast common stock for a 20 trading day period, starting with the opening of trading on the 21st trading day prior to the calculation date (as defined below) to the closing of trading on the day prior to the calculation date, rounded to the nearest cent, as reported by Bloomberg Finance L.P. (such volume-weighted average price per share, the “TCBX Closing VWAP,” and such amount of cash, the “Cash Election Consideration”), in lieu of such Stock Consideration in exchange for each of such holder’s shares of Keystone common stock, provided that the aggregate Cash Election Consideration to be paid by Third Coast will not exceed $20,000,000. In the event that Keystone shareholders elect to receive aggregate Cash Election Consideration in an amount greater than $20,000,000, the distribution of the aggregate Cash Election Consideration will be prorated among such shareholders in accordance with the terms of the merger agreement. The exchange ratio is subject to reduction in the event that Keystone does not deliver a minimum of $94,576,000 of the sum of Keystone’s capital, surplus and retained earnings accounts less all intangible assets, calculated as of the calculation date and in accordance with generally accepted accounting principles of the United States (“GAAP”) consistently applied (the “Keystone equity”), and adjusted to reflect the payment of or accrual for all Keystone Merger Costs (as defined in the merger agreement) on an after-tax basis to the extent deducible for tax purposes (the “Keystone adjusted equity”).

The Third Coast common stock is listed on the New York Stock Exchange (the “NYSE”) and NYSE Texas under the symbol “TCBX.” The market value of the Stock Consideration and the value of the Cash Election Consideration will fluctuate with the market price of Third Coast common stock; therefore, the market value of the Stock Consideration and the value of the Cash Election Consideration at the effective time will not be known at the time the Keystone shareholders vote on the merger agreement. Based on (i) (A) the closing price of $39.28 for Third Coast common stock on the NYSE on October 22, 2025, the last trading day before public announcement of the merger, the implied value of the Stock Consideration would be approximately $18.04, and (B) the TCBX Closing VWAP calculated as though the calculation date was October 23, 2025, the implied value of the Cash Election Consideration would be approximately $17.63, (ii) (A) the closing price of $37.11 for Third Coast common stock on the NYSE on November 21, 2025, the latest practicable trading day before the initial filing of this joint proxy statement/prospectus, the implied value of the Stock Consideration would be approximately $17.04, and (B) the TCBX Closing VWAP calculated as though the calculation date was November 22, 2025, the implied value of the Cash Election Consideration would be approximately $17.05, and

(iii) (A) the closing price of $39.97 for Third Coast common stock on the NYSE on December 12, 2025, the latest practicable trading day before the printing of this joint proxy statement/prospectus, the implied value of the Stock Consideration would be approximately $18.36, and (B) the TCBX Closing VWAP calculated as though the calculation date was December 13, 2025, the implied value of the Cash Election Consideration would be approximately $17.58. Each of the foregoing examples in the preceding sentence assumes there is no downward adjustment to the exchange ratio.

If the Keystone adjusted equity is less than $94,576,000, as of the close of business on the fifth business day immediately preceding the closing date of the merger, or such other date as mutually agreed to by the parties to the merger agreement (the “calculation date”), then the exchange ratio will be reduced based on the formula set forth in the merger agreement and described in this joint proxy statement/prospectus. As of November 30, 2025, the Keystone equity was approximately $99,938,639. Keystone estimates that it will earn approximately $1,770,220 prior to the anticipated closing of the merger in the first quarter of 2026. As of November 30, 2025, Keystone estimated that the Keystone Merger Costs would be approximately $6,558,750. Based on the foregoing estimates and assuming 6,695,707 shares of Keystone common stock are issued and outstanding immediately prior to the effective time, the Keystone shareholders would receive Stock Consideration of 0.45925 shares of Third Coast common stock or Cash Election Consideration equal to the product of (i) 0.45925, multiplied by (ii) the TCBX Closing VWAP. For a discussion of the possible downward adjustment to the exchange ratio, see “Risk Factors—Risks Relating to the Merger—The Keystone adjusted equity could be an amount that results in the reduction of the exchange ratio.” beginning on page 33 of this joint proxy statement/prospectus and “The Merger Agreement—Merger Consideration” beginning on page 88 of this joint proxy statement/prospectus.

We urge you to obtain current market quotations for Third Coast common stock. There are no current market quotations for Keystone common stock because Keystone is a privately owned company and the Keystone common stock is not traded on any established public trading market.

Third Coast will hold a special meeting (which we refer to in this joint proxy statement/prospectus as the “Third Coast special meeting”) of its shareholders in connection with the merger. Third Coast shareholders will be asked to vote to approve the issuance of shares of Third Coast common stock in connection with the merger and the related matters as described in this joint proxy statement/prospectus.

Third Coast’s board of directors unanimously recommends that Third Coast shareholders vote “FOR” the approval of issuance of shares of Third Coast common stock in connection with the merger and “FOR” the other matters to be considered at the Third Coast special meeting.

Keystone will hold a special meeting (which we refer to in this joint proxy statement/prospectus as the “Keystone special meeting”) of its shareholders in connection with the merger. Keystone shareholders will be asked to vote to approve the merger agreement and the related matters as described in this joint proxy statement/prospectus.

Keystone’s board of directors unanimously recommends that Keystone shareholders vote “FOR” the approval of the merger agreement and “FOR” the other matters to be considered at the Keystone special meeting.

This joint proxy statement/prospectus describes the Third Coast special meeting, the Keystone special meeting, the merger, the issuance of the Third Coast common stock in connection with the merger, the documents related to the merger and other related matters. Please carefully read this entire joint proxy statement/prospectus, including “Risk Factors,” beginning on page 33, for a discussion of the risks relating to the merger. You also can obtain information about Third Coast from documents that it has filed with the Securities and Exchange Commission (which we refer to in this joint proxy statement/prospectus as the “SEC”).

Bart O. Caraway Chairman, President and Chief Executive Officer Third Coast Bancshares, Inc.	Jeffrey A. Wilkinson Chairman and Chief Executive Officer Keystone Bancshares, Inc.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Third Coast or Keystone, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/prospectus is December 19, 2025, and it is first being mailed or otherwise delivered to the shareholders of Third Coast and Keystone on or about December 23, 2025.

THIRD COAST BANCSHARES, INC.

20202 Highway 59 North, Suite 190

Humble, Texas 77338

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Third Coast Bancshares, Inc.:

On October 22, 2025, Third Coast Bancshares, Inc., a Texas corporation (“Third Coast”), Arch Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Third Coast (“Merger Sub”), and Keystone Bancshares, Inc., a Texas corporation (“Keystone”), entered into an Agreement and Plan of Reorganization (the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy/statement prospectus, pursuant to which Merger Sub will merge with and into Keystone (the “merger”), with Keystone surviving as a wholly owned subsidiary of Third Coast.

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (the “Third Coast special meeting”) of Third Coast will be held on January 23, 2026, at 10:00 a.m., local time, at the office of Third Coast Bank located at 20202 Highway 59 North, Suite 190, Humble, Texas 77338, to consider and vote upon the following matters:

•

a proposal to approve the issuance of shares of common stock, par value $1.00 per share, of Third Coast (“Third Coast common stock”) in connection with the merger (including for purposes of complying with NYSE Listing Rule 312.03, which requires approval of the issuance of shares of Third Coast common stock in an amount that exceeds 20% of the currently outstanding shares of Third Coast common stock) (the “Third Coast Share Issuance Proposal”); and

•

a proposal to adjourn or postpone the Third Coast special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the Third Coast Share Issuance Proposal (the “Third Coast Adjournment Proposal”).

The Third Coast board of directors has fixed the close of business on December 18, 2025 as the record date for the Third Coast special meeting. Only holders of record of Third Coast common stock as of the close of business on the record date for the Third Coast special meeting are entitled to notice of, and to vote at, the Third Coast special meeting or any adjournment or postponement thereof.

The Third Coast board of directors unanimously recommends that holders of Third Coast common stock vote “FOR” the Third Coast Share Issuance Proposal and “FOR” the Third Coast Adjournment Proposal.

Your vote is important, regardless of the number of shares you own. We cannot complete the transactions contemplated by the merger agreement unless the holders of Third Coast common stock approve the Third Coast Share Issuance Proposal. The affirmative vote of a majority of the votes cast at the Third Coast special meeting is required to approve the Third Coast Share Issuance Proposal.

Each copy of the joint proxy statement/prospectus mailed to holders of Third Coast common stock is accompanied by a form of proxy card with instructions for voting.

Whether or not you plan to attend the Third Coast special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.

This joint proxy statement/prospectus provides a detailed description of the Third Coast special meeting, the Third Coast Share Issuance Proposal and the documents related to the merger and other related matters. You are urged to read the joint proxy statement/prospectus, including any documents it refers you to and its annexes carefully and in their entirety. We look forward with pleasure to seeing and visiting with you at the Third Coast special meeting.

By Order of the Board of Directors,
Bart O. Caraway
Chairman, President and Chief Executive Officer
Third Coast Bancshares, Inc.

Humble, Texas

December 19, 2025

KEYSTONE BANCSHARES, INC.

13715 East Ladera Boulevard

Bee Cave, Texas 78738

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Keystone Bancshares, Inc.:

Notice is hereby given that a special meeting of the shareholders (the “Keystone special meeting”) of Keystone Bancshares, Inc. (“Keystone”) will be held on January 29, 2026, at 3:00 p.m., local time, at the office of Keystone located at 13715 East Ladera Boulevard, Bee Cave, Texas 78738, to consider and vote upon the following matters:

•

a proposal to approve the Agreement and Plan of Reorganization, dated October 22, 2025 (the “merger agreement”), by and among Third Coast Bancshares, Inc. (“Third Coast”), Arch Merger Sub, Inc., a wholly owned subsidiary of Third Coast (“Merger Sub”), and Keystone, pursuant to which Merger Sub will merge with and into Keystone (the “merger”), with Keystone surviving as a wholly owned subsidiary of Third Coast, on and subject to the terms and conditions contained therein (the “Keystone Merger Proposal”); and

•

a proposal to approve one or more adjournments of the Keystone special meeting to a later date or dates, if the board of directors of Keystone determines such an adjournment is necessary to permit further solicitation of additional proxies in favor of the Keystone Merger Proposal (the “Keystone Adjournment Proposal”).

Only Keystone shareholders of record at the close of business on December 10, 2025 are entitled to notice of, and to vote at, the Keystone special meeting, or any adjournment or postponement thereof. Approval of the Keystone Merger Proposal requires the affirmative vote of at least two-thirds of the outstanding shares of Keystone common stock held by all shareholders entitled to vote on the Keystone Merger Proposal. The Keystone Adjournment Proposal will be approved if the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to, the Keystone Adjournment Proposal, vote in favor of such proposal.

Keystone’s board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Keystone and its shareholders, and unanimously recommends that Keystone shareholders vote “FOR” the Keystone Merger Proposal and “FOR” the Keystone Adjournment Proposal.

Your vote is very important. Third Coast and Keystone cannot complete the merger unless Keystone’s shareholders approve the Keystone Merger Proposal. Regardless of whether you plan to attend the Keystone special meeting, please vote as soon as possible. If you hold Keystone common stock in your name as a holder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If you attend the Keystone special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. If you hold your shares of Keystone common stock in “street name” through a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.

This joint proxy statement/prospectus provides a detailed description of the Keystone special meeting, the Keystone Merger Proposal and the documents related to the merger and other related matters. You are urged to read this joint proxy statement/prospectus, including any documents it refers you to and its annexes carefully and in their entirety. We look forward with pleasure to seeing and visiting with you at the Keystone special meeting.

By Order of the Board of Directors,
Jeffrey A. Wilkinson
Chairman of the Board and Chief Executive Officer
Keystone Bancshares, Inc.

Bee Cave, Texas

December 19, 2025

ADDITIONAL INFORMATION

This joint proxy statement/prospectus references important business and financial information about Third Coast and Keystone from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this joint proxy statement/prospectus by accessing the Securities and Exchange Commission’s (which we refer to in this joint proxy statement/prospectus as the “SEC”) website maintained at http://www.sec.gov, for documents regarding Third Coast, or by requesting copies in writing or by telephone from the appropriate company, as set forth below, for documents regarding either Third Coast or Keystone:

Third Coast Bancshares, Inc. 20202 Highway 59 North, Suite 190 Humble, Texas 77338 Attention: Investor Relations Telephone: (281) 446-7000	Keystone Bancshares, Inc, 13715 East Ladera Boulevard Bee Cave, Texas 78738 Attention: Megan Connors Telephone: (817) 312-0080

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must make your request no later than five business days before the date of the applicable special meeting. This means that holders of Third Coast common stock requesting documents must do so by January 16, 2026 in order to receive them before the Third Coast special meeting, and holders of Keystone common stock requesting documents must do so by January 22, 2026 in order to receive them before the Keystone special meeting.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Third Coast (File No. 333-291826), constitutes a prospectus of Third Coast under Section 5 of the Securities Act of 1933, as amended (which we refer to in this joint proxy statement/prospectus as the “Securities Act”), with respect to the shares of Third Coast common stock to be issued to Keystone shareholders pursuant to the terms of the merger agreement. This document also constitutes a proxy statement of each of Keystone and Third Coast. It also constitutes a notice of special meeting with respect to the Third Coast special meeting and a notice of special meeting with respect to the Keystone special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated December 19, 2025, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Third Coast shareholders or Keystone shareholders nor the issuance by Third Coast of shares of Third Coast common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Third Coast has been provided by Third Coast and information contained in this document regarding Keystone has been provided by Keystone.

For more details, see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 158.

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ii

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QUESTIONS AND ANSWERS

The following are some questions that you, as a Keystone shareholder or a Third Coast shareholder, may have about the merger, the Third Coast special meeting and the Keystone special meeting, and brief answers to those questions. You are urged to read the remainder of this joint proxy statement/prospectus carefully because the information in this section does not provide all of the information that might be important to you with respect to the merger, the Third Coast special meeting, the Keystone special meeting or the proposals presented at each meeting. Additional important information is also contained in the annexes to this joint proxy statement/prospectus. For details about where you can find additional important information, please see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”

Unless the context otherwise requires, references in this joint proxy statement/prospectus to “Third Coast” refer to Third Coast Bancshares, Inc., a Texas corporation, and its affiliates, including Third Coast Bank, a Texas banking association and a wholly owned subsidiary of Third Coast (which Third Coast and Keystone refer to in this joint proxy statement/prospectus as “Third Coast Bank”). Additionally, unless the context otherwise requires, references in this joint proxy statement/prospectus to “Keystone” refer to Keystone Bancshares, Inc., a Texas corporation, and its affiliates, including Keystone Bank, SSB, a Texas state savings bank and a wholly owned subsidiary of Keystone (which Third Coast and Keystone refer to in this joint proxy statement/prospectus as “Keystone Bank”).

Q:	What is the merger?

A:

Third Coast, Merger Sub and Keystone entered into the merger agreement on October 22, 2025. Under the merger agreement, Merger Sub will merge with and into Keystone, referred to herein as the “merger”, with Keystone surviving as a wholly owned subsidiary of Third Coast. Immediately following, and in connection with, the merger, Third Coast will cause Keystone to merge with and into Third Coast, with Third Coast surviving the second merger (we refer to the merger and the second merger collectively in this joint proxy statement/prospectus as the “integrated mergers”). Immediately following the second merger (or at such later time as Third Coast may determine), Third Coast will cause Keystone Bank to be merged with and into Third Coast Bank (the “bank merger”), with Third Coast Bank surviving the bank merger.

A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

The merger cannot be completed unless, among other things, the Third Coast shareholders approve the Third Coast Share Issuance Proposal and the Keystone shareholders approve the Keystone Merger Proposal.

Q: Why am I receiving this joint proxy statement/prospectus?

A:

Third Coast is delivering this document to Third Coast shareholders because it is a proxy statement being used by Third Coast’s board of directors (the “Third Coast Board”) to solicit proxies of Third Coast shareholders entitled to vote on the Third Coast Share Issuance Proposal.

Third Coast has called a special meeting of its shareholders to approve the Third Coast Share Issuance Proposal, referred to herein as the “Third Coast special meeting”. This document serves as a proxy statement for the Third Coast special meeting and describes the proposals to be presented at the Third Coast special meeting. It also constitutes a notice of special meeting with respect to the Third Coast special meeting.

Keystone is delivering this document to Keystone shareholders because it is a proxy statement being used by Keystone’s board of directors (the “Keystone Board”) to solicit proxies of Keystone shareholders entitled to vote on the Keystone Merger Proposal.

Keystone has called a special meeting of its shareholders to approve the Keystone Merger Proposal, referred to herein as the “Keystone special meeting”. This document serves as a proxy statement for the Keystone special meeting and describes the proposals to be presented at the Keystone special meeting. It also constitutes a notice of special meeting with respect to the Keystone special meeting.

In addition, this document is a prospectus that is being delivered to the holders of Keystone common stock because Third Coast is offering shares of Third Coast common stock to holders of Keystone common stock in connection with the merger.

This joint proxy statement/prospectus contains important information about the Third Coast Share Issuance Proposal, the Keystone Merger Proposal and the other proposals being voted on at the Third Coast special meeting and the Keystone special meeting and important information to consider in connection with an investment in Third Coast common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of Third Coast common stock or Keystone common stock voted by proxy without attending the Third Coast special meeting or Keystone special meeting, respectively. Your vote is important, and Third Coast and Keystone encourage you to submit your proxy as soon as possible.

Q:	What are the Third Coast shareholders being asked to vote on at the Third Coast special meeting?

A:	At the Third Coast special meeting, Third Coast shareholders will be asked to consider and vote on the following proposals:

•

Proposal No. 1: Third Coast Share Issuance Proposal – a proposal to approve the issuance of shares of Third Coast common stock in connection with the merger (including for purposes of complying with NYSE Listing Rule 312.03, which requires approval of the issuance of shares of Third Coast common stock in an amount that exceeds 20% of the currently outstanding shares of Third Coast common stock), referred to herein as the “Third Coast Share Issuance Proposal”; and

•

Proposal No. 2: Third Coast Adjournment Proposal – a proposal to adjourn or postpone the Third Coast special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the Third Coast Share Issuance Proposal, referred to herein as the “Third Coast Adjournment Proposal”. Completion of the merger is not conditioned upon approval of the Third Coast Adjournment Proposal.

Q:	What are the Keystone shareholders being asked to vote on at the Keystone special meeting?

A:	At the Keystone special meeting, Keystone shareholders will be asked to consider and vote on the following proposals:

•

Proposal No. 1: Keystone Merger Proposal – a proposal to approve the merger agreement, by and among Third Coast, Merger Sub and Keystone, pursuant to which Merger Sub will merge with and into Keystone, with Keystone surviving as a wholly owned subsidiary of Third Coast, on and subject to the terms and conditions contained therein, referred to herein as the “Keystone Merger Proposal”; and

•

Proposal No. 2: Keystone Adjournment Proposal – a proposal to adjourn or postpone the Keystone special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the Keystone Merger Proposal, referred to herein as the “Keystone Adjournment Proposal”. Completion of the merger is not conditioned upon approval of the Keystone Adjournment Proposal.

Q:	What will Keystone shareholders be entitled to receive in the merger?

A:

If the merger is completed, each outstanding share of Keystone common stock will be converted into the right to receive, without interest, 0.45925 shares, referred to herein as the “exchange ratio”, of Third Coast common stock, such shares of Third Coast common stock referred to herein as the “Stock Consideration”. However, the holder of each share of Keystone common stock will be entitled to elect to receive, without interest, an amount of cash equal to the product of (i) the exchange ratio, multiplied by (ii) the TCBX Closing VWAP, such amount of cash referred to herein as the “Cash Election Consideration”, in lieu of such Stock Consideration in exchange for each of such holder’s shares of Keystone common stock, provided that the aggregate Cash Election Consideration to be paid by Third Coast will not exceed $20,000,000. In the event that Keystone shareholders elect to receive aggregate Cash Election Consideration in an amount greater than $20,000,000, the distribution of the aggregate Cash Election Consideration will be prorated among such shareholders in accordance with the terms of the merger agreement. For a discussion of the cash election and proration procedures, see “The Merger Agreement—Cash Election and Proration Procedures” beginning on page 91.

The exchange ratio is subject to reduction in the event that Keystone does not deliver a minimum of $94,576,000 of Keystone adjusted equity. For a discussion of the possible downward adjustment to the exchange ratio and the calculation of the Keystone adjusted equity, see “Questions and Answers—Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?” beginning on page 3, “Risk Factors—Risks Relating to the Merger—The Keystone adjusted equity could be an amount that results in the reduction of the exchange ratio.” beginning on page 33, and “The Merger Agreement—Merger Consideration” beginning on page 88.

Third Coast will not issue any fractional shares of Third Coast common stock in the merger. Holders of Keystone common stock who would otherwise be entitled to a fraction of a share of Third Coast common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the TCBX Closing VWAP.

As a result of the foregoing, based on the number of shares of Third Coast common stock and Keystone common stock outstanding as of December 18, 2025, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, and assuming there is no downward adjustment of the exchange ratio and the aggregate Cash Election Consideration is $20,000,000, approximately 84% of outstanding Third Coast common stock following the merger will be held by shareholders who were holders of Third Coast common stock immediately prior to the effectiveness of the merger and approximately 16% of outstanding Third Coast common stock following the merger will be held by shareholders who were holders of Keystone common stock immediately prior to the effectiveness of the merger.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:

The value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for Third Coast common stock. Any fluctuation in the market price of Third Coast common stock after the date of this joint proxy statement/prospectus will change the value of the Stock Consideration and the Cash Election Consideration that Keystone shareholders will be entitled to receive. For more information, see the section entitled “Summary—In the merger, holders of Keystone common stock will be entitled to receive shares of Third Coast common stock or cash (page 88)” beginning on page 13 and the section entitled “The Merger Agreement—Merger Consideration” beginning on page 88.

Q:	How will the merger affect Keystone equity awards?

A:

Subject to the terms and conditions set forth in the merger agreement, each option to purchase shares of Keystone common stock granted under the Keystone Bancshares, Inc. 2021 Equity Incentive Plan dated as of April 26, 2021, as amended (the “Keystone Stock Plan”), or in any individual Keystone stock option award agreement (each, a “Keystone Option”), whether vested or unvested, that is outstanding and unexercised immediately before the effective time will cease, at the effective time, to represent a right to acquire shares of Keystone common stock and will be converted at the effective time, without any action on the part of the holder of such Keystone Option, into an option to purchase Third Coast common stock (a “Converted Stock Option”), with the number of shares of Third Coast common stock subject to each such Converted Stock Option and the exercise price of each such Converted Stock Option adjusted based on the exchange ratio. Each Converted Stock Option will remain subject to the same terms and conditions (including, as applicable, vesting (including any performance-based conditions) and forfeiture terms) as were applicable to the corresponding Keystone Option immediately prior to the effective time (except for any required acceleration of vesting and exercisability of such Keystone Option pursuant to the terms of the Keystone Stock Plan and any related award agreement as in effect on the date of the merger agreement without any further action by Keystone or administrative changes that are not materially adverse to the holder thereof).

Subject to the terms and conditions set forth in the merger agreement, as of the effective time, (i) each restricted stock unit award in respect of shares of Keystone common stock granted under the Keystone Stock Plan or in any individual Keystone restricted stock unit award agreement (each, a “Keystone RSU”) that is outstanding immediately before the effective time will be fully vested, canceled and converted into the right to receive the Stock Consideration for each share of Keystone common stock earned upon such vesting pursuant to the terms of such Keystone RSU, and (ii) each award of shares of Keystone common stock subject to vesting or repurchase granted under the Keystone Stock Plan or in any individual Keystone restricted stock award agreement (each, a “Keystone Restricted Stock Award”) that is outstanding immediately before the effective time will be fully vested, canceled and converted into the right to receive the Stock Consideration for each share of Keystone common stock subject to such Keystone Restricted Stock Award immediately prior to the effective time.

Q:	How does the Third Coast Board recommend that I vote at the Third Coast special meeting?

A:	The Third Coast Board unanimously recommends that you vote “FOR” the Third Coast Share Issuance Proposal and “FOR” the Third Coast Adjournment Proposal.

Q:	How does the Keystone Board recommend that I vote at the Keystone special meeting?

A:	The Keystone Board unanimously recommends that you vote “FOR” the Keystone Merger Proposal and “FOR” the Keystone Adjournment Proposal.

Q:	When and where is the Third Coast special meeting?

A:	The Third Coast special meeting will be held on January 23, 2026, at 10:00 a.m., local time, at the office of Third Coast Bank located at 20202 Highway 59 North, Suite 190, Humble, Texas 77338.

Q:	When and where is the Keystone special meeting?

A:	The Keystone special meeting will be held on January 29, 2026, at 3:00 p.m., local time, at the office of Keystone Bank located at 13715 East Ladera Boulevard, Bee Cave, Texas 78738.

Q:	Who is entitled to vote at the Third Coast special meeting?

A:

All shareholders of Third Coast who held shares of Third Coast common stock at the close of business on December 18, 2025 (the “Third Coast record date”) are entitled to receive notice of and to vote at the Third Coast special meeting.

Q:	Who is entitled to vote at the Keystone special meeting?

A:

All shareholders of Keystone who held shares of Keystone common stock at the close of business on December 10, 2025 (the “Keystone record date”) are entitled to receive notice of and to vote at the Keystone special meeting.

Q:	What do I need to do now?

A:

After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares of Third Coast common stock or Keystone common stock, please vote your shares promptly so that your shares are represented and voted at the Third Coast special meeting or Keystone special meeting, as applicable. If you hold shares of Third Coast common stock or Keystone common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at your meeting. If you hold your shares in “street name” through a broker, bank or other nominee, you must direct your broker, bank or other nominee how to vote in accordance with the instructions you have received from your broker, bank or other nominee. “Street name” shareholders who wish to vote in person at their special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	What is the difference between a record holder and a “street name” holder?

A:

If you are a holder of shares of Third Coast common stock or Keystone common stock and your shares are registered directly in your name, you are considered the record holder with respect to those shares of Third Coast common stock or Keystone common stock. On the Third Coast record date, Third Coast had approximately 349 holders of record. On the Keystone record date, Keystone had approximately 376 holders of record.

If your shares of Third Coast common stock or Keystone common stock are held in a brokerage account or by a bank or other nominee, the broker, bank or other nominee is considered the record holder of those shares. You are considered the beneficial owner of those shares, and your shares are held in “street name.” This joint proxy statement/prospectus and the Third Coast proxy card or Keystone proxy card, as applicable, have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee concerning how to vote your shares of Third Coast common stock or Keystone common stock by using the voting instructions it included in the mailing or by following its instructions for voting.

Q:	If my shares of Third Coast common stock are held in “street name,” will my broker, bank or other nominee automatically vote my shares for me on the Third Coast Share Issuance Proposal?

A:

No. Your broker, bank or other nominee cannot vote your shares of Third Coast common stock on the Third Coast Share Issuance Proposal without instructions from you. You should instruct your broker, bank or other nominee to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your broker, bank or other nominee.

Q:	If my shares of Keystone common stock are held in “street name,” will my broker, bank or other nominee automatically vote my shares for me on the Keystone Merger Proposal?

A:

No. Your broker, bank or other nominee cannot vote your shares of Keystone common stock on the Keystone Merger Proposal without instructions from you. You should instruct your broker, bank or other nominee to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your broker, bank or other nominee.

Q:	What is a broker non-vote?

A:

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Third Coast special meeting and the Keystone special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Third Coast special meeting or the Keystone special meeting. If your bank, broker, trustee or other nominee holds your shares of Third Coast common stock or Keystone common stock in “street name”, such entity will vote your shares of Third Coast common stock or Keystone common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

Q:	What constitutes a quorum for the Third Coast special meeting?

A:

A quorum will be present at the Third Coast special meeting if a majority of the outstanding shares of stock of Third Coast entitled to vote are represented in person or by proxy at the Third Coast special meeting. If you fail to submit a proxy or to vote in person at the Third Coast special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your shares of Third Coast common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum at the Third Coast special meeting.

Q:	What constitutes a quorum for the Keystone special meeting?

A:

The holders of a majority of the shares entitled to vote and represented at the Keystone special meeting in person or by proxy constitutes a quorum for transacting business at the Keystone special meeting. If you fail to submit a proxy or to vote in person at the Keystone special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your shares of Keystone common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum at the Keystone special meeting.

Q:	What is the vote required to approve each proposal at the Third Coast special meeting?

A:

Proposal No. 1: Third Coast Share Issuance Proposal – Assuming the presence of a quorum, approval of the Third Coast Share Issuance Proposal requires the affirmative vote of a majority of the votes cast. For these purposes (and for purposes of the Third Coast Adjournment Proposal described below), a majority of the votes cast means that the number of shares voted “FOR” a proposal must exceed the number of shares voted “AGAINST” that proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Third Coast special meeting or fail to instruct your broker, bank or other nominee how to vote with respect to the Third Coast Share Issuance Proposal, you will not be deemed to have cast a vote with respect to the Third Coast Share Issuance Proposal and it will have no effect on the Third Coast Share Issuance Proposal.

Proposal No. 2: Third Coast Adjournment Proposal – Assuming the presence of a quorum, approval of the Third Coast Adjournment Proposal requires the affirmative vote of a majority of the votes cast. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Third Coast special meeting or fail to instruct your broker, bank or other nominee how to vote with respect to the Third Coast Adjournment Proposal, you will not be deemed to have cast a vote with respect to the Third Coast Adjournment Proposal and it will have no effect on the Third Coast Adjournment Proposal.

Q:	What is the vote required to approve each proposal at the Keystone special meeting?

A:

Proposal No. 1: Keystone Merger Proposal – Approval of the Keystone Merger Proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Keystone common stock entitled to vote on the Keystone Merger Proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Keystone special meeting or fail to instruct your broker, bank or other nominee how to vote with respect to the Keystone Merger Proposal, it will have the effect of a vote against the Keystone Merger Proposal.

Proposal No. 2: Keystone Adjournment Proposal – Approval of the Keystone Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to, the Keystone Adjournment Proposal. If you mark “ABSTAIN” on your proxy card, it will have the effect of a vote against the Keystone Adjournment Proposal. If you fail to submit a proxy or vote in person at the Keystone special meeting or fail to instruct your broker, bank or other nominee how to vote with respect to the Keystone Adjournment Proposal, it will have no effect on the Keystone Adjournment Proposal.

Q:	Have any holders of shares of Keystone common stock agreed to vote in favor of the Keystone Merger Proposal?

A:

Yes. In connection with the execution of the merger agreement, certain executive officers and directors of Keystone and Keystone Bank holding approximately 12% of the outstanding shares of Keystone common stock, solely in their capacity as Keystone shareholders, entered into a voting agreement with Third Coast, Keystone and Bart O. Caraway, Chairman, President and Chief Executive Officer of Third Coast, as proxy (the “Keystone voting agreement”), pursuant to which such Keystone shareholders agreed to vote all of their shares of Keystone common stock in favor of the Keystone Merger Proposal at the Keystone special meeting. Under the terms of the Keystone voting agreement, such Keystone shareholders also appointed Mr. Caraway as their proxy for voting their shares at the Keystone special meeting in favor of the Keystone Merger Proposal. For more information regarding the Keystone voting agreement, see “The Merger Agreement—Keystone Voting Agreement.”

Q:	Are holders of Keystone common stock entitled to appraisal or dissenters’ rights?

A:

Keystone shareholders who vote against the Keystone Merger Proposal, and follow certain procedural steps, will be entitled to dissenters’ rights under the provisions of Chapter 10, Subchapter H of the Texas Business Organizations Code (the “TBOC”). For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 85. In addition, a copy of Chapter 10, Subchapter H of the TBOC is attached as Annex F to this joint proxy statement/prospectus.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for each of Third Coast and Keystone to obtain the necessary quorum to hold its special meeting and to obtain approval of the proposals to be voted upon at the Third Coast special meeting and Keystone special meeting. In addition, if you are a Keystone shareholder, your failure to vote will have the effect of a vote against the Keystone Merger Proposal. The Keystone Board unanimously recommends that you vote “FOR” the Keystone Merger Proposal and “FOR” the Keystone Adjournment Proposal. The Third Coast Board unanimously recommends that you vote “FOR” the Third Coast Share Issuance Proposal and “FOR” the Third Coast Adjournment Proposal.

Q:	Can I attend the Third Coast special meeting or Keystone special meeting and vote my shares in person?

A:

Yes. Shares held directly in your name as the holder of record of Third Coast common stock may be voted in person at the Third Coast special meeting, and shares held directly in your name as the holder of record of Keystone common stock may be voted in person at the Keystone special meeting. If you choose to vote your shares in person at the Third Coast special meeting or Keystone special meeting, please bring your enclosed proxy card and proof of identification. Shares held in a brokerage or other account in “street name” may be voted in person at the Third Coast special meeting or Keystone special meeting, as applicable, by you only if you obtain a signed legal proxy from your broker, bank or other nominee giving you the right to vote the shares. If you choose to vote your shares in street name in person at the Third Coast special meeting or Keystone special meeting, as applicable, please bring that signed legal proxy along with proof of identification.

Q:	Can I change my vote?

A:	Yes.

If you are a holder of record of shares of Third Coast common stock, you may change your vote or revoke any proxy at any time before it is voted by (1) timely delivery of a written notice of revocation of your proxy to the Secretary of Third Coast; (2) signing and returning a subsequently dated proxy card by 11:59 p.m. Central Time on the day before the Third Coast special meeting; (3) attending the Third Coast special meeting in person, notifying the Secretary of Third Coast and voting by ballot at the Third Coast special meeting; or (4) voting by telephone or the Internet at a later time, before 11:59 p.m., Central Time, on the day before the Third Coast special meeting. A revocation or later-dated proxy received by Third Coast after the vote will not affect the vote. The Third Coast Secretary’s mailing address is: Third Coast Bancshares, Inc., 20202 Highway 59 North, Suite 190, Humble, Texas 77338, Attn: Secretary. If you hold your shares of Third Coast common stock in “street name” through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote or revoke your proxy.

If you are a holder of record of shares of Keystone common stock, you may change your vote or revoke any proxy at any time before it is voted by (1) attending and voting in person at the Keystone special meeting; (2) giving notice of revocation of the proxy at the Keystone special meeting; (3) delivering to the Secretary of Keystone (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed; or (4) voting by telephone or the Internet at a later time, before 11:59 p.m., Central Time, on the day before the Keystone special meeting. Attendance at the Keystone special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Keystone after the vote will not affect the vote. The Keystone Secretary’s mailing address is: Keystone Bancshares, Inc., 13715 East Ladera Boulevard, Bee Cave, Texas 78738, Attn: Secretary. If you hold your shares of Keystone common stock in “street name” through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote or revoke your proxy.

Q:	What are the expected material U.S. federal income tax consequences to a holder of Keystone common stock as a result of the transactions contemplated by the merger agreement?

A:

Third Coast and Keystone intend that the integrated mergers together be treated as an integrated transaction that will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). If the integrated mergers together qualify as a “reorganization” under Section 368(a) of the Code, a holder of Keystone common stock who exchanges Keystone common stock for a combination of Third Coast common stock and cash should recognize gain (but not loss) in the exchange equal to the lesser of (1) the cash received by such holder and (2) the amount, if any, by which the cash plus the fair market value of Third Coast common stock received by such holder exceeds his or her adjusted tax basis in the shares of Keystone common stock surrendered in exchange therefor (in each case excluding cash received in lieu of a fractional share of Third Coast common stock). A holder of Keystone common stock who exchanges Keystone common stock for only Third Coast common stock should not recognize any gain or loss on the exchange, except with respect to cash received in lieu of a fractional share of Third Coast common stock. A holder of Keystone common stock who exchanges Keystone common stock solely for cash will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the share of Keystone common stock exchanged.

The U.S. federal income tax consequences described above may not apply to all holders of Keystone common stock. Your tax consequences will depend on your individual situation. Accordingly, you are urged to consult your own tax advisor for a full understanding of the particular tax consequences of the integrated mergers to you in light of your own circumstances. For further information on the U.S. federal income tax consequences of the integrated mergers, please see “Material U.S. Federal Income Tax Consequences of the Integrated Mergers.”

Q:	If I am a holder of Keystone common stock, should I send in my Keystone certificates now?

A:

No. Please do not send in your Keystone certificates with your proxy. Promptly following the effective time, Continental Stock Transfer & Trust Company (“Continental”) will send you instructions for exchanging Keystone certificates for the merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates” beginning on page 93.

Q:	Whom may I contact if I cannot locate my Keystone certificate(s)?

A:

If you are unable to locate your original Keystone certificate(s), you should contact Megan Connors, executive assistant to Keystone’s Chairman of the Board and Chief Executive Officer, at (817) 312-0080.

Q:	What should I do if I receive more than one set of voting materials?

A:

Third Coast shareholders or Keystone shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Third Coast common stock or Keystone common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of shares of Third Coast common stock or Keystone common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Third Coast common stock or Keystone common stock that you own.

Q:	When do you expect to complete the merger?

A:

Third Coast and Keystone currently expect to complete the merger in the first quarter of 2026. However, neither Third Coast nor Keystone can assure you of when or if the merger will be completed. Before the merger is completed, Third Coast must obtain the approval of Third Coast shareholders for the Third Coast Share Issuance Proposal, Keystone must obtain the approval of Keystone shareholders for the Keystone Merger Proposal, the necessary regulatory approvals must be received and certain other closing conditions must be satisfied.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of shares of Keystone common stock will not receive any consideration for their shares in connection with the merger. Instead, Keystone will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Keystone. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 106 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:	Whom should I call with questions?

A:

Third Coast Shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Third Coast common stock, please contact Liz Eber, Third Coast’s Executive Vice President, Chief Legal Officer and Secretary, at (904) 325-4515, or D.F. King & Co., Inc., Third Coast’s proxy solicitor, by calling toll-free at (866) 745-0267, or for banks and brokers, collect at (212) 231-0055.

Keystone Shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Keystone common stock, please contact Megan Connors, executive assistant to Keystone’s Chairman of the Board and Chief Executive Officer, at (817) 312-0080.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read the entire joint proxy statement/prospectus carefully, including the annexes, and the other documents to which they refer in order to fully understand the merger. A copy of the merger agreement is attached as Annex A. For more information about Third Coast, see “Where You Can Find More Information” beginning on page 158. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Companies (pages 108 and 109)

Third Coast Bancshares, Inc.

20202 Highway 59 North, Suite 190

Humble, Texas 77338

(281) 446-7000

Third Coast is a Texas corporation and a bank holding company with headquarters in Humble, Texas that operates through its wholly owned subsidiary, Third Coast Bank, and the Bank’s wholly owned subsidiary, Third Coast Commercial Capital, Inc. Third Coast focuses on providing commercial banking solutions to small and medium-sized businesses and professionals with operations in its markets. Third Coast provides financial results based on a fiscal year ending December 31 as a single reportable segment. Third Coast’s market expertise, coupled with a deep understanding of its customers’ needs, allows it to deliver tailored financial products and services. Third Coast currently operates nineteen branches, with ten branches in the Greater Houston market, three branches in the Dallas-Fort Worth market, five branches in the Austin-San Antonio market, and one branch in Detroit, Texas. As of September 30, 2025, Third Coast had, on a consolidated basis, total assets of $5.06 billion, total loans of $4.17 billion, total deposits of $4.37 billion and total shareholders’ equity of $513.8 million.

The Third Coast common stock is traded on the NYSE and NYSE Texas under the symbol “TCBX”.

Third Coast’s principal office is located at 20202 Highway 59 North, Suite 190, Humble, Texas 77338, and its telephone number at that location is (281) 446-7000. Third Coast’s website is www.thirdcoast.bank. The information on Third Coast’s website is not part of this joint proxy statement/prospectus, and the references to the Third Coast website address do not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.

Additional information about Third Coast and its subsidiaries is included in documents referred to in the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information,” beginning on page 158.

Keystone Bancshares, Inc.

13715 East Ladera Boulevard

Bee Cave, Texas 78738

(512) 982-9150

Keystone is a Texas corporation and a bank holding company with headquarters in Bee Cave, Texas that conducts a complete range of commercial and personal banking activities through its wholly owned subsidiary, Keystone Bank, SSB. Keystone currently operates out of its main office and another branch in Austin, Texas, one branch in Ballinger, Texas and one loan production office in Bastrop, Texas. As of September 30, 2025, Keystone had, on a consolidated basis, total assets of $1.1 billion, total loans of $844.5 million, total deposits of $897.9 million and total shareholders’ equity of $104.8 million. Keystone does not file reports with the SEC.

Keystone’s principal office is located at 13715 East Ladera Boulevard, Bee Cave, Texas 78738, and its telephone number at that location is (512) 982-9150. Keystone’s website is www.keystone.bank. The information on Keystone’s website is not part of this joint proxy statement/prospectus, and the references to the Keystone website address do not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.

Additional information about Keystone and Keystone Bank is included in documents referred to in the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information,” beginning on page 158.

Third Coast will hold the Third Coast Special Meeting on January 23, 2026 (page 43)

The Third Coast special meeting will be held on January 23, 2026, at 10:00 a.m., local time, at the office of Third Coast Bank located at 20202 Highway 59 North, Suite 190, Humble, Texas 77338. At the Third Coast special meeting, Third Coast shareholders will be asked to approve the Third Coast Share Issuance Proposal and to approve the Third Coast Adjournment Proposal, if necessary.

Only shareholders of record of Third Coast at the close of business on December 18, 2025, the Third Coast record date, will be entitled to notice of and to vote at the Third Coast special meeting. Each share of Third Coast common stock is entitled to one vote on each proposal to be considered at the Third Coast special meeting. As of the Third Coast record date, the directors and executive officers of Third Coast and their affiliates beneficially owned and were entitled to vote, in the aggregate, 1,218,258 shares of Third Coast common stock representing approximately 8.8% of the shares of Third Coast common stock outstanding on that date.

Assuming the presence of a quorum, approval of the Third Coast Share Issuance Proposal requires the affirmative vote of a majority of the votes cast. For these purposes (and for purposes of the Third Coast Adjournment Proposal described below), a majority of the votes cast means that the number of shares voted “FOR” a proposal must exceed the number of shares voted “AGAINST” that proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Third Coast special meeting or fail to instruct your broker, bank or other nominee how to vote with respect to the Third Coast Share Issuance Proposal, you will not be deemed to have cast a vote with respect to the Third Coast Share Issuance Proposal and it will have no effect on the Third Coast Share Issuance Proposal.

Assuming the presence of a quorum, approval of the Third Coast Adjournment Proposal requires the affirmative vote of a majority of the votes cast. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Third Coast special meeting or fail to instruct your broker, bank or other nominee how to vote with respect to the Third Coast Adjournment Proposal, you will not be deemed to have cast a vote with respect to the Third Coast Adjournment Proposal and it will have no effect on the Third Coast Adjournment Proposal.

Keystone will hold the Keystone Special Meeting on January 29, 2026 (page 50)

The Keystone special meeting will be held on January 29, 2026, at 3:00 p.m., local time, at the office of Keystone Bank located at 13715 East Ladera Boulevard, Bee Cave, Texas 78738. At the Keystone special meeting, Keystone shareholders will be asked to approve the Keystone Merger Proposal and to approve the Keystone Adjournment Proposal, if necessary.

Only shareholders of record of Keystone at the close of business on December 10, 2025, the Keystone record date, will be entitled to notice of and to vote at the Keystone special meeting. Each share of Keystone common stock is entitled to one vote on each proposal to be considered at the Keystone special meeting. As of the Keystone record date, the directors and executive officers of Keystone and their affiliates beneficially owned and were entitled to vote, in the aggregate, 776,342 shares of Keystone common stock representing approximately 11.6% of the shares of Keystone common stock outstanding on that date.

In connection with the execution of the merger agreement, certain executive officers and directors of Keystone and Keystone Bank holding approximately 12% of the outstanding shares of Keystone common stock, solely in their capacity as Keystone shareholders, entered into the Keystone voting agreement with Third Coast, Keystone and Bart O. Caraway, Chairman, President and Chief Executive Officer of Third Coast, as proxy, pursuant to which such Keystone shareholders agreed to vote all of their shares of Keystone common stock in favor of the Keystone Merger Proposal at the Keystone special meeting. For more information regarding the Keystone voting agreement, see “The Merger Agreement—Voting Agreement.”

Approval of the Keystone Merger Proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Keystone common stock entitled to vote on the Keystone Merger Proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Keystone special meeting or fail to instruct your broker, bank or other nominee how to vote with respect to the Keystone Merger Proposal, it will have the effect of a vote against the Keystone Merger Proposal.

Approval of the Keystone Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to, the Keystone Adjournment Proposal. If you mark “ABSTAIN” on your proxy card, it will have the effect of a vote against the Keystone Adjournment Proposal. If you fail to submit a proxy or vote in person at the Keystone special meeting or fail to instruct your broker, bank or other nominee how to vote with respect to the Keystone Adjournment Proposal, it will have no effect on the Keystone Adjournment Proposal.

In the merger, holders of Keystone common stock will be entitled to receive shares of Third Coast common stock or cash (page 88)

Third Coast and Keystone are proposing a strategic merger. If the merger is completed, each share of Keystone common stock will be converted into the right to receive (i) the Stock Consideration or (ii) the Cash Election Consideration, at the election of the Keystone shareholders. Third Coast will not issue any fractional shares of Third Coast common stock in the merger. Holders of Keystone common stock who would otherwise be entitled to a fraction of a share of Third Coast common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the TCBX Closing VWAP.

The Third Coast common stock is listed on the NYSE and NYSE Texas under the symbol “TCBX.” The market value of the Stock Consideration and the value of the Cash Election Consideration will fluctuate with the market price of Third Coast common stock and will not be known at the time the Keystone shareholders vote on the merger.

The table below sets forth the implied value of the Stock Consideration based on the closing price of Third Coast common stock as quoted by the NYSE on the specified dates and implied value of the Cash Election Consideration based on the TCBX Closing VWAP calculated as though the calculation date was the day after the specified dates:

Date	Closing price of Third Coast common stock	TCBX Closing VWAP	Implied value of Stock Consideration(5)	Implied value of Cash Election Consideration(5)	Aggregate Stock Consideration(6)	Aggregate Cash Election Consideration(6)	Aggregate total merger consideration
October 15, 2025(1)	$38.42	$39.30	$17.64	$18.05	$98,566,569	$20,000,000	$118,566,569
October 22, 2025(2)	$39.28	$38.38	$18.04	$17.63	$100,325,437	$20,000,000	$120,325,437
November 21, 2025(3)	$37.11	$37.12	$17.04	$17.05	$94,106,569	$20,000,000	$114,106,569
December 12, 2025(4)	$39.97	$38.29	$18.36	$17.58	$102,045,816	$20,000,000	$122,045,816

(1)	The day used by Stephens Inc. (“Stephens”) for purposes of its financial analysis.
(2)	The last trading day before public announcement of the merger.
(3)	The latest practicable trading day before the initial filing of this joint proxy statement/prospectus.
(4)	The latest practicable trading day before the printing of this joint proxy statement/prospectus.
(5)

Assumes there is no downward adjustment to exchange ratio. For a discussion of the possible downward adjustment to exchange ratio, see “Risk Factors—Risks Relating to the Merger—The Keystone adjusted equity could be an amount that results in the reduction of the exchange ratio.” beginning on page 33 and “The Merger Agreement—Merger Consideration” beginning on page 88.

(6)

Assumes 6,695,707 shares of Keystone common stock are issued and outstanding immediately prior to the effective time, and Keystone shareholders elect to receive aggregate Cash Election Consideration in an amount greater than or equal to $20,000,000. For a discussion of the cash election and proration procedures, see “The Merger Agreement—Cash Election and Proration Procedures” beginning on page 91.

Based on (i) (A) the closing price of $38.42 for Third Coast common stock on the NYSE on October 15, 2025, the day used by Stephens for purposes of its financial analysis, the implied value of the Stock Consideration would be approximately $17.64, and (B) the TCBX Closing VWAP calculated as though the calculation date was October 16, 2025, the implied value of the Cash Election Consideration would be approximately $18.05, (ii) (A) the closing price of $39.28 for Third Coast common stock on the NYSE on October 22, 2025, the last trading day before public announcement of the merger, the implied value of the Stock Consideration would be approximately $18.04, and (B) the TCBX Closing VWAP calculated as though the calculation date was October 23, 2025, the implied value of the Cash Election Consideration would be approximately $17.63, (iii) (A) the closing price of $37.11 for Third Coast common stock on the NYSE on November 21, 2025, the latest practicable trading day before the initial filing of this joint proxy statement/prospectus, the implied value of the Stock Consideration would be approximately $17.04, and (B) the TCBX Closing VWAP calculated as though the calculation date was November 22, 2025, the implied value of the Cash Election Consideration would be approximately $17.05, and (iv) (A) the closing price of $39.97 for Third Coast common stock on the NYSE on December 12, 2025, the latest practicable trading day before the printing of this joint proxy statement/prospectus, the implied value of the Stock Consideration would be approximately $18.36, and (B) the TCBX Closing VWAP calculated as though the calculation date was December 13, 2025, the implied value of the Cash Election Consideration would be approximately $17.58. Each of the foregoing examples in the preceding sentence assumes there is no downward adjustment to the exchange ratio.

The merger agreement governs the merger. The merger agreement is included in this joint proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

The Keystone Board unanimously recommends that Keystone shareholders vote “FOR” the Keystone Merger Proposal and “FOR” the Keystone Adjournment Proposal (page 59)

The Keystone Board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Keystone and the Keystone shareholders and has approved the merger agreement. The Keystone Board unanimously recommends that the Keystone shareholders vote “FOR” the Keystone Merger Proposal and “FOR” the Keystone Adjournment Proposal. For the factors considered by the Keystone Board in reaching its decision to approve the merger agreement, see “The Merger—Keystone’s Reasons for the Merger; Recommendation of the Keystone Board of Directors.”

In connection with the execution of the merger agreement, certain executive officers and directors of Keystone and Keystone Bank holding approximately 12% of the outstanding shares of Keystone common stock, solely in their capacity as Keystone shareholders, entered into the Keystone voting agreement with Third Coast, Keystone and Bart O. Caraway, Chairman, President and Chief Executive Officer of Third Coast, as proxy, pursuant to which such Keystone shareholders agreed to vote all of their shares of Keystone common stock in favor of the Keystone Merger Proposal at the Keystone special meeting. Under the terms of the Keystone voting agreement, such Keystone shareholders also appointed Mr. Caraway as their proxy for voting their shares of Keystone common stock at the Keystone special meeting in favor of the Keystone Merger Proposal. For more information regarding the Keystone voting agreement, see “The Merger Agreement—Keystone Voting Agreement.”

Opinion of Keystone’s financial advisor (page 62 and Annex D)

In connection with the merger, Keystone’s financial advisor, Stephens, delivered an oral opinion on October 17, 2025, which was subsequently confirmed in a written opinion dated October 17, 2025, to the Keystone Board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Keystone common stock of the merger consideration in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stephens in preparing the opinion, is attached as Annex D to this document. The opinion was for the information of, and was directed to, the Keystone Board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Keystone to engage in the merger or enter into the merger agreement or constitute a recommendation to the Keystone Board in connection with the merger, and it does not constitute a recommendation to any holder of Keystone common stock as to how to vote in connection with the merger or any other matter. For further information, please see the section entitled “The Merger—Opinion of Keystone’s Financial Advisor” on page 62.

The Third Coast Board unanimously recommends that Third Coast shareholders vote “FOR” the Third Coast Share Issuance Proposal and “FOR” the Third Coast Adjournment Proposal (page 70)

The Third Coast Board has determined that the integrated mergers are advisable and in the best interests of Third Coast and its shareholders and has approved the merger agreement. The Third Coast Board unanimously recommends that the Third Coast shareholders vote “FOR” the Third Coast Share Issuance Proposal and “FOR” the Third Coast Adjournment Proposal. For the factors considered by the Third Coast Board in reaching its decision to approve the merger agreement, see “The Merger—Third Coast’s Reasons for the Merger; Recommendation of the Third Coast Board of Directors.”

Opinion of Third Coast’s financial advisor (page 72 and Annex E)

At the October 16, 2025 meeting of the Third Coast Board, representatives of Raymond James & Associates, Inc. (“Raymond James”) previewed Raymond James’ oral opinion, which was subsequently rendered and confirmed by delivery of a written opinion to the Third Coast Board dated October 22, 2025, that as of such date, the merger consideration to be paid by Third Coast in the merger pursuant to the merger agreement was fair, from a financial point of view, to Third Coast, based upon and subject to the various procedures followed, assumptions made, matters considered, and qualifications and limitations on the scope of the review undertaken in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James, dated October 22, 2025, which sets forth, among other things, the various procedures followed, assumptions made, matters considered, and qualifications and limitations on the scope of the review undertaken, is attached as Annex E to this joint proxy statement/prospectus. Raymond James provided its opinion for the information and assistance of the Third Coast Board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be paid by Third Coast in the merger pursuant to the merger agreement was fair, from a financial point of view, to Third Coast. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the transactions contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Third Coast Board, or to any Third Coast or Keystone shareholder, as to how the Third Coast Board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter. For further information, please see the section entitled “The Merger—Opinion of Third Coast’s Financial Advisor” on page 72.

Appraisal or Dissenters’ Rights in the Merger (page 85)

If you are a holder of Keystone common stock, under Texas law, you have the right to dissent from the merger and have the appraised fair value of your shares of Keystone common stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of Third Coast common stock (and cash in lieu of fractional shares) or the Cash Election Consideration being paid in the merger in exchange for shares of Keystone common stock. Persons having beneficial interests in Keystone common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Texas law to exercise your dissenter’s rights.

In order to dissent, you must carefully follow the requirements of the TBOC, including giving the required written notice prior to the Keystone special meeting, voting against the merger agreement and filing a written demand with Third Coast within twenty (20) days after completion of the merger for payment of the fair value of your shares of Keystone common stock. These steps are summarized under the caption entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 85.

If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card but fail to provide instructions as to how your shares of Keystone common stock are to be voted, you will be considered to have voted in favor of the merger agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so we recommend that you consult with your own tax advisor if you intend to dissent.

If the merger agreement is approved by the shareholders of Keystone, holders of Keystone common stock who make a written objection to the merger prior to the Keystone special meeting, vote against the approval of the merger agreement, properly make a written demand for payment following notice of the merger and timely surrender their Keystone stock certificates will be entitled to receive the appraised fair value of their shares in cash under the TBOC.

The text of the provisions of the TBOC pertaining to dissenters’ rights is attached to this joint proxy statement/prospectus as Annex F. For more information see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 85.

Interests of Third Coast’s directors and executive officers in the merger (page 81)

In considering the recommendation of the Third Coast Board to vote for the Third Coast Share Issuance Proposal and the Third Coast Adjournment Proposal, holders of Third Coast common stock should be aware that the directors and executive officers of Third Coast may have interests in the merger that are different from, or in addition to, the interests of holders of Third Coast common stock generally. The Third Coast Board was aware of these interests and considered them, among other matters, in making its recommendation that Third Coast shareholders vote to approve the Third Coast Share Issuance Proposal and the Third Coast Adjournment Proposal.

These interests include that Third Coast’s directors and executive officers will continue to serve as directors or executive officers, as applicable, of the combined company and the combined bank following the closing of the integrated mergers and that Third Coast’s directors and executive officers are entitled to continued indemnification and insurance coverage under their existing agreements with Third Coast.

The Third Coast Board was aware of and considered these respective interests when deciding to adopt and approve the merger agreement and the other transaction agreements. For more information, see the section entitled “The Merger—Interests of Third Coast’s Directors and Executive Officers in the Merger”.

Interests of Keystone’s directors and executive officers in the merger (page 81)

In considering the recommendation of the Keystone Board with respect to the merger agreement, you should be aware that some of Keystone’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Keystone shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of the Keystone shareholders include:

•

Indemnification and Insurance. Third Coast has agreed to indemnify the directors and officers of Keystone against certain liabilities arising before the effective time and Keystone has agreed to purchase certain “tail” insurance for the benefit of the directors and officers of Keystone.

•

Wilkinson Employment Agreement. In connection with the execution of the merger agreement, Third Coast, Third Coast Bank and Keystone Bank executed an employment agreement with Jeffrey A. Wilkinson, Chairman and Chief Executive Officer of Keystone and Keystone Bank, that will become effective upon the effective time (the “Wilkinson employment agreement”).

•

St. George Employment Agreement. In connection with the execution of the merger agreement, Third Coast Bank and Keystone Bank executed an employment agreement with Bryan St. George, President of Keystone and Keystone Bank, that will become effective upon the effective time (the “St. George employment agreement”).

•

Change in Control Payments. Certain officers of Keystone and Keystone Bank are party to employment agreements that provide for certain payments to such officer in connection with a change in control of Keystone or Keystone Bank, subject to certain conditions. In connection with the closing of the merger, the existing employment agreements will be terminated and Keystone will pay each officer the change in control payment provided for in such officer’s employment agreement.

•

Other Employment Agreements and Retention Agreements. Keystone has agreed to use commercially reasonable efforts to cause certain officers of Keystone to enter into employment agreements with Third Coast Bank and certain other officers of Keystone to enter into retention agreements with Third Coast Bank that entitle such officers to a cash payment for remaining employed with Keystone (or its successor) either through the closing date or the date that Keystone’s data processing systems are converted with the data processing systems of Third Coast after the closing of the merger, subject to certain terms and conditions.

•

Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of Keystone who continue on as employees of Third Coast will be entitled to participate in the Third Coast health and welfare benefit and similar plans on the same terms and conditions as employees of Third Coast. Subject to certain exceptions, these employees will receive credit for their years of service to Keystone or Keystone Bank for participation, vesting and benefit accrual purposes.

•

Employee Severance Benefits. Third Coast has agreed to provide certain severance benefits to Keystone’s employees whose employment is terminated under the circumstances specified in the merger agreement.

•

Accelerated Vesting of Equity Awards. Certain directors and officers of Keystone and Keystone Bank have been granted equity awards that will either convert to Third Coast equity awards or will vest and be entitled to receive the per share stock consideration in connection with the closing of the merger.

•

New Option Awards. The Keystone Board has approved the grant of new options to purchase shares of Keystone common stock to certain employees, including Bryan St. George, President of Keystone and Keystone Bank. Such options will not vest in connection with the closing of the merger and will be assumed by Third Coast.

•

Board Seats. At or promptly following the effective time, each of Third Coast and Third Coast Bank will increase by two the number of directors constituting the Third Coast Board and the Third Coast Bank board of directors and appoint Jeffrey A. Wilkinson and Clint Greenleaf to the Third Coast Board and the Third Coast Bank board of directors, who shall be subject to Third Coast’s standard director qualification procedures.

These interests are discussed in more detail in the section of this joint proxy statement/prospectus entitled “The Merger—Interests of Keystone’s Directors and Executive Officers in the Merger” beginning on page 81. The Keystone Board was aware of these interests and considered them, among other matters, in approving the merger agreement.

Regulatory approvals required for the Merger (page 87)

Subject to the terms of the merger agreement, both Keystone and Third Coast have agreed to cooperate with each other and use their commercially reasonable efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include approvals from, among others, the Federal Reserve Bank of Dallas (the “Federal Reserve”) and the Texas Department of Banking (the “TDB”). Third Coast has submitted applications and notifications to obtain regulatory approvals from, or provide prior notice to, each required governmental authority.

Although neither Keystone nor Third Coast knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Keystone and Third Coast cannot be certain when or if they will be obtained.

Agreement not to solicit other offers (page 104)

Keystone has agreed that it will not, and will cause its subsidiaries not to, and will cause Keystone’s and its subsidiaries’ respective officers, directors, employees, affiliates, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any acquisition proposal or (ii) except as otherwise permitted by the merger agreement, (A) engage in negotiations or discussions with or provide any information or data to, any person relating to an acquisition proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal.

Keystone further agreed that it will, and will cause each of its officers, directors, employees, affiliates, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any person (other than Third Coast) conducted heretofore with respect to any acquisition proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any acquisition proposal to which it or any of its officers, directors, employees, affiliate, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. Notwithstanding the foregoing, at any time prior to obtaining the approval of its shareholders, in the event that Keystone receives a bona fide acquisition proposal that complies with the terms of the merger agreement, Keystone and the Keystone Board may participate in discussions or negotiations with, or furnish any information to, any person making such acquisition proposal and its agents and representatives or potential sources of debt financing that need to be involved in such discussion if the Keystone Board determines in good faith, after consultation with its counsel and financial advisor, that such person is reasonably likely to submit to Keystone a proposal deemed to be superior to Third Coast’s proposal (as determined in accordance with the terms of the merger agreement) and that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties.

In connection with the receipt and negotiation of any acquisition proposal by Keystone, it is required to comply with the terms, conditions and procedures set forth in the merger agreement, which require, among other things, Keystone to enter into a confidentiality agreement with the person making an acquisition proposal, providing certain notices and information to Third Coast and allowing Third Coast to make counter offers that Keystone will consider in good faith.

Keystone’s Board may, at any time prior to obtaining the approval of Keystone’s shareholders, (i) approve, endorse or recommend a proposal deemed to be superior to Third Coast’s proposal (as determined in accordance with the terms of the merger agreement) or enter into a definitive agreement with respect to such superior proposal or (ii) modify or amend in a manner adverse to Third Coast or withdraw its recommendation in favor of adoption of the merger agreement, provided that (A) prior to such change in recommendation, the Keystone Board will determine, in good faith (after consultation with its counsel), that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (B) such change in recommendation is in connection with a superior proposal and such superior proposal has been made and has not been withdrawn and continues to be a superior proposal after taking into account any action taken by Third Coast.

Conditions that must be satisfied or waived for the Merger to occur (page 101)

Currently, Keystone and Third Coast expect to complete the merger in the first quarter of 2026. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. Each party’s obligations under the merger agreement are conditioned upon (i) subject to certain exceptions, the accuracy in all material respects of the representations and warranties of the other party, (ii) the performance in all material respects by the other party of its obligations under the merger agreement, (iii) approval of the Keystone Merger Proposal by Keystone’s shareholders and approval of the Third Coast Share Issuance Proposal by Third Coast’s shareholders, (iv) receipt of required regulatory and other third-party consents or approvals, (v) no action having been taken and the absence of any statute, rule, regulation or order prohibiting the consummation of the merger, (vi) the receipt of required closing documents from the other party, (vii) the absence of any material adverse change with respect to the other party since the date of such party’s most recent audited financial statements, and (viii) the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part.

Keystone’s obligation to complete the merger is also subject to (i) the shares of Third Coast common stock to be issued pursuant to the merger agreement being approved for listing on the NYSE and (ii) receipt of an opinion from Fenimore Kay Harrison LLP to the effect that the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Third Coast’s obligation to complete the merger is also subject to (i) receipt of releases from directors and certain officers of Keystone and Keystone Bank, (ii) the termination of certain employee benefit plans of Keystone, (iii) execution and delivery of the Wilkinson employment agreement and the St. George employment agreement, (iv) receipt from Keystone of a notice to the Internal Revenue Service (the “IRS”) conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2) and a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certificate of Non-Foreign Status, (v) receipt of an opinion from Norton Rose Fulbright US LLP to the effect that the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (vi) Keystone obtaining a six year tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance and a two year tail insurance coverage policy relating to the policy of cyber liability insurance in accordance with the merger agreement, and (vii) Third Coast receiving the payoff documentation related to Keystone’s bank stock loan at least two business days prior to the closing.

Neither Keystone nor Third Coast can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Expenses and fees

Except (i) with respect to costs and expenses of printing and mailing the joint proxy statement/prospectus, which will be borne by equally by Third Coast and Keystone, (ii) as otherwise provided in the termination provision, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Amendment, waiver and exclusion

Subject to compliance with applicable law, the merger agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties to the merger agreement. At any time prior to the closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document, certificate or writing delivered pursuant to the merger agreement, or (c) waive compliance with any of the agreements, covenants or conditions contained in the merger agreement, in each case, in accordance with the terms of the merger agreement.

Risk factors (page 33)

You should consider all the information contained in this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should consider the factors described under the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 33.

Ancillary agreements

•

Voting Agreement. In connection with the execution of the merger agreement, certain executive officers and directors of Keystone and Keystone Bank holding approximately 12% of the outstanding shares of

Keystone common stock, solely in their capacity as Keystone shareholders, entered into the Keystone voting agreement, pursuant to which they have agreed to vote all of their shares of Keystone common stock in favor of the Keystone Merger Proposal and the other transactions contemplated by the merger agreement and against alternative transactions. Under the terms of the voting agreement, such shareholders have also appointed Bart O. Caraway, Chairman, President and Chief Executive Officer of Third Coast, as their proxy for voting their shares of Keystone common stock at the Keystone special meeting in favor of the Keystone Merger Proposal. The Keystone voting agreement also prohibits each such Keystone shareholder from selling, transferring, encumbering or granting a proxy in respect of their shares of Keystone common stock prior to the termination of the voting agreement, subject to certain exceptions. The Keystone voting Agreement will terminate upon the earlier to occur of (a) the date the merger agreement is terminated pursuant to Section 9.01 of the merger agreement or (b) the date that is 24 months after the closing date of the merger.

•

Director Support Agreements. In connection with entering into the merger agreement, certain directors of Keystone and Keystone Bank have entered into director support agreements with Third Coast (the “Keystone director support agreements”) pursuant to which they agreed to support the transaction and to certain additional restrictive covenants.

•

Director and Officer Releases. As a condition to Third Coast’s obligation to close the merger, certain directors and officers of Keystone and Keystone Bank will enter into a release in favor of Keystone and Keystone Bank, pursuant to which they will agree to release Keystone, its subsidiaries, and each of its affiliates, successors and assigns, from any and all claims of such directors and officers (except as to certain matters described therein).

•

Wilkinson Employment Agreement. In connection with the execution of the merger agreement, Third Coast, Third Coast Bank, and Keystone Bank executed an employment agreement with Jeffrey A. Wilkinson, Chairman and Chief Executive Officer of Keystone and Keystone Bank, that will become effective upon the effective time, which is referred to herein as Wilkinson employment agreement.

•

St. George Employment Agreement. In connection with the execution of the merger agreement, Third Coast Bank and Keystone Bank executed an employment agreement with Bryan St. George, President of Keystone and Keystone Bank, that will become effective upon the effective time, which is referred to herein as St. George employment agreement.

Termination of the merger agreement (page 105)

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by the mutual written consent of Third Coast and Keystone;

•

by either Keystone or Third Coast (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if the conditions precedent to such party’s obligations to close have not been met or waived by September 30, 2026; provided, however, that such date may be extended to such later date as agreed upon by Keystone and Third Coast;

•

by either Third Coast or Keystone if any of the transactions contemplated by the merger agreement are disapproved by any federal or state governmental or regulatory agency or authority whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the merger agreement or the transactions contemplated hereby and such disapproval, order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate the merger agreement pursuant to this provision is required to use its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action;

•	by either Third Coast or Keystone if there has been any material adverse change with respect to the other party;

•

subject to certain cure rights, by Third Coast or Keystone, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in the merger agreement or any other agreement contemplated in the merger agreement on the part of the other party to the merger agreement, which breach or inaccuracy, either individually or in the aggregate with all other breaches (or inaccuracies of such representations and warranties), would constitute, if occurring or continuing on the closing date of the merger, the failure of a closing condition; provided, however, that the right to terminate the merger agreement under this provision shall not be available to a party if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement;

•

by Third Coast or Keystone, if Keystone does not receive the required shareholder approval at the Keystone special meeting or Third Coast does not receive the required shareholder approval at the Third Coast special meeting or, in each case, any adjournment or postponement thereof; provided, however, that neither Keystone nor Third Coast may terminate the merger agreement pursuant to this provision if such party has breached in any material respect any of its obligations under the merger agreement, in each case in a manner that caused the failure to obtain the approval of the Keystone shareholders at the Keystone special meeting or the Third Coast shareholders at the Third Coast special meeting, or, in each case, at any adjournment or postponement thereof;

•

by Keystone prior to obtaining the approval of the Keystone shareholders at the Keystone special meeting, and subject to the terms and conditions set forth in the merger agreement, in order to accept an alternative acquisition proposal;

•

by Third Coast if Keystone’s board of directors, prior to obtaining the approval of the Keystone shareholders and in compliance with the procedures set forth in the merger agreement, approves, endorses or recommends an alternative acquisition proposal or enters into a definitive agreement with respect to an alternative acquisition proposal or modifies or amends its recommendation in a manner adverse to Third Coast or withdraws its recommendation for approval of the Keystone Merger Proposal; or

•

by Third Coast or Keystone if the other party or its respective banking subsidiary enters into any formal or informal administrative action with any court, arbitrator, federal or state governmental agency or other authority or any such action is threatened by any such entity.

Termination fee (page 106)

If the merger agreement is terminated under certain circumstances, Keystone may be required to pay to Third Coast a termination fee equal to $4,820,128. The termination fee is discussed in more detail in the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 106.

Treatment of Keystone Equity Awards (page 92)

Subject to the terms and conditions set forth in the merger agreement, each Keystone Option, whether vested or unvested, that is outstanding and unexercised immediately before the effective time will cease, at the effective time, to represent a right to acquire shares of Keystone common stock and will be converted at the effective time, without any action on the part of the holder of such Keystone Option, into a Converted Stock Option, with the number of shares of Third Coast common stock subject to each such Converted Stock Option and the exercise price of each such Converted Stock Option adjusted based on the exchange ratio. Each Converted Stock Option will remain subject to the same terms and conditions (including, as applicable, vesting (including any performance-based conditions) and forfeiture terms) as were applicable to the corresponding Keystone Option immediately prior to the effective time (except for any required acceleration of vesting and exercisability of such Keystone Option pursuant to the terms of the Keystone Stock Plan and any related award agreement as in effect on the date of the merger agreement without any further action by Keystone or administrative changes that are not materially adverse to the holder thereof).

Subject to the terms and conditions set forth in the merger agreement, as of the effective time, (i) each Keystone RSU that is outstanding immediately before the effective time will be fully vested, canceled and converted into the right to receive the Stock Consideration for each share of Keystone common stock earned upon such vesting pursuant to the terms of such Keystone RSU, and (ii) each Keystone Restricted Stock Award that is outstanding immediately before the effective time will be fully vested, canceled and converted into the right to receive the Stock Consideration for each share of Keystone common stock subject to such Keystone Restricted Stock Award immediately prior to the effective time.

Material U.S. federal income tax consequences of the integrated mergers (page 151)

The obligations of Third Coast and Keystone to complete the integrated mergers are conditioned on, among other things, the receipt by Third Coast and Keystone of tax opinions from Norton Rose Fulbright US LLP and Fenimore Kay Harrison LLP, respectively, dated as of the closing date of the integrated mergers, to the effect that, on the basis of facts, representations and assumptions described in such opinions, the integrated mergers will together be treated as an integrated transaction that qualifies for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Assuming that the integrated mergers together qualify as a “reorganization” within the meaning of Section 368(a) of the Code, it is anticipated that a holder of Keystone common stock who exchanges Keystone common stock for a combination of Third Coast common stock and cash should recognize gain (but not loss) in the exchange equal to the lesser of the cash received by such holder and the amount, if any, by which the cash plus the fair market value of Third Coast common stock received by such holder exceeds his or her adjusted tax basis in the Keystone common stock surrendered in exchange therefor (in each case excluding cash received in lieu of a fractional share of Third Coast common stock). A holder of Keystone common stock who exchanges Keystone common stock for only Third Coast common stock should not recognize any gain or loss on the exchange, except with respect to cash received in lieu of a fractional share of Third Coast common stock. A holder of Keystone common stock who exchanges Keystone common stock solely for cash will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in Keystone common stock exchanged.

For further information, please see “Material U.S. Federal Income Tax Consequences of the Integrated Mergers.” The U.S. federal income tax consequences described above may not apply to all holders of Keystone common stock. Your tax consequences will depend on your individual situation. Accordingly, you are urged to consult your own tax advisor for a full understanding of the particular tax consequences of the integrated mergers to you in light of your own circumstances.

The rights of Keystone shareholders will change as a result of the merger (page 140)

The rights of Keystone shareholders will change as a result of the merger due to differences in Third Coast’s and Keystone’s governing documents. See “Comparison of Shareholders’ Rights” for a description of the material differences in shareholders’ rights under each of the Third Coast and Keystone governing documents.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following table shows selected unaudited pro forma condensed consolidated combined financial information about the financial condition and results of operations of Third Coast giving effect to the merger. The selected unaudited pro forma condensed consolidated combined financial information assumes that the merger is accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Keystone, as of the effective time, will be recorded by Third Coast at their respective fair values and the excess of the merger consideration over the fair value of Keystone’s net assets will be allocated to goodwill.

The table sets forth the information as if the merger had become effective on September 30, 2025, with respect to financial condition data, and as of the beginning of the most recently completed fiscal year, with respect to the results of operations data. The selected unaudited pro forma condensed consolidated combined financial data has been derived from and should be read in connection with the unaudited pro forma condensed consolidated combined financial information, including the notes thereto, which is included in this joint proxy statement/prospectus under “Unaudited Pro Forma Condensed Consolidated Combined Financial Information.”

The selected unaudited pro forma condensed consolidated combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma condensed consolidated combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, one-time earnings impact of mergers costs and provisioning, or asset dispositions among other factors. Further, as explained in more detail in the notes accompanying the detailed unaudited pro forma condensed consolidated combined financial information included under “Unaudited Pro Forma Condensed Consolidated Combined Financial Information,” the allocation of the purchase price reflected in the selected unaudited pro forma condensed consolidated combined financial data is subject to adjustments and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Additionally, the final adjustments may be different from the unaudited pro forma adjustments presented in this joint proxy statement/prospectus.

As of September 30, 2025
(Dollars in thousands)
Pro Forma Condensed Consolidated Combined Balance Sheet Data:
Loans held for investment	$5,005,974
Allowance for loan losses	(46,993)
Total assets	6,105,246
Deposits	5,271,035
Other borrowed funds	153,788
Total shareholders’ equity	606,246

	For the Nine Months Ended September 30, 2025	For the Year Ended December 31, 2024
	(Dollars in thousands, except per share data)
Pro Forma Condensed Consolidated Combined Income Statement Data:
Net interest income	$170,184	$191,067
Provision for loan losses	6,188	6,578
Non-interest income	10,445	12,349
Non-interest expense	103,924	139,089
Income before income taxes	70,517	57,749
Net income allocable to common stockholders	52,055	39,905
Pro Forma Condensed Consolidated Combined Per Share Data:
Basic earnings per share	$3.07	$2.38
Diluted earnings per share	2.53	1.97

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated combined financial information of Third Coast as of and for the nine months ended September 30, 2025 and for the year ended December 31, 2024, is presented to show the impact on Third Coast’s historical financial position and results of operations of:

•	the merger; and

•	the proposed issuance of Third Coast common stock to Keystone shareholders and the cash consideration to be paid to Keystone shareholders in connection with the merger.

As a result of the merger, Keystone shareholders will be entitled to receive (i) the Stock Consideration or (ii) the Cash Election Consideration, at the election of the Keystone shareholders, subject to downward adjustment of the exchange ratio as described in the merger agreement. The calculation of the aggregate merger consideration assumes that no cash is paid in lieu of issuing fractional shares of Third Coast common stock, that Keystone shareholders elect to receive aggregate Cash Election Consideration of $20,000,000, and that no downward adjustment is made as described under the sections of this joint proxy statement/prospectus entitled “The Merger—Terms of the Merger” beginning on page 55 and “The Merger Agreement—Merger Consideration” beginning on page 88. In addition, the unaudited pro forma condensed consolidated combined financial information and explanatory notes are based upon the following assumptions:

•

a closing price of Third Coast common stock of $37.11, which was the closing price of Third Coast common stock on November 21, 2025, the last practicable trading day before the initial filing of this joint proxy statement/prospectus; and

•	the Keystone adjusted equity will equal or exceed $94,576,000.

The unaudited Pro Forma Condensed Consolidated Combined Balance Sheet reflects the historical position of Third Coast and Keystone as of September 30, 2025, with pro forma adjustments based on the assumption that the merger was completed on September 30, 2025. The pro forma adjustments are based on the acquisition method of accounting. The unaudited Pro Forma Condensed Consolidated Combined Statements of Income assume that the merger was completed on January 1, 2024. The adjustments are based on information available and certain assumptions that Third Coast believes are reasonable. The pro forma does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, one-time earnings impact of mergers costs and provisioning, or asset dispositions among other factors. The final allocation of the purchase price for Keystone between shareholders’ equity and goodwill will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of Keystone’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of Keystone will change the amount of the purchase price allocable to goodwill. Further, changes that would affect shareholders’ equity at Keystone, such as net income from September 30, 2025 through the date the merger is completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be different from the unaudited pro forma adjustments presented in this joint proxy statement/prospectus.

The following information should be read in conjunction with and is qualified in its entirety by Third Coast’s consolidated financial statements and accompanying notes, which are incorporated by reference in this joint proxy statement/prospectus, and the consolidated financial statements and accompanying notes of Keystone, which are included elsewhere in this joint proxy statement/prospectus.

The unaudited pro forma condensed consolidated combined financial information is intended for informational purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger been in effect as of the date or for the periods presented.

Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet

As of September 30, 2025

(Dollars in thousands)

	Third Coast Historical	Keystone Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Cash and cash equivalents:
Cash and due from banks	$116,383	$109,929	$(30,769)	a	$195,543
Federal funds sold	6,629	5,575	—		12,204

Total cash and cash equivalents	123,012	115,504	(30,769)		207,747
Interest bearing time deposits in other banks	265	—	—		265
Investment securities available-for-sale	376,719	67,795	—		444,514
Investment securities held-to-maturity	206,037	—	—		206,037
Loans held for sale	—	—	—		—
Loans, net of unearned income	4,165,116	844,476	(3,618)	b	5,005,974
Allowance for loan losses	(42,563)	(7,955)	3,525	c	(46,993)
Accrued interest receivable	29,537	3,740	—		33,277
Premises and equipment, net	24,718	6,278	—		30,996
Bank-owned life insurance	75,547	—	—		75,547
Non-marketable equity securities, at cost	26,157	—	—		26,157
Deferred tax asset, net	6,989	—	—		6,989
Derivative assets	2,803	—	—		2,803
Right-of-use asset - operating leases	17,677	7,095	—		24,772
Goodwill and other intangible assets	18,720	6,638	21,304	d	46,662
Other assets	31,074	12,018	(2,593)	e	40,499

Total assets	$5,061,808	$1,055,589	$(12,151)		$6,105,246

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing	$450,013	$138,868			$588,881
Interest bearing	3,922,728	759,038	388	f	4,682,154

Total deposits	4,372,741	897,906	388		5,271,035
Accrued interest payable	7,153	864	—		8,017
Derivative liabilities	3,521	—	—		3,521
Lease liability - operating leases	18,735	7,927	—		26,662
Other liabilities	32,040	4,104	—		36,144
FHLB advances	—	40,000	—		40,000
Line of credit - Senior Debt	32,875	—	—		32,875
Note payable - Subordinated Debentures, net	80,913	—	—		80,913

Total liabilities	4,547,978	950,801	388		5,499,167
Shareholders’ equity:
Preferred stock	66,160	—	—		66,160
Common stock	13,958	6,700	(4,152)	g	16,506
Retained earning/Surplus	423,937	101,142	(11,440)	h	513,639
Accumulated other comprehensive income	10,874	(3,004)	3,004		10,874
Treasury stock: at cost	(1,099)	(50)	50		(1,099)

Total shareholders’ equity	513,830	104,788	(12,538)		606,080

Total liabilities and shareholders’ equity	$5,061,808	$1,055,589	$(12,151)		$6,105,246

Unaudited Pro Forma Condensed Consolidated Combined Statement of Income

For the Nine Months Ended September 30, 2025

(Dollars in thousands, except per share amounts)

	Third Coast Historical	Keystone Historical	Pro Forma Adjustments		Pro Forma Combined
Interest income:
Loans, including fees	$234,847	$41,954	$118	aa	$276,919
Investment securities available-for-sale	17,487	2,394	864	bb	20,745
Investment securities held-to-maturity	4,489	—			4,489
Federal funds sold and other	5,108	3,035			8,143

Total interest income	261,931	47,383	982		310,296
Interest expense:
Deposit accounts	112,791	19,664	—	cc	132,455
FHLB advances and other borrowings	6,120	1,537			7,657

Total interest expense	118,911	21,201	—		140,112

Net interest income	143,020	26,182	982		170,184
Provision for credit losses	5,343	845			6,188

Net interest income after provision for credit losses	137,677	25,337	982		163,996
Noninterest income:
Service charges and fees	7,241	630			7,871
Earnings on bank-owned life insurance	2,206	0			2,206
Loss on sale of investment securities available-for-sale	(338)	159			(179)
Gain on sales of SBA loans	74	—			74
Gain on disposal of fixed assets	—	—			—
Gain on disposal of purchased credit impaired loans	—	—			—
Insurance settlement income	—	—			—
Other	209	264			473

Total noninterest income	9,392	1,053	—		10,445
Noninterest expense:
Salaries and employee benefits	56,080	9,596			65,676
Occupancy and equipment expense	8,478	1,990			10,468
Legal and professional	4,612	829			5,441
Data processing and network expense	3,485	1,093			4,578
Regulatory assessments	3,661	620			4,281
Advertising and marketing	1,411	233			1,644
Software purchases and maintenance	3,502	778			4,280
Loan operations and other real estate owned expense	737	—			737
Telephone and communications	424	—			424
Loss on sale of other real estate owned	—	—			—
Other	3,456	1,977	962	dd	6,395

Total noninterest expense	85,846	17,116	962		103,924

Net income before income tax expense	61,223	9,274	20		70,517
Income tax expense	12,830	2,075	4	ee	14,909

Net income	48,393	7,199	16		55,608
Preferred stock dividends declared	3,553	—			3,553

Net income available to common shareholders	$44,840	$7,199	$16		$52,055

Earnings per common share:
Basic earnings per share	$3.24				$3.07

Diluted earnings per share	$2.77				$2.53

Unaudited Pro Forma Condensed Consolidated Combined Statement of Income

For the Year Ended December 31, 2024

(Dollars in thousands, except per share amounts)

	Third Coast Historical	Keystone Historical	Pro Forma Adjustments		Pro Forma Combined
Interest income:
Loans, including fees	$295,259	$50,647	$196	aa	$346,102
Investment securities available-for-sale	17,055	3,220	1,152	bb	21,427
Investment securities held-to-maturity	—	—			—
Federal funds sold and other	16,042	3,557			19,599

Total interest income	328,356	57,424	1,348		387,128
Interest expense:
Deposit accounts	159,748	26,852	(388)	cc	186,212
FHLB advances and other borrowings	7,850	1,999			9,849

Total interest expense	167,598	28,851	(388)		196,061

Net interest income	160,758	28,573	1,736		191,067
Provision for credit losses	5,701	877			6,578

Net interest income after provision for credit losses	155,057	27,696	1,736		184,489
Noninterest income:
Service charges and fees	6,935	765			7,700
Earnings on bank-owned life insurance	2,480	—			2,480
Loss on sale of investment securities available-for-sale	(4)	590			586
Gain on sales of SBA loans	30	—			30
Gain on disposal of fixed assets	—	—			—
Gain on disposal of purchased credit impaired loans	—	—			—
Insurance settlement income	—	—			—
Other	1,180	373			1,553

Total noninterest income	10,621	1,728	—		12,349
Noninterest expense:
Salaries and employee benefits	65,116	11,146			76,262
Occupancy and equipment expense	12,712	2,590			15,302
Legal and professional	5,630	857			6,487
Data processing and network expense	5,254	1,378			6,632
Regulatory assessments	4,430	880			5,310
Advertising and marketing	1,707	249			1,956
Software purchases and maintenance	3,265	990			4,255
Loan operations and other real estate owned expense	904	—			904
Telephone and communications	585	—			585
Loss on sale of other real estate owned	—	—			—
Other	4,724	2,389	14,283	dd/ff	21,396

Total noninterest expense	104,327	20,479	14,283		139,089

Net income before income tax expense	61,351	8,945	(12,547)		57,749
Income tax expense	13,680	2,050	(2,635)	ee	13,095

Net income	47,671	6,895	(9,912)		44,654
Preferred stock dividends declared	4,749	—			4,749

Net income available to common shareholders	$42,922	$6,895	$(9,912)		$39,905

Earnings per common share:
Basic earnings per share	$3.14				$2.38

Diluted earnings per share	$2.78				$1.97

Notes to Unaudited Pro Forma Condensed Consolidated Combined Financial Information

(Dollars in thousands, except per share amounts)

The following pro forma adjustments have been reflected in the unaudited pro forma condensed consolidated combined financial information. All adjustments are based on current assumptions and valuations which are subject to change.

For the purposes of interim period disclosures, Keystone results include actual performance for period the of January 1, 2025 through September 30, 2025.

Keystone financial information includes immaterial reclassifications to align with Third Coast financial reporting.

(a)

This adjustment includes the cash portion of the merger consideration of $20 million and estimated pre-tax direct-incremental merger and stock issuance costs of $13.0 million ($10.8 million, after-tax).

(b)

This adjustment represents the fair value adjustments on loans. The purchase accounting adjustment for the acquired loan portfolio is comprised of approximately $3.0 million of credit adjustments for non-purchase credit deteriorated (“PCD”) assets and $588,000 of interest-rate adjustments.

(c)

This adjustment represents the elimination of Keystone’s allowance for credit losses as part of the purchase accounting transactions, offset by the creation of a $4.4 million credit adjustment on acquired PCD assets.

(d)	This adjustment represents the purchase price allocation for the merger, calculated as follows:

Issue 2,547,937 Third Coast shares valued at the closing price for Third Coast common stock on November 21, 2025	$96,331
Cash merger consideration	20,000

Total purchase price	116,331
Keystone’s equity at book value	(91,462)
Allocated to loan fair value, less Keystone’s ending allowance	93
Allocated to core deposit intangibles	(12,830)
Allocated to time deposit fair value	388
Allocated to debt	(0)
Allocated to net deferred tax assets	2,593

Estimated goodwill from transaction	$15,113

Keystone beginning goodwill balance	$5,780

Net goodwill adjustment	$9,332

Allocated to core deposit intangibles	12,830
Keystone beginning core deposit intangible	(858)

Goodwill and other intangible assets adjustment	21,304

(e)	This adjustment represents the impact on deferred income taxes and income tax benefits created in the accounting for the transaction, calculated as follows:

Loan fair value adjustments	$93
Core deposit intangibles	(12,830)
Deposits fair value adjustments	388
Debt fair value adjustments	0

Subtotal of fair value adjustments	(12,349)

Calculated deferred taxes at an estimated rate of 21%	(2,593)

S Corp to C Corp adjustment at an estimated rate of 21%	0

Total deferred taxes adjustment	$(2,593)

Tax effect of merger expenses (item (a) above)	0
Tax effect of creation of Allowance for Credit Losses on non-PCD assets	0

Total Other asset adjustment	$(2,593)

(f)	This adjustment reflects interest-bearing time deposits at their estimated fair values.

(g)

This adjustment represents the elimination of the historical common stock of Keystone, net of the issuance of 2,547,937 shares of Third Coast common stock to shareholders of Keystone. Value of the shares issued is based on the closing price for Third Coast common stock on November 21, 2025.

(h)

This adjustment represents the elimination of the historical Retained earnings/surplus of Keystone, net of after-tax merger expenses and cost of the creation of the allowance for credit losses on non-PCD assets.

		For the Nine Months Ended September 30, 2025	Year Ended December 31, 2024
(aa)	Adjustment to loan interest income to reflect accretion of loan discount from interest rate fair value adjustments sum of the years digits over an estimated 5.0 years.	$118	$196
(bb)	Adjustment to security interest income to reflect accretion of discount over an expected 3.0 years.	$864	$1,152
(cc)	Adjustment to deposit interest expense to reflect the amortization of the time deposit interest rate fair value mark over and estimated 0.75 years.	$0	$(388)
(dd)	Adjustment to reflect amortization of the acquired Core Deposit Intangible straight line over 10 years.	$962	$1,283
(ee)	Adjustment to reflect income taxes on proforma adjustments at an estimated rate of 21%	$4	$(2,635)
(ff)	Recognition of the aggregate level of costs expected to be incurred by Third Coast and Keystone in facilitating the transaction.	$—	$13,000

UNAUDITED COMPARATIVE PER SHARE DATA

Presented below for Third Coast and Keystone is historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the year ended December 31, 2024 and as of and for the nine months ended September 30, 2025. The information presented below should be read together with the historical consolidated financial statements of Third Coast, which are incorporated by reference herein, the historical consolidated financial statements of Keystone, which are included elsewhere in this joint proxy statement/prospectus, and the unaudited pro forma condensed consolidated combined financial information, including the notes thereto, which are included elsewhere in this joint proxy statement/prospectus.

The unaudited pro forma and pro forma per equivalent share information gives effect to the merger as if (i) the merger had become effective on September 30, 2025 or December 31, 2024 in the case of the book value data, and as if the merger had been effective on January 1, 2024 in the case of earnings per share and cash dividends data. The unaudited pro forma data combines the historical results of Keystone into Third Coast’s consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other merger-related activity, they are not indicative of what could have occurred had the merger taken place on January 1, 2024.

The per equivalent Keystone share data shows the effect of the merger from the perspective of an owner of shares of Keystone common stock. The data was computed by multiplying the pro forma data based on the exchange ratio of 0.45925 shares of Third Coast common stock for each share of Keystone common stock, assuming no downward adjustment of the exchange ratio is made as described under the sections of this joint proxy statement/prospectus entitled “The Merger—Terms of the Merger” beginning on page 55 and “The Merger Agreement—Merger Consideration” beginning on page 88.

The selected unaudited pro forma adjustments are based upon available information and certain assumptions that Third Coast and Keystone management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Keystone will be reflected in the consolidated financial statements of Third Coast on a prospective basis.

	Third Coast Historical	Keystone Historical	Pro Forma Combined	Per Equivalent Keystone Share*
For the nine months ended September 30, 2025:
Basic earnings per share	$3.24	$1.44	$3.07	$1.14
Diluted earnings per share	2.77	1.37	2.53	1.16
Cash dividends per share	0.00	0.00	0.00	0.00
Book value per common share as of September 30, 2025	$32.25	$14.66	$31.86	14.63
For the year ended December 31, 2024:
Basic earnings per share	$3.14	$1.03	$2.38	$1.09
Diluted earnings per share	2.78	0.98	1.97	0.90
Cash dividends per share	0.00	0.00	0.00	0.00
Book value per common share as of December 31, 2024	$28.65	$14.27	$29.83	13.70

*	Represents the Pro Forma Combined information multiplied by the 0.45925 exchange ratio.

RISK FACTORS

In addition to general investment risks and the other information contained in this joint proxy statement/prospectus, including the matters addressed under the section of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 41 and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by Third Coast for the fiscal year ended December 31, 2024, as updated by subsequently filed Quarterly Reports on Form 10-Q and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus.

Unless the context otherwise requires, references in this joint proxy statement/prospectus to “Third Coast” refer to Third Coast Bancshares, Inc., a Texas corporation, and its affiliates, including Third Coast Bank.

Risks Relating to the Merger

The Merger may not be completed.

Completion of the merger is subject to regulatory approval. Third Coast may not receive the required regulatory approvals. If Third Coast does not obtain the required regulatory approvals, the merger will not be completed. If such regulatory approvals are received, they may impose conditions that would result in certain closing conditions of the merger not being satisfied or may not be received timely.

The consummation of the merger is also subject to other conditions precedent described in the merger agreement. If a condition of either party is not satisfied, such party may be able to terminate the merger agreement and, in such case, the merger would not be consummated. If all of the conditions precedent in the merger agreement are not satisfied, the merger may not be completed.

The Keystone adjusted equity could be an amount that results in the reduction of the exchange ratio.

If the Keystone adjusted equity is less than $94,576,000, then the exchange ratio will be reduced based on the formula set forth in the merger agreement and described in “The Merger Agreement—Merger Consideration” beginning on page 88. The calculation of the Keystone adjusted equity will depend in part on the results of Keystone’s business operations, future market interest rates and their impact on Keystone’s available-for-sale investment securities, and the management of merger-related expenses by Keystone, referred to herein as the Keystone Merger Costs, prior to the closing of the merger. If Keystone’s earnings are less than it expects or if the Keystone Merger Costs are greater than Keystone expects, Keystone’s adjusted equity may be less than $94,576,000. Preparing for integration of the merger may have a negative impact on Keystone’s results of operations, and the merger-related expenses for which Keystone will be liable are difficult to predict. As of November 30, 2025, the most recent practicable date before the printing of this joint proxy statement/prospectus, Keystone equity was approximately $99,938,639. However, in late November 2025, Keystone became aware of a potential loan loss of up to $4.8 million related to suspected fraudulent activity. Keystone is evaluating its potential loss with respect to such loan. In the event that Keystone must recognize a provision related to such loan or the full amount of the loan is required to be charged off, this may cause a downward adjustment to the exchange ratio to the extent it causes the Keystone adjusted equity to be less than $94,576,000. For a discussion of the possible downward adjustment to the exchange ratio, see “The Merger Agreement—Merger Consideration” beginning on page 88. Accordingly, at the time Keystone shareholders vote with respect to the Keystone Merger Proposal, they will not know the exact value of the Stock Consideration or the Cash Election Consideration they will be entitled to receive in the merger.

Preparing for the merger may negatively impact Keystone’s operating results and, as a result, the merger consideration that Keystone shareholders would be entitled to receive.

Keystone is taking various actions, as required by the merger agreement, to prepare for the merger and expects to continue to do so prior to the closing of the merger. These actions include participating in preparing regulatory filings for the merger, meeting with customers and employees to discuss the merger, and preparing for systems conversion related to the merger. These items may distract Keystone’s management from pursuing the business strategy that Keystone has historically employed. In addition, the merger agreement places material restrictions on the ability of Keystone to manage its operations independently, including by requiring Keystone to obtain the approval of Third Coast prior to taking certain actions. Finally, Keystone will be liable for certain merger-related expenses prior to the closing of the merger. Additional discussion of Keystone’s covenants made in connection with the merger agreement are discussed more fully in “The Merger Agreement—Covenants and Agreements,” beginning on page 97. These factors may impact Keystone’s profitability and these one-time expenses could result in Keystone’s non-interest expenses being higher than historical levels prior to the consummation of the merger. Accordingly, the results of Keystone’s operations prior to Keystone’s entry into the merger agreement may not have any predictive value relating to, or be representative of, Keystone’s operating results and profitability following its entry into the merger agreement. Lower profits and higher expenses may adversely affect Keystone’s capital, surplus, and retained earnings prior to the consummation of the merger, which may negatively impact the merger consideration that Keystone shareholders would be entitled to receive.

Because the market price of Third Coast common stock will fluctuate, Keystone shareholders cannot be certain of the market value of the Stock Consideration or the value of the Cash Election Consideration they will receive.

Upon completion of the merger, each outstanding share of Keystone common stock (other than shares of Keystone common stock held by Keystone, Third Coast or their respective subsidiaries and dissenting shares) will be converted into the right to receive (i) the Stock Consideration or (ii) the Cash Election Consideration, at the election of the Keystone shareholders. The market value of the Stock Consideration and the value of the Cash Election Consideration will vary from the closing price (and the associated volume-weighted average price per share) of Third Coast common stock on the date Third Coast and Keystone announced the merger, on the date that this joint proxy statement/prospectus is mailed to Third Coast shareholders and Keystone shareholders, on the date of the Third Coast special meeting and the Keystone special meeting and on the date the merger is completed and thereafter. Any change in the market price of Third Coast common stock prior to the completion of the merger will affect the market value of the Stock Consideration and the value of the Cash Election Consideration that Keystone shareholders will be entitled to receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of shares of Third Coast common stock. Stock price changes may result from a variety of factors that are beyond the control of Third Coast, including, but not limited to, general market and economic conditions, changes in Third Coast’s business, operations and prospects and regulatory considerations.

Therefore, at the time of the Keystone special meeting you will not know the precise market value of the merger consideration you will be entitled to receive at the effective time. You should obtain current market quotations for shares of Third Coast common stock. There are no current market quotations for Keystone common stock because Keystone is a privately owned company and the Keystone common stock is not traded on any established public trading market.

The market price of Third Coast common stock after the merger may be affected by factors different from those affecting the shares of Keystone or shares of Third Coast currently.

Upon completion of the merger, holders of Keystone common stock will become holders of Third Coast common stock. Third Coast’s business differs in important respects from that of Keystone, and, accordingly, the results of operations of the combined company and the market price of Third Coast common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Third Coast and Keystone. For a discussion of the business of Keystone and of some important factors to consider in connection with its business, see “Information About Keystone” beginning on page 109.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the integrated mergers and the bank merger may be completed, Third Coast must obtain approvals from the Federal Reserve and the TDB. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals, waivers or consents, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals Required for the Merger” beginning on page 87. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approvals, waivers or consents, or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger—Regulatory Approvals Required for the Merger” beginning on page 87.

Combining the two companies, including the retention of key employees, may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

Third Coast and Keystone have operated and, until the completion of the merger, will continue to operate, independently and may not begin the actual integration process. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Third Coast’s ability to successfully combine and integrate the businesses of Third Coast and Keystone in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Third Coast’s ability to successfully conduct its business, which could have an adverse effect on Third Coast’s financial results and the value of its common stock. If Third Coast experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that can cause Third Coast and/or Keystone to lose customers or cause customers to remove their accounts from Third Coast and/or Keystone and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Keystone and Third Coast during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

The unaudited pro forma condensed consolidated combined financial information included in this joint proxy statement/prospectus are preliminary and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma condensed consolidated combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Third Coast’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed consolidated combined financial information reflects adjustments to illustrate the effect of the merger had it been completed on the dates indicated, which is based upon preliminary estimates, to record the Keystone identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Keystone as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” beginning on page 26.

Certain of Keystone’s directors and executive officers may have interests in the merger that may differ from the interests of Keystone’s shareholders.

Keystone’s shareholders should be aware that some of Keystone’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of Keystone’s shareholders generally. The Keystone Board was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Keystone’s shareholders vote in favor of adopting the merger agreement.

These interests include the following:

•

Indemnification and Insurance. Third Coast has agreed to indemnify the directors and officers of Keystone against certain liabilities arising before the effective time and Keystone has agreed to purchase certain “tail” insurance for the benefit of the directors and officers of Keystone.

•

Wilkinson Employment Agreement. In connection with the execution of the merger agreement, Third Coast, Third Coast Bank and Keystone Bank executed the Wilkinson employment agreement with Jeffrey A. Wilkinson, Chairman and Chief Executive Officer of Keystone and Keystone Bank, that will become effective upon the effective time.

•

St. George Employment Agreement. In connection with the execution of the merger agreement, Third Coast Bank and Keystone Bank executed the St. George employment agreement with Bryan St. George, President of Keystone and Keystone Bank, that will become effective upon the effective time.

•

Change in Control Payments. Certain officers of Keystone and Keystone Bank are party to employment agreements that provide for certain payments to such officer in connection with a change in control of Keystone or Keystone Bank, subject to certain conditions. In connection with the closing of the merger, the existing employment agreements will be terminated and Keystone will pay each officer the change in control payment provided for in such officer’s employment agreement.

•

Other Employment Agreements and Retention Agreements. Keystone has agreed to use commercially reasonable efforts to cause certain officers of Keystone to enter into employment agreements with Third Coast Bank and certain other officers of Keystone to enter into retention agreements with Third Coast Bank that entitle such officers to a cash payment for remaining employed with Keystone (or its successor) either through the closing date or the date that Keystone’s data processing systems are converted with the data processing systems of Third Coast after the closing of the merger, subject to certain terms and conditions.

•

Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of Keystone who continue on as employees of Third Coast will be entitled to participate in the Third Coast health and welfare benefit and similar plans on the same terms and conditions as employees of Third Coast. Subject to certain exceptions, these employees will receive credit for their years of service to Keystone or Keystone Bank for participation, vesting and benefit accrual purposes.

•

Employee Severance Benefits. Third Coast has agreed to provide certain severance benefits to Keystone’s employees whose employment is terminated under the circumstances specified in the merger agreement.

•

Accelerated Vesting of Equity Awards. Certain directors and officers of Keystone and Keystone Bank have been granted equity awards that will either convert to Third Coast equity awards or will vest and be entitled to receive the per share stock consideration in connection with the closing of the merger.

•

New Option Awards. The Keystone Board has approved the grant of new options to purchase shares of Keystone common stock to certain employees, including Bryan St. George, President of Keystone and Keystone Bank. Such options will not vest in connection with the closing of the merger and will be assumed by Third Coast.

•

Board Seats. At or promptly following the effective time, each of Third Coast and Third Coast Bank will increase by two the number of directors constituting the Third Coast Board and the Third Coast Bank board of directors and appoint Jeffrey A. Wilkinson and Clint Greenleaf to the Third Coast Board and the Third Coast Bank board of directors, who shall be subject to Third Coast’s standard director qualification procedures.

For a more complete description of these interests, see “The Merger—Interests of Keystone’s Directors and Executive Officers in the Merger” beginning on page 81.

Termination of the merger agreement could negatively impact both Keystone and Third Coast.

If the merger agreement is terminated, there may be various consequences. For example, Keystone’s or Third Coast’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of the Third Coast common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, Keystone may be required to pay to Third Coast a termination fee of $4,820,128.

Keystone and Third Coast will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Keystone or Third Coast. These uncertainties may impair Keystone’s or Third Coast’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Keystone or Third Coast to seek to change existing business relationships with Keystone or Third Coast. Retention of certain employees by Keystone or Third Coast may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Keystone or Third Coast. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Keystone or Third Coast, Keystone’s business or Third Coast’s business could be harmed. In addition, subject to certain exceptions, Keystone and Third Coast have each agreed to operate its business in the ordinary course prior to closing and agreed to certain restrictive covenants. See “The Merger Agreement—Covenants and Agreements” beginning on page 97 for a description of the restrictive covenants applicable to Keystone and Third Coast.

If the merger is not completed, Third Coast and Keystone will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of Third Coast and Keystone has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Third Coast and Keystone would have to recognize these expenses without realizing the expected benefits of the merger.

The merger agreement limits Keystone’s ability to pursue acquisition proposals.

The merger agreement prohibits Keystone from initiating, soliciting or knowingly encouraging certain third-party acquisition proposals. See “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 104. The merger agreement also provides that Keystone must pay a termination fee in the amount of $4,820,128 in the event that the merger agreement is terminated under certain circumstances, including a change of recommendation of the Keystone Board in connection with a third-party acquisition proposal. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Keystone from considering or proposing such an acquisition. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 106.

The shares of Third Coast common stock to be received by holders of Keystone common stock as a result of the merger will have different rights from the Keystone common stock.

Upon completion of the merger, holders of Keystone common stock will become Third Coast shareholders and their rights as Third Coast shareholders will be governed by the TBOC, Third Coast’s first amended and restated certificate of formation, as amended (which Third Coast and Keystone refer to in this joint proxy statement/prospectus as the “Third Coast certificate of formation”), and Third Coast’s first amended and restated bylaws (which Third Coast and Keystone refer to in this joint proxy statement/prospectus as the “Third Coast bylaws”). The rights associated with Keystone common stock are different from the rights associated with Third Coast common stock. Please see “Comparison of Shareholders’ Rights” beginning on page 140 for a discussion of the different rights associated with Third Coast common stock.

Holders of Keystone common stock and Third Coast common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of Keystone common stock and Third Coast common stock currently have the right to vote in the election of the board and on other matters affecting Keystone and Third Coast, respectively. Upon the completion of the merger, each holder of Keystone common stock who receives shares of Third Coast common stock will become a shareholder of Third Coast with a percentage ownership of Third Coast that is smaller than the shareholder’s percentage ownership of Keystone. It is currently expected that the former holders of Keystone common stock as a group will receive shares in the merger constituting approximately 16% of the outstanding shares of Third Coast common stock immediately after the merger, assuming there is no downward adjustment of the exchange ratio and the aggregate Cash Election Consideration is $20,000,000. As a result, current holders of Third Coast common stock as a group will own approximately 84% of the outstanding shares of Third Coast common stock immediately after the merger. Because of this, holders of Keystone common stock may have less influence on the management and policies of Third Coast than they now have on the management and policies of Keystone and current Third Coast shareholders may have less influence than they now have on the management and policies of Third Coast.

Holders of Keystone common stock have appraisal rights and dissenters’ rights in the merger.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. If the merger agreement is adopted by Keystone shareholders, Keystone shareholders who vote against the approval of the merger agreement and who properly demand payment of the fair value of their shares of Keystone common stock under the applicable provisions of the TBOC will be entitled to appraisal rights in connection with the merger under the applicable provisions of the TBOC. In addition, Third Coast’s obligation to consummate the merger is subject to the condition that holders of no more than five percent (5%) of the issued and outstanding shares of Keystone common stock demand or be entitled to receive payment of the fair value of their shares as dissenting shareholders under the applicable provisions of the TBOC. Neither Keystone nor Third Coast can predict the number of Keystone shareholders who will seek payment of fair cash value of their shares. See the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning of page 85.

The integrated mergers may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Each of Keystone and Third Coast intends and expects the integrated mergers together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of each of Keystone and Third Coast to complete the integrated mergers is conditioned upon the receipt, by each company, of a U.S. federal income tax opinion to that effect from Keystone’s and Third Coast’s respective tax counsels. Each tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the Internal Revenue Service (“IRS”) or the courts.

If the integrated mergers together were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to holders of Keystone common stock would be materially different than as described in this joint proxy statement/prospectus. The merger would be treated as a fully taxable transaction for U.S. federal income tax purposes, and each holder of Keystone common stock would recognize taxable gain or loss upon the exchange of their shares of Keystone common stock for shares of Third Coast common stock and/or cash. The consequences of the integrated mergers to any particular holder will depend on that holder’s individual situation. We urge you to consult your own tax advisor to determine the particular tax consequences to you in light of your own circumstances if the integrated mergers together fail to qualify as a “reorganization.”

The opinion of Third Coast’s and Keystone’s financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

Neither Third Coast nor Keystone has obtained an updated opinion from its financial advisor as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of Third Coast or Keystone, general market and economic conditions and other factors that may be beyond the control of Third Coast or Keystone, and on which the opinion of the financial advisor of Third Coast and Keystone was based, may significantly alter the value of Keystone or the price of Third Coast common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because neither Third Coast nor Keystone currently anticipates asking its financial advisor to update its opinion, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed.

Litigation may be filed against Keystone, Third Coast or their respective boards of directors or officers, which could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

Lawsuits may be filed against Keystone, Third Coast or their respective boards of directors or officers in connection with the merger, which could prevent or delay completion of the merger and result in substantial costs to Keystone and Third Coast, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Third Coast’s business, financial condition, results of operations and cash flows following completion of the merger.

Future sales or the possibility of future sales of a substantial amount of Third Coast common stock may depress the price of shares of Third Coast common stock.

Future sales or the availability for sale of substantial amounts of Third Coast common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price of Third Coast common stock and could impair Third Coast’s ability to raise capital through future sales of equity securities.

The Third Coast certificate of formation authorizes Third Coast to issue up 54,500,000 shares of capital stock, consisting of 50,000,000 shares of Third Coast common stock, 3,500,000 shares of non-voting common stock, par value $1.00 per share (“Non-Voting Common Stock”), and 1,000,000 shares of preferred stock, par value $1.00 per share, of which 69,400 shares are designated as Series A Convertible Non-Cumulative Preferred Stock (“Series A Preferred Stock”), and 69,400 shares are designated as Series B Convertible Perpetual Preferred Stock, par value $1.00 per share (“Series B Preferred Stock”). Immediately after the completion of this merger, assuming Keystone shareholders do not elect to receive any Cash Election Consideration, Third Coast expects that approximately 16,965,974 shares of Third Coast common stock and no shares of Non-Voting Common Stock will be outstanding. Sales of a substantial number of shares of Third Coast common stock, or the perception that such sales may occur, may adversely impact the price of Third Coast common stock.

Third Coast may issue shares of Third Coast common stock or other securities from time to time as consideration for future acquisitions and investments and pursuant to compensation and incentive plans. If any such acquisition or investment is significant, the number of shares of Third Coast common stock, or the number or aggregate principal amount, as the case may be, of other securities that Third Coast may issue may in turn be substantial. Third Coast may also grant registration rights covering those shares of Third Coast common stock or other securities in connection with any such acquisitions and investments.

Third Coast cannot predict the size of future issuances of Third Coast common stock or the effect, if any, that future issuances and sales of Third Coast common stock will have on the market price of Third Coast common stock. Sales of substantial amounts of Third Coast common stock (including shares of Third Coast common stock issued in connection with an acquisition or under a compensation or incentive plan), or the perception that such sales could occur, may adversely affect prevailing market prices for Third Coast common stock and could impair Third Coast’s ability to raise capital through future sales of equity securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this joint proxy statement/ prospectus which are not statements of historical fact constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, which statements involve inherent risks and uncertainties. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Third Coast and Keystone operate and beliefs of and assumptions made by Third Coast management and Keystone management, involve uncertainties that could significantly affect the financial condition, results of operations, business plans and the future performance of Third Coast, Keystone or the surviving corporation.

Words such as “aim”, “anticipate”, “believe”, “estimate”, “expect”, “goal”, “guidance”, “intend”, “is anticipated”, “is estimated”, “is expected”, “is intended”, “objective”, “plan”, “projected”, “projection”, “trend”, “will affect”, “will be”, “will continue”, “will decrease”, “will grow”, “will impact”, “will increase”, “will incur”, “will reduce”, “will remain”, “will result”, “would be”, variations of such words or phrases (including where the word “could”, “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective are intended to identify forward-looking statements but are not the exclusive means of identifying these statements. Such forward-looking statements include, but are not limited to, statements about the strategic rationale and financial benefits of the transactions, including expected future financial and operating results and the surviving corporation’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to projections of revenue, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; statements of plans and objectives of Third Coast or Keystone or their management or board of directors, including those relating to products or services, and statements of future economic performance - are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and therefore actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

In addition to the factors relating to the transactions discussed in the section entitled “Risk Factors” and the factors previously disclosed in Third Coast’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements or historical performance: (1) the risk that the cost savings and any revenue synergies from the transactions may not be fully realized or may take longer than anticipated to be realized, (2) disruption to the parties’ businesses as a result of the announcement and pendency of the transactions, (3) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement, (4) the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party’s businesses into the other’s businesses, (5) the failure to obtain the necessary approvals by the shareholders of Third Coast or Keystone, (6) the amount of the costs, fees, expenses and charges related to the transactions, (7) the ability by each of Third Coast and Keystone to obtain required governmental approvals of the transactions (and the risk that such approvals may result in the imposition of conditions that could adversely affect the surviving corporation or the expected benefits of the transactions), (8) reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the transactions, (9) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the transactions, (10) the possibility that the transactions may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (11) the dilution caused by Third Coast’s issuance of additional shares of its common stock in the merger, (12) a material adverse change in the financial condition of Third Coast or Keystone, (13) general competitive, economic, political and market conditions, (14) major catastrophes such as earthquakes, floods or other natural or human disasters, including infectious disease outbreaks, including pandemics, the related disruption to local, regional and global economic activity and financial markets, the ability to complete the transactions or any of the foregoing risks, (15) the outcome of any legal proceedings that may be instituted against Third Coast or Keystone, and (16) other factors that may affect future results of Third Coast and Keystone, including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Board of Governors of the Federal Reserve System and legislative and regulatory actions and reforms.

For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, Third Coast and Keystone claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, we caution you not to place reliance on these forward-looking statements. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither Third Coast nor Keystone undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Third Coast has filed with the SEC as described in the section entitled “Where You Can Find More Information”.

Third Coast and Keystone expressly qualify in their entirety all forward-looking statements attributable to either Third Coast or Keystone or any person acting on either Third Coast’s or Keystone’s behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

THE THIRD COAST SPECIAL MEETING

This section contains information for holders of Third Coast common stock about the special meeting that Third Coast has called to allow holders of Third Coast common stock to consider and vote on the Third Coast Share Issuance Proposal and the Third Coast Adjournment Proposal. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of holders of Third Coast common stock and a form of proxy card that the Third Coast Board is soliciting for use by the holders of Third Coast common stock at the Third Coast special meeting and at any adjournments or postponements of the Third Coast special meeting.

Date, Time and Place of the Meeting

The Third Coast special meeting will be held in person on January 23, 2026, at 10:00 a.m., local time, at the office of Third Coast Bank located at 20202 Highway 59 North, Suite 190, Humble, Texas 77338

Matters to Be Considered

At the Third Coast special meeting, holders of Third Coast common stock will be asked to consider and vote on the following proposals:

•	the Third Coast Share Issuance Proposal; and

•	the Third Coast Adjournment Proposal.

Recommendation of the Third Coast Board of Directors

The Third Coast Board unanimously recommends that you vote “FOR” the Third Coast Share Issuance Proposal and “FOR” the Third Coast Adjournment Proposal. See the section entitled “The Merger—Third Coast’s Reasons for the Merger; Recommendation of the Third Coast Board of Directors” for a more detailed discussion of the Third Coast Board’s recommendation.

Record Date and Quorum

The Third Coast Board has fixed the close of business on December 18, 2025 as the record date for determination of holders of Third Coast common stock entitled to notice of and to vote at the Third Coast special meeting. On the record date for the Third Coast special meeting, there were 13,895,078 shares of Third Coast common stock outstanding.

A majority of the outstanding shares of stock of Third Coast entitled to vote, represented in person or by proxy, shall constitute a quorum at the Third Coast special meeting. If you fail to submit a proxy or to vote in person at the Third Coast special meeting, or fail to instruct your broker, bank, broker, or other nominee how to vote, your shares of Third Coast common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum. If less than a majority of the outstanding shares is represented at the Third Coast special meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum is determined to be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may transact business until adjournment of such meeting, notwithstanding the withdrawal of enough shareholders to constitute less than a quorum.

Notwithstanding the other provisions of the Third Coast certificate of formation or the Third Coast bylaws, the chairman of the meeting at the Third Coast special meeting, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at such meeting. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally called, unless otherwise provided in the proxy. In the event that a quorum is not present at the Third Coast special meeting, it is expected that the Third Coast special meeting will be adjourned or postponed.

At the Third Coast special meeting, each share of Third Coast common stock is entitled to one vote on all matters properly submitted to holders of Third Coast common stock.

As of the record date, Third Coast directors and executive officers and their affiliates owned and were entitled to vote approximately 1,218,258 shares of Third Coast common stock, representing approximately 8.8% of the outstanding shares of Third Coast common stock. Third Coast currently expects that Third Coast directors and executive officers will vote their shares in favor of the Third Coast Share Issuance Proposal and the Third Coast Adjournment Proposal.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Third Coast special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Third Coast special meeting. If your bank, broker, trustee or other nominee holds your shares of Third Coast common stock in “street name”, such entity will vote your shares of Third Coast common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

Proposal No. 1: Third Coast Share Issuance Proposal – Assuming the presence of a quorum, approval of the Third Coast Share Issuance Proposal requires the affirmative vote of a majority of the votes cast. For these purposes (and for purposes of the Third Coast Adjournment Proposal described below), a majority of the votes cast means that the number of shares voted “FOR” a proposal must exceed the number of shares voted “AGAINST” that proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Third Coast special meeting or fail to instruct your broker, bank or other nominee how to vote with respect to the Third Coast Share Issuance Proposal, you will not be deemed to have cast a vote with respect to the Third Coast Share Issuance Proposal and it will have no effect on the Third Coast Share Issuance Proposal.

Proposal No. 2: Third Coast Adjournment Proposal – Assuming the presence of a quorum, approval of the Third Coast Adjournment Proposal requires the affirmative vote of a majority of the votes cast. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Third Coast special meeting or fail to instruct your broker, bank or other nominee how to vote with respect to the Third Coast Adjournment Proposal, you will not be deemed to have cast a vote with respect to the Third Coast Adjournment Proposal and it will have no effect on the Third Coast Adjournment Proposal.

Attending the Special Meeting

Your proxy card is your admission ticket. When you arrive at the Third Coast special meeting, you will be asked to present photo identification, such as a driver’s license. If you are a beneficial owner of Third Coast common stock held by a bank, broker, trustee or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker is an example of proof of ownership. If you want to vote your Third Coast common stock held in nominee name in person, you must get a “legal proxy” in your name from the broker, bank, or other nominee that holds your shares. Third Coast reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Third Coast special meeting is prohibited without Third Coast’s express written consent.

Pursuant to the Third Coast bylaws, the order of business at the Third Coast special meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of Third Coast, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the voting polls.

Proxies

A holder of Third Coast common stock may vote by proxy or in person at the Third Coast special meeting. If you hold your shares of Third Coast common stock in your name as a holder of record, to submit a proxy, you, as a holder of Third Coast common stock, may use one of the following methods:

•	By telephone: By calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

•	Through the Internet: By visiting the website indicated on the accompanying proxy card and following the instructions.

•	By mail: By completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Central Time, on the day before the Third Coast special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Third Coast special meeting.

Third Coast requests that holders of Third Coast common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Third Coast as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Third Coast common stock represented by it will be voted at the Third Coast special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Third Coast Share Issuance Proposal and “FOR” the Third Coast Adjournment Proposal.

If a holder’s shares are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Third Coast special meeting in person. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may subsequently revoke your proxy.

Shares Held in Street Name

If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank, or other nominee.

You may not vote shares held in a brokerage or other account in “street name” by returning a proxy card directly to Third Coast or by voting in person at the Third Coast special meeting unless you provide a signed “legal proxy” giving you the right to vote the shares, which you must obtain from your broker, bank, or other nominee. If you choose to vote your shares in street name in person at the Third Coast special meeting, please bring that signed legal proxy along with proof of identification.

Further, brokers, banks, or other nominees who hold shares of Third Coast common stock on behalf of their customers may not give a proxy to Third Coast to vote those shares with respect to any non-routine matters without specific instructions from you, as brokers, banks, and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the Third Coast special meeting, including the Third Coast Share Issuance Proposal and the Third Coast Adjournment Proposal.

Revocability of Proxies

If you are a holder of Third Coast common stock of record, you may revoke your proxy at any time before it is voted by:

•	submitting a written notice of revocation to Third Coast’s Secretary;

•	granting a subsequently dated proxy;

•	voting by telephone or the Internet at a later time, before 11:59 p.m., Central Time, on the day before the Third Coast special meeting; or

•	attending in person and voting at the Third Coast special meeting.

If you hold your shares of Third Coast common stock through a bank, broker, trustee or other nominee, you should contact your bank, broker, trustee or other nominee to change your vote.

Attendance at the Third Coast special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Third Coast after the vote will not affect the vote. The Third Coast Secretary’s mailing address is: Third Coast Bancshares, Inc., 20202 Highway 59 North, Suite 190, Humble, Texas 77338, Attn: Secretary. If the Third Coast special meeting is postponed or adjourned, it will not affect the ability of holders of Third Coast common stock of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to holders of Third Coast common stock residing at the same address, unless such holders of Third Coast common stock have notified Third Coast of their desire to receive multiple copies of the joint proxy statement/prospectus.

If you hold shares of both Third Coast common stock and Keystone common stock, you will receive two separate packages of proxy materials.

Third Coast will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of Third Coast common stock residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Liz Eber, Executive Vice President, Chief Legal Officer and Secretary, Third Coast Bancshares, Inc., 20202 Highway 59 North, Suite 190, Humble, Texas 77338, Telephone: (904) 325-4515, or D.F. King & Co., Inc., Third Coast’s proxy solicitor, by calling toll-free at (866) 745-0267, or for banks and brokers, collect at (212) 231-0055.

Participants in the Third Coast Bank 401(k) and Employee Stock Ownership Plan

If you hold Third Coast common stock through the Third Coast Bank 401(k) and Employee Stock Ownership Plan (the “ESOP”), the enclosed proxy card also constitutes confidential voting instructions for participants in the ESOP. If you are an ESOP participant, then the proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Third Coast special meeting and at any adjournments or postponements thereof in accordance with the instructions given therein to the ESOP trustee for the shares allocated to your ESOP account. Shares in the ESOP for which voting instructions are not received by 5:00 p.m., Central Time, on January 17, 2026, or if no choice is specified, will be voted by the ESOP trustee as directed by the ESOP administrator. The ESOP trustee will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements.

Solicitation of Proxies

Third Coast and Keystone will each bear their own expenses incurred in connection with the merger, including the retention of any information agent or other service provider, except that expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus will be shared equally by Third Coast and Keystone. To assist in the solicitation of proxies, Third Coast has retained D.F. King & Co., Inc., for a fee of $15,000 plus (i) a success fee of $5,000 if Third Coast shareholders approve the Third Coast Share Issuance Proposal and (ii) reimbursement of out-of-pocket expenses for its services. Third Coast and its proxy solicitor may also request brokers, banks, and other intermediaries holding shares of Third Coast common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Third Coast. No additional compensation will be paid to Third Coast’s directors, officers or employees for solicitation.

Other Matters to Come Before the Third Coast Special Meeting

Third Coast management knows of no other business to be presented at the Third Coast special meeting, but if any other matters are properly presented to the meeting or any adjournments or postponements thereof, the persons named in the proxies will vote on them in accordance with the board of directors’ recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding Third Coast’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Liz Eber, Third Coast’s Executive Vice President, Chief Legal Officer and Secretary, at (904) 325-4515, or D.F. King & Co., Inc., Third Coast’s proxy solicitor, by calling toll-free at (866) 745-0267, or for banks and brokers, collect at (212) 231-0055.

THIRD COAST PROPOSALS

Proposal No. 1: Third Coast Share Issuance Proposal

Third Coast is asking holders of Third Coast common stock to approve the issuance of shares of Third Coast common stock in connection with the merger (including for purposes of complying with NYSE Listing Rule 312.03, which requires approval of the issuance of shares of Third Coast common stock in an amount that exceeds 20% of the currently outstanding shares of Third Coast common stock). Holders of Third Coast common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

Under the NYSE rules, a company is required to obtain shareholder approval prior to the issuance of shares of its common stock if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the shares of common stock. If the merger is completed pursuant to the merger agreement, Third Coast expects to issue up to approximately 3,086,875 shares of Third Coast common stock in connection with the merger based on the number of shares of Keystone common stock outstanding as of December 10, 2025, the record date for the Keystone special meeting. Accordingly, the aggregate number of shares of Third Coast common stock that Third Coast will issue in the merger is expected to exceed 20% of the shares of Third Coast common stock outstanding before such issuance, assuming no holders of Keystone common stock elect to receive the Cash Election Consideration, and for this reason, Third Coast is seeking the approval of Third Coast shareholders for the issuance of shares of Third Coast common stock in connection with the merger. Approval of the Third Coast Share Issuance Proposal will constitute the required approval of the issuance of Third Coast common stock required by the NYSE rules.

The Third Coast Board has, by the unanimous vote of directors, (i) determined that the integrated mergers are advisable and in the best interests of Third Coast and its shareholders, (ii) adopted and approved the merger agreement and the other transactions contemplated thereby, (iii) authorized the execution and delivery of the merger agreement and the transactions contemplated thereby, (iv) directed that the Third Coast Share Issuance Proposal be submitted to the holders of Third Coast common stock for approval and (v) recommended approval of the Third Coast Share Issuance Proposal. See the section entitled “The Merger - Third Coast’s Reasons for the Merger; Recommendation of the Third Coast Board of Directors” for a more detailed discussion of the Third Coast board of directors’ recommendation.

Vote Required for Approval

Assuming the presence of a quorum, approval of the Third Coast Share Issuance Proposal requires the affirmative vote of a majority of the votes cast. For these purposes (and for purposes of the Third Coast Adjournment Proposal described below), a majority of the votes cast means that the number of shares voted “FOR” a proposal must exceed the number of shares voted “AGAINST” that proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Third Coast special meeting or fail to instruct your broker, bank or other nominee how to vote with respect to the Third Coast Share Issuance Proposal, you will not be deemed to have cast a vote with respect to the Third Coast Share Issuance Proposal and it will have no effect on the Third Coast Share Issuance Proposal.

Recommendation of the Third Coast Board of Directors

The Third Coast Board recommends a vote “FOR” the Third Coast Share Issuance Proposal.

Proposal No. 2: Third Coast Adjournment Proposal

The Third Coast special meeting may be adjourned or postponed to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the Third Coast Share Issuance Proposal.

If, at the Third Coast special meeting, the number of shares of Third Coast common stock present or represented and voting in favor of the Third Coast Share Issuance Proposal is insufficient to approve the Third Coast Share Issuance Proposal, Third Coast intends to move to adjourn or postpone the Third Coast special meeting to enable the Third Coast Board to solicit additional proxies for approval of the Third Coast Share Issuance Proposal. In that event, Third Coast will ask holders of Third Coast common stock to vote on the Third Coast Adjournment Proposal, but not the Third Coast Share Issuance Proposal.

In this proposal, Third Coast is asking holders of Third Coast common stock to authorize the holder of any proxy solicited by the Third Coast Board on a discretionary basis to vote in favor of adjourning or postponing the Third Coast special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Third Coast common stock who have previously voted. Pursuant to the Third Coast bylaws, the Third Coast special meeting may be adjourned without new notice being given, so long as the new date, time, and place of the reconvened special meeting are announced at the Third Coast special meeting and the adjournment is for a period of less than 30 days.

The approval of the Third Coast Adjournment Proposal by holders of Third Coast common stock is not a condition to the completion of the merger.

Vote Required for Approval

Assuming the presence of a quorum, approval of the Third Coast Adjournment Proposal requires the affirmative vote of a majority of the votes cast. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Third Coast special meeting or fail to instruct your broker, bank or other nominee how to vote with respect to the Third Coast Adjournment Proposal, you will not be deemed to have cast a vote with respect to the Third Coast Adjournment Proposal and it will have no effect on the Third Coast Adjournment Proposal.

Recommendation of the Third Coast Board of Directors

The Third Coast Board recommends a vote “FOR” the Third Coast Adjournment Proposal.

THE KEYSTONE SPECIAL MEETING

This section contains information for Keystone shareholders about the Keystone special meeting that Keystone has called to allow its shareholders to consider and vote on the Merger Proposal. This joint proxy statement/prospectus is accompanied by a notice of the Keystone special meeting and a form of proxy card that the Keystone Board is soliciting for use at the Keystone special meeting and at any adjournments or postponements of the Keystone special meeting.

Date, Time and Place of the Keystone Special Meeting

The Keystone special meeting will be held in person at the office of Keystone located at 13715 East Ladera Boulevard, Bee Cave, Texas 78738, at 3:00 p.m., local time, on January 29, 2026. On or about December 23, 2025, Keystone commenced mailing this document and the enclosed form of proxy card to its shareholders entitled to vote at the Keystone special meeting.

Purpose

At the Keystone special meeting, the Keystone shareholders will be asked to consider and vote upon the following matters:

•

Proposal No. 1: Keystone Merger Proposal – a proposal to approve the merger agreement, by and among Third Coast, Merger Sub, and Keystone, pursuant to which Merger Sub will merge with and into Keystone, with Keystone surviving as a wholly owned subsidiary of Third Coast, on and subject to the terms and conditions contained therein; and

•

Proposal No. 2: Keystone Adjournment Proposal – a proposal to approve one or more adjournments of the Keystone special meeting to a later date or dates, if the board of directors of Keystone determines such an adjournment is necessary to permit further solicitation of additional proxies in favor of the Keystone Merger Proposal.

Completion of the merger is conditioned on, among other things, Keystone shareholder approval of the merger agreement and the transactions contemplated thereby, including the merger. No other business may be conducted at the Keystone special meeting.

Recommendation of the Keystone Board

After considering various factors described in the section entitled “The Merger—Keystone’s Reasons for the Merger; Recommendation of the Keystone Board of Directors” beginning on page 59, the Keystone Board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of holders of Keystone’s common stock and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Keystone Board unanimously recommends that you vote “FOR” the Keystone Merger Proposal and, if necessary, “FOR” the Keystone Adjournment Proposal.

Keystone Record Date and Quorum

The Keystone Board has fixed the close of business on December 10, 2025 as the Keystone record date for determining the holders of Keystone common stock entitled to receive notice of and to vote at the Keystone special meeting.

As of the Keystone record date, there were 6,695,707 shares of Keystone common stock outstanding and entitled to notice of, and to vote at, the Keystone special meeting or any adjournment thereof, and such outstanding shares of Keystone common stock were held by approximately 376 holders of record. Each share of Keystone common stock entitles the holder to one vote at the Keystone special meeting on each proposal to be considered at the Keystone special meeting.

No business may be transacted at the Keystone special meeting unless a quorum of shareholders is present. The presence (in person or by proxy) of holders of at least a majority of the outstanding shares of Keystone common stock constitutes a quorum for transacting business at the Keystone special meeting. All shares of Keystone common stock present in person or represented by proxy, including abstentions and broker-non votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Keystone special meeting.

As of the Keystone record date, the directors and executive officers of Keystone and their affiliates beneficially owned and were entitled to vote, in the aggregate, 776,342 shares of Keystone common stock, representing approximately 11.6% of the shares of Keystone common stock outstanding on that date. As of the Keystone record date, Third Coast beneficially held no shares of Keystone common stock.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

Proposal No. 1: Keystone Merger Proposal – Approval of the Keystone Merger Proposal requires the affirmative vote of at least two-thirds of the outstanding shares of Keystone common stock held by all shareholders entitled to vote on the Keystone Merger Proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy card or vote in person at the Keystone special meeting or fail to instruct your broker, bank or other nominee how to vote with respect to the Keystone Merger Proposal, it will have the effect of a vote against the Keystone Merger Proposal.

Proposal No. 2: Keystone Adjournment Proposal – Approval of the Keystone Adjournment Proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Keystone common stock represented at the Keystone special meeting. If you mark “ABSTAIN” on your proxy, it will have the effect of a vote against the Keystone Adjournment Proposal. If you fail to submit a proxy card or vote in person at the Keystone special meeting it will have no effect on the Keystone Adjournment Proposal. If your shares are held in “street name” and you fail to instruct your broker, bank or other nominee how to vote with respect to the Keystone Adjournment Proposal, your broker, bank or other nominee will have discretion to vote your shares on such proposal.

Voting on Proxies; Incomplete Proxies

A Keystone shareholder of record as of the Keystone record date may vote by proxy or in person at the Keystone special meeting. If you hold your shares of Keystone common stock in your name as of the Keystone record date, you, as a holder of Keystone common stock, may use one of the following methods:

•	By telephone: By calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

•	Through the Internet: By visiting the website indicated on the accompanying proxy card and following the instructions.

•	By mail: By completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Central Time, on the day before the Keystone special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Keystone special meeting.

Keystone requests that Keystone shareholders vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Keystone as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Keystone common stock represented by it will be voted at the Keystone special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Keystone common stock represented by the proxy card will be voted as recommended by the Keystone Board.

If a holder’s shares are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.

Every Keystone shareholder’s vote is important. Accordingly, each Keystone shareholder should sign, date and return the enclosed proxy card or vote via the Internet or by telephone, whether or not you plan to attend the Keystone special meeting in person. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”; Broker Non-Votes

If your shares of Keystone common stock are held in a brokerage account or by a bank or other nominee, the broker, bank or nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” This joint proxy statement/prospectus and the Keystone proxy card have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions it included in the mailing or by following its instructions for voting.

Brokers, banks and other nominees, as holders of record, are permitted to vote in their discretion on “routine” matters when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. A broker non-vote occurs when a broker, bank or other nominee does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner of the shares. If you hold shares in “street name” and do not provide voting instructions to your broker, bank or other nominee, those shares will be counted as broker non-votes for all non-routine matters. The only non-routine matter to be presented and voted on at the Keystone special meeting is the Keystone Merger Proposal. The only routine matter to be presented at the Keystone special meeting is the Keystone Adjournment Proposal.

Abstentions and broker non-votes by Keystone shareholders will have the effect of a vote against the Keystone Merger Proposal because approval of the Keystone Merger Proposal requires the affirmative vote of at least two-thirds of the outstanding shares of Keystone common stock held by all shareholders and the Keystone Merger Proposal is a non-routine matter.

Because abstentions will be counted for purposes of determining the presence or absence of a quorum, and because the approval of the Keystone Adjournment Proposal requires the affirmative vote of holders at least a majority of the outstanding shares of Keystone common stock represented at the Keystone special meeting, abstentions will have the effect of a vote against Keystone Adjournment Proposal. As the Keystone Adjournment Proposal is considered a routine matter and a broker, bank or other nominee may generally vote on routine matters in their discretion without having received voting instructions from the beneficial owner, no broker non-votes are expected to occur in connection with the Keystone Adjournment Proposal.

Revocability of Proxies and Changes to a Keystone Shareholder’s Vote

You have the power to change your vote at any time before your shares of Keystone common stock are voted at the Keystone special meeting by:

•	attending and voting in person at the Keystone special meeting;

•	giving notice of revocation of the proxy at the Keystone special meeting;

•

delivering to the Secretary of Keystone at 13715 East Ladera Boulevard, Bee Cave, Texas 78738 (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed; or

•	voting by telephone or the Internet at a later time, before 11:59 p.m., Central Time, on the day before the Keystone special meeting.

Attendance at the Keystone special meeting will not in and of itself constitute a revocation of a proxy. If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Keystone special meeting.

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

This proxy solicitation is made by the Keystone Board. Keystone is responsible for its expenses incurred in preparing, assembling, printing and mailing this joint proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors of Keystone intend to solicit proxies personally or by telephone or other means of communication. The directors will not be additionally compensated. Keystone will reimburse banks, brokers and other nominees for their reasonable expenses in forwarding the proxy materials to beneficial owners.

Attending the Keystone special meeting

All Keystone shareholders, including shareholders of record as of the Keystone record date and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Keystone special meeting. However, only Keystone shareholders of record as of the Keystone record date can vote in person at the Keystone special meeting.

All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring to gain admittance to the Keystone special meeting depend on whether they are shareholders of record or proxy holders. A Keystone shareholder who holds shares directly registered in such shareholder’s name who desires to attend the Keystone special meeting in person should bring government-issued photo identification.

A Keystone shareholder who holds the shares in “street name” through a broker, bank or other nominee who desires to attend the Keystone special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker, bank or other nominee.

A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of shares of Keystone common stock who desires to attend the Keystone special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the Keystone holder of record, and proof of the signing shareholder’s record ownership as of the record date.

The use of cameras, sound recording equipment, communications devices or any similar equipment during the Keystone special meeting is prohibited without Keystone’s express written consent.

Assistance

If you need assistance in completing your proxy card, have questions regarding the Keystone special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Megan Connors, executive assistant to Keystone’s Chairman of the Board and Chief Executive Officer, at (817) 312-0080.

KEYSTONE PROPOSALS

Proposal No. 1 Keystone Merger Proposal

At the Keystone special meeting, the Keystone shareholders will be asked to consider and vote on a proposal to approve the merger agreement, by and among Third Coast, Merger Sub, and Keystone, pursuant to which Merger Sub will merge with and into Keystone, with Keystone surviving as a wholly owned subsidiary of Third Coast, on and subject to the terms and conditions contained therein.

After considering various factors described in the section entitled “The Merger—Keystone’s Reasons for the Merger; Recommendation of the Keystone Board of Directors” beginning on page 59, the Keystone Board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Keystone’s shareholders and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Keystone Board recommends a vote “FOR” the Keystone Merger Proposal.

Proposal No. 2 Keystone Adjournment Proposal

At the Keystone special meeting, the Keystone shareholders will be asked to consider and vote on a proposal to approve one or more adjournments of the Keystone special meeting to a later date or dates, if the Keystone Board determines such an adjournment is necessary to permit further solicitation of additional proxies in favor of the Keystone Merger Proposal.

The Keystone Board recommends a vote “FOR” the Keystone Adjournment Proposal.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. You are urged to read this entire joint proxy statement/prospectus carefully, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of the Third Coast Board and the Keystone Board has unanimously approved the merger agreement. To consummate the merger, Merger Sub will merge with and into Keystone, with Keystone surviving the merger as a wholly owned subsidiary of Third Coast. Immediately following, and in connection with, the merger, Third Coast will cause Keystone to be merged with and into Third Coast, with Third Coast surviving the second merger. Immediately following the integrated mergers (or at such later time as Third Coast may determine), Third Coast will cause Keystone Bank, SSB, a Texas state savings bank with its principal office in Bee Cave, Texas and the banking subsidiary of Keystone, to merge with and into Third Coast Bank, the banking subsidiary of Third Coast, with Third Coast Bank surviving the bank merger.

If the merger is completed, each outstanding share of Keystone common stock (other than shares of Keystone common stock held by Keystone, Third Coast or their respective subsidiaries and dissenting shares) will be converted into the right to receive (i) the Stock Consideration or (ii) the Cash Election Consideration, at the election of the Keystone shareholders. Third Coast will not issue any fractional shares of Third Coast common stock in the merger. Holders of Keystone common stock who would otherwise be entitled to a fraction of a share of Third Coast common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the TCBX Closing VWAP. For a discussion of the possible downward adjustment of the exchange ratio, the Keystone equity as of a recent date and Keystone’s estimate of the Keystone Merger Costs, see “The Merger Agreement—Merger Consideration” beginning on page 88.

Third Coast’s shareholders are being asked to approve the Third Coast Share Issuance Proposal, and Keystone’s shareholders are being asked to approve the Keystone Merger Proposal. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement” beginning on page 88 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of the ongoing consideration and evaluation of Keystone’s long-term prospects and strategies, Keystone’s Board and senior management have regularly reviewed and assessed Keystone’s business strategies and objectives, including Keystone’s future prospects for earnings and asset growth as well as the viability of strategic growth opportunities and acquisitions potentially available to Keystone. From time to time, Keystone’s Board and senior management have reviewed and discussed Keystone’s long-term objectives and considered ways to enhance shareholder value and performance of the consolidated organization. These strategic discussions and reviews have focused on, among other things, prospects and developments in the financial services industry, accessing and growing core deposits, the regulatory environment, the economy and the financial markets generally, and the implications of such developments both for financial institutions generally and for Keystone, in particular. These strategic discussions were part of the continuous efforts of Keystone to enhance value for holders of Keystone stock and deliver the best possible services to its customers and communities. This strategic review has also included assessment of ongoing consolidation in the financial services industry, the addressable market of potential strategic partners, and the benefits and risks to Keystone and its shareholders of strategic combinations compared to the benefits and risks of continued operation as an independent organization. Factors assessed in connection with this review have included the benefits and risks of operating in existing and new markets, competition, potential expense and revenue synergies, regulatory requirements, the interest rate environment, relationships with key vendors of Keystone, scale and diversification, credit risk, market risk and the impacts of rapidly changing technology and the delivery channels for products and services.

In furtherance of the foregoing objectives, management of Keystone has engaged in, from time to time, discussions with executives of other institutions in the financial services industry, including with respect to potential strategic transactions to enhance shareholder value, liquidity and return on investment. Keystone has periodically received inquiries from potential acquirors and other merger partners in the industry.

In the fall of 2024, Keystone’s Board determined to explore the possibility of a strategic business combination, including the prospect of merging Keystone into a larger institution. In furtherance of the foregoing, Keystone senior management began meeting with and formally evaluating potential financial advisors in the financial services sector to assist Keystone in evaluating market conditions and advancing its strategic objectives.

Throughout 2024, Stephens Inc. kept the Keystone management team apprised of market opportunities and market conditions.

In the spring of 2025, Keystone’s management team engaged in preliminary discussions with a select group of potential strategic partners. Based on these discussions, Keystone received expressions of interest from four potential acquirors, including a financial institution (“Company A”) and Third Coast.

In the spring of 2025, Stephens delivered preliminary marketing and due diligence information to the four potential partners.

On March 27, 2025, Stephens met with the Keystone Board to discuss the four expressions of interest and preliminary transaction strategy. The Keystone Board expressed concern about the impact of volatile market conditions and timing on Third Coast’s ability to consummate the merger and decided to pursue further negotiations with Company A given the all cash merger consideration offered by Company A, and thereby the lack of susceptibility to market volatility risk. The Keystone Board directed Stephens to request a letter of intent from Company A.

On April 15, 2025, Stephens and Keystone senior executives received the initial letter of intent from Company A for a proposed acquisition of Keystone by Company A for 100% cash consideration.

Soon after, on April 18, 2025, Stephens met with the Keystone Board to discuss the letter of intent and provide preliminary feedback, including relating to certain business terms and considerations. The Keystone Board directed Stephens to contact representatives of Company A to negotiate an increase in the proposed merger consideration.

On April 28, 2025, Stephens met with the Keystone Board to discuss a revised oral offer from Company A, which offer included increased merger consideration. The Keystone Board directed Stephens to request a revised letter of intent from Company A.

On April 28, 2025, Keystone formally engaged Stephens to serve as its exclusive financial advisor in connection with any transaction.

On May 9, 2025, Stephens and Keystone senior executives received an updated letter of intent from Company A, with the merger consideration consistent with the merger consideration indication it provided in its previous oral offer. On the same day, the Keystone Board met to discuss the updated letter of intent. On May 9, 2025, Keystone executed the letter of intent.

Following the execution of the letter of intent, Company A provided Keystone with a comprehensive due diligence request list. Keystone populated an electronic virtual due diligence data room hosted by Stephens.

During the summer of 2025, Company A conducted a due diligence investigation of Keystone, including Keystone’s operations, financial condition, loan portfolio and tax, litigation and other matters.

In early July 2025, Company A and Keystone mutually agreed to terminate negotiations regarding a potential merger due to differences in business model, customer profile and culture.

On July 23, 2025, Stephens met with the Keystone Board to discuss the continuation of conversations with other potential buyers. The Keystone Board decided to pursue resuming its search for potential strategic partners and directed Stephens to contact Third Coast.

In early August 2025, Stephens had a call with Third Coast to resume discussion of a potential acquisition of Keystone.

On August 21, 2025, Stephens and Keystone senior executives received the initial letter of intent from Third Coast for a proposed acquisition of Keystone, pursuant to which all outstanding shares of Keystone capital stock would be converted into the right to receive shares of Third Coast common stock based on a fixed exchange ratio of 0.44805.

On August 27, 2025, Stephens met with the Keystone Board to discuss the letter of intent. The Keystone Board directed Stephens to contact representatives of Third Coast to negotiate a more favorable exchange ratio and other terms of the letter of intent.

On August 28, 2025, Stephens contacted senior executives of Third Coast to negotiate the terms of the letter of intent.

On August 29, 2025, Stephens and Keystone senior executives received an updated letter of intent from Third Coast with a new fixed exchange ratio of 0.45925. On the same day, Keystone executed the letter of intent and entered into a 60-day exclusivity period.

Following the execution of the letter of intent, Third Coast provided Keystone with a comprehensive due diligence request list. Keystone populated an electronic virtual due diligence data room hosted by Stephens.

During September and October 2025, Third Coast conducted a due diligence investigation of Keystone, including Keystone’s operations, financial condition, loan portfolio and tax, litigation and other matters. On September 3, 2025 and September 10, 2025, Keystone representatives met virtually with representatives of Third Coast for Third Coast to conduct due diligence. During this time period, members of Keystone’s management team, together with Keystone’s advisors, conducted reverse due diligence on Third Coast. On October 10, 2025, Keystone’s management team, representatives of Stephens and representatives of Fenimore Kay Harrison LLP (“Fenimore”), Keystone’s legal counsel, conducted a reverse due diligence conference call with senior management of Third Coast covering Third Coast’s corporate strategy, credit quality and loan portfolio trends, financial performance then year-to-date 2025, certain operational matters and regulatory compliance and legal matters. Keystone also investigated the feasibility of Third Coast obtaining regulatory approval for the transaction on a timely basis.

On September 30, 2025, Keystone and Fenimore received an initial draft of the merger agreement prepared by Third Coast and its legal counsel, Norton Rose Fulbright US LLP (“Norton Rose”).

On October 8, 2025, Third Coast proposed the addition to the merger agreement of an optional cash component of the merger consideration at the election of Keystone shareholders in the amount of $10-20 million.

On October 11, 2025, Keystone and Fenimore received initial drafts of the Wilkinson employment agreement and the St. George employment agreement.

Until the merger agreement was signed on October 22, 2025, Keystone and Third Coast , in consultation with their respective legal counsel and financial advisors, exchanged several drafts, and negotiated the terms, of the merger agreement and related ancillary documents and agreements (including disclosure schedules, voting agreements, voting and support agreements and releases with certain directors and officers, and an employment agreement with Messrs. St. George and Wilkinson). In such negotiations, Keystone and its advisors negotiated for terms that reflected the interests of Keystone’s shareholders in the transaction, were consistent with best market practices, and fairly represented the previously agreed upon terms in the executed letter of intent.

On October 15, 2025, the Keystone Board held a meeting, at which representatives of Stephens and Fenimore were in attendance, to discuss the proposed terms of the merger agreement. Stephens presented its analysis of the fairness of the merger consideration from the perspective of the Keystone shareholders.

On October 16, 2025, the Third Coast Board held a meeting to consider the negotiated terms of the merger between Third Coast and Keystone and the entry into the merger agreement by Third Coast. Members of Third Coast management and representatives of Raymond James and Norton Rose also attended this meeting. Representatives of Norton Rose provided a summary of the proposed terms of the merger agreement and the ancillary agreements and reviewed the Third Coast Board’s fiduciary duties in connection with its evaluation of the merger. At the request of the Third Coast Board, Raymond James then reviewed and discussed its financial analyses. Thereafter, at the request of the Third Coast Board, Raymond James previewed its oral opinion to the Third Coast Board. Raymond James subsequently rendered and confirmed in writing by delivery of the written opinion of Raymond James addressed to the Third Coast Board dated October 22, 2025, that as of such date, the merger consideration to be paid by Third Coast in the merger pursuant to the merger agreement was fair, from a financial point of view, to Third Coast. Representatives of Norton Rose also described the resolutions the Third Coast Board would be asked to consider if it was to approve the proposed transaction. The members of Third Coast’s Board asked a series of questions to the financial and legal advisors regarding the terms and conditions of the merger agreement and engaged in a full discussion regarding the proposed transaction, including consideration of the factors described under the section entitled “The Merger—Third Coast’s Reasons for the Merger; Recommendation of the Third Coast Board of Directors.”

On October 17, 2025, the Keystone Board held a special meeting to consider the negotiated terms of the merger between Third Coast and Keystone and the entry into the merger agreement by Keystone. Members of Keystone management and representatives of Stephens and Fenimore also attended this meeting. Stephens reviewed the financial aspects of the merger and its financial analysis of the transaction and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the Keystone Board dated as of October 17, 2025, that, as of such date, the consideration to be received by the Keystone shareholders in the merger was fair to them, from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion. Representatives of Fenimore provided a summary of the proposed terms of the merger agreement and the ancillary agreements and reviewed the Keystone Board’s fiduciary duties in connection with its evaluation of the merger. Representatives of Fenimore also described the resolutions the Keystone Board would be asked to consider if it was to approve the proposed transaction. The members of Keystone’s Board asked a series of questions to the financial and legal advisors regarding the terms and conditions of the merger agreement and engaged in a full discussion regarding the proposed transaction. At the conclusion of the meeting, after further review and discussion by the Keystone Board, including consideration of the factors described under the section entitled “The Merger—Keystone’s Reasons for the Merger; Recommendation of the Keystone Board of Directors,” the Keystone Board determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of Keystone and its shareholders, and unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and entry into the merger agreement by Keystone.

On October 20, 2025, Third Coast and Keystone agreed to the Cash Election Consideration in an aggregate amount of $20 million.

On October 21, 2025, the Third Coast Board determined that the integrated mergers were advisable and in the best interests of Third Coast and its shareholders and unanimously approved the merger agreement and the transactions contemplated thereby, including the integrated mergers, and entry into the merger agreement by Third Coast.

Third Coast and Keystone executed the merger agreement and related ancillary agreements discussed in this joint proxy statement/prospectus on October 22, 2025.

The merger was announced the evening of October 22, 2025, after the closing of the financial markets in New York, in a joint press release issued by Third Coast and Keystone.

Keystone’s Reasons for the Merger; Recommendation of the Keystone Board of Directors

The Keystone Board believes that the merger is in the best interests of Keystone and the holders of Keystone common stock. Accordingly, the Keystone Board has approved the merger agreement and unanimously recommends that the Keystone shareholders vote “FOR” approval of the Keystone Merger Proposal.

The terms of the merger agreement, including the consideration to be paid to the holders of Keystone common stock, were the result of arms-length negotiations between representatives of Keystone and representatives of Third Coast. In reaching its decision to approve the merger agreement and to recommend its approval to Keystone shareholders, the Keystone Board evaluated the merger and the merger agreement in consultation with its executive management, Stephens, and Keystone’s legal counsel. In arriving at its recommendation, the Keystone Board considered a number of factors, including the following:

•

the Keystone Board’s familiarity with and review of the information concerning the business, results of operations, financial condition, competitive position and future prospects of Keystone and Keystone Bank;

•

the Keystone Board’s knowledge of the current environment in the financial services industry, national, regional and local economic conditions and the interest rate environment, increased operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for banks, thrifts and other financial institutions generally and the increased regulatory burdens on financial institutions generally, evolving trends in technology, the trend toward consolidation in the banking industry and in the financial services industry, and the likely effects of these factors on Keystone’s and Third Coast’s potential growth, development, productivity, profitability and strategic options;

•

the complementary aspects of Keystone’s and Third Coast’s respective businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;

•	the belief of the Keystone Board that the value of the merger consideration to be received by holders of Keystone common stock pursuant to the merger agreement represents a fair price for such shares;

•	the historical performance of Third Coast and its common stock, including historical cash dividends;

•

the results that Keystone could expect to obtain if it continued to operate independently, and the likely benefits to holders of Keystone common stock of that course of action, as compared with the value of the merger consideration offered by Third Coast and Keystone’s belief that a merger with Third Coast would allow holders of Keystone common stock to participate in the future performance of a combined company that would have better future prospects than Keystone was likely to achieve on a stand-alone basis or through other strategic alternatives;

•

the belief of the Keystone Board that Third Coast emphasizes many of the same values embraced by Keystone in the conduct of its business, such as excellent customer service, employee development and delivering value to owners;

•	that a merger with a larger bank holding company could provide the opportunity to realize economies of scale, add infrastructure and operational support and enhance customer products and services;

•	the likelihood of Third Coast successfully consummating the merger and integrating Keystone’s operations;

•

the treatment of the integrated mergers together as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code with the respect to the shares of Keystone common stock exchanged for Third Coast common stock;

•

the limited liquidity that holders of Keystone shares have with respect to their investment in Keystone, for which there is no active public market, and that holders of Keystone shares will receive a portion of the merger consideration in shares of Third Coast common stock, which is publicly traded on the NYSE, which would be expected to provide such holders of Keystone shares with increased liquidity of their investment;

•	that the exchange ratio is fixed;

•

the fact that the portion of the merger consideration paid in the form of Third Coast common stock would allow former holders of Keystone common stock to participate as Third Coast shareholders in the growth of Third Coast and in any synergies resulting from the merger;

•	the immediate liquidity to holders of Keystone shares who elect to receive cash as reflected by the cash portion of the merger consideration;

•	the ability of Third Coast to pay the aggregate merger consideration without a financing contingency and without the need to obtain financing to close the transaction;

•

the financial analysis and presentation of Stephens and the opinion rendered by Stephens to the Keystone Board to the effect that, as of October 17, 2025, and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Stephens as described in such written opinion, the consideration to be received by the holders of Keystone common stock (solely in their capacity as such) in the merger was fair to them from a financial point of view (see “The Merger—Opinion of Keystone’s Financial Advisor,” beginning on page 62);

•	the anticipated likelihood of Third Coast to obtain the requisite regulatory approvals in a timely manner and without unacceptable conditions;

•	the potential effect of the merger on Keystone’s employees, including the prospects for continued employment and other benefits agreed to be provided by Third Coast to Keystone’s employees; and

•	the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements and the conditions to closing.

The Keystone Board also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with Third Coast were likely to outweigh substantially these risks and factors. These risks included:

•	the lack of control of the Keystone Board and holders of Keystone common stock over future operations and strategy of the combined company as compared to remaining independent;

•	the challenges of combining the businesses, assets and workforces of two financial institutions;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the risks and costs to Keystone if the merger is not completed;

•

the requirement under the merger agreement that Keystone conduct its business in the ordinary course and the other restrictions on the conduct of Keystone’s business before completion of the merger, which could delay or prevent Keystone from undertaking business opportunities that may arise before completion of the merger;

•	the possibility that Keystone may not be able to deliver Keystone adjusted shareholders’ equity to Third Coast of $94,576,000 at closing, which would result in a reduction of the merger consideration;

•

that the value of the merger consideration comprised of Third Coast common stock will fluctuate between the date of the merger agreement and the closing date and will not be known at the time the Keystone shareholders vote on the Keystone Merger Proposal, and that any reduction in the value of Third Coast common stock will not, in and of itself, permit Keystone to terminate the merger agreement;

•

that the value of the Third Coast common stock to be issued to holders of Keystone common stock in the merger is reliant on the successful operation of Third Coast in the future as opposed to selling Keystone entirely for cash, which would deliver all value to holders of Keystone shares upon closing of such a sale;

•	the fact that gain on the disposition of Keystone shares would generally be taxable to U.S. holders for U.S. federal income tax purposes to the extent of the cash received in the integrated mergers;

•	the potential for unintended delays in the regulatory approval process;

•

the fact that the merger agreement prohibits Keystone from soliciting acquisition proposals or, subject to certain exceptions, engaging in negotiations concerning or providing nonpublic information to any person relating to an acquisition proposal;

•

the interests of certain of Keystone’s directors and executive officers in the merger that are different from, or in addition to, their interests as holders of Keystone shares, which are further described in the section of this joint proxy statement/prospectus entitled “– Interests of Keystone’s Directors and Executive Officers in the Merger” beginning on page 81;

•	the risk that the anticipated benefits of the merger, including the realization of synergies and cost savings, may not be realized or may take longer than expected to be realized; and

•	the possible effects of the pendency or completion of the transactions contemplated by the merger agreement, including any suit, action or proceeding initiated in respect of the merger.

The reasons set out above for the merger are not intended to be exhaustive but are believed to include material factors considered by the Keystone Board in approving the merger. In reaching its determination, the Keystone Board did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors.

The Keystone Board conducted an overall analysis of the factors described above as a whole, including thorough discussions with, and questioning of, its executive management and outside financial and legal advisors. Based on the reasons stated, the Keystone Board believed that the merger is in the best interest of the holders of Keystone common stock and approved the merger agreement and the merger.

The foregoing explanation of the Keystone Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 41.

The Keystone Board believes that the merger is in the best interests of Keystone and its shareholders. Accordingly, the Keystone Board has approved the merger agreement and unanimously recommends that the Keystone shareholders vote “FOR” approval of the Keystone Merger Proposal and “FOR” approval of the Keystone Adjournment Proposal.

Opinion of Keystone’s Financial Advisor

On April 28, 2025, Keystone engaged Stephens to act as financial adviser to Keystone in connection with the proposed sale of Keystone. In connection with its engagement, and following the negotiation of the proposed merger of a wholly-owned subsidiary of Third Coast with and into Keystone, Stephens was requested to undertake a study of the fairness, from a financial point of view, of the proposed merger to Keystone. Keystone engaged Stephens because, among other factors, Stephens is a nationally recognized investment banking firm with substantial experience in similar transactions. As part of its investment banking business, Stephens is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of Stephens’ engagement, representatives of Stephens participated in a meeting of Keystone’s Board held on October 17, 2025, in which Keystone’s Board considered and approved the proposed merger. At this meeting, Stephens reviewed the financial aspects of the proposed merger and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to Keystone’s Board dated as of October 17, 2025, that, as of such date, the consideration to be received by the holders of Keystone common stock (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion.

The full text of Stephens’ written opinion letter (the “Opinion Letter”) is attached as Annex D to this joint proxy statement/prospectus. The Opinion Letter outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion. The summary of the opinion set forth in this document is qualified in its entirety by reference to the full text of such written Opinion Letter. Investors are urged to read the entire Opinion Letter carefully in connection with their consideration of the proposed merger. Keystone did not give any instruction to or impose any limitations on Stephens as it related to the issuance of its opinion.

Stephens’ opinion speaks only as of the date of the opinion, and Stephens has undertaken no obligation to update or revise its opinion. The opinion was directed to Keystone’s Board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the proposed merger. The opinion only addresses whether the consideration to be received by the holders of Keystone common stock (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view as of the date of the opinion. The opinion does not address the underlying business decision of Keystone to engage in the proposed merger or any other term or aspect of the merger agreement or the transactions contemplated thereby. Stephens’ opinion does not constitute a recommendation to Keystone’s Board or any of Keystone’s shareholders as to how such person should vote or otherwise act with respect to the proposed merger or any other matter. Keystone and Third Coast determined the merger consideration through a negotiation process.

In connection with developing its opinion, Stephens:

(i)	reviewed certain publicly available financial statements and reports regarding Keystone and Third Coast;

(ii)	reviewed certain audited financial statements regarding Keystone and Third Coast;

(iii)

reviewed certain internal financial statements, management reports and other financial and operating data concerning Keystone and Third Coast prepared by management of Keystone and management of Third Coast, respectively;

(iv)

reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning Keystone and Third Coast provided by management of Keystone and management of Third Coast, as applicable, and upon consensus research estimates concerning

Third Coast, the effect of the proposed merger on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of Third Coast;

(v)	reviewed the reported prices and trading activity for the common stock of Third Coast;

(vi)

compared the financial performance of Keystone and Third Coast with that of certain other publicly-traded companies and their securities that Stephens deemed relevant to Stephens’ analysis of the proposed merger;

(vii)	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that Stephens deemed relevant to Stephens’ analysis of the proposed merger;

(viii)	reviewed the then most recent draft of the merger agreement and related documents provided to Stephens by Keystone;

(ix)

discussed with management of Keystone and management of Third Coast the operations of and future business prospects for Keystone and Third Coast, respectively and the anticipated financial consequences of the proposed merger to Keystone and Third Coast, respectively;

(x)	assisted in Keystone’s deliberations regarding the material terms of the proposed merger and Keystone’s negotiations with Third Coast; and

(xi)	performed such other analyses and provided such other services as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information, financial data and financial forecasts provided to Stephens by Keystone and Third Coast and of the other information reviewed by Stephens in connection with the preparation of Stephens’ opinion, and its opinion was based upon such information. Stephens did not independently verify or undertake any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of Keystone assured Stephens that it was not aware of any relevant information that had been omitted or remained undisclosed to Stephens. Stephens did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Keystone or of Third Coast, and Stephens was not furnished with any such evaluations or appraisals; nor did Stephens evaluate the solvency or fair value of Keystone or of Third Coast under any laws relating to bankruptcy, insolvency or similar matters. Stephens did not assume any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of Keystone or Third Coast. Stephens did not receive or review any individual loan or credit files nor did Stephens make an independent evaluation of the adequacy of the allowance for credit losses of Keystone or Third Coast. Stephens did not make an independent analysis of the effects of potential future changes in the rate of inflation or of prevailing rates of interest or other market developments or disruptions, or of the effects of any global conflicts or hostilities or any other disaster or adversity, on the business or prospects of Keystone or Third Coast. With respect to the financial projections or forecasts prepared by management of Keystone and management of Third Coast, including the forecasts of potential cost savings and potential synergies, Stephens also assumed that such financial projections or forecasts had been reasonably prepared and reflected the best then currently available estimates and judgments of management of Keystone and management of Third Coast, respectively, as to the future financial performance of Keystone and Third Coast, respectively, and provided a reasonable basis for Stephens’ analysis. Stephens recognized that such financial projections or forecasts were based on numerous variables, assumptions and judgments that were inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such projections or forecasts, and Stephens expressed no opinion as to the reliability of such financial projections, forecasts or estimates or the assumptions upon which they were based.

Stephens does not provide legal, accounting, regulatory, or tax advice or expertise, and Stephens relied solely, and without independent verification, on the assessments of Keystone and its other advisors with respect to such matters. Stephens assumed, with Keystone’s consent, that the proposed merger will not result in any materially adverse legal, regulatory, accounting or tax consequences for Keystone or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the proposed merger will be resolved favorably to Keystone and its shareholders. Stephens did not express any opinion as to any tax or other consequences that might result from the proposed merger.

Stephens’ opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and on the information made available to Stephens as of the date of the opinion. Market price data used by Stephens in connection with its opinion was based on reported market closing prices as of October 15, 2025. It should be understood that subsequent developments may affect the opinion and that Stephens did not undertake any obligation to update, revise or reaffirm the opinion or otherwise comment on events occurring after the date of the opinion. Stephens further noted that volatility or disruptions in the credit and financial markets relating to, among other things, potential future changes in the rate of inflation or prevailing rates of interest or other market developments or disruptions, or the effects of any global conflicts or hostilities or any other disaster or adversity, may or may not have an effect on Keystone or Third Coast, and Stephens did not express an opinion as to the effects of such volatility or disruptions on the proposed merger or any party to the proposed merger. Stephens further expressed no opinion as to the prices at which shares of Third Coast’s or Keystone’s common stock may trade at any time subsequent to the announcement of the proposed merger.

In connection with developing its opinion, Stephens assumed that, in all respects material to its analyses:

(i)	the proposed merger and any related transactions will be consummated on the terms of the latest draft of the merger agreement provided to Stephens, without material waiver or modification;

(ii)	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

(iii)	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)	all conditions to the completion of the proposed merger will be satisfied within the time frames contemplated by the merger agreement without any waivers;

(v)

that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the proposed merger and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the proposed merger to the holders of Keystone common stock;

(vi)

there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Keystone or Third Coast since the date of the most recent financial statements made available to Stephens, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact Keystone or Third Coast; and

(vii)	the proposed merger will be consummated in a manner that complies with applicable law and regulations.

Stephens’ opinion was limited to whether the consideration to be received by the holders of Keystone common stock (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view as of the date of the opinion. Stephens was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the proposed merger or any aspect of the proposed merger, other than the fairness, from a financial point of view, of the consideration to be received in the proposed merger by the holders of Keystone common stock (solely in their capacity as such). The opinion did not address the merits of the underlying decision by Keystone to engage in the proposed merger, the merits of the proposed merger as compared to other alternatives potentially available to Keystone or the relative effects of any alternative transaction in which Keystone might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the proposed merger, including with respect to how to vote or act with respect to the proposed merger. Moreover, Stephens did not express any opinion as to the fairness of the amount or nature of the compensation to any of Keystone’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of Keystone or otherwise.

The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with developing its opinion. In performing the financial analyses described below, Stephens relied on the financial and operating data, projections and other financial information and assumptions concerning Keystone and Third Coast provided by management of Keystone and management of Third Coast, as applicable, and Stephens reviewed with Keystone’s executive management certain assumptions concerning Keystone and Third Coast upon which the analyses were based, as well as other factors. Although this summary does not purport to describe all of the analyses performed or factors considered by Stephens, it does set forth those analyses considered by Stephens to be material in arriving at its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses summarized below. Accordingly, Stephens’ analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying Stephens’ analyses and opinion.

Summary of Proposed Merger:

Pursuant to the merger agreement, and subject to the terms, conditions and limitations set forth therein, including the election and proration procedures, and for purposes of its opinion, Stephens understood that, subject to potential adjustments as described in the merger agreement, each outstanding share of Keystone’s common stock (other than canceled or dissenting shares) will be converted into the right to receive 0.45925 shares of Third Coast common stock (the “exchange ratio”), or, at the election of the holder, an amount of cash approximately equivalent to the product of 0.45925 multiplied by the trading price of Third Coast common stock, subject to the condition that the aggregate cash consideration will not exceed $15 million. Furthermore, Stephens understands that, pursuant to the merger agreement, each outstanding option to purchase shares of Keystone’s stock will be assumed by Third Coast and converted into an option to purchase shares of Third Coast common stock, and each outstanding restricted stock unit or restricted stock award will be converted into the right to receive shares of Third Coast common stock, in each case based upon the exchange ratio. Based on Third Coast’s closing stock price of $38.42 on October 15, 2025, the aggregate consideration payable to the holders of Keystone common stock is expected to be approximately $120.6 million. Based upon the unaudited financial information of Keystone as of and for the twelve months ended September 30, 2025, and market data as of October 15, 2025, Stephens calculated the following transaction multiples:

Transaction Value / Reported Tangible Book Value (Aggregate):	1.23	x
Transaction Value / Last Twelve Months (“LTM”) Earnings:	13.5	x
Transaction Value / 2025 Estimated Earnings:(1)	12.2	x
Core Deposit Premium:(2)	3.1%

Source: S&P Capital IQ Pro, Keystone documents, regulatory filings

(1)	Based on projections provided by Keystone’s management
(2)	Core Deposit Premium calculated using tangible common equity and deposits less time deposits over $100 thousand

Relevant Public Companies Analysis – Keystone:

Stephens compared the financial condition, operating statistics and market valuation of Keystone to certain public companies selected by Stephens and their respective public trading values. Stephens selected the companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to Keystone; however, no selected company below was identical or directly comparable to Keystone. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using relevant public company data.

Stephens selected the following public companies based on the criteria set forth below:

Select major-exchange publicly traded banks with total assets between $750 million—$1.5 billion and LTM core(1) return on average equity greater than 5%, excluding merger targets:

•	SB Financial Group, Inc. (SBFG)

•	Union Bankshares, Inc. (UNB)

•	First Capital, Inc. (FCAP)

•	United Security Bancshares (UBFO)

•	First US Bancshares, Inc. (FUSB)

•	Sound Financial Bancorp, Inc. (SFBC)

•	Auburn National Bancorporation, Inc. (AUBN)

•	Bank of the James Financial Group, Inc. (BOTJ)

•	OptimumBank Holdings, Inc. (OPHC)

•	Magyar Bancorp, Inc. (MGYR)

•	Affinity Bancshares, Inc. (AFBI)

•	IF Bancorp, Inc. (IROQ)

•	United Bancorp, Inc. (UBCP)

(1)	Core income excludes one-time items and amortization of intangibles

To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve month period ended June 30, 2025, or the most recently reported period available, and the market trading multiples of the selected public companies based on October 15, 2025 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains information reviewed and utilized by Stephens in its analysis:

	Keystone(1)		25th Percentile		Median		75th Percentile
Total Assets (in millions)	$1,020		$987		$1,029		$1,214
Tangible Common Equity / Tangible Assets	9.2%		7.2%		9.2%		10.7%
MRQ Net Interest Margin	3.57%		3.35%		3.57%		3.60%
MRQ Cost of Total Deposits	3.02%		1.38%		1.88%		2.34%
LTM Core ROAA(2)	0.90%		0.67%		0.87%		0.92%
LTM Core ROAE(2)	9.1%		6.1%		8.9%		12.0%
Nonperforming Assets / Total Assets(3)	0.08%		0.31%		0.35%		0.49%
Market Capitalization (in millions)	—		$77		$109		$117
Price / Tangible Book Value	1.23	x	1.04	x	1.14	x	1.19	x
Price / LTM Earnings	13.5	x	10.5	x	12.2	x	13.5	x

Source: S&P Capital IQ Pro, FactSet, Keystone documents, regulatory filings

Note: Financial data as of June 30, 2025; bank-level data used where consolidated BHC data not available; valuation metrics for Keystone are shown as implied valuation metrics for the proposed merger; LTM = Last Twelve Months

(1)	Bank-level data as of or for the period ended June 30, 2025
(2)	LTM Core ROAA and LTM Core ROAE exclude one-time items and amortization of intangibles
(3)	Excludes performing restructured loans from nonperforming assets

Discounted Cash Flow Analysis – Keystone:

Stephens performed a standalone discounted cash flow analysis of Keystone to estimate a range of implied equity values for Keystone. This analysis was based on the discounted net present value of the projected after-tax free cash flows for Keystone over the projected period. In performing this analysis, Stephens used (i) financial information and data provided by Keystone, and (ii) financial forecasts and projections provided by the management team of Keystone. See the section below entitled “Certain Unaudited Prospective Financial Information” for additional information regarding the unaudited prospective financial information provided to Stephens by Keystone management and approved by Keystone for Stephens’ use and reliance in performing its analysis. Stephens determined the range of projected future cash flow for Keystone assuming (i) the financial information, forecasts and projections described above, (ii) projected annual dividend payments representing earnings and excess capital (if any) above a tangible common equity to tangible asset ratio of 9% from 2025 to 2029, and (iii) a range of standalone terminal values derived by applying price-to-earnings multiples ranging from 12.0x to 14.0x to Keystone’s projected net income for the year ending December 31, 2029. To reconcile net income to future cash flow, Stephens applied adjustments for (a) a pre-tax opportunity cost of cash of 4.00% and (b) a marginal tax rate of 21%.

In selecting the terminal price-to-earnings multiples range for Keystone, Stephens considered the trading multiples of Keystone and of the comparable publicly traded companies discussed in the section entitled “Relevant Public Companies Analysis – Keystone”. Exercising its professional judgment, Stephens selected a range of 12.0x to 14.0x as the terminal price-to-earnings multiples range. The following table summarizes the range of terminal values of Keystone that Stephens calculated based upon Keystone’s estimated net income as of the period ending December 31, 2029, and the range of terminal price-to-earnings multiples of 12.0x to 14.0x:

2029 Keystone Net Income (in millions)	$14.5		$14.5		$14.5
Less: Opportunity Cost of Cash	$0.3		$0.3		$0.3
2029 Keystone Adjusted Net Income (in millions)	$14.3		$14.3		$14.3
2029 Keystone Adjusted Net Income (in millions)	$14.3		$14.3		$14.3
(x) Terminal Multiple	12.0	x	13.0	x	14.0	x
Terminal Value (in millions)	$171.1		$185.3		$199.6

Stephens then discounted the range of projected cash flows to present value using discount rates ranging from 12.5% to 14.5%, which Stephens selected to reflect its estimate of Keystone’s cost of equity. Based on this analysis, Stephens derived an implied intrinsic aggregate value range for Keystone of $104.0 million to $128.9 million.

The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Keystone. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.

Relevant Nationwide Transactions Analysis –Keystone:

Stephens reviewed certain publicly available transaction multiples and related financial data for bank M&A transactions nationwide announced since January 1, 2025, where (i) the deal value was publicly disclosed, and (ii) the target’s assets were between $500 million and $1.5 billion (excluding any Merger of Equals transactions and credit union buyers (as defined by S&P Capital IQ Pro)). The following transactions were selected by Stephens because each target’s relative asset size, financial performance and operations, among other factors, was reasonably similar to Keystone; however, no selected company or transaction below was identical or directly comparable to Keystone or the proposed merger (in each transaction, the acquirer is listed first, the target is listed second and the transaction announcement date is noted parenthetically):

•	Mid Penn Bancorp, Inc. / 1st Colonial Bancorp, Inc. (09/24/2025)

•	Equity Bancshares, Inc. / Frontier Holdings, LLC (09/02/2025)

•	First Financial Bancorp. / BankFinancial Corporation (08/11/2025)

•	Colony Bankcorp, Inc. / TC Bancshares, Inc. (07/23/2025)

•	Mercantile Bank Corporation / Eastern Michigan Financial Corporation (07/22/2025)

•	Business First Bancshares, Inc. / Progressive Bancorp, Inc. (07/07/2025)

•	Citizens & Northern Corporation / Susquehanna Community Financial, Inc. (04/23/2025)

•	TowneBank / Old Point Financial Corporation (04/03/2025)

•	Equity Bancshares, Inc. / NBC Corp. of Oklahoma (04/02/2025)

•	MetroCity Bankshares, Inc. / First IC Corporation (03/17/2025)

•	Bar Harbor Bankshares / Guaranty Bancorp, Inc. (03/11/2025)

•	Seacoast Banking Corporation of Florida / Heartland Bancshares, Inc. (02/27/2025)

•	Old Second Bancorp, Inc. / Bancorp Financial, Inc. (02/25/2025)

•	Cadence Bank / FCB Financial Corp. (01/22/2025)

•	Glacier Bancorp, Inc. / Bank of Idaho Holding Company (01/13/2025)

Stephens considered these selected transactions to be reasonably similar, but not identical or directly comparable, to the proposed merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions as compared with the proposed merger. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain proposed transaction multiples of the proposed merger to the 25th percentile, median and 75th percentile transaction multiples of the selected transactions:

	Keystone		25th Percentile		Median		75th Percentile
Deal Value / Tangible Book Value	1.23	x	1.22	x	1.33	x	1.66	x
Deal Value / LTM Earnings	13.5	x	10.7	x	13.2	x	15.6	x
Core Deposit Premium(1)	3.1%		2.6%		3.5%		9.1%

Source: S&P Capital IQ Pro, Keystone documents, regulatory filings

Note: Deal Value / LTM Earnings multiples of greater than 25.0x are considered to be “Not Meaningful”; LTM = Last Twelve Months

(1) Core Deposit Premium calculated using tangible common equity and deposits less time deposits over $100 thousand

Miscellaneous: The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the results from any particular analysis described above should not be taken to be the view of Stephens.

In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Keystone. The analyses performed by Stephens are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.

Stephens is serving as financial adviser to Keystone in connection with the proposed merger and is entitled to receive from Keystone reimbursement of its expenses and a fee in the amount of 1.5% of the transaction value as defined in the engagement letter between Stephens and Keystone for its services as financial advisor to Keystone, a significant portion of which is contingent upon the consummation of the proposed merger. Stephens also received a fee in the amount of $300,000 from Keystone upon rendering its fairness opinion , which opinion fee will be credited in full against the fee which will become payable to Stephens upon the closing of the proposed merger. Keystone has also agreed to indemnify Stephens against certain claims and liabilities that could arise out of Stephens’ engagement, including certain liabilities that could arise out of Stephens’ providing its opinion.

Stephens issues periodic research reports regarding the business and prospects of Third Coast, and Stephens makes a market in the stock of Third Coast. Stephens has previously provided investment banking services to Third Coast, but has not received fees for providing investment banking services to Third Coast within the past two years. Stephens expects to pursue future investment banking services assignments with participants in the proposed merger transaction.

In the ordinary course of its business, Stephens and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of participants in the proposed merger.

Certain Unaudited Prospective Financial Information

In performing its financial analysis with respect to Keystone on a standalone basis, Stephens used the following prospective financial information regarding Keystone: (i) estimated net income for Keystone of $9.9 million for the year ending December 31, 2025, and $10.9 million for the year ending December 31, 2026; (ii) an estimated annual net income growth rate thereafter through the year ending December 31, 2029 of 10.0%; and (iii) an estimated annual balance sheet growth rate through year ending December 31, 2029 of 10.0%.

The following table presents certain unaudited prospective financial information regarding Keystone, on a standalone basis, for the years ending December 31, 2025 through December 31, 2029, which Stephens used in in connection with developing its financial analyses and fairness opinion:

	As of and for the years ended December 31,
Metric	2025	2026	2027	2028	2029
Keystone Net Income (in millions)	$9.9	$10.9	$12.0	$13.2	$14.5
Keystone Total Assets (in billions)	$1.1	$1.2	$1.3	$1.4	$1.6

The foregoing prospective financial information regarding Keystone was provided to Stephens by the management team of Keystone and was approved by Keystone for Stephens’ use and reliance in connection with developing its financial analyses and fairness opinion.

Third Coast’s Reasons for the Merger; Recommendation of the Third Coast Board of Directors

After careful consideration, on October 21, 2025 the Third Coast Board unanimously determined that the integrated mergers are advisable and in the best interests of Third Coast and its shareholders. Accordingly, the Third Coast Board approved the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Third Coast Board consulted with Third Coast’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Third Coast Board considered a number of factors, including the following material factors:

•

each of Third Coast’s, Keystone’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the Third Coast Board considered its view that Keystone’s financial condition and asset quality are sound, that Keystone’s business and operations complement those of Third Coast, and that the merger and the other transactions contemplated by the merger agreement would result in a combined company with a larger market presence and more diversified loan portfolio as well as a more attractive funding base, including core deposit funding, than Third Coast on a standalone basis. The Third Coast Board further considered that Keystone’s earnings and prospects, and the synergies potentially available in the merger, create the opportunity for the combined company to have superior future earnings and prospects compared to Third Coast’s earnings and prospects on a standalone basis. In particular, the Third Coast Board considered the following:

•	the strategic rationale for the merger, given its potential for enhancing the Third Coast banking franchise;

•	potential growth opportunities through the strengthening of Third Coast’s position in the greater Austin market;

•	the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and footprint;

•	the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on financial metrics including earnings, funding sources, and capital;

•

its understanding of the current and prospective environment in which Third Coast and Keystone operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Third Coast both with and without the merger;

•	its review and discussions with Third Coast’s management concerning the due diligence examination of Keystone’s business;

•	Third Coast management’s expectation that Third Coast will retain its capital position and asset quality upon completion of the transaction;

•	the expectation of annual cost savings resulting from the transaction, enhancing efficiencies;

•	the terms of the merger agreement, including the expected tax treatment and deal protection and termination fee provisions, which it reviewed with Third Coast’s management and legal advisor;

•	Third Coast’s past record of integrating acquisitions and of realizing projected financial goals and benefits of acquisitions; and

•

the financial analyses and oral opinion previewed and discussed with the Third Coast Board by representatives of Raymond James on October 16, 2025, which opinion of Raymond James was subsequently rendered and confirmed in writing, dated as of October 22, 2025, as to the fairness, from a financial point of view, to Third Coast of the merger consideration to be paid by Third Coast in the merger pursuant to the merger agreement, based upon and subject to the various procedures followed, assumptions made, matters considered, qualifications and limitations on the scope of the review undertaken by Raymond James in connection with the preparation of its opinion, as further described in the section entitled “The Merger—Opinion of Third Coast’s Financial Advisor”.

The Third Coast Board also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:

•	the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

•	the possibility of encountering difficulties in successfully integrating Keystone’s business, operations, and workforce with those of Third Coast;

•	certain anticipated merger related costs;

•	the diversion of management attention and resources from the operation of Third Coast’s business towards the completion of the merger;

•

the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions; and

•	the merger’s effect on Third Coast’s regulatory capital levels.

The foregoing discussion of the factors considered by the Third Coast Board is not intended to be exhaustive, but, rather, includes the material factors considered by the Third Coast Board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Third Coast Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Third Coast Board considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Third Coast Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 41.

The Third Coast Board believes that the integrated mergers are advisable and in the best interests of Third Coast and its shareholders. Accordingly, the Third Coast Board has approved the merger agreement and unanimously recommends that the Third Coast shareholders vote “FOR” approval of the Third Coast Share Issuance Proposal and “FOR” approval of the Third Coast Adjournment Proposal.

Opinion of Third Coast’s Financial Advisor

At the October 16, 2025 meeting of the Third Coast Board, representatives of Raymond James previewed its oral opinion, which was subsequently rendered and confirmed by delivery of a written opinion to the Third Coast Board, dated October 22, 2025, that as of such date, the merger consideration to be paid by Third Coast in the merger pursuant to the merger agreement was fair, from a financial point of view, to Third Coast, based upon and subject to the various procedures followed, assumptions made, matters considered, and qualifications and limitations on the scope of the review undertaken in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Annex E to this joint proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such written opinion. Third Coast shareholders are urged to read this opinion in its entirety. The Raymond James opinion speaks only as of the date of such opinion and does not reflect any developments that may occur or have occurred after the date of its opinion and prior to the completion of the merger.

Raymond James provided its opinion for the information of the Third Coast Board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger, and its opinion only addresses whether the merger consideration to be paid by Third Coast in the merger pursuant to the merger agreement was fair, from a financial point of view, to Third Coast as of such date. The opinion of Raymond James does not address any other term or aspect of the merger agreement or the transactions contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Third Coast Board or to any Third Coast shareholder or Keystone shareholder as to how the Third Coast Board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the draft of the merger agreement, dated as of October 22, 2025;

•

reviewed certain information related to the historical financial condition and prospects of Keystone and Third Coast, as made available to Raymond James by or on behalf of Third Coast, including, but not limited to, (a) financial projections for Keystone for the periods ending December 31, 2025 through December 31, 2030 prepared by the management of Third Coast based on Keystone management projections and Keystone’s long-term growth rates and approved by the Third Coast Board for use by Raymond James (the “Keystone Projections”), (b) financial projections for Third Coast for the periods ended December 31, 2025 through December 31, 2030 prepared by Third Coast management based on analyst consensus estimates and Third Coast’s long-term growth rates and approved by the Third Coast Board for use by Raymond James (together with the Keystone Projections, the “Projections”) and (c) certain forecasts and estimates of potential cost savings, transaction expenses, operating efficiencies, revenue effects, fair market value adjustments and other synergies expected to result from the merger, as prepared by Third Coast management and approved by the Third Coast Board for use by Raymond James (the “Synergies”);

•

reviewed Keystone’s and Third Coast’s audited financial statements for years ended December 31, 2024, 2023 and 2022, the Keystone’s unaudited financial statements for the six- and three-month periods ended June 30, 2025 and March 31, 2025, respectively, and Third Coast’s unaudited financial statements for the six- and three-month periods ended June 30, 2025 and March 31, 2025, respectively, as they appear in Third Coast’s respective filings with the SEC;

•

reviewed a draft of Keystone’s unaudited financial statements for the nine-month period ended September 30, 2025, and a draft of Third Coast’s unaudited financial statements for the three- and nine-month periods ended September 30, 2025;

•	reviewed Keystone’s and Third Coast’s recent public filings and certain other publicly available information regarding Keystone and Third Coast;

•	reviewed the financial and operating performance of Keystone and Third Coast and those of other selected public companies that Raymond James deems to be relevant;

•	considered certain publicly available financial terms of certain transactions Raymond James deems to be relevant;

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

•

received a certificate addressed to Raymond James from a member of Third Coast senior management regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) of Keystone and Third Coast provided to, or discussed with, Raymond James by or on behalf of Third Coast; and

•

discussed with members of Third Coast senior management certain information relating to the aforementioned and any other matters which Raymond James has deemed relevant to its inquiry including, but not limited to, the past and current business operations of Keystone and Third Coast and the financial condition and future prospects and operations of Keystone and Third Coast.

With the consent of the Third Coast Board, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Third Coast or Keystone or otherwise reviewed by or discussed with Raymond James, and Raymond James had no duty or responsibility to, nor did Raymond James, independently verify any of such information. Furthermore, Raymond James had undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Third Coast or Keystone is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Third Coast or Keystone is a party or may be subject. With the consent of the Third Coast Board, the opinion of Raymond James makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Keystone. Raymond James is not an expert in generally accepted accounting principles in the United States (GAAP) in general and also specifically regarding the evaluation of credit portfolios for purposes of assessing the adequacy of the allowance for credit losses or any other reserves; accordingly, Raymond James assumed that such allowances and reserves reflected on the Keystone’s financial statements are in the aggregate adequate to cover such losses. With respect to the Projections, Synergies and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with the consent of the Third Coast Board, assumed that the Projections, Synergies and such other information and data had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of each of Third Coast and Keystone, and Raymond James relied upon Third Coast to advise it promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of Raymond James’s review. Raymond James expressed no opinion with respect to the Projections or Synergies, or the assumptions on which they are based. Raymond James assumed that the final form of the merger agreement would be substantially similar to the draft reviewed by Raymond James, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each such party would perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger, Keystone or Third Coast that would be material to Raymond James analyses or its opinion.

The opinion of Raymond James is based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of October 21, 2025 and any material change in such circumstances and conditions would require a reevaluation of its opinion, which Raymond James is under no obligation to undertake. Raymond James has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Keystone since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to Raymond James analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger or the availability or advisability of any alternatives to the merger. Raymond James provided advice to Third Coast with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the merger. Raymond James did not solicit indications of interest with respect to a transaction involving Third Coast nor did Raymond James advise Third Coast with respect to its strategic alternatives. Third Coast placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James. The Raymond James opinion does not express any opinion as to the likely trading range of Third Coast’s common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Third Coast at that time. Raymond James’ opinion is limited to the fairness, from a financial point of view, to Third Coast of the merger consideration to be paid by Third Coast in the merger pursuant to the merger agreement.

Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Third Coast Board to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting, regulatory or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Raymond James relied, with the consent of Third Coast, on the fact that Third Coast has been assisted by legal, accounting, regulatory and tax advisors and Raymond James, with the consent of Third Coast, relied upon and assumed the accuracy and completeness of the assessments by Third Coast and its advisors as to all legal, accounting, regulatory and tax matters with respect to Third Coast, Keystone and the merger, including, without limitation, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

In formulating its opinion, Raymond James considered only what it understood to be the merger consideration to be paid by Third Coast in the merger pursuant to the merger agreement, and Raymond James did not consider and its opinion did not address the fairness of the amount or nature of any compensation to be paid or payable to any person or entity (including any of Keystone’s officers, directors or employees) or class of any persons and/or entities, whether relative to the consideration to be paid by Third Coast or otherwise. Raymond James was not requested to opine as to, and the Raymond James opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors, or other constituents of Third Coast or Keystone, or to any other party, except and only to the extent expressly set forth in the last sentence of the opinion, or (2) the fairness of the merger to any one class or group of Third Coast’s, Keystone’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Third Coast’s, Keystone’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James did not express any opinion as to the impact of the merger on the solvency or viability of Third Coast or Keystone or the ability of Third Coast or Keystone to pay their respective obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the Third Coast Board during its meeting on October 16, 2025, with such analyses being updated and delivered to the Third Coast Board with the Raymond James written opinion on October 22, 2025. Unless the context indicates otherwise, the analyses relied upon the closing price of the common stock of the selected companies listed below as of October 21, 2025. Unless otherwise indicated, for each of the following analyses performed by Raymond James, financial and market data and earnings estimates for the selected companies were based on the companies’ filings with the SEC and certain publicly available research analyst estimates for those companies. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Raymond James, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Raymond James. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Raymond James. No company or transaction used in the analyses described below is identical or directly comparable to Third Coast, Keystone or the contemplated merger.

Contribution Analysis. Raymond James analyzed the relative contribution of Third Coast and Keystone to certain financial and operating metrics for the pro forma combined company resulting from the merger. The financial and operating metrics included: (i) total assets; (ii) total gross loans; (iii) total deposits; (iv) tangible common equity; (v) tangible common equity (excluding accumulated other comprehensive income (“ex. AOCI”)); (vi) tangible common equity (assuming shares of Third Coast preferred stock are converted to shares of Third Coast common stock, or “fully converted”); (vii) net income for the last twelve months (“LTM”) ended September 30, 2025; (viii) estimated calendar year 2025 net income; and (ix) estimated calendar year 2026 net income. Metrics (i) – (vi) above were as of September 30, 2025. The relative contribution analysis did not give effect to the Synergies. The results of this analysis are summarized below:

	Relative Contribution		Implied Exchange
	Third Coast	Keystone	Ratio
Total Assets	82.7%	17.3%	0.5335x
Total Gross Loans	83.1%	16.9%	0.5190x
Total Deposits	83.0%	17.0%	0.5255x
Tangible Common Equity	81.4%	18.6%	0.5840x
TCE (excl. AOCI)	80.5%	19.5%	0.6167x
TCE (fully converted)	83.5%	16.5%	0.5078x
LTM Net Income	87.4%	12.6%	0.3728x
2025E Net Income	85.8%	14.2%	0.4247x
2026E Net Income	85.6%	14.4%	0.4317x
Exchange Ratio in the Merger			0.45925x

Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of Third Coast and Keystone based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2029 as the final year for the analysis and applied forward multiples, ranging from 10.0x to 12.0x (for Third Coast) and 10.0x to 12.0x (for Keystone), to calendar year 2030 adjusted net income in order to derive a range of terminal values for Third Coast and Keystone.

Raymond James assumed discount rates ranging from 11% to 13% (for Third Coast) and 14% to 16% (for Keystone). Raymond James arrived at its discount rate ranges by using the Modified CAPM (Capital Asset Pricing Model) methodology as presented in the U.S. Cost of Capital Navigator by Kroll, LLC. Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of Third Coast and Keystone and calculated a range of implied exchange ratios by dividing the maximum implied per share value of Keystone common stock by the minimum implied per share value of Third Coast common stock to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share value of Keystone common stock by the maximum implied per share value of Third Coast common stock to calculate the minimum implied exchange ratio. The Synergies were not included in this discounted cash flow analysis. The results of the discounted cash flow analysis are summarized in the table below:

Implied per Share Value
	Third Coast		Keystone		Implied Exchange Ratio
	Low	High	Low	High	Low/High	High/Low
Price per Share	$37.87	$45.80	$15.18	$18.20	0.3314x	0.4807x
Exchange Ratio in the Merger					0.45925x

Selected Companies Analysis. Raymond James reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant for this analysis. The selected groups represent companies Raymond James believed relevant to each of Third Coast and Keystone. For Third Coast, Raymond James analyzed the relative valuation multiples of nine (9) publicly traded depository institutions that satisfied the following criteria: (i) traded over the NASDAQ, NYSE, or NYSEAM stock exchanges; (ii) headquartered in the Southwest region of the United States, which includes the states of Colorado, Louisiana, New Mexico, Oklahoma, Texas, and Utah; (iii) had total assets between $2.5 billion and $10.0 billion; and (iv) had LTM net income greater than zero. This group excluded (i) companies that were targets of announced mergers and acquisitions; (ii) mutual holding companies; (iii) companies without consolidated financial data; and (iv) Triumph Financial, Inc. due to its differentiated business model. For Keystone, Raymond James analyzed the relative valuation multiples of ten (10) publicly traded depository institutions that satisfied the following criteria: (i) headquartered in the Southwest region of the United States, which includes the states of Colorado, Louisiana, New Mexico, Oklahoma, Texas, and Utah; (ii) had total assets between $500 million and $1.5 billion; and (iii) had LTM net income greater than zero. This group excluded (i) companies that were targets of announced mergers and acquisitions; (ii) mutual holding companies; (iii) companies without consolidated financial data; and (iv) FinWise Bancorp due to its differentiated business model.

Information for the comparable institutions was based on the most recently available balance sheet and income statement data and on a consolidated basis where available, otherwise on bank-level data. The selected companies (and respective valuation metrics) that Raymond James deemed relevant included the following:

Selected Companies for Third Coast	Price / TBVPS	Price / TBVPS (ex. AOCI)	Price / LTM EPS
Origin Bancorp Inc.	103%	96%	15.3x
FirstSun Capital Bancorp	110%	107%	12.6x
Southside Bancshares Inc.	138%	112%	9.9x
Business First Bancshares Inc.	108%	100%	9.3x
South Plains Financial, Inc.	140%	123%	11.7x
Home Bancorp Inc.	128%	121%	9.8x
Red River Bancshares Inc.	130%	111%	11.4x
First Western Financial Inc.	96%	95%	18.8x
Investar Holding Corp.	102%	87%	10.3x

Selected Companies for Keystone	Price /TBVPS	Price /TBVPS (ex. AOCI)	Price /LTM EPS
InBankshares Corp	118%	114%	12.2x
Solera National Bancorp Inc.	52%	39%	2.2x
JD Bancshares	108%	78%	7.3x
Century Next Financial Corp.	110%	110%	7.0x
Plains Acquisition Corp.	143%	137%	11.2x
MBT Bancshares Inc.	96%	83%	6.9x
Home Federal Bancorp Inc. LA	85%	82%	11.2x
Fifth District Bancorp	57%	54%	26.1x
Trinity Bank N.A.	168%	156%	11.7x
High Country Bancorp Inc.	75%	72%	8.9x

Raymond James calculated various financial multiples for each selected public company, including price per share at close on October 21, 2025 compared to: (i) tangible book value (“TBV”) per share; (ii) TBV ex. AOCI; and (iii) LTM earnings per share (“EPS”) as calculated by S&P Capital IQ Pro. Raymond James reviewed the 75th percentile and 25th percentile relative valuation multiples of the selected public companies. The results of the selected companies analysis for each of Third Coast and Keystone are summarized below:

	Selected companies for Third Coast				Selected companies for Keystone
	25th Percentile		75th Percentile		25th Percentile		75th Percentile
TBV per Share	103%		130%		78%		116%
TBV per Share (ex. AOCI)	96%		112%		73%		113%
LTM Earnings per Share	9.9	x	12.6	x	7.0	x	11.6	x

Furthermore, Raymond James applied the 75th percentile and 25th percentile relative valuation multiples to corresponding financial data for each of Third Coast and Keystone. Raymond James reviewed the ranges of implied per share values and calculated a range of implied exchange ratios by dividing the higher implied per share value of Keystone by the lower implied per share value of Third Coast to calculate the high implied exchange ratio, and by dividing the lower implied per share value of Keystone by the higher implied per share value of Third Coast to calculate the low implied exchange ratio. The results of the selected companies analysis are summarized below:

	Implied Per Share Value
	Third Coast		Keystone		Implied Exchange Ratio
	25th Percentile	75th Percentile	25th Percentile	75th Percentile	Low/High	High/Low
TBV per Share	$31.74	$40.09	$11.39	$17.01	0.2842x	0.5357x
TBVPS (ex. AOCI)	$28.90	$33.78	$11.10	$17.03	0.3286x	0.5893x
LTM EPS	$35.12	$44.93	$9.23	$15.19	0.2056x	0.4324x
Exchange Ratio in the Merger					0.45925x

Selected National Transactions Analysis. Raymond James analyzed publicly available information relating to selected national transactions announced since January 1, 2025, involving depository institution targets headquartered in the United States with total assets between $500 million and $1.5 billion and target’s LTM net income greater than zero. The selected transactions excluded transactions without publicly disclosed deal value or sufficient financial information and mergers of equals. Financial data for the selected targets was based on the most recent twelve month period prior to transaction announcement and on a consolidated basis where available, otherwise on bank-level data. Deal value / LTM net income is not meaningful (“NM”) if greater than 40.0x. The selected transactions (and respective transaction announcement dates, deal values, and valuation metrics) used in the analysis included:

Selected National Transactions

Date Announced	Acquiror	Target	Deal Value ($MMs)	DV/ TBV	DV/ TBV (ex. AOCI)	DV/ LTM Net Income	Core Deposit Premium
9/24/2025	Mid Penn Bancorp Inc.	1st Colonial Bancorp	101	116%	119%	12.0x	2.7%
9/2/2025	Equity Bancshares Inc.	Frontier Holdings LLC	123	123%	112%	9.2x	2.9%
8/11/2025	First Financial Bancorp.	BankFinancial Corp	142	91%	91%	NM	NM
7/22/2025	Mercantile Bank Corp.	Eastern Michigan Fncl. Corp	96	182%	167%	13.8x	9.5%
7/7/2025	Bus. First Bancshares Inc.	Progressive Bancorp Inc.	83	122%	117%	NM	2.7%
4/23/2025	Citizens & Northern Corp.	Susquehanna Community Finl Inc	44	126%	85%	19.0x	2.3%
4/22/2025	MIDFLORIDA Credit Union	Prime Meridian Holding Co.	195	219%	202%	23.0x	14.8%
4/3/2025	TowneBank	Old Point Financial Corp.	203	180%	157%	21.4x	8.3%
4/2/2025	Equity Bancshares Inc.	NBC Corp. of Oklahoma	87	138%	110%	10.7x	3.5%
3/17/2025	MetroCity Bankshares Inc.	First IC Corp.	206	146%	143%	8.3x	12.4%
3/11/2025	Bar Harbor Bankshares	Guaranty Bancorp Inc.	42	131%	80%	14.0x	2.1%
2/27/2025	Seacoast Bnkg Corp. of FL	Heartland Bancshares Inc.	110	165%	155%	9.3x	7.3%
2/25/2025	Old Second Bancorp Inc.	Bancorp Financial Inc.	197	131%	123%	38.7x	9.6%
1/22/2025	Cadence Bank	FCB Financial Corp.	104	166%	158%	8.3x	8.4%
1/13/2025	Glacier Bancorp Inc.	Bank Idaho Holding	245	201%	187%	20.4x	12.6%

Raymond James examined valuation multiples of transaction value compared to the target companies’: (i) most recent quarter TBV at announcement; (ii) most recent quarter TBV (ex. AOCI) at announcement; (iii) LTM net income at announcement; and (iv) premium to most recent quarter core deposits (defined as total deposits less time deposits greater than $100,000) at announcement. Raymond James applied the 25th and 75th percentile TBV multiple, TBV (ex. AOCI) multiple, LTM net income multiple, and core deposit premium to the corresponding Keystone metrics to create the range of exchange ratios used for its analysis based on financial data as of September 30, 2025 and Third Coast’s 20-day volume weighted average price as of October 21, 2025 ($38.40). The results of the selected transactions analysis are summarized below:

	Selected National Transactions Statistics				Implied Exchange Ratio
	25th Percentile		75th Percentile		25th Percentile	75th Percentile
TBV	124%		173%		0.4749x	0.6607x
TBV (ex. AOCI)	111%		158%		0.4358x	0.6198x
LTM Net Income	9.3	x	20.4	x	0.3173x	0.6959x
Core Deposit Premium	2.7%		9.6%		0.4587x	0.6505x
Exchange Ratio in the Merger					0.45925x

Selected Regional Transactions Analysis. Raymond James analyzed publicly available information relating to selected regional transactions announced since January 1, 2022, involving depository institution targets headquartered in the Southwest region of the United States, which includes the states of Colorado, Louisiana, New Mexico, Oklahoma, Texas, and Utah, with total assets between $500 million and $1.5 billion and target’s LTM net income greater than zero. The selected transactions excluded transactions without publicly disclosed deal value or sufficient financial information and mergers of equals. Financial data for the selected targets was based on the most recent twelve month period prior to transaction announcement and on a consolidated basis where available, otherwise on bank-level data. Deal value / LTM net income is not meaningful (“NM”) if greater than 40.0x. The selected transactions (and respective transaction announcement dates, deal values, and valuation metrics) used in the analysis included:

Selected Regional Transactions

Date Announced	Acquiror	Target	Deal Value ($MMs)	DV/ TBV	DV/ TBV (ex. AOCI)	DV/ LTM Net Income	Core Deposit Premium
7/7/2025	Business First Bancshares Inc.	Progressive Bancorp Inc.	83	122%	117%	NM	2.7%
4/2/2025	Equity Bancshares Inc.	NBC Corp. of Oklahoma	87	138%	110%	10.7x	3.5%
4/25/2024	Business First Bancshares Inc.	Oakwood Bancshares Inc.	86	108%	106%	19.4x	1.2%
10/11/2022	Prosperity Bancshares Inc.	Lone Star State Bancshares Inc	229	189%	179%	14.5x	11.6%
6/13/2022	CrossFirst Bankshares Inc.	Farmers & Stockmens Bank	75	165%	163%	26.5x	6.0%
4/18/2022	National Bank Holdings Corp.	Community Bancorp.	136	199%	199%	14.0x	10.1%

Raymond James examined valuation multiples of transaction value compared to the target companies’: (i) most recent quarter TBV at announcement; (ii) most recent quarter TBV (ex. AOCI) at announcement; (iii) LTM net income at announcement; and (iv) premium to most recent quarter core deposits (defined as total deposits less time deposits greater than $100,000) at announcement. Raymond James applied the 25th and 75th percentile TBV multiple, TBV (ex. AOCI) multiple, LTM net income multiple, and core deposit premium to the corresponding Keystone metrics to create the range of exchange ratios used for its analysis based on financial data as of September 30, 2025 and Third Coast’s 20-day volume weighted average price as of October 21, 2025 ($38.40). The results of the selected transactions analysis are summarized below:

	Selected Regional Transactions Statistics				Implied Exchange Ratio
	25th Percentile		75th Percentile		25th Percentile	75th Percentile
TBV	126%		183%		0.4806x	0.6986x
TBV (ex. AOCI)	112%		175%		0.4402x	0.6891x
LTM Net Income	14.0	x	19.4	x	0.4784x	0.6607x
Core Deposit Premium	2.9%		9.0%		0.4630x	0.6357x
Exchange Ratio in the Merger					0.45925x

Pro Forma Impact Analysis. Raymond James performed a pro forma financial impact analysis that combined projected balance sheet and calendar years 2027 and 2028 estimated EPS information of Third Coast and Keystone, using: (i) closing balance sheet estimates as of March 31, 2026 for each of Third Coast and Keystone; (ii) financial forecasts and projections for each of Third Coast and Keystone for the calendar years 2027 and 2028, based on analyst consensus estimates for Third Coast and management projections prepared by Third Coast management for Keystone; and (iii) the Synergies. Items (i) – (iii) above were all reviewed and approved by Third Coast management for Raymond James’ use. Raymond James analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be dilutive to Third Coast’s estimated tangible book value per share and fully diluted estimated tangible book value per share at March 31, 2026, but accretive to Third Coast’s estimated calendar years 2027 and 2028 EPS. For all of the above analyses, the actual results achieved by the pro forma company following the merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis with Synergies. Raymond James performed a discounted cash flow with Synergies to estimate an illustrative implied equity value for Keystone, taking into account the Synergies. In this analysis, Raymond James used the Keystone Projections prepared by Third Coast management and the Synergies prepared by Third Coast management. Consistent with the periods included in the Projections, Raymond James used calendar year 2030 as the final year for the analysis and applied forward multiples, ranging from 10.0x to 12.0x to calendar year 2031 adjusted net income in order to derive a range of terminal values for Keystone.

Raymond James assumed discount rates ranging from 14% to 16%. Raymond James arrived at its discount rate ranges by using the Modified CAPM (Capital Asset Pricing Model) methodology as presented in the U.S. Cost of Capital Navigator by Kroll, LLC. Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for Keystone and calculated a range of implied exchange ratios by dividing the maximum implied per share value of Keystone common stock by Third Coast’s closing 20-day volume weighted average price as of October 21, 2025 to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share value of Keystone common stock by Third Coast’s closing 20-day volume weighted average price as of October 21, 2025 to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis with Merger Adjustments are summarized in the table below:

Implied per Share Value
	Keystone		Implied Exchange Ratio
	Low	High	Low	High
Price per Share	$19.70	$24.13	0.5130x	0.6284x
Exchange Ratio in the Merger			0.45925x

Additional Considerations. The preparation of an opinion regarding fairness is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all its analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Keystone.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Third Coast. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by its analyses. Such analyses were provided to the Third Coast Board (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness to Third Coast, from a financial point of view, of the merger consideration to be paid in the merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Third Coast Board in making its determination to approve the merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the Third Coast Board’s or Third Coast management’s views with respect to Third Coast, Keystone or the merger.

For its services as financial advisor to Third Coast in connection with the merger, Raymond James will receive a transaction fee of $1.0 million, of which $250,000 was due and payable when Raymond James rendered its opinion and the remainder of which is contingent upon successful completion of the merger. Third Coast also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Third Coast for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. During the two years preceding the date of Raymond James’ written opinion, Raymond James engaged in certain fixed income trading activity with Third Coast and Keystone, for which it received compensation. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to Third Coast and/or Keystone or other participants in the merger in the future, for which Raymond James may receive compensation.

Interests of Third Coast’s Directors and Executive Officers in the Merger

In considering the recommendation of the Third Coast Board to vote for the Third Coast Share Issuance Proposal and the Third Coast Adjournment Proposal, holders of Third Coast common stock should be aware that the directors and executive officers of Third Coast may have interests in the merger that are different from, or in addition to, the interests of holders of Third Coast common stock generally. The Third Coast Board was aware of these interests and considered them, among other matters, in making its recommendation that Third Coast shareholders vote to approve the Third Coast Share Issuance Proposal and the Third Coast Adjournment Proposal.

These interests include that Third Coast’s directors and executive officers as of immediately prior to the effective time of the merger will continue to serve as directors or executive officers, as applicable, of the combined company and the combined bank following the closing of the integrated mergers and that Third Coast’s directors and executive officers are entitled to continued indemnification and insurance coverage under their existing agreements with Third Coast.

Interests of Keystone’s Directors and Executive Officers in the Merger

In considering the recommendation of the Keystone Board with respect to the merger agreement, you should be aware that some of Keystone’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Keystone shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of the Keystone shareholders include:

Indemnification and Insurance of Directors and Officers. For a period of six years after the effective time of the merger, the current and former directors, officers and employees of Keystone and Keystone Bank will be entitled to indemnification from Third Coast with respect to matters occurring prior to the effective time of the merger to the same extent and subject to the conditions set forth in any articles of incorporation, certificate of formation, bylaws or indemnification agreements of Keystone or Keystone Bank, as applicable. Additionally, Keystone has agreed to purchase a six-year “tail” policy for Keystone’s current directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the effective date of the merger, provided that the premiums for such policy shall not exceed 200 percent of the current annualized premiums.

Wilkinson Employment Agreement. In connection with the execution of the merger agreement, Third Coast and Third Coast Bank have executed the Wilkinson employment agreement with Jeffrey A. Wilkinson, Chief Executive Officer of Keystone and Keystone Bank, that will become effective upon the effective time of the merger. The Wilkinson employment agreement provides for Mr. Wilkinson to serve as an employee of Third Coast Bank for a period of two years following the effective time of the merger, subject to automatic one-year renewal periods, and further provides that Mr. Wilkinson will serve as the Chairman – Austin Market of Third Coast Bank, reporting to the Chief Executive Officer of Third Coast Bank, or his designee.

The Wilkinson employment agreement provides for an annualized base salary of $481,500, a special retention bonus of $1,400,000, half of which will be paid within 30 days of the effective time of the merger and half of which will be paid one year after the effective time of the merger, and provides for Mr. Wilkinson’s eligibility to earn an annual incentive bonus based on certain performance metrics, receive discretionary equity awards under Equity’s equity incentive plan and receive a time-based restricted stock award of 10,000 restricted shares of Third Coast common stock vesting in five equal annual installments. Mr. Wilkinson will also be eligible to receive customary benefits in connection with his continued employment with Third Coast Bank. The Wilkinson employment agreement also subjects Mr. Wilkinson to certain ongoing confidentiality obligations, as well as noncompetition and nonsolicitation obligations with a duration of one year following the termination of Mr. Wilkinson’s employment with Third Coast Bank.

If Mr. Wilkinson’s employment is terminated by Third Coast Bank without cause or by Mr. Wilkinson for good reason (as such terms are defined in the Wilkinson employment agreement), subject to execution of a general release of claims, Mr. Wilkinson will be entitled to receive his base salary and benefits through the date of termination, his base salary for an additional 12 months after termination, an amount equal to the average annual bonus received by Mr. Wilkinson in the years prior to termination, and any unpaid portion of the retention bonus.

St. George Employment Agreement. In connection with the execution of the merger agreement, Third Coast and Third Coast Bank have executed the St. George employment agreement with Bryan St. George, President of Keystone and Keystone Bank, that will become effective upon the effective time of the merger. The St. George employment agreement provides for Mr. St. George to serve as an employee of Third Coast Bank for a period of two years following the effective time of the merger, subject to automatic one-year renewal periods, and further provides that Mr. St. George will serve as the President of Private Client & Commercial Services of Third Coast Bank, reporting to the President of Community Banking of Third Coast Bank, or his designee.

The St. George employment agreement provides for an annualized base salary of $343,470, a special retention bonus of $600,000, half of which will be paid within 30 days of the effective time of the merger and half of which will be paid one year after the effective time of the merger, and provides for Mr. St. George’s eligibility to earn an annual incentive bonus based on certain performance metrics and receive discretionary equity awards under Equity’s equity incentive plan. Mr. St. George will also be eligible to receive customary benefits in connection with his continued employment with Third Coast Bank. The St. George employment agreement also subjects Mr. St. George to certain ongoing confidentiality obligations, as well as noncompetition and nonsolicitation obligations with a duration of one year following the termination of Mr. St. George’s employment with Third Coast Bank.

If Mr. St. George’s employment is terminated by Third Coast Bank without cause or by Mr. St. George for good reason (as such terms are defined in the St. George Employment Agreement), subject to execution of a general release of claims, Mr. St. George will be entitled to receive his base salary and benefits through the date of termination, his base salary for an additional 12 months after termination, an amount equal to the average annual bonus received by Mr. St. George in the years prior to termination, and any unpaid portion of the retention bonus.

Change in Control Payments Under Existing Agreement with Keystone and Keystone Bank. Keystone and Keystone Bank previously entered into employment agreements with certain executive officers of Keystone and Keystone Bank that provide for benefits and compensation payable in the event of a termination of employment following a change in control of Keystone or Keystone Bank, including: (1) an employment agreement with Jeffrey A, Wilkinson, Chief Executive Officer of Keystone and Keystone Bank, dated March 31, 2022 (the “Former Wilkinson employment agreement”), (2) an employment agreement with Bryan St. George, President of Keystone and Keystone Bank, dated March 31, 2022 (the “Former St. George employment agreement”), and (3) an employment agreement with Christian Zimmerman, Chief Financial Officer of Keystone and Keystone Bank, dated March 31, 2022 (the “Former Zimmerman employment agreement”).

The Former Wilkinson employment agreement contains change in control provisions under which, and subject to certain time periods and conditions precedent, Mr. Wilkinson would be entitled to receive a lump-sum payment in an amount equal to the sum of 2.99 times the amount of his then-base salary and 2.99 times the average amount of his annual incentive bonus received over the previous three years. Mr. Wilkinson would be entitled to receive this payment if his employment is terminated “Without Cause” or for “Good Reason” (each as defined in the Former Wilkinson employment agreement) within two years after a change in control. In general, a change in control under the Former Wilkinson employment agreement means: (1) a change in ownership of Keystone or Keystone Bank in which a corporation, person or group acting in concert acquires, directly or indirectly, 50% or more of the combined voting power of Keystone or Keystone Bank’s outstanding capital stock entitled to vote in the election of directors; (2) the consummation of a merger, consolidation, share exchange or reorganization of Keystone or Keystone Bank in which Keystone or Keystone Bank is not the surviving entity, unless the shareholders or Keystone or Keystone Bank continue to hold beneficial ownership in the surviving entity of 50% or more of the voting power of the surviving entity; (3) the sale of all or substantially all of the assets of Keystone or Keystone Bank; (4) a tender offer or exchange offer is made by any person which results in such person beneficially owning 50% or more of Keystone’s or Keystone Bank’s outstanding shares of common stock; (5) a dissolution or liquidation of Keystone or Keystone Bank; or (5) any other transaction or series of related transactions which have substantially the same effect as the foregoing transactions. The merger as currently proposed would constitute a change in control under the Former Wilkinson employment agreement. In connection with the closing of the merger, the Former Wilkinson employment agreement will be terminated and Keystone will pay to Mr. Wilkinson the change in control payment provided for in the Former Wilkinson employment agreement. The amount of Mr. Wilkinson’s change in control payment is currently estimated to be $2,029,163.50.

The Former St. George employment agreement contains change in control provisions under which, and subject to certain time periods and conditions precedent, Mr. St. George would be entitled to receive a lump-sum payment in an amount equal to the sum of 2.00 times the amount of his then-base salary and 2.00 times the average amount of his annual incentive bonus received over the previous three years. Mr. St. George would be entitled to receive this payment if his employment is terminated “Without Cause” or for “Good Reason” (each as defined in the Former St. George employment agreement) or if the term of his employment expires within two years after a change in control. In general, a change in control under the Former St. George employment agreement means: (1) a change in ownership of Keystone or Keystone Bank in which a corporation, person or group acting in concert acquires, directly or indirectly, 50% or more of the combined voting power of Keystone or Keystone Bank’s outstanding capital stock entitled to vote in the election of directors; (2) the consummation of a merger, consolidation, share exchange or reorganization of Keystone or Keystone Bank in which Keystone or Keystone Bank is not the surviving entity, unless the shareholders or Keystone or Keystone Bank continue to hold beneficial ownership in the surviving entity of 50% or more of the voting power of the surviving entity; (3) the sale of all or substantially all of the assets of Keystone or Keystone Bank; (4) a tender offer or exchange offer is made by any person which results in such person beneficially owning 50% or more of Keystone’s or Keystone Bank’s outstanding shares of common stock; (5) a dissolution or liquidation of Keystone or Keystone Bank; or (5) any other transaction or series of related transactions which have substantially the same effect as the foregoing transactions. The merger as currently proposed would constitute a change in control under the Former St. George employment agreement. In connection with the closing of the merger, the Former St. George employment agreement will be terminated and Keystone will pay to Mr. St. George the change in control payment provided for in the Former St. George employment agreement. The amount of Mr. St. George’s change in control payment is currently estimated to be $884,050.

The Former Zimmerman employment agreement contains change in control provisions under which, and subject to certain time periods and conditions precedent, Mr. Zimmerman would be entitled to receive a lump-sum payment in an amount equal to the sum of 1.00 times the amount of his then-base salary and 1.00 times the average amount of his annual incentive bonus received over the previous three years. Mr. Zimmerman would be entitled to receive this payment if his employment is terminated “Without Cause” or for “Good Reason” (each as defined in the Former Zimmerman employment agreement) or if the term of his employment expires within two years after a change in control. In general, a change in control under the Former Zimmerman employment agreement means: (1) a change in ownership of Keystone or Keystone Bank in which a corporation, person or group acting in concert acquires, directly or indirectly, 50% or more of the combined voting power of Keystone or Keystone Bank’s outstanding capital stock entitled to vote in the election of directors; (2) the consummation of a merger, consolidation, share exchange or reorganization of Keystone or Keystone Bank in which Keystone or Keystone Bank is not the surviving entity, unless the shareholders or Keystone or Keystone Bank continue to hold beneficial ownership in the surviving entity of 50% or more of the voting power of the surviving entity; (3) the sale of all or substantially all of the assets of Keystone or Keystone Bank; (4) a tender offer or exchange offer is made by any person which results in such person beneficially owning 50% or more of Keystone’s or Keystone Bank’s outstanding shares of common stock; (5) a dissolution or liquidation of Keystone or Keystone Bank; or (5) any other transaction or series of related transactions which have substantially the same effect as the foregoing transactions. The merger as currently proposed would constitute a change in control under the Former Zimmerman employment agreement. In connection with the closing of the merger, the Former Zimmerman employment agreement will be terminated and Keystone will pay to Mr. Zimmerman the change in control payment provided for in the Former Zimmerman employment agreement. The amount of Mr. Zimmerman’s change in control payment is currently estimated to be $377,928.33.

Other Employment Agreements and Retention Agreements. Keystone has undertaken to use its best efforts to cause certain officers or Keystone to enter into employment agreements with Third Coast Bank and certain other officers of Keystone to enter into retention agreements with Third Coast Bank prior to the effective time of the merger that entitles such officers to a cash payment for remaining employed with Keystone (or its successor) either through the closing date or the date that Keystone’s data processing systems are converted to the data processing systems of Third Coast after the closing of the merger, subject to certain terms and conditions. The aggregate retention payments will be paid by Third Coast on the first regular payroll date following closing of the merger.

Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of Keystone who continue on as employees of Third Coast will be entitled to participate in the Third Coast health and welfare benefit and similar plans on the same terms and conditions as employees of Third Coast. Subject to certain exceptions, these employees will receive credit for their years of service to Keystone or Keystone Bank for participation, vesting and benefit accrual purposes.

Employee Severance Benefits. Third Coast has agreed to provide certain severance benefits to Keystone’s employees whose employment is terminated under the circumstances specified in the merger agreement.

Accelerated Vesting of Restricted Stock, Restricted Stock Units, and Options, as applicable. The directors and certain executive officers of Keystone and Keystone Bank have previously received Keystone restricted stock, restricted stock units, and/or options that vest over time. All outstanding Keystone options that remain unexercised will be automatically converted into the right to purchase shares of Third Coast common stock. As of the effective time of the merger, each outstanding share of restricted stock or restricted stock unit will vest, the restricted stock units will be settled in share of Keystone common stock, and each resulting share of Keystone common stock will be entitled to receive the per share stock consideration and cash in lieu of fractional shares.

New Option Awards. The Keystone Board has approved the grant of new options to purchase shares of Keystone common stock to certain employees, including Bryan St. George, President of Keystone and Keystone Bank. The option awards were granted on November 19, 2025 and the exercise price of each option was $16.56 and determined in part by reference to the trading price of the Third Coast common stock as of the date of grant. The options will be subject to the terms and conditions set forth in the applicable award agreements.

Board Seats. At or promptly following closing of the merger, Third Coast and Third Coast Bank will each add two (2) board seats to be filled by Jeffrey A. Wilkinson and Clint Greenleaf.

Public Trading Markets

Third Coast common stock is listed for trading on the NYSE and NYSE Texas under the symbol “TCBX”. Following the merger, shares of Third Coast common stock will continue to be traded on the NYSE and NYSE Texas under the symbol “TCBX”. Under the merger agreement, Third Coast will cause the shares of Third Coast common stock to be issued in the merger to be approved for listing on the NYSE, subject to notice of issuance, and the merger agreement provides that neither Third Coast nor Keystone will be required to complete the merger if such shares are not authorized for listing on the NYSE, subject to notice of issuance.

Restrictions on Resale of Third Coast common stock

The shares of Third Coast common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any holder of Keystone common stock who may be deemed to be an “affiliate” of Third Coast for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Third Coast include individuals or entities that control, are controlled by, or are under common control with Third Coast and may include the executive officers, directors and significant shareholders of Third Coast.

Appraisal or Dissenters’ Rights in the Merger

General. If you hold one or more shares of Keystone common stock, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the merger and have the appraised fair value of your shares of Keystone common stock paid to you in cash. . The appraised fair value may be more or less than the value of the shares of Third Coast common stock (and cash in lieu of fractional shares) or the Cash Election Consideration being paid in the merger in exchange for shares of Keystone common stock. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the TBOC, which are attached to this joint proxy statement/prospectus as Annex F, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.

How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:

•

you must, prior to the Keystone special meeting, provide Keystone with a written objection to the merger that states that you will exercise your right to dissent if the merger is completed and that provides an address to which Third Coast may deliver or mail a notice if the merger is completed;

•	you must vote your shares of Keystone common stock against the merger agreement;

•

you must, not later than the twentieth (20th) day after Third Coast sends you notice that the merger was completed, provide Third Coast with a written demand for payment of the fair value of your shares of Keystone common stock that states the number and class of shares of Keystone capital stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

•

you must, not later than the twentieth (20th) day after the date on which you make written demand for payment of the fair value of your shares of Keystone common stock, submit to Third Coast your certificates representing Keystone common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your certificates representing Keystone common stock has been made.

If you intend to dissent from the merger, you must send the notice to:

Keystone Bancshares, Inc.

13715 East Ladera Boulevard

Bee Cave, Texas 78738

Attention: President and Secretary

If you fail to vote your shares of Keystone common stock at the Keystone special meeting against the approval of the merger agreement, you will lose your right to dissent from the merger. You will instead receive shares of Third Coast common stock or the Cash Election Consideration as described in the merger agreement. If you comply with the first two items above and the merger is completed, Third Coast will send you a written notice advising you that the merger has been completed. Third Coast must deliver this notice to you within ten (10) days after the merger is completed.

Your Demand for Payment. If you wish to receive the fair value of your shares of Keystone common stock in cash, you must, within twenty (20) days of the date the notice was delivered or mailed to you by Third Coast, send a written demand to Third Coast for payment of the fair value of your shares of Keystone common stock. The fair value of your shares of Keystone common stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice addressed to Third Coast must be sent to:

Third Coast Bancshares, Inc.

20202 Highway 59 North, Suite 190

Humble, Texas 77338

Attention: President and Secretary

Your written demand must state how many shares of Keystone common stock you own and your estimate of the fair value of your shares of Keystone common stock. If you fail to send this written demand to Third Coast within twenty (20) days of Third Coast’s delivery or mailing of your notice, you will be bound by the merger agreement and you will not be entitled to receive a cash payment representing the fair value of your shares of Keystone common stock. Instead, you will receive shares of Third Coast common stock or the Cash Election Consideration as described in the merger agreement.

In addition, not later than the twentieth (20th) day after the date on which you make written demand for payment, you must submit to Third Coast your certificates representing Keystone common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your certificates representing Keystone common stock has been made. If you fail to submit your certificates within the required period, it will have the effect of terminating, at the option of Third Coast, your right to dissent and appraisal unless a court, for good cause shown, directs otherwise.

Third Coast’s Actions Upon Receipt of Your Demand for Payment. Within twenty (20) days after Third Coast receives your demand for payment and your estimate of the fair value of your shares of Keystone common stock, Third Coast must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If Third Coast accepts your estimate, Third Coast will notify you that it will pay the amount of your estimated fair value within ninety (90) days of the merger being completed. Third Coast will make this payment to you only if you have surrendered the share certificates representing your shares of Keystone common stock, duly endorsed for transfer, to Third Coast.

If Third Coast does not accept your estimate, Third Coast will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within one hundred and twenty (120) days of the merger being completed, which you may accept within ninety (90) days or decline.

Payment of the Fair Value of Your Shares of Keystone Common Stock Upon Agreement of an Estimate. If you and Third Coast have reached an agreement on the fair value of your shares of Keystone common stock within ninety (90) days after the merger is completed, Third Coast must pay you the agreed amount within one hundred and twenty (120) days after the merger is completed, provided that you have surrendered the share certificates representing your shares of Keystone common stock, duly endorsed for transfer, to Third Coast.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and Third Coast have not reached an agreement as to the fair market value of your shares of Keystone common stock within ninety (90) days after the merger is completed, you or Third Coast may, within sixty (60) days after the expiration of the ninety (90)-day period, commence proceedings in Harris County, Texas, asking the court to determine the fair value of your shares of Keystone common stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of Keystone common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and Third Coast may address the court about the report. The court will determine the fair value of your shares and direct Third Coast to pay that amount, plus interest, which will begin to accrue ninety-one (91) days after the merger is completed.

Rights as a Shareholder. If you have made a written demand on Third Coast for payment of the fair value of your shares of Keystone common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

Withdrawal of Demand. If you have made a written demand on Third Coast for payment of the fair value of your Keystone common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

Regulatory Approvals Required for the Merger

The completion of the merger and the bank merger are subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approvals from, among others, the Federal Reserve and the TDB. Subject to the terms of the merger agreement, both Keystone and Third Coast have agreed to cooperate with each other and use their commercially reasonable efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement.

On November 18, 2025, Third Coast filed the required application with the Federal Reserve to request the Federal Reserve’s approval under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and submitted a copy of that application to the TDB.

In addition, the bank merger of Keystone Bank with and into Third Coast Bank requires the approval of the Federal Reserve and the TDB. On November 18, 2025, Third Coast Bank filed the required application with the Federal Reserve and the TDB. Although neither Keystone nor Third Coast knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Keystone and Third Coast cannot be certain when or if they will be obtained.

The U.S. Department of Justice has between 15 and 30 days following approval by the Federal Reserve to challenge the approval on antitrust grounds. While Third Coast and Keystone do not know of any reason that the U.S. Department of Justice would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the U.S. Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, the holders of Keystone common stock. Regulatory approval does not constitute an endorsement or recommendation of the proposed transaction.

Third Coast and Keystone are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this joint proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of Third Coast’s and Keystone’s respective boards of directors has approved the merger agreement. Under the merger agreement, Merger Sub will merge with and into Keystone, with Keystone surviving the merger as a wholly owned subsidiary of Third Coast. Immediately following, and in connection with, the merger, Third Coast will cause Keystone to be merged with and into Third Coast, with Third Coast surviving the second merger. Immediately following the integrated mergers (or at such later time as Third Coast may determine), Third Coast will cause Keystone Bank to merge with and into Third Coast Bank, with Third Coast Bank surviving the merger.

Merger Consideration

At the effective time, each share of Keystone common stock issued and outstanding (other than shares of Keystone common stock held by Keystone, Third Coast or their respective subsidiaries and dissenting shares) will be converted into the right to receive, without interest, 0.45925 shares of Third Coast common stock. However, the holder of each share of Keystone common stock will be entitled to elect to receive, without interest, an amount of cash equal to the product of (i) the exchange ratio, multiplied by (ii) the TCBX Closing VWAP, in lieu of such Stock Consideration in exchange for each of such holder’s shares of Keystone common stock, provided that the aggregate Cash Election Consideration to be paid by Third Coast will not exceed $20,000,000. In the event that Keystone shareholders elect to receive aggregate Cash Election Consideration in an amount greater than $20,000,000, the distribution of the aggregate Cash Election Consideration will be prorated among such shareholders in accordance with the terms of the merger agreement. For a discussion of the cash election and proration procedures, see “—Cash Election and Proration Procedures” below.

The exchange ratio is subject to downward adjustment based upon the Keystone adjusted equity. For this purpose, the Keystone adjusted equity means the sum of Keystone’s capital, surplus and retained earnings accounts less all intangible assets, calculated as of the calculation date and in accordance with GAAP consistently applied, referred to herein as the “Keystone equity”, and adjusted to reflect the payment of or accrual for all Keystone Merger Costs on an after-tax basis to the extent deducible for tax purposes. Because the determination of the Keystone adjusted equity is made in accordance with GAAP, the calculation will reflect the impact of any unrealized gains or losses in Keystone’s available-for-sale securities portfolio. If the Keystone adjusted equity is less than $94,576,000, then the exchange ratio will be reduced as follows:

If the Equity Adjustment (as defined below) is greater than zero, then the exchange ratio shall be a number of shares of Third Coast common stock equal to the quotient of (A) the Aggregate Adjusted Consideration (as defined below), divided by (B) the number of shares of Keystone common stock issued and outstanding immediately prior to the effective time, except for the cancelled shares and dissenting shares. For these purposes, (i) “Equity Adjustment” means the difference of (A) $94,576,000, minus (B) Keystone adjusted equity; provided, that if the amount of the Keystone adjusted equity is greater than $94,576,000, then the Equity Adjustment shall be zero, and (ii) “Aggregate Adjusted Consideration” means a number of shares of Third Coast common stock equal to the difference of (A) 3,075,000, minus (B) the quotient of (A) the Equity Adjustment, divided by (B) the TCBX Closing VWAP; provided, that if the amount of the Equity Adjustment is zero, then the Aggregate Adjusted Consideration shall be equal to 3,075,000 shares of Third Coast common stock.

The following table presents the effect of the estimated Keystone equity on the exchange ratio. As of November 30, 2025, the most recent practicable date before the printing of this joint proxy statement/prospectus, Keystone estimates the Keystone adjusted equity, as of the calculation date, would be $95,342,109 assuming a calculation date of January 30, 2026. The table presents a decrease in Keystone equity of up to $4,000,000 in increments of $1,000,000. For a discussion of the risks and assumptions associated with the estimates and forecasts included in this table, see “Risk Factors—Risks Relating to the Merger—The Keystone adjusted equity could be an amount that results in the reduction of the exchange ratio.”

Estimated Keystone equity on the calculation date	Estimated Keystone Merger Costs(2)	Estimated Keystone adjusted equity	Reduction in the exchange ratio(3)	Adjusted exchange ratio
$101,900,859(1)	$6,558,750	$95,342,109	—	0.45925
$100,900,859	$6,558,750	$94,342,109	0.00091	0.45834
$99,900,859	$6,558,750	$93,342,109	0.00481	0.45444
$98,900,859	$6,558,750	$92,342,109	0.00871	0.45054
$97,900,859	$6,558,750	$91,342,109	0.01261	0.44664

(1)

This number reflects the estimated Keystone equity on the calculation date plus Keystone’s estimated earnings from November 30, 2025 through the anticipated calculation date of January 30, 2026 of approximately $1,770,220. The calculation date is the close of business on the fifth business day immediately preceding the closing date of the merger, or such other date as mutually agreed to by the parties to the merger agreement. The closing of the merger is expected to occur in the first quarter of 2026. The estimated earnings of Keystone are based on the financial and operating forecast provided by Keystone’s management.

(2)	Reflects Keystone’s estimate as of November 30, 2025 of the Keystone Merger Costs on an after-tax basis.
(3)

Reduction in the exchange ratio is calculated using a TCBX Closing VWAP of $38.29, calculated as though the calculation date was December 13, 2025, and assuming 6,695,707 shares of Keystone common stock are issued and outstanding immediately prior to the effective time.

The Keystone Merger Costs are the costs and expenses that Keystone will incur in connection with the merger. The Keystone Merger Costs that are not already reflected in Keystone equity as of the calculation date will be subtracted from Keystone’s shareholders’ equity to calculate the Keystone adjusted equity. Keystone Merger Costs is defined in the merger agreement and it includes, among other costs and expenses:

•	contract termination costs, including pursuant to employment-related agreements and obligations;

•	certain retention bonuses and similar payments to employees of Keystone not being paid by Third Coast;

•	federal and state income, franchise and property tax obligations imposed for any period prior to the effective time;

•	any unrealized gains or losses in Keystone’s held-to-maturity securities portfolio as of the calculation date;

•	all legal, accounting and financial advisory fees of Keystone associated with the merger; and

•	any other amounts mutually agreed upon in writing by Third Coast and Keystone.

The following table presents the effect of the estimated Keystone Merger Costs on the exchange ratio. As of November 30, 2025, the most recent practicable date before the printing of this joint proxy statement/prospectus, Keystone estimates that the Keystone Merger Costs on an after-tax basis would be approximately $6,558,750. The table also presents up to $1,000,000 of additional Keystone Merger Costs in increments of $250,000. For a discussion of the risks and assumptions associated with the estimates and forecasts included in this table, see “Risk Factors—Risks Relating to the Merger—The Keystone adjusted equity could be an amount that results in the reduction of the exchange ratio.”

Estimated Keystone equity on the calculation date(1)	Estimated Keystone Merger Costs(2)	Estimated Keystone adjusted equity	Reduction in the exchange ratio(3)	Adjusted exchange ratio
$101,900,859	$6,558,750	$95,342,109	—	0.45925
$101,900,859	$6,808,750	$95,092,109	—	0.45925
$101,900,859	$7,058,750	$94,482,109	—	0.45925
$101,900,859	$7,308,750	$94,592,109	—	0.45925
$101,900,859	$7,558,750	$94,342,109	0.00091	0.45834

(1)

This number reflects the estimated Keystone equity on the calculation date plus Keystone’s estimated earnings from November 30, 2025 through the anticipated calculation date of January 30, 2026 of approximately $1,770,220. The calculation date is the close of business on the fifth business day immediately preceding the closing date of the merger, or such other date as mutually agreed to by the parties to the merger agreement. The closing of the merger is expected to occur in the first quarter of 2026. The estimated earnings of Keystone are based on the financial and operating forecast provided by Keystone’s management.

(2)	Reflects Keystone’s estimate as of November 30, 2025 of the Keystone Merger Costs on an after-tax basis and additional Keystone Merger Costs in increments of $250,000.
(3)

Reduction in the exchange ratio is calculated using a TCBX Closing VWAP of $38.29, calculated as though the calculation date was December 13, 2025, and assuming 6,695,707 shares of Keystone common stock are issued and outstanding immediately prior to the effective time.

If, between the date of the merger agreement and the effective time, the outstanding shares of Third Coast common stock increase, decrease, change into or are exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then the exchange ratio will be appropriately and proportionately adjusted.

The table below sets forth the implied value of the Stock Consideration based on the closing price of Third Coast common stock as quoted by the NYSE on the specified dates and implied value of the Cash Election Consideration based on the TCBX Closing VWAP calculated as though the calculation date was the day after the specified dates:

Date	Closing price of Third Coast common stock	TCBX Closing VWAP	Implied value of Stock Consideration(5)	Implied value of Cash Election Consideration(5)	Aggregate Stock Consideration(6)	Aggregate Cash Election Consideration(6)	Aggregate total merger consideration
October 15, 2025(1)	$38.42	$39.30	$17.64	$18.05	$98,566,569	$20,000,000	$118,566,569
October 22, 2025(2)	$39.28	$38.38	$18.04	$17.63	$100,325,437	$20,000,000	$120,325,437
November 21, 2025(3)	$37.11	$37.12	$17.04	$17.05	$94,106,569	$20,000,000	$114,106,569
December 12, 2025(4)	$39.97	$38.29	$18.36	$17.58	$102,045,816	$20,000,000	$122,045,816

(1)	The day used by Stephens for purposes of its financial analysis.
(2)	The last trading day before public announcement of the merger.
(3)	The latest practicable trading day before the initial filing of this joint proxy statement/prospectus.
(4)	The latest practicable trading day before the printing of this joint proxy statement/prospectus.
(5)	Assumes there is no downward adjustment to exchange ratio.
(6)

Assumes 6,695,707 shares of Keystone common stock are issued and outstanding immediately prior to the effective time, and Keystone shareholders elect to receive aggregate Cash Election Consideration in an amount greater than or equal to $20,000,000. For a discussion of the cash election and proration procedures, see “—Cash Election and Proration Procedures” below.

Based on (i) (A) the closing price of $38.42 for Third Coast common stock on the NYSE on October 15, 2025, the day used by Stephens for purposes of its financial analysis, the implied value of the Stock Consideration would be approximately $17.64, and (B) the TCBX Closing VWAP calculated as though the calculation date was October 16, 2025, the implied value of the Cash Election Consideration would be approximately $18.05, (ii) (A) the closing price of $39.28 for Third Coast common stock on the NYSE on October 22, 2025, the last trading day before public announcement of the merger, the implied value of the Stock Consideration would be approximately $18.04, and (B) the TCBX Closing VWAP calculated as though the calculation date was October 23, 2025, the implied value of the Cash Election Consideration would be approximately $17.63, (iii) (A) the closing price of $37.11 for Third Coast common stock on the NYSE on November 21, 2025, the latest practicable trading day before the initial filing of this joint proxy statement/prospectus, the implied value of the Stock Consideration would be approximately $17.04, and (B) the TCBX Closing VWAP calculated as though the calculation date was November 22, 2025, the implied value of the Cash Election Consideration would be approximately $17.05, and (iv) (A) the closing price of $39.97 for Third Coast common stock on the NYSE on December 12, 2025, the latest practicable trading day before the printing of this joint proxy statement/prospectus, the implied value of the Stock Consideration would be approximately $18.36, and (B) the TCBX Closing VWAP calculated as though the calculation date was December 13, 2025, the implied value of the Cash Election Consideration would be approximately $17.58. Each of the foregoing examples in the preceding sentence assumes there is no downward adjustment to the exchange ratio.

Cash Election and Proration Procedures

A cash election form in such form as Third Coast shall reasonably specify and as shall be reasonably acceptable to Keystone (the “Cash Election Form”) will be mailed on a date to be mutually agreed by Third Coast and Keystone that is not more than 45 days nor less than 30 days prior to the anticipated closing date or on such other date as Third Coast and Keystone shall mutually agree (the “Mailing Date”) to each holder of record of Keystone common stock as of the close of business on the 5th business day prior to the Mailing Date (the “Cash Election Form Record Date”).

Third Coast will make available one or more Cash Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Keystone common stock between the Cash Election Form Record Date and the close of business on the business day prior to the Cash Election Deadline, and Keystone will provide to the exchange agent all information reasonably necessary for it to perform as specified in the merger agreement.

Each Cash Election Form will permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify the number of shares of such holder’s Keystone common stock with respect to which such holder makes a cash election (each such share, a “Cash Election Share”). The holders of any shares of Keystone common stock with respect to which the exchange agent has not received an effective, properly completed and signed Cash Election Form on or before 5:00 p.m., Eastern Time, on the 25th day following the Mailing Date (or such other time and date as Third Coast and Keystone shall agree) (the “Cash Election Deadline”) (other than cancelled shares and dissenting shares) will only be entitled to receive the Stock Consideration.

As soon as reasonably practicable after the Cash Election Deadline, unless the effective time has not yet occurred, in which case as soon after the effective time as is reasonably practicable, Third Coast will cause the exchange agent to effect the following prorations to the Merger Consideration:

•

If the amount of cash equal to the product of (A) the aggregate number of Cash Election Shares, multiplied by (B) the Cash Election Consideration (the “Cash Election Amount”) is greater than $20,000,000, then each Cash Election Share shall, instead of being converted into the Cash Election Consideration, be converted into the right to receive (1) an amount of cash (without interest) equal to the product of the Cash Election Consideration, multiplied by a fraction, the numerator of which shall be $20,000,000 and the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), and (2) a number of validly issued, fully paid and nonassessable shares of Third Coast common stock equal to the product of the Stock Consideration multiplied by a fraction equal to one minus the Cash Fraction.

•	If $20,000,000 is greater than the Cash Election Amount, then no proration will be applied.

Any Cash Election will have been properly made only if the exchange agent shall have actually received a properly completed and signed Cash Election Form by the Cash Election Deadline. Any Cash Election Form may be revoked or changed by the authorized person properly submitting such Cash Election Form, by written notice received by the exchange agent prior to the Cash Election Deadline. In the event a Cash Election Form is revoked prior to the Cash Election Deadline, the shares of Keystone common stock represented by such revoked Cash Election Form will no longer be deemed Cash Election Shares, except to the extent a subsequent Cash Election is properly made with respect to any or all of such shares of Keystone common stock prior to the Cash Election Deadline. Subject to the terms of the merger agreement and of the Cash Election Form, the exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Cash Election Forms, and any good faith decisions of the exchange agent regarding such matters will be binding and conclusive. None of Third Coast, Keystone, or the exchange agent will be under any obligation to notify any person of any defect in a Cash Election Form.

Fractional Shares

Third Coast will not issue any fractional shares of Third Coast common stock in the merger. Keystone shareholders who would otherwise be entitled to a fraction of a share of Third Coast common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the closing price of Third Coast common stock as of calculation date, without interest.

Treatment of Keystone Equity Awards

Subject to the terms and conditions set forth in the merger agreement, each Keystone Option, whether vested or unvested, that is outstanding and unexercised immediately before the effective time will cease, at the effective time, to represent a right to acquire shares of Keystone common stock and will be converted at the effective time, without any action on the part of the holder of such Keystone Option, into a Converted Stock Option, with the number of shares of Third Coast common stock subject to each such Converted Stock Option and the exercise price of each such Converted Stock Option adjusted based on the exchange ratio. Each Converted Stock Option will remain subject to the same terms and conditions (including, as applicable, vesting (including any performance-based conditions) and forfeiture terms) as were applicable to the corresponding Keystone Option immediately prior to the effective time (except for any required acceleration of vesting and exercisability of such Keystone Option pursuant to the terms of the Keystone Stock Plan and any related award agreement as in effect on the date of the merger agreement without any further action by Keystone or administrative changes that are not materially adverse to the holder thereof).

Subject to the terms and conditions set forth in the merger agreement, as of the effective time, (i) each Keystone RSU that is outstanding immediately before the effective time will be fully vested, canceled and converted into the right to receive the Stock Consideration for each share of Keystone common stock earned upon such vesting pursuant to the terms of such Keystone RSU, and (ii) each Keystone Restricted Stock Award that is outstanding immediately before the effective time will be fully vested, canceled and converted into the right to receive the Stock Consideration for each share of Keystone common stock subject to such Keystone Restricted Stock Award immediately prior to the effective time.

Governing Documents; Directors and Officers; Governance Matters

At completion of the integrated mergers, the Third Coast certificate of formation and the Third Coast bylaws, as in effect immediately before the effective time, will be the certificate of formation and bylaws of the surviving corporation, Third Coast, until thereafter changed or amended as provided by law.

The directors and officers, respectively, of Third Coast at the effective time will remain the directors and officers of the surviving corporation and will hold office from the effective time until their respective successors are duly elected or appointed and qualified in the manner provided in the Third Coast certificate of formation and Third Coast bylaws or as otherwise provided by law.

At or promptly following the effective time, each of Third Coast and Third Coast Bank will increase by two the number of directors constituting the Third Coast Board and the Third Coast Bank board of directors and appoint Jeffrey A. Wilkinson and Clint Greenleaf to the Third Coast Board and the Third Coast Bank board of directors, who shall be subject to Third Coast’s standard director qualification procedures.

Closing and Effective Time

The merger will be completed only if all conditions to the merger discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See “—Conditions to Complete the Merger.” Within thirty (30) days of the satisfaction or waiver of all the conditions to the merger, on a date mutually acceptable to Third Coast and Keystone, the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the merger and the other transactions contemplated by the merger agreement.

The merger and other transactions contemplated by the merger agreement will become effective on the date and at the time specified in the certificate of merger, reflecting the merger, filed with the Secretary of State of the State of Texas in accordance with the TBOC. It currently is anticipated that the completion of the merger will occur in the first quarter of 2026, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither Keystone nor Third Coast can guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of Keystone common stock into the right to receive the merger consideration will occur automatically at the effective time. After completion of the merger, the exchange agent will exchange certificates representing Keystone common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

As promptly as practicable, but no later than ten (10) business days after the effective time, and subject to the receipt by the exchange agent of a list of Keystone’s shareholders in a format that is reasonably acceptable to the exchange agent, Third Coast will cause the exchange agent to mail to each holder of record of Keystone common stock (i) a letter of transmittal and (ii) instructions for use in surrendering each certificate representing Keystone common stock in exchange for the merger consideration, any cash in lieu of a fractional share and any dividends or distributions to which such holder is entitled pursuant to the terms of the merger agreement.

Keystone’s shareholders will be entitled to receive their respective merger consideration only after receipt by the exchange agent of a properly completed letter of transmittal including delivery of certificates representing Keystone common stock. No interest will be paid on the merger consideration.

If a certificate for Keystone common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by Third

Coast or the exchange agent, the posting of a bond in an amount as Third Coast may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the share transfer books of Keystone of shares of Keystone common stock that were issued and outstanding immediately prior to the effective time.

Withholding

Third Coast, Third Coast Bank and the exchange agent, as the case may be, will be entitled to deduct and withhold, if necessary, from any consideration otherwise payable pursuant to the merger agreement to any person such amounts as Third Coast, Third Coast Bank or the exchange agent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so deducted or withheld by Third Coast, Third Coast Bank or the exchange agent, as the case may be, and remitted to the appropriate governmental entity, such deducted or withheld amounts will be treated for all purposes of the merger agreement as having been paid to such person in respect of which such deduction and withholding was made by Third Coast, Third Coast Bank or the exchange agent, as the case may be.

Dividends and Distributions

No dividends or other distributions with respect to Third Coast common stock will be paid to the holder of any unsurrendered certificates of Keystone common stock with respect to the shares of Third Coast common stock represented thereby, until the holder of the Keystone common stock surrenders the certificates representing the Keystone common stock in accordance with the terms of the merger agreement. Following surrender of any such certificate in accordance with the terms of the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Third Coast common stock which the Keystone common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement and this summary of the representations and warranties in this section are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Third Coast and Keystone contained in this joint proxy statement/prospectus or in the public reports of Third Coast filed with the SEC may supplement, update or modify the factual disclosures about Third Coast and Keystone contained in the merger agreement. The merger agreement contains representations and warranties of Third Coast and Keystone that may be subject to limitations, qualifications or exceptions agreed upon by the parties, including being qualified by confidential disclosures, and may be subject to a contractual standard of materiality that differs from the materiality standard that applies to reports and documents filed with the SEC. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties, other provisions of the merger agreement or any description of these provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus, the documents incorporated by reference into this joint proxy statement/prospectus and the other reports, statements and filings that Third Coast publicly files with the SEC. See “Where You Can Find More Information.”

The merger agreement contains customary representations and warranties of each of Third Coast and Keystone relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.

The merger agreement contains representations and warranties made by Keystone relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	authority relative to execution and delivery of the merger agreement;

•	capitalization;

•	compliance with laws; and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	financial statements;

•	the absence of undisclosed liabilities;

•	legal proceedings;

•	consents and approvals, required governmental and other regulatory filings in connection with the merger;

•	title to assets;

•	the absence of certain changes or events;

•	certain contracts;

•	certain tax matters;

•	insurance matters;

•	the absence of any material adverse change;

•	intellectual property;

•	related party transactions;

•	indebtedness of Keystone;

•	condition of assets;

•	environmental matters;

•	regulatory compliance;

•	absence of certain business practices;

•	books and records;

•	forms of instruments;

•	fiduciary responsibilities;

•	guaranties;

•	voting trust, voting agreements and shareholders’ agreements;

•	employment matters;

•	employee benefits;

•	certain obligations to employees;

•	interest rate risk management;

•	internal controls;

•	compliance with the various specified statutes, rules and regulations;

•	certain matters concerning the trading of Keystone’s securities;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	intercompany agreements;

•	the nature of the representations in the merger agreement;

•	inapplicability of takeover statutes;

•	receipt by the Keystone Board of an opinion from Keystone’s financial advisor; and

•	the nature of the representations in the merger agreement.

The merger agreement contains representations and warranties made by Third Coast relating to a more limited number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	authority relative to execution and delivery of the merger agreement;

•	capitalization;

•	filings with the SEC, certain compliance matters and financial statements;

•	compliance with laws; and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the absence of undisclosed liabilities;

•	legal proceedings;

•	consents and approvals, required governmental and other regulatory filings in connection with the merger;

•	regulatory compliance;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	the absence of certain changes or events;

•	disclosure controls and procedures;

•	the fairness opinion received by its financial advisor;

•	certain tax matters; and

•	the nature of the representations in the merger agreement.

Certain representations and warranties of Third Coast and Keystone are qualified as to “materiality” or “material adverse change.” For purposes of the merger agreement, a “material adverse change,” means, with respect to either Third Coast or Keystone, any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, or (ii) the ability of such party to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a material adverse change: (A) any changes in laws or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles (“RAP”) that are generally applicable to the banking or savings industries; (C) expenses incurred in connection with the transactions contemplated by the merger agreement; (D) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (E) general changes in the credit markets or general downgrades in the credit markets; (F) actions or omissions of a party taken as required by the merger agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by the merger agreement; (G) any natural or man-made disaster, acts of God, any outbreak of any disease, pandemic or other public health event, any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (H) the announcement of the transactions contemplated by this merger agreement; provided, that such party is not affected to a greater extent than other persons, bank holding companies or insured depository institutions in the industry in which such party operates.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

Keystone has agreed that, prior to the effective time, it will, and will cause its subsidiaries to, unless otherwise permitted in writing by Third Coast:

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operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

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except as required by prudent business practices, use all commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

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perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Keystone or any of its subsidiaries may in good faith reasonably dispute;

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use commercially reasonable efforts to maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

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timely file, subject to extensions, all reports required to be filed with any governmental entity and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings;

•	timely file, subject to extensions, all tax returns required to be filed by it and timely pay all taxes that become due and payable;

•	promptly notify Third Coast of any tax proceeding or claim pending or threatened against or with respect to Keystone or any of its subsidiaries;

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withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all taxes required to be withheld therefrom and pay the same to the proper governmental entity when due;

•	account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

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promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Reports of Condition and Income (“Call Report”) and the Uniform Retail Credit Classification and Account Management Policy;

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maintain the allowance for credit losses account in accordance with GAAP and in an amount reasonably estimated to be adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with RAP;

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pay or accrue all costs, expenses and other charges to be incurred in connection with the merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the calculation date, which will be the last day of the month immediately preceding the month during which the closing date occurs;

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ensure that all accruals for taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP); and

•	take certain other actions.

Additionally, prior to the effective time, subject to specified exceptions, Keystone will not, and will not permit any of its subsidiaries to, without the prior written consent of Third Coast, undertake the following actions:

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take or fail to take any action that would cause any of the representations and warranties in the merger agreement to be inaccurate at the time of the closing or preclude Keystone from making such representations and warranties at the time of the closing;

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merge into, consolidate with or sell its assets to any other person or entity, change or amend Keystone’s or any of its subsidiaries’ certificate of formation or bylaws, increase the number of shares of Keystone common stock (other than by exercise of a Keystone Option or Keystone RSU) or any of its subsidiaries’ stock outstanding or increase the amount of Keystone Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

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except as explicitly permitted hereunder or in accordance with applicable law or pursuant to a contract existing as of the date of the merger agreement, engage in any transaction with any affiliated person or allow such persons to acquire any assets from Keystone or any of its subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under Keystone’s employee benefit plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

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declare, set aside or pay any dividends or make any other distribution to Keystone shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities;

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discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated by the merger agreement;

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issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

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accelerate the vesting of pension or other benefits in favor of employees of Keystone or any of its subsidiaries except according to a Keystone employee benefit plan or as otherwise contemplated by the merger agreement or as required by applicable law;

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acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

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mortgage, pledge or subject to lien any of its property, business or assets, tangible or intangible, except (i) certain permitted encumbrances and (ii) pledges of assets to secure public funds deposits and Federal Home Loan Bank borrowings;

•	sell, transfer, lease to others or otherwise dispose of any of its assets, or cancel or compromise any debt or claim, or waive or release any right or claim of a market value in excess of $25,000;

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make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than increases consistent with past practices;

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enter into any employment or consulting contract (other than as contemplated by the terms of a Keystone employee benefit plan or the merger agreement) or other agreement with any current or proposed director, officer or employee or adopt or amend any employment agreement, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable law or by the merger agreement;

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make any capital expenditures or capital additions or betterments except for such capital expenditures or capital additions that are set forth in writing in the budget provided to Third Coast or that are necessary to prevent substantial deterioration of the condition of a property or that do not exceed $25,000 in the aggregate;

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sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

•

make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, or (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by Keystone’s independent auditors, or as required by any applicable regulatory agency;

•

file any amended tax return, waive or extend any period related to the assessment or collection of any tax, settle or compromise any tax proceeding relating to Keystone or any of its subsidiaries, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law), or other tax related agreement with a governmental entity with respect to any taxes or tax return, make, seek or submit any application for a voluntary disclosure or voluntary disclosure agreement, surrender any claim to a tax refund, or change any method of tax accounting or tax accounting or reporting period;

•	reduce the amount of Keystone Bank’s allowance for credit losses except through charge offs;

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sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of one year or less and an AA rating by at least one nationally recognized ratings agency;

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renew, extend the maturity of, or alter any of the terms of any loan classified by Keystone as “watch,” “special mention,” “substandard,” “doubtful,” and “non-accrual” or other words of similar import or make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $1,000,000 except in accordance with the approval procedures set forth in the merger agreement;

•	enter into any acquisitions or leases of real property, including new leases and lease extensions; or

•	take or omit to take any action that could reasonably be expected to prevent the integrated mergers from qualifying as a “reorganization” under section 368(a) of the Code.

Regulatory Matters

Third Coast and Keystone have agreed to use their commercially reasonable efforts to promptly prepare and file or cause to be filed, within 30 days of the date of the merger agreement, applications for all regulatory approvals required to be obtained by each of the parties in connection with the merger agreement and the transactions contemplated thereby.

Employee Matters

Third Coast has agreed to consult with the Chief Executive Officer of Keystone with respect to the termination of any employees of Keystone in connection with the closing. Subject to the terms of the merger agreement, employees of Keystone whose employment is terminated in connection with the merger will be eligible to receive certain severance payments under specified circumstances.

Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of Third Coast, each continuing employee will be entitled, as an employee of Third Coast or its subsidiaries, to participate in the employee benefit plans of Third Coast provided to similarly situated employees of Third Coast or its subsidiaries. The provisions of the merger agreement are not intended to give any continuing employee any rights or privileges superior to those of other similarly situated employees of Third Coast or its subsidiaries or to provide duplication of similar benefits but, subject to that qualification, Third Coast will, for purposes of vesting, any age or period of service requirements for commencement of participation, and level of compensation or benefits with respect to any employee benefit plans in which a continuing employee may participate (excluding any qualified or nonqualified defined benefit pension plan or post-employment health or welfare benefit plan), credit each continuing employee with his or her term of service with Keystone or any of its subsidiaries. Third Coast has agreed to use commercially reasonable efforts to cause each such plan of Third Coast to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Third Coast, (ii) cause any such plan to give credit toward the satisfaction of any annual deductible limitation and out-of-pocket maximum under such plan for any deductible, co-payment, or other cost-sharing amounts previously paid by a continuing employee under an analogous plan prior to the effective time for the plan year in which the effective time occurs and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time for the plan year in which the effective time occurs.

Director and Officer Indemnification and Insurance

The merger agreement provides that for a period of six years following the completion of the merger, Third Coast and the surviving entity will indemnify the current and former directors, managers, officers and employees of Keystone and Keystone Bank to the same extent that such person would have been entitled to indemnification, and subject to the conditions set forth in any certificate of formation, bylaws or indemnification agreements of Keystone or Keystone Bank, as applicable.

Prior to closing, Keystone will obtain, at the expense of Keystone, (i) a six year tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance and (ii) a two year tail insurance coverage policy relating to the policy of cyber liability insurance, currently maintained by Keystone and Keystone Bank as of the date of the merger agreement with respect to claims arising from facts or events that occurred on or prior to the effective time (including the transactions contemplated hereby) as currently maintained by Keystone, on terms no less advantageous than those contained in Keystone’s existing directors’ and officers’ and company’s liability insurance policy and cyber liability insurance policy; provided, however, that Keystone shall not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date of the merger agreement by Keystone for such insurance.

Conditions to Complete the Merger

Keystone’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•

subject to certain materiality and material adverse change exceptions, each of the representations and warranties of Third Coast set forth in the merger agreement will be true and correct in all respects at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

•

Third Coast and Merger Sub have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Third Coast and Merger Sub under the merger agreement on or prior to the closing date;

•

the Keystone Merger Proposal having been approved by the requisite vote of Keystone’s shareholders and the Third Coast Share Issuance Proposal having been approved by the requisite vote of Third Coast’s shareholders;

•

Keystone and Third Coast having received approvals, acquiescences or consents of the transactions contemplated by the merger agreement from all necessary governmental entities and certain third parties and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state governmental entity or by any other third party by formal proceedings;

•

no action having been taken, and no statute, rule, regulation or order being promulgated, enacted, entered, enforced or deemed applicable to the merger agreement or the transactions contemplated hereby by any federal, state or foreign government or governmental entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to the merger agreement to complete the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby, or (iii) if the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby are completed, subject Keystone, Keystone Bank or any shareholder, officer, director or employee of Keystone or Keystone Bank to criminal or civil liability. Further, no action or proceeding before any court or governmental entity, by any government or governmental entity or by any other person having been threatened, instituted or pending that would reasonably be expected to result in any of the consequences described above;

•	Keystone having received all documents required to be received from Third Coast on or prior to the closing date all in form and substance reasonably satisfactory to Keystone;

•	there having been no material adverse change with respect to Third Coast since December 31, 2024;

•

the registration statement of which this joint proxy statement/prospectus is a part, including any amendments or supplements thereto, will be effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by the merger agreement will have been received and remain in effect;

•	the shares of Third Coast common stock to be issued pursuant to the merger agreement will have been approved for listing on the NYSE; and

•

Keystone will have received an opinion of Fenimore Kay Harrison LLP, in form and substance reasonably satisfactory to Keystone, dated as of the closing date and based on facts, representations and assumptions described in such opinion, to the effect that the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Fenimore Kay Harrison LLP may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Third Coast and Keystone.

Third Coast’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•

subject to certain materiality and material adverse change exceptions, each of the representations and warranties of Third Coast set forth in the merger agreement will be true and correct in all respects at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date);

•

Keystone has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Keystone under the merger agreement on or prior to the closing date;

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the Keystone Merger Proposal having been approved by the requisite vote of Keystone’s shareholders and the Third Coast Share Issuance Proposal having been approved by the requisite vote of Third Coast’s shareholders;

•

Third Coast having received approvals, acquiescences or consents of the transactions contemplated by the merger agreement from all necessary governmental entities and certain the third parties, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state governmental entity or by any other third party by formal proceedings;

•

no action having been taken, and no statute, rule, regulation or order being promulgated, enacted, entered, enforced or deemed applicable to the merger agreement or the transactions contemplated hereby by any federal, state or foreign government or governmental entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby illegal, invalid or unenforceable, (ii) require the divestiture of a material portion of the assets of Third Coast or its subsidiaries, or (iii) impose material limits on the ability of any party to the merger agreement to complete the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby, or (iv) if the merger agreement or any other agreement contemplated thereby, or the transactions contemplated thereby are completed, subject Third Coast, Third Coast Bank or any officer, director, shareholder or employee of Third Coast or Third Coast Bank to criminal or civil liability. Further, no action or proceeding before any court or governmental entity, by any government or governmental entity or by any other person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences described above;

•

Third Coast having received from each of the directors of Keystone an instrument dated as of the closing date releasing Keystone, its subsidiaries and each of its affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein). Further, Third Coast having received from each of the specified officers of Keystone an instrument dated as of the closing date releasing Keystone, its subsidiaries and each of its affiliates, successors and assigns, from any and all claims of such officers;

•	there will have been no material adverse change to Keystone since September 30, 2024;

•

Third Coast having received evidence reasonably satisfactory to Third Coast that, as of the effective time, all employee benefit plans of Keystone (other than such plans Third Coast elects not to terminate) have been terminated in accordance with the terms of such employee benefit plans of Keystone, the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other applicable laws on a basis satisfactory to Third Coast in its reasonable discretion and that, to the extent required by the employee benefit plans of or applicable law, affected participants have been notified of such terminations and/or integrations;

•	Third Coast will have received the executed Wilkinson employment agreement and the executed St. George employment agreement;

•

the registration statement of which this joint proxy statement/prospectus is a part, including any amendments or supplements thereto, will be effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities laws to consummate the transactions contemplated by the merger agreement will have been received and remain in effect;

•

holders of not more than 5% of the outstanding shares of Keystone common stock having demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders under the applicable provisions of the TBOC;

•	Third Coast will have received all documents required to be received from Keystone on or prior to the closing date, all in form and substance reasonably satisfactory to Third Coast;

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Keystone shall have delivered to Third Coast (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), in form and substance satisfactory to Third Coast, dated as of the closing date and executed by Keystone, and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), in form and substance satisfactory to Third Coast, dated as of the closing date and executed by Keystone;

•

Third Coast shall have received an opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to Third Coast, dated as of the closing date and based on facts, representations and assumptions described in such opinion, to the effect that the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Norton Rose Fulbright US LLP may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Third Coast and Keystone;

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Keystone obtaining a six year tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance and a two year tail insurance coverage policy relating to the policy of cyber liability insurance in accordance with the merger agreement; and

•	Third Coast receiving the payoff documentation related to Keystone’s bank stock loan at least two business days prior to the closing.

Neither Keystone nor Third Coast can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.

Keystone Shareholder Meeting and Recommendation of Keystone’s Boards of Directors

Keystone has agreed to (i) duly call, give notice of, convene and hold the Keystone special meeting as soon as practicable after the registration statement of which this joint proxy statement/prospectus is a part becomes effective with the SEC for the purpose of approving and adopting the Keystone Merger Proposal; (ii) require no greater than the minimum vote of the capital stock of Keystone required by applicable law in order to approve the Keystone Merger Proposal; (iii) include in this joint proxy statement/prospectus the recommendation of the Keystone Board that the Keystone shareholders vote in favor of the approval and adoption of the Keystone Merger Proposal; and (iv) cause this joint proxy statement/prospectus to be mailed to the Keystone shareholders as soon as practicable after it becomes effective with the SEC, and use its commercially reasonable efforts to obtain the approval and adoption of the Keystone Merger Proposal.

Third Coast Shareholder Meeting and Recommendation of Third Coast’s Boards of Directors

Third Coast has agreed to (i) duly call, give notice of, convene and hold the Third Coast special meeting as soon as practicable after the registration statement of which this joint proxy statement/prospectus is a part becomes effective with the SEC for the purpose of approving and adopting the Third Coast Share Issuance Proposal; (ii) require no greater than the minimum vote of the capital stock of Third Coast required by applicable law in order to approve the Third Coast Share Issuance Proposal; (iii) include in this joint proxy statement/prospectus the recommendation of the Third Coast Board that the Third Coast shareholders vote in favor of the approval of the Third Coast Share Issuance Proposal; and (iv) cause this joint proxy statement/prospectus to be mailed to the Third Coast shareholders as soon as practicable after it becomes effective with the SEC, and use its commercially reasonable efforts to obtain the approval of the Third Coast Share Issuance Proposal.

Agreement Not to Solicit Other Offers

Keystone has agreed that it will not, and will cause its subsidiaries not to, and will cause Keystone’s and its subsidiaries’ respective officers, directors, employees, affiliate, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any acquisition proposal or (ii) except as otherwise permitted by the merger agreement, (A) engage in negotiations or discussions with or provide any information or data to, any person relating to an acquisition proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal.

Keystone further agreed that it will, and will cause each of its officers, directors, employees, affiliate, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any person (other than Third Coast) conducted heretofore with respect to any acquisition proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any acquisition proposal to which it or any of its officers, directors, employees, affiliate, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. Notwithstanding the foregoing, at any time prior to obtaining the approval of its shareholders, in the event that Keystone receives a bona fide acquisition proposal that complies with the terms of the merger agreement, Keystone and the Keystone Board may participate in discussions or negotiations with, or furnish any information to, any person making such acquisition proposal and its agents and representatives or potential sources of debt financing that need to be involved in such discussion if the Keystone Board determines in good faith, after consultation with its counsel and financial advisor, that such person is reasonably likely to submit to Keystone a proposal deemed to be superior to Third Coast’s proposal (as determined in accordance with the terms of the merger agreement) and that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties.

In connection with the receipt and negotiation of any acquisition proposal by Keystone, it is required to comply with the terms, conditions and procedures set forth in the merger agreement, which require, among other things, Keystone to enter into a confidentiality agreement with the person making an acquisition proposal, providing certain notices and information to Third Coast and allowing Third Coast to make counter offers that Keystone will consider in good faith.

Keystone’s Board may, at any time prior to obtaining the approval of Keystone’s shareholders of the Keystone Merger Proposal, (i) approve, endorse or recommend a proposal deemed to be superior to Third Coast’s proposal (as determined in accordance with the terms of the merger agreement) or enter into a definitive agreement with respect to such superior proposal or (ii) modify or amend in a manner adverse to Third Coast or withdraw its recommendation in favor of adoption of the merger agreement, provided that (x) prior to such change in recommendation, the Keystone Board will determine, in good faith (after consultation with its counsel), that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (y) such change in recommendation is in connection with a superior proposal and such superior proposal has been made and has not been withdrawn and continues to be a superior proposal after taking into account any action taken by Third Coast.

Amendment or Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by the mutual written consent of Third Coast and Keystone;

•

by either Keystone or Third Coast (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such party’s obligations to close have not been met or waived by September 30, 2026; provided, however, that such date may be extended to such later date as agreed upon by Keystone and Third Coast;

•

by either Third Coast or Keystone if any of the transactions contemplated by the merger agreement are disapproved by any federal or state governmental or regulatory agency or authority whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the merger agreement or the transactions contemplated hereby and such disapproval, order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate the merger agreement pursuant to this provision is required to use its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action;

•	by either Third Coast or Keystone if there has been any material adverse change with respect to the other party;

•

subject to certain cure rights, by Third Coast or Keystone, if there will have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty will cease to be true and correct) set forth in the merger agreement on the part of the other party to the merger agreement or any other agreement contemplated thereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the closing, the failure of a closing condition; provided, however, that the right to terminate the merger agreement under this provision will not be available to a party if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement;

•

by Third Coast or Keystone, if Keystone does not receive the required shareholder approval at the Keystone special meeting or any adjournment or postponement thereof; provided, however, that Keystone may not terminate the merger agreement pursuant to this provision if Keystone has breached in any material respect any of its obligations under the merger agreement in a manner that caused the failure to obtain the approval of the shareholders at the Keystone special meeting, or at any adjournment or postponement thereof;

•

by Keystone prior to obtaining the approval of the Keystone shareholders at the Keystone special meeting, and subject to the terms and conditions set forth in the merger agreement, in order to accept an alternative acquisition proposal;

•

by Third Coast if the Keystone Board, prior to obtaining the approval of the Keystone shareholders and in compliance with the procedures set forth in the merger agreement, approves, endorses or recommends an alternative acquisition proposal or enters into a definitive agreement with respect to an alternative acquisition proposal or modifies or amends its recommendation in a manner adverse to Third Coast or withdraws its recommendation; or

•

by Third Coast or Keystone if the other party or its respective banking subsidiary enter into any formal or informal administrative action with any court, arbitrator, federal or state governmental agency or other authority or any such action is threatened by any such entity.

Subject to compliance with applicable law, the merger agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties to the merger agreement. At any time prior to the closing, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document, certificate or writing delivered pursuant to the merger agreement, or (iii) waive compliance with any of the agreements, covenants or conditions contained in the merger agreement, in each case, in accordance with the terms of the merger agreement.

Effect of Termination

If the merger agreement is terminated, then neither Third Coast nor Keystone will have any further liability or obligation under the merger agreement; provided, however, that (i) no such termination will relieve any party of any liability or damages resulting from any willful breach of the merger agreement or actual fraud; (ii) provisions of the merger agreement concerning termination fees and certain other specified provisions will survive any such termination; and (iii) the confidentiality agreement between Third Coast and Keystone will survive any such termination in accordance with its terms.

Termination Fee

Keystone will pay Third Coast a termination fee if the merger agreement is terminated under the following circumstances:

•

by Keystone prior to obtaining the approval of the Keystone shareholders at the Keystone special meeting, in order to accept an acquisition proposal, then Keystone will pay to Third Coast a termination fee equal to $4,820,128, on the date of termination;

•

by Third Coast if the Keystone Board approves, endorses or recommends an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal or modifies or amends its recommendation in a manner adverse to Third Coast or withdraws its recommendation, then Keystone will pay to Third Coast a termination fee equal to $4,820,128, within two business days of termination; and

•

if prior to the termination of the merger agreement, a bona fide acquisition proposal shall have been made known to senior management of Keystone, the Keystone Board or directly to Keystone’s shareholders generally or any person shall have publicly announced (and not withdrawn) an acquisition proposal with respect to Keystone and (A) thereafter the merger agreement is terminated (I) by either Third Coast or Keystone after September 30, 2026, (II) by Third Coast or Keystone because Keystone shall have failed to obtain the requisite vote of its shareholders in favor of the Keystone Merger Proposal, or (III) by Third Coast in connection with a breach of a covenant or agreement by Keystone pursuant to the terms of the merger agreement, and (B) prior to the date that is twelve months after the date of such termination, Keystone enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal, then Keystone shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay to Third Coast a termination equal to $4,820,128.

If Keystone fails to pay in a timely manner any termination fee due to Third Coast, then Keystone (i) will pay to Third Coast the reasonable costs and expenses of Third Coast (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection Third Coast’s efforts to obtain payment of any amounts due to Third Coast and (ii) will pay all interest accrued on any amount due to Third Coast, which will accrue at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder will be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

Expenses and Fees

Except (i) with respect to costs and expenses of printing and mailing the joint proxy statement/prospectus, which will be borne by equally by Third Coast and Keystone, (ii) as otherwise provided in the termination provision, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Keystone Voting Agreement

In connection with the execution of the merger agreement, certain executive officers and directors of Keystone and Keystone Bank holding approximately 12% of the outstanding shares of Keystone common stock, solely in their capacity as Keystone shareholders, entered into the Keystone voting agreement, pursuant to which they have agreed to vote all of their shares of Keystone common stock in favor of the Keystone Merger Proposal and the other transactions contemplated by the merger agreement and against alternative transactions. Under the terms of the Keystone voting agreement, such shareholders have also appointed Bart O. Caraway, Chairman, President and Chief Executive Officer of Third Coast, as their proxy for voting their shares of Keystone common stock at the Keystone special meeting in favor of the Keystone Merger Proposal. The Keystone voting agreement also prohibits each such Keystone shareholder from selling, transferring, encumbering or granting a proxy in respect of their shares of Keystone common stock prior to the termination of the Keystone voting agreement, subject to certain exceptions. The Keystone voting Agreement will terminate upon the earlier to occur of (a) the date the merger agreement is terminated pursuant to Section 9.01 of the merger agreement or (b) the date that is 24 months after the closing date of the merger. A copy of the form of the Keystone voting agreement is included in this joint proxy statement/prospectus as Annex B.

Keystone Director Support Agreements

In connection with entering into the merger agreement, all of the directors of Keystone and Keystone Bank, other than Jeffrey A. Wilkinson, have entered into a director support agreement with Third Coast pursuant to which they agree to refrain from harming the goodwill of Third Coast, Keystone or any of their respective subsidiaries and their respective customer, client and vendor relationships. Each of these directors also agreed to certain additional restrictive covenants. A copy of the form of the Keystone director support agreement is included in this joint proxy statement/prospectus as Annex C.

INFORMATION ABOUT THIRD COAST

Third Coast Bancshares, Inc.

20202 Highway 59 North, Suite 190

Humble, Texas 77338

(281) 446-7000

Third Coast is a Texas corporation and a bank holding company with headquarters in Humble, Texas that operates through its wholly owned subsidiary, Third Coast Bank, and the Bank’s wholly owned subsidiary, Third Coast Commercial Capital, Inc. Third Coast focuses on providing commercial banking solutions to small and medium-sized businesses and professionals with operations in its markets. Third Coast provides financial results based on a fiscal year ending December 31 as a single reportable segment. Third Coast’s market expertise, coupled with a deep understanding of its customers’ needs, allows it to deliver tailored financial products and services. Third Coast currently operates nineteen branches, with ten branches in the Greater Houston market, three branches in the Dallas-Fort Worth market, five branches in the Austin-San Antonio market, and one branch in Detroit, Texas. As of September 30, 2025, Third Coast had, on a consolidated basis, total assets of $5.06 billion, total loans of $4.17 billion, total deposits of $4.37 billion and total shareholders’ equity of $513.8 million.

The Third Coast common stock is traded on the NYSE and NYSE Texas under the symbol “TCBX”.

Third Coast’s principal office is located at 20202 Highway 59 North, Suite 190, Humble, Texas 77338, and its telephone number at that location is (281) 446-7000. Third Coast’s website is www.thirdcoast.bank. The information on Third Coast’s website is not part of this joint proxy statement/prospectus, and the references to the Third Coast website address do not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.

Additional information about Third Coast and its subsidiaries is included in documents referred to in the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information,” beginning on page 158.

INFORMATION ABOUT KEYSTONE

General

Keystone is a Texas corporation and a bank holding company with headquarters in Bee Cave, Texas that conducts a complete range of commercial and personal banking activities through its wholly owned subsidiary, Keystone Bank. Keystone currently operates out of its main office and another branch in Austin, Texas, one branch in Ballinger, Texas and one loan production office in Bastrop, Texas. As of September 30, 2025, Keystone had, on a consolidated basis, total assets of $1.1 billion, total loans of $844.5 million, total deposits of $897.9 million and total shareholders’ equity of $104.8 million. Keystone does not file reports with the SEC.

Products and Services

Keystone Bank is a community-oriented, full service financial institution, which emphasizes personal service and contact. Keystone Bank meets its commercial and retail customers’ banking needs with a diversified range of financial services. Keystone Bank offers personal and business checking accounts, interest-bearing checking accounts, savings accounts, and various types of certificates of deposit. Keystone Bank offers a full range of lending services, including commercial loans to small and mid-sized businesses, working capital loans, real estate loans, agricultural loans, construction loans, residential loans, commercial and home equity lines of credit, credit cards and premium financing. In addition, Keystone Bank offers treasury managements services, debit card services, wire transfer services, cashier’s checks, internet and mobile banking, direct deposit and automatic transfers between accounts.

Keystone Bank offers its services through a variety of channels to meet the needs of its customers including in-person through full service branches, automated teller machines, telephone, online and mobile platforms.

The business of Keystone Bank is not seasonal in any material respect, and neither the loans nor deposits of Keystone Bank are concentrated in any individual or group that, if lost, would have a material adverse effect on the business of Keystone Bank.

Properties

Keystone’s principal office is located at 13715 East Ladera Boulevard, Bee Cave, Texas 78738. Keystone currently conducts business operations at its principal office, two branch offices in the Texas Counties of Travis and Runnels and a loan production office in Bastrop County. A description of the properties is presented below.

Location	Type	Leased/Owned
13715 East Ladera Boulevard, Austin, Texas 78738	Full-service home office	Leased
507 Pressler Street, Austin, Texas, 78703	Full-service branch	Leased
900 Hutchins Avenue, Ballinger, Texas 76821	Full-service branch	Owned
815 Highway 71 West, Bastrop, Texas 78602	Loan production office	Leased

Competition

The table below lists Keystone Bank’s deposit market share as of June 30, 2025 (the most recent date as of which the relevant data is available from the FDIC), for each county in which Keystone Bank has a full-service branch.

Market	Market Rank	Office Count	Deposits In Market ($) (in thousands)	Market Share (%)
Travis County	10	2	786,669	1.55%
Runnels County	3	1	81,500	21.52%

Each activity in which Keystone Bank is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, Keystone Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Banks and other financial institutions with which Keystone Bank competes may have capital resources and legal loan limits substantially higher than those maintained by Keystone Bank.

Employees

As of September 30, 2025, Keystone Bank had 87 full-time (or full-time equivalent) employees and 4 part-time employees, none of whom are covered by a collective bargaining agreement.

Legal Proceedings

There are no threatened or pending legal proceedings against Keystone which, if determined adversely, would, in the opinion of management, have a material adverse effect on Keystone’s business, financial condition, results of operations or cash flows.

Corporate Information

Keystone’s principal office is located at 13715 East Ladera Boulevard, Bee Cave, Travis County, Texas 78738 and its telephone number is (512) 982-9150. Keystone Bank’s website is https://keystone.bank. The information on Kekystone Bank’s website is not part of this joint proxy statement/prospectus, and the reference to Keystone Bank’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus. Additional information about Keystone and Keystone Bank is included in documents referred to in the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information,” beginning on page 158.

KEYSTONE MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is to focus on material changes in the financial condition and results of operation of Keystone over the indicated periods. This discussion and analysis is intended to highlight and supplement information presented elsewhere in the consolidated financial statements and related notes included with this joint proxy statement/prospectus. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that management believes are reasonable but may prove to be inaccurate. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. Neither Keystone nor Third Coast assumes any obligation to update any of these forward-looking statements.

Overview

Keystone is a registered bank holding company headquartered in Bee Cave, Texas. Through its wholly-owned subsidiary, Keystone Bank, Keystone provides a broad range of financial services tailored to meet the needs of small-to-midsized businesses and professionals. In October 2018, Keystone acquired Ballinger National Bank, a national banking association which began operations in April 1997. Upon completion of the acquisition, the name of the bank was changed to Keystone Bank, N.A., and in March 2021, Keystone Bank, converted its charter from a national bank to a Texas state savings bank. Since that time, Keystone’s priority has been and continues to be creating shareholder value through the establishment of an attractive commercial banking franchise in Central Texas and its legacy market in Ballinger. As of September 30, 2025, Keystone had total assets of $1.1 billion, total deposits of $897.9 million, and total shareholders’ equity of $104.8 million.

As a bank holding company operating through one reportable operating segment, community banking, Keystone generates most of its revenues from interest income on loans, loan fees, and interest income from securities. It incurs interest expense on deposits and other borrowed funds and noninterest expense, such as salaries and employee benefits and occupancy expenses. Keystone analyzes its ability to maximize income generated from interest-earning assets and expense of its liabilities through its net interest margin. Net interest margin is a ratio calculated as net interest income divided by average interest-earning assets. Net interest income is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings, which are used to fund those assets.

Changes in the market interest rates and the interest rates Keystone earns on interest-earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and shareholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions, and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in Keystone’s loan portfolio are affected by, among other factors, economic and competitive conditions in its markets and across the region, as well as developments affecting the real estate, technology, financial services, insurance, transportation, and manufacturing sectors within its markets.

Critical Accounting Estimates

Keystone’s consolidated financial statements are prepared in accordance with GAAP and with general practices within the financial services industry. Application of these principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Keystone bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under current circumstances. These assumptions form the basis for its judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. Keystone evaluates its estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates. Keystone’s accounting policies are described in “NOTE 1 – Nature of Operations and Summary of Significant Accounting Policies” in the Condensed Notes to Interim Financial Statement.

Keystone has identified the following critical accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of its financial statements to those judgments and assumptions, are critical to an understanding of its financial condition and results of operations. Keystone believes that the judgments, estimates and assumptions used in the preparation of its financial statements are appropriate.

Allowance for Credit Losses

The determination of the amount of Keystone’s allowance for credit loss, or ACL, is a critical accounting estimate and includes management’s estimate of future credit losses. Loans are charged-off against the ACL when management believes a loan is uncollectable and credited if subsequent recoveries are made. Changes in the ACL, and the related loan loss provision, can materially affect net income.

The estimate of the ACL using the CECL approach is based on relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the collectability of loans. The historical loss experience is the starting point for estimating expected credit losses. Keystone considers whether the historical loss experience should be adjusted for asset specific risk characteristics or current conditions at the reporting date that did not exist over the historical reporting period. These qualitative adjustments can include changes in the economy, loan underwriting standards, and delinquency trends. It then considers future economic conditions as part of the one-year reasonable and supportable forecast period. The one-year reasonable and supportable forecast period includes estimates of economic conditions which affect the performance of the loan portfolios. After the one-year reasonable and supportable forecast period, losses are based on historical loss rates, or reversion rate, for the remaining expected life of the loan.

Collateral dependent loans are not considered to share the risk characteristics with our non-collateral dependent portfolio. A loan is considered to be collateral dependent when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the sale or operation of the collateral. For loans which are considered to be collateral dependent, Keystone has elected to estimate the expected credit loss based on the fair value of the collateral less selling costs. If the fair value of the collateral less selling costs is less than the loan’s amortized cost basis, it records a partial charge-off to reduce the loan’s amortized cost basis for the difference between the collateral fair value less selling costs and the amortized cost basis.

Available-for-sale investment securities in an unrealized loss position are evaluated for impairment. Keystone first assesses whether it intends to sell, or it is more likely than not that it will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the investment securities amortized cost basis is written down to fair value through income. For available-for-sale debt securities that do not meet the aforementioned criteria, Keystone evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the investment security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an ACL is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income. Keystone has not recorded an ACL related to its available-for-sale investment securities.

Goodwill

Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Results of Operations

Performance Summary

For the nine months ended, September 30, 2025, net income available to shareholders was $7.2 million, or $1.44 per share, compared to net income available to shareholders of $5.1 million, or $1.03 per share, for the same period in 2024. Holding company return to shareholders on average assets increased to 0.91% for the nine months ended September 30, 2025, from 0.73% for the nine months ended September 30, 2024. Return to shareholders on average shareholders’ equity increased to 9.19% for the nine months ended September 30, 2025, as compared to 7.22% for the same period in 2024.

For the year ended, December 31, 2024, net income available to shareholders was $6.9 million, or $1.03 per share, compared to net income available to shareholders of $6.5 million, or $0.98 per share, for the year ended December 31, 2023. Return to shareholders on average assets decreased to 0.73% for the year ended December 31, 2024, from 0.77% for the year ended December 31, 2023. Return to shareholders on average shareholders’ equity decreased to 7.21% for the year ended December 31, 2024, as compared to 7.41% for the year ended December 31, 2023.

Net Interest Income

The operating results of Keystone depend primarily on its net interest income, calculated as the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Fluctuations in market interest rates impact the yield and rates paid on interest sensitive assets and liabilities. Changes in the amount and type of interest-earning assets and interest-bearing liabilities also impact net interest income. The variance driven by the changes in the amount and mix of interest-earning assets and interest-bearing liabilities is referred to as a “volume change.” Changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds are referred to as a “rate change.”

To evaluate net interest income, Keystone measures and monitors (1) yields on loans and other interest-earning assets, (2) the costs of deposits and other funding sources, (3) net interest spread and (4) net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders’ equity also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources. Keystone calculates average assets, liabilities, and equity using a monthly average, and average yield/rate utilizing an actual 365-day count convention.

For the nine months ended, September 30, 2025, net interest income totaled $26.1 million, and net interest margin and net interest spread were 3.57% and 2.69%, respectively. For the nine months ended September 30, 2024, net interest income totaled $20.8 and net interest margin and net interest spread were 3.18% and 2.16%, respectively. The average yield on the loan portfolio was 6.96%, for the nine months ended September 30, 2025, compared to 6.92% for the nine months ended September 30, 2024, and the average yield on total interest-earning assets was 6.47% for the nine months ended September 30, 2025, compared to 6.53% for the same period in 2024. For the nine months ended September 30, 2025, overall cost of deposits (which includes noninterest-bearing deposits) decreased 50 basis points compared to the nine months ended September 30, 2024, primarily due to the decline in market interest rates since the last half of 2024, repricing of the deposit portfolio, specifically savings, money markets and time deposits, partially offset by competitive market dynamics and gathering of higher cost deposits to support loan growth.

For the year ended December 31, 2024, net interest income totaled $28.6 million, and net interest margin and net interest spread were 3.24% and 2.23%, respectively. For the year ended December 31, 2023, net interest income totaled $25.6 million and net interest margin and net interest spread were 3.26% and 2.31%, respectively. The average yield on the loan portfolio was 6.93%, for the year ended December 31, 2024, compared to 6.17% for the year ended December 31, 2023, and the average yield on total interest-earning assets was 6.52% for the year ended December 31, 2024, compared to 5.85% for the year ended December 31, 2023. For the year ended December 31, 2024, overall cost of deposits (which includes noninterest-bearing deposits) increased 69 basis points compared to the year ended December 31, 2023, primarily due to the Federal Reserve continuing to increase rates during 2023 which were fully realized in 2024 in addition to competitive market dynamics and gathering of higher cost deposits to support loan growth.

The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as nonaccrual is not recognized in income; however, the balances are reflected in average outstanding balances for the period. For the periods shown, interest income not recognized on nonaccrual loans was not material. Any nonaccrual loans have been included in the table as loans carrying a zero yield. The average total loans reflected below is net of deferred loan fees and discounts. Acquired loans were recorded at fair value at acquisition and accrete interest income over the remaining lives of the respective loans or expected cash flows. Averages presented in the table below, and throughout this report, are month-end averages. All dollars shown are the following table are presented in thousands.

	Nine Months Ended September 30,
	2025			2024
(Dollars in thousands)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest-earning assets
Total loans	$807,716	$42,072	6.96%	$729,935	$37,806	6.92%
Taxable securities	76,384	2,190	3.83%	80,041	2,394	3.99%
Interest bearing deposits and Federal Funds sold	92,669	3,035	4.38%	62,561	2,478	5.29%
Total interest-earning assets	$976,769	$47,297	6.47%	$872,537	$42,678	6.53%

Noninterest-earning assets	31,023			30,272

Total assets	$1,007,792			$902,809

Interest-bearing liabilities
Interest-bearing demand deposits	$58,241	$1,189	2.73%	$49,828	$849	2.28%
Savings and money market	471,332	12,555	3.56%	419,608	13,916	4.43%
Time deposits	175,191	5,920	4.52%	157,281	5,592	4.75%

Total interest-bearing deposits	704,764	19,664	3.73%	626,717	20,357	4.34%
Federal funds purchased	3,481	148	5.67%	2,372	116	6.57%
Federal reserve advances and other	601	37	8.32%	6,339	270	5.69%
Federal Home Loan Bank advances	40,000	1,352	4.52%	33,246	1,131	4.54%

Total interest-bearing liabilities	$748,846	$21,201	3.79%	$668,674	$21,874	4.37%

	Nine Months Ended September 30,
	2025			2024
(Dollars in thousands)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Noninterest-bearing liabilities
Non-interest-bearing checking accounts	146,968			131,288
Noninterest-bearing liabilities	12,079			12,061
Shareholders’ equity	99,899			90,786

Total liabilities and shareholders’ equity	$1,007,792			$902,809

Net interest income		$26,096			$20,804

Net interest spread			2.69%			2.16%

Net interest margin			3.57%			3.18%

Total cost of deposits, including non-interest bearing deposits	$851,732	$19,664	3.09%	$758,005	$20,357	3.59%

Average interest-earning assets to interest bearing liabilities			130.44%			130.49%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3)	Net interest margin is equal to net interest income divided by average interest-earning assets.
(4)	Tax exempt income is not included in the above table on a tax equivalent basis.

	Year Ended December 31,
	2024			2023
(Dollars in thousands)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest-earning assets
Total loans	$730,999	$50,647	6.93%	$656,383	$40,500	6.17%
Taxable securities	80,782	3,220	3.99%	60,275	1,994	3.31%
Interest bearing deposits and Federal Funds sold	69,491	3,557	5.12%	68,158	3,439	5.05%
Total interest-earning assets	$881,272	$57,424	6.52%	$784,816	$45,933	5.85%

Noninterest-earning assets	30,614			20,473

Total assets	$911,886			$805,289

Interest-bearing liabilities
Interest-bearing demand deposits	$50,611	$1,161	2.30%	$50,653	$599	1.18%
Savings and money market	419,095	17,984	4.29%	367,800	14,304	3.89%
Time deposits	161,743	7,707	4.76%	145,265	4,973	3.42%

Total interest-bearing deposits	631,449	26,852	4.25%	563,718	19,876	3.53%
Federal funds purchased	2,111	136	6.44%	1,620	106	6.55%
Federal reserve advances	4,759	282	5.91%	—	—	0.00%
Federal Home Loan Bank advances	34,944	1,581	4.53%	9,312	393	4.22%

Total interest-bearing liabilities	$673,263	$28,851	4.29%	$574,650	$20,375	3.55%

	Year Ended December 31,
	2024			2023
(Dollars in thousands)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Noninterest-bearing liabilities
Non-interest-bearing checking account	$134,554			$141,629
Noninterest-bearing deposits	12,268			4,428
Shareholders’ equity	91,801			84,582

Total liabilities and shareholders’ equity	$911,886			$805,289

Net interest income		$28,573			$25,558

Net interest spread			2.23%			2.31%

Net interest margin			3.24%			3.26%

Total cost of deposits, including non-interest bearing deposits	$766,003	$26,852	3.51%	$705,347	$19,876	2.82%

Average interest-earning assets to interest bearing liabilities			130.90%			136.57%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3)	Net interest margin is equal to net interest income divided by average interest-earning assets.
(4)	Tax exempt income is not included in the above table on a tax equivalent basis.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	Nine Months Ended September 30, 2025 over 2024
	Increase (Decrease) Due To:
(Dollars in thousands)	Volume	Yield/Rate(1)	Total
Interest-Earning Assets
Loans	$3,569	$697	$4,266
Taxable securities	(61)	(143)	(204)
Interest bearing deposits and Federal Funds sold	1,192	(635)	557

Total interest-earning assets	$4,700	$(81)	$4,619

Interest-Bearing Liabilities
Interest-bearing demand deposits	$189	$151	$340
Savings and money market	1,787	(3,148)	(1,361)
Time deposits	597	(269)	328

Total interest-bearing deposits	2,573	(3,266)	(693)
Federal Home Loan Bank and retail repurchase agreements	55	(23)	32
FHLB Advances	(245)	12	(233)
Bank stock loan	228	(7)	221

Total interest-bearing liabilities	2,611	(3,284)	(673)

Net Interest Income	$2,089	$3,203	$5,292

(1)

The effect of changes in volume is determined by multiplying the change in volume by the previous year’s average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the prior year’s volume. The changes attributable to both volume and rate, which cannot be segregated, have been allocated to the volume variance and the rate variance in proportion to the relationship of the absolute dollar amount of the change in each.

	Year Ended December 31, 2024 over 2023
	Increase (Decrease) Due To:		Total
(Dollars in thousands)	Volume	Yield/Rate(1)
Interest-Earning Assets
Loans	$8,585	$1,562	$10,147
Taxable securities	761	464	1,225
Interest bearing deposits and Federal Funds sold	74	44	118

Total interest-earning assets	$9,420	$2,070	$11,490

Interest-Bearing Liabilities
Interest-bearing demand deposits	$(1)	$563	$562
Savings and money market	1,995	1,685	3,680
Time deposits	564	2,170	2,734

Total interest-bearing deposits	2,558	4,418	6,976
Federal funds purchased	32	(2)	30
Federal reserve advances and other	—	282	282
Federal Home Loan bank advances	1,081	107	1,188

Total interest-bearing liabilities	3,671	4,805	8,476

Net Interest Income	$5,749	$(2,735)	$3,014

(1)

The effect of changes in volume is determined by multiplying the change in volume by the previous year’s average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the prior year’s volume. The changes attributable to both volume and rate, which cannot be segregated, have been allocated to the volume variance and the rate variance in proportion to the relationship of the absolute dollar amount of the change in each.

Provision for Credit Losses

Keystone’s provision for credit losses is a charge to income in order to bring its ACL to a level deemed appropriate by management. For a description of the factors taken into account by management in determining the ACL see “—Financial Condition—Allowance for Credit Losses.” The provision expense for credit losses was $845 thousand and $558 thousand for the nine months ended September 30, 2025, and September 30, 2024, respectively.

Noninterest Income

Keystone’s primary sources of noninterest income are service charges on deposit accounts, automated teller machine (“ATM”) and debit card fee income, gains on sale of loans (SBA and secondary mortgage loans) and assets. The following tables present, for the periods indicated, the major categories of noninterest income:

	Nine Months Ended September 30,		Increase (Decrease)
(Dollars in thousands)	2025	2024
Noninterest income:
Service charges on deposit accounts	$354	$297	$57
ATM/Debit Card interchange fees	276	267	9
Gain on sale of loans & assets	159	396	(237)
Other	350	327	23

Total noninterest income	$1,139	$1,287	$(148)

	Year Ended December 31,		Increase (Decrease)
(Dollars in thousands)	2024	2023
Noninterest income:
Service charges on deposit accounts	$405	$334	$71
ATM/Debit Card interchange fees	360	343	17
Gain on sale of loans & assets	590	49	541
Other	372	155	217

Total noninterest income	$1,727	$881	$846

Noninterest Expense

Generally, noninterest expense is composed of all employee expenses and other costs of Keystone associated with operating its facilities, obtaining and retaining customer relationships and providing bank services. The largest component of noninterest expense is salaries and employee benefits. Noninterest expense also includes operational expenses, such as occupancy expenses, data processing & telecommunications, software, legal & professional, regulatory assessments, including FDIC assessments, advertising and promotion expenses, and amortization of core deposit intangible, among others.

The following tables present, for the periods indicated, the major categories of noninterest expense:

	Nine Months Ended September 30,		Increase (Decrease)
(Dollars in thousands)	2025	2024
Noninterest expense:
Salaries and employee benefits	$9,106	$7,868	$1,238
Occupancy	1,990	1,981	9
Data processing & telecommunications	1,093	1,027	66
Software	778	726	52
Legal and professional fees	829	523	306
Stock-based compensation	489	285	204
Regulatory assessments	620	636	(16)
Advertising	226	191	35
Amortization of core deposit intangible	185	185	—
Other	1,799	1,441	358

Total noninterest expense	$17,115	$14,863	$2,252

	Year Ended December 31,		Increase (Decrease)
(Dollars in thousands)	2024	2023
Noninterest expense:
Salaries and employee benefits	$10,758	$9,987	$771
Occupancy	2,590	1,101	1,489
Data processing & telecommunications	1,378	1,274	104
Software	990	692	298
Legal and professional fees	857	867	(10)
Stock-based compensation	388	509	(121)
Regulatory assessments	880	667	213
Advertising
Amortization of core deposit intangible	249	239	10
	246	246	—
Other	2,143	1,885	258

Total noninterest expense	$20,479	$17,467	$3,012

Income Tax Expense

The amount of income tax expense is influenced by the amounts of our pre-tax income, tax-exempt income and other nondeductible expenses. Deferred tax assets and liabilities are reflected at currently enacted income tax rates in effect for the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

For the nine months ended September 30, 2025, income tax expense totaled $2.075 million, an increase of $545,000, or 35.6%, compared to an income tax expense of $1.53 million for the nine months ended September 30, 2024. Income tax expense for the year ended December 31, 2024 was $2.050 million, an increase of $158,000, or 8.4%, from an income tax expense of $1.892 million for the year ended December 31, 2023. For the nine months ended September 30, 2025, and the years ended December 31, 2024, and 2023, Keystone’s effective tax rates were 22.4%, 22.9% and 22.5%, respectively.

Financial Condition

Assets

At September 30, 2025, total assets were $1.055 billion, an increase of $116 million, or 12.3%, from $940 million as of December 31, 2024. The increase in total assets was primarily due to an increase in Keystone’s loan portfolio over the period. At December 31, 2024, total assets were $940 million, an increase of $89 million, or 10.5%, from $851 million as of December 31, 2023. The increase in total assets was primarily due to increase in Keystone’s loan portfolio funded by growth in the deposit portfolio and increases in outstanding Federal Home loan bank advances.

Loan Portfolio

Keystone’s primary source of income is interest on loans to individuals, professionals and small-to-midsized businesses in its markets. Keystone’s loan portfolio consists primarily of commercial loans and real estate loans secured by commercial real estate properties located in its primary market areas. The loan portfolio represents the highest yielding component of Keystone’s earning asset base.

As of September 30, 2025, total loans, including immaterial mortgage loans held for sale, were $837 million, an increase of $74 million, or 9.6%, compared to $763 million as of December 31, 2024. As of

December 31, 2024, total loans, including immaterial mortgage loans held for sale, were $763 million, an increase of $81 million or 11.9%, compared to $682 million as of December 31, 2023. The increase in both periods was experienced across the portfolio, with the largest cumulative growth being realized in multifamily real estate and commercial real estate, for each respective period.

Total loans held for investment as a percentage of deposits were 93.1%, 96.0% and 91.8% as of September 30, 2025, December 31, 2024, and December 31, 2023, respectively. Total loans held for investment as a percentage of assets were 79.3%, 81.1% and 80.8% as of September 30, 2025, December 31, 2024, and December 31, 2023, respectively.

The following table summarizes Keystone’s held for investment loan portfolio by type of loan as of the dates indicated:

	As of September 30, 2025		As of December 31, 2024		As of December 31, 2023
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Construction and land development	$108,470	12.82%	$100,578	13.03%	$111,420	16.14%
Commercial real estate	344,318	40.68%	326,347	42.26%	255,868	37.07%
Residential real estate	173,157	20.46%	157,216	20.36%	134,440	19.48%
Multifamily real estate	45,856	5.42%	25,159	3.26%	34,894	5.06%
Commercial	154,777	18.29%	142,370	18.44%	131,783	19.10%
Agricultural	18,863	2.23%	19,287	2.50%	20,401	2.96%
Consumer and other	907	0.10%	1,193	0.15%	1,334	0.19%

Total loans held for investment	$846,348	100%	$772,150	100%	$690,140	100%

Commercial real estate loans are extensions of credit secured by owner-occupied and non-owner-occupied collateral. Repayment is generally dependent on the successful operations of the property. General economic conditions may impact the performance of these types of loans, including fluctuations in the value of real estate, vacancy rates, and unemployment trends.

Commercial real estate loans increased $18.0 million, or 5.5%, to $344.3 as of September 30, 2025, from $326.3 million as of December 31, 2024. Commercial real estate loans increased $70.4 million, or 27.5%, to $326.3 million as of December 31, 2024, from $255.9 million as of December 31, 2023. Increase in both periods is attributable to increased lending opportunities in the market.

Residential real estate loans include first and second lien 1-4 family residential real estate loans, as well as home equity lines of credit, in each case primarily on owner-occupied primary residences. Keystone is exposed to risk based on fluctuations in the value of the real estate collateral securing the loan, as well as changes in the borrower’s financial condition, which could be affected by numerous factors, including divorce, job loss, illness, or other personal hardship. Real estate residential loans also include multi-family residential loans originated to provide permanent financing for multi-family residential income producing properties. Repayment of these loans primarily relies on successful rental and management of the property.

Residential real estate loans increased $16.0 million, or 10.1%, to $173.2 as of September 30, 2025, from $157.2 million as of December 31, 2024. Residential real estate loans increased $22.8 million, or 16.9%, to $157.2 million as of December 31, 2024, from $134.4 million as of December 31, 2023. Increases in both periods are attributable to increased lending opportunities in the markets served.

Commercial loans include general commercial and industrial, or C&I, loans, including commercial lines of credit, working capital loans, term loans, equipment financing, asset acquisition, expansion and development loans, borrowing base loans, letters of credit and other loan products, primarily in Keystone’s target markets that are underwritten based on the borrower’s ability to service the debt from income. Commercial loan risk is derived from the expectation that such loans generally are serviced principally from the operations of the business, and those operations may not be successful. Any interruption or discontinuance of operating cash flows from the business, which may be influenced by events not under the control of the borrower such as economic events and changes in governmental regulations, could materially affect the ability of the borrower to repay the loan.

Commercial loans increased $12.4 million, or 8.7%, to $154.7 as of September 30, 2025, from $142.4 million as of December 31, 2024. And $10.6 million, or 8.0%, from $131.8 million as of December 31, 2023. Periodic increases are attributable to increased lending opportunities in the market.

Agriculture loans are generally collateralized by livestock, equipment and real estate used for farm production or grazing. Repayment of agricultural loans is dependent on the successful operation or management of the farm property collateralizing the loan. The success of the loan may also be affected by many factors outside the control of the farm borrower. Weather presents one of the greatest risks as hail; drought, floods, or other conditions can severely limit crop yields and thus impair loan repayments and the value of the underlying collateral. This risk can be reduced with a variety of insurance coverages which can help to ensure loan repayment. Government support programs and Keystone generally require farm borrowers to procure crop insurance coverage. Grain and livestock prices also present a risk as prices may decline prior to sale resulting in a failure to cover production costs. These risks may be reduced by the farmer with the use of futures contracts or hedges to mitigate price risk.

Agricultural loans have been materially consistent in each of the periods presented, representing 2.2%, 2.5% and 3.0% of total loans as of September 30, 2025, December 31, 2024 and December 31, 2023, respectively.

Consumer and other loans include a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans. The risk is based on changes in the borrower’s financial condition, which could be affected by numerous factors, including divorce, job loss, illness or other personal hardship, and fluctuations in the value of the real estate or personal property securing the consumer loan, if any. Balances of consumer and other loans at September 30, 2025, December 31, 2024 and December 31, 2023 represented less than 1% of its held for investment loan portfolio.

The contractual maturity ranges of loans in Keystone’s loan portfolio and the amount of such loans with fixed and floating interest rates in each maturity range as of date indicated are summarized in the following tables:

	As of September 30, 2025
(Dollars in thousands)	One Year or Less	After One Year Through Five Years	After Five Years Through Fifteen Years	After Fifteen Years	Total
Commercial	$65,981	$69,370	$16,463	$2,963	$154,777
Real estate:
Commercial real estate	87,602	168,909	87,075	155,058	498,644
Residential real estate	4,058	19,766	15,947	133,386	173,157

Total real estate	91,660	188,675	103,022	288,444	671,801
Agriculture	13,218	3,275	575	1,795	18,863
Consumer and other	47	473	123	264	907

Total	$170,906	$261,793	$120,183	$293,466	$846,348

Loans with predetermined fixed interest rates	44,406	144,120	19,340	2,196	210,062
Loans with an adjustable/floating interest rate	126,500	117,673	100,843	291,270	636,286

Total	$170,906	$261,793	$120,183	$293,466	$846,348

Nonperforming Assets

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is generally reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due, or interest may be recognized on a cash basis as long as the remaining book balance of the loan is deemed collectible. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Keystone has several procedures in place to assist in maintaining the overall quality of its loan portfolio. It has established underwriting guidelines to be followed by its bankers, and it also monitors delinquency levels for any negative or adverse trends. However, there can be no assurance that Keystone’s loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

Keystone believes its conservative lending approach and focused management of nonperforming assets has resulted in sound asset quality and the timely resolution of problem assets. Keystone had $1.0 million, $58 thousand and $1.6 million in nonperforming assets as of September 30, 2025, December 31, 2024, and December 31, 2023, respectively. The increase in nonperforming assets for the nine months ended September 30, 2025, was primarily attributable to an increase in non-performing commercial loans. The decrease in non-performing assets for the year ended December 31, 2024 was primarily attributable to the decrease in non-performing commercial loans.

The following tables present information regarding nonperforming loans at the dates indicated:

	September 30, 2025	December 31,
(Dollars in thousands)		2024	2023
Nonaccrual loans	$955	$58	$1,591
Accruing loans 90 or more days past due	—	—	—

Total nonperforming loans	955	58	1,591
Other nonperforming assets	—	—	—
Other real estate owned	—	—	—

Total nonperforming assets	$955	$58	$1,591

Ratio of nonperforming loans to total loans held for investment	0.11%	0.01%	0.23%
Ratio of nonperforming assets to total assets	0.09%	0.01%	0.19%
Ratio of nonaccrual loans to total loans held for investment	0.11%	0.01%	0.23%

	September 30, 2025	December 31,
(Dollars in thousands)		2024	2023
Nonaccrual loans by category:
Construction and land development	$—	$—	$—
Commercial real estate	—	—	25
Residential real estate	—	—	—
Multifamily real estate	—	—	—
Commercial	897	58	1,566
Agriculture	58	—	—
Consumer and other	—	—	—

Total	$955	$58	$1,591

Potential Problem Loans

From a credit risk standpoint, Keystone classifies loans in one of four categories: pass, special mention, substandard or doubtful. Loans classified as loss are charged-off. The classifications of loans reflect a judgment about the risks of default and loss associated with the loan. Ratings are adjusted to reflect the degree of risk and loss that is believed to be inherent in each credit. Keystone’s methodology is structured so that specific allocations are increased in accordance with deterioration in credit quality (and a corresponding increase in risk of loss) or decreased in accordance with improvement in credit quality (and a corresponding decrease in risk of loss).

Credits rated special mention show clear signs of financial weaknesses or deterioration in credit worthiness; however, such concerns are not so pronounced that it generally expects to experience significant loss within the short-term. Such credits typically maintain the ability to perform within standard credit terms and credit exposure is not as prominent as credits with a lower rating.

Credits rated substandard are those in which the normal repayment of principal and interest may be, or has been, jeopardized by reason of adverse trends or developments of a financial, managerial, economic or political nature, or important weaknesses which exist in collateral. A protracted workout on these credits is a distinct possibility. Prompt corrective action is therefore required to reduce exposure and to assure that adequate remedial measures are taken by the borrower. Credit exposure becomes more likely in such credits and a serious evaluation of the secondary support to the credit is performed.

Credits rated doubtful have all the weaknesses inherent in those rated substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

The following tables summarize Keystone’s internal ratings of loans held for investment as of the dates indicated.

	September 30, 2025
(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Construction and land development	$108,470	$—	$—	$—	$108,470
Commercial real estate	321,659	—	—	—	321,659
Residential real estate	189,847	—	5,969	—	195,816
Multifamily real estate	45,856	—	—	—	45,856
Commercial	153,563	—	1,213	—	154,777
Agriculture	18,806	—	58	—	18,863
Consumer and other	905	—	2	—	907

Total	$839,106	$—	$7,242	$—	$846,348

	December 31, 2024
(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Construction and land development	$100,578	$—	$—	$—	$100,578
Commercial real estate	326,347	—	—	—	326,347
Residential real estate	157,214	—	2	—	157,216
Multifamily real estate	25,159	—	—	—	25,159
Commercial	127,911	14,401	58	—	142,370
Agriculture	19,287	—	—	—	19,287
Consumer and other	1,188	—	5	—	1,193

Total	$757,684	$14,401	$65	$—	$772,150

	December 31, 2023
(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Construction and land development	$111,420	$—	$—	$—	$111,420
Commercial real estate	255,843	—	25	—	255,868
Residential real estate	134,434	—	6	—	134,440
Multifamily real estate	34,894	—	—	—	34,894
Commercial	113,780	14,827	3,176	—	131,783
Agriculture	20,401	—	—	—	20,401
Consumer and other	1,324	—	10	—	1,334

Total	$672,096	$14,827	$3,217	$—	$690,140

Allowance for Credit Losses

Keystone maintains an ACL, which includes both its allowance for loan losses and reserves for unfunded commitments, that represents management’s best estimate of the credit losses and risks inherent in the loan portfolio. In determining the ACL, Keystone estimates losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of the ACL is based on internally assigned risk classifications of loans, changes in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends, current economic factors and the estimated impact of current economic conditions on certain historical credit loss rates. For additional discussion of Keystone’s methodology, please refer to “—Critical Accounting Estimates—Allowance for Credit Losses.”

In connection with its review of the loan portfolio, Keystone considers risk elements attributable to particular loan types or categories in assessing the quality of individual loans. Some of the risk elements it considers include:

Commercial: The commercial portfolios include loans to commercial customers for use in financing working capital needs and equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Commercial Real Estate: Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in Keystone’s market areas.

Residential Real Estate: The residential 1-4 family real estate loans are generally collateralized by owner-occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within Keystone’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Agricultural: Agricultural loans are generally collateralized by livestock, equipment and real estate used for farm production or grazing. Repayment of agricultural loans is dependent on the successful operation or management of the farm property collateralizing the loan. The success of the loan may also be affected by many factors outside the control of the farm borrower. Weather presents one of the greatest risks as hail; drought, floods, or other conditions can severely limit crop yields and thus impair loan repayments and the value of the underlying collateral. This risk can be reduced with a variety of insurance coverages which can help to ensure loan repayment. Government support programs and Keystone generally require farm borrowers to procure crop insurance coverage. Grain and livestock prices also present a risk as prices may decline prior to sale resulting in a failure to cover production costs. These risks may be reduced by the farmer with the use of futures contracts or hedges to mitigate price risk.

Consumer and Other: The consumer and other loan portfolios consist of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from borrowers’ income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in Keystone’s market area) and the creditworthiness of a borrower.

As of September 30, 2025, the ACL totaled $8.0 million, or 0.94%, of total loans held for investment. As of December 31, 2024, the ACL totaled $7.1 million, or 0.93%, of total loans held for investment. As of December 31, 2023, the ACL totaled $6.3 million, or 0.91%, of total loans held for investment.

	As of September 30, 2025	As of December 31, 2024
Ratio of ACL to end of period loans held for investment	0.94%	0.93%
Nonaccrual loans to end of period loans held for investment	0.11%	0.00%
Ratio of net charge-offs to average loans	0.00%	0.01%

	For the Nine Months Ended September 30,
	2025		2024
(Dollars in thousands)	Net Charge- offs (Recoveries)	% of Average Loans	Net Charge- offs (Recoveries)	% of Average Loans
Construction land and development	$—	0.0%	$—	0.0%
Commercial real estate	—	0.0%	—	0.0%
Residential real estate	—	0.0%	—	0.0%
Multifamily real estate	—	0.0%	—	0.0%
Commercial	—	0.0%	6	0.0%
Agriculture	(5)	0.0%	(9)	0.0%
Consumer and other	(2)	0.0%	12	1.1%

Total net charge-offs (recoveries)	$(7)		$9

	For the Years Ended December 31,
	2024		2023
(Dollars in thousands)	Net Charge- offs (Recoveries)	% of Average Loans	Net Charge- offs (Recoveries)	% of Average Loans
Construction land and development	$—	0.0%	$—	0.0%
Commercial real estate	—	0.0%	—	0.0%
Residential real estate	—	0.0%	—	0.0%
Multifamily real estate	—	0.0%	—	0.0%
Commercial	13	0.0%	38	0.0%
Agriculture	(14)	-0.1%	(14)	-0.3%
Consumer and other	45	4.0%	13	0.9%

Total net charge-offs	$44		$37

Although Keystone believes that it has established its ACL in accordance with generally accepted accounting principles, or GAAP, and that the ACL was adequate to provide for known and estimated losses in the portfolio at all times shown above, future provisions will be subject to ongoing evaluations of the risks in its loan portfolio. If Keystone experiences economic declines or if asset quality deteriorates, material additional provisions could be required.

The following table shows the allocation of the ACL among loan categories and certain other information as of the dates indicated. The allocation of the ACL as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions. The total allowance is available to absorb losses from any loan category.

	September 30,		December 31,
	2025		2024		2023
(Dollars in thousands)	Amount	% to Total	Amount	% to Total	Amount	% to Total
Construction land and development	$900	11%	$872	12%	$1,014	16%
Commercial real estate	3,251	41%	3,103	43%	2,364	38%
Residential real estate	1,626	20%	1,482	21%	1,321	21%
Multifamily real estate	138	2%	76	1%	105	2%
Commercial	1,973	25%	1,534	22%	1,364	22%
Agriculture	49	1%	57	1%	95	1%
Consumer and other	18	0%	11	0%	16	0%

Total ACL	$7,955	100%	$7,135	100%	$6,279	100%

Securities

Keystone uses its securities portfolio to provide a source of liquidity, an appropriate return on funds invested, manage interest rate risk, meet collateral requirements, and meet regulatory capital requirements. As of September 30, 2025, the carrying amount of investment securities totaled $67.8 million, a decrease of $10.0 million, or 12.9%, compared to $77.8 million as of December 31, 2024, which represented an increase of $18.4 million, or 30.9%, compared to $59.4 million as of December 31, 2023. Securities represented 6.4%, 8.3% and 7.0% of total assets as of September 30, 2025, December 31, 2024, and December 31, 2023, respectively.

Keystone’s investment portfolio consists of securities classified as available for sale. The carrying values of its securities are adjusted for unrealized gain or loss, and any gain or loss is reported on an after-tax basis as a component of other comprehensive income in shareholders’ equity. For additional information see “NOTE 3 – Securities” in the Condensed Notes to Interim Consolidated Financial Statement.

All of Keystone’s mortgage-backed securities are agency securities. It did not hold any Fannie Mae or Freddie Mac preferred stock, corporate equity, collateralized debt obligations, collateralized loan obligations, private label collateralized mortgage obligations, subprime, Alt-A, or second lien elements in its investment portfolio as of September 30, 2025.

The ACL encompasses potential expected credit losses related to the securities portfolio for credit losses. The assessment includes reviewing historical loss data for both Keystone’s portfolio and similar types of investment securities to develop an estimate for the current securities portfolio. Additionally, Keystone’s review of the securities portfolio for expected credit losses includes an evaluation of factors including the security issuer bond ratings, delinquency status, insurance or other available credit support, as well as its expectations of the forecasted economic outlook relevant to these securities. The results of the analysis are evaluated quarterly to confirm that credit loss estimates are appropriate for the securities portfolio.

The following tables set forth the fair value, maturities and approximated weighted average yield based on estimated annual income divided by the average amortized cost of the securities portfolio as of the dates indicated. The contractual maturity of a mortgage-backed security is the date at which the last underlying mortgage matures.

	As of September 30, 2025
	Due in one year or less		Due after one year through five years		Due after five years through 10 years		Due after 10 years		Total
	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value
Available-for-sale securities:
Mortgage-backed securities	$19	3.87%	$1,933	4.16%	$6,703	2.99%	$19,214	2.29%	$27,869	2.58%
Government-sponsored residential mortgage-backed securities	—	—%	607	3.72%	1,884	3.91%	37,436	4.34%	39,927	4.31%

Total available-for-sale securities	$19	3.87%	$2,540	4.05%	$8,587	3.19%	$56,650	3.62%	$67,796	3.58%

(1)	The calculated yield is not presented on a tax equivalent basis.

	As of December 31, 2024
	Due in one year or less		Due after one year through five years		Due after five years through 10 years		Due after 10 years		Total
	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield	Carrying Value	Yield
Available-for-sale securities:
Mortgage-backed securities	$134	3.92%	$2,758	4.11%	$7,883	3.05%	$20,528	2.32%	$31,303	2.65%
Government-sponsored residential mortgage-backed securities	—	—%	925	4.03%	2,281	3.96%	43,306	4.52%	46,512	4.31%

Total available-for-sale securities	$134	3.92%	$3,683	4.09%	$10,164	3.25%	$63,834	3.77%	$77,815	3.58%

(1)	The calculated yield is not presented on a tax equivalent basis.

The contractual maturity of mortgage-backed securities, collateralized mortgage obligations and asset-backed securities is not a reliable indicator of their expected life because borrowers have the right to prepay their obligations at any time. Mortgage-backed securities and asset-backed securities are typically issued with stated principal amounts and are backed by pools of mortgage loans and other loans with varying maturities. The term of the underlying mortgages and loans may vary significantly due to the ability of a borrower to prepay. Monthly paydowns on mortgage-backed securities tend to cause the average life of the securities to be much different than the stated contractual maturity. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and, consequently, the average life of this security will be lengthened. If interest rates begin to fall, prepayments may increase, thereby shortening the estimated life of this security. The weighted average life of Keystone’s investment portfolio was 3.74 years with an estimated effective duration of 3.66 years as of September 30, 2025.

Deposits

Keystone offers a variety of deposit accounts having a wide range of interest rates and terms including demand, savings, money market and time accounts. It relies primarily on competitive pricing policies, convenient locations and personalized service to attract and retain these deposits.

Total deposits as of September 30, 2025 were $897.9 million, an increase of $104 million, or 13.1%, compared to $794 million as of December 31, 2024, which represented an increase of $51.5 million, or 6.9%, compared to $742.5 million as of December 31, 2023. The increase in deposits for the nine months ended September 30, 2025 was attributable primarily to organic deposit growth offsetting decreases in higher cost brokered and time deposit funds attained to fund growth in the asset portfolio.

Noninterest-bearing deposits as of September 30, 2025 were $139 million, a decrease of $10.3 million, or 8.0%, compared to $128.7 million as of December 31, 2024, which represented an increase of $11.3 million, or 8.07%, compared to $140 million as of December 31, 2023.

Average deposits for the year ended December 31, 2024 were $773,078, a decrease of $67,761, or 9.60%, compared to average deposits of $705,347 for the year ended December 31, 2023. The average rate paid on total interest-bearing deposits increased from 3.53% for the year ended December 31, 2023 to 4.25% for the year ended December 31, 2024, before increasing to 3.73% for the nine months ended September 30, 2025. The increase in average rates during 2024 was driven by increases in market interest rates and deposit pricing to fund asset growth. The decrease in average rates during the first nine months of 2025 was driven by decreases in deposit product pricing to correspondent with decreases in market interest rates.

The following table presents the monthly average balances and weighted average rates paid on deposits for the periods indicated:

	For the Nine Months Ended September 30,
	2025		2024
(Dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate
Non-interest-bearing checking accounts	$146,968	0.00%	$131,288	0.00%
Interest-bearing checking accounts	58,241	2.73%	49,828	2.28%
Savings and money market accounts	471,332	3.56%	419,608	4.43%
Time	175,191	4.52%	157,281	4.75%

Total deposits	$851,732	3.73%	$758,005	4.34%

	For the Years Ended December 31,
	2024		2023
(Dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate
Non-interest-bearing checking accounts	$134,554	0.00%	$141,629	0.00%
Interest-bearing checking accounts	50,611	2.30%	50,653	1.18%
Savings and money market accounts	419,095	4.29%	367,800	3.89%
Time	161,743	4.76%	145,265	3.42%

Total deposits	$766,003	4.25%	$705,347	3.53%

The ratio of average noninterest-bearing deposits to average total deposits for the nine months ended September 30, 2025 and 2024 was 17.3% and 17.3%, and for the years ended December 31, 2024 and 2023 was 18.3% and 20.1%, respectively.

The following table sets forth the contractual maturities of certificates of deposit at September 30, 2025:

(Dollars in thousands)	CDs < $250,000	CDs > $250,000	Brokered CDs
3 months or less	$—	$—	$—
3 months to 6 months	570	316	—
6 months to 12 months	12,823	22,012	—
12 months or more	70,306	50,799	21,742

Total	$83,699	$73,127	$21,742

Borrowings

Keystone utilizes short-term and long-term borrowings to supplement deposits to fund its lending and investment activities. In addition, it uses short-term borrowings to periodically repurchase outstanding shares and for general corporate purposes. Short-term borrowings and long-term borrowings include FHLB advances, an FHLB LOC, a bank LOC, and a note payable to a bank. For additional information see “NOTE 8 – Other Borrowings” in the Condensed Notes to Interim Consolidated Financial Statements.

Liquidity and Capital Resources

Liquidity

Liquidity involves Keystone’s ability to utilize funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis and manage unexpected events. For the nine months ended September 30, 2025, and the years ended December 31, 2024 and 2023, liquidity needs at the subsidiary bank level, where substantially all of Keystone’s activities and operations are conducted, were primarily met by core deposits, security and loan maturities, and amortizing investment and loan portfolios. In addition, brokered deposits and short-term advances from FHLB and Federal Reserve were utilized.

The following table illustrates, during the periods presented, the mix of Keystone’s funding sources and the average assets in which those funds are invested as a percentage of average total assets for the period indicated. Average assets totaled $1.008 million, $911.9 million and $805.3 million for the nine months ended September 30, 2025, the year ended December 31, 2024 and the year ended December 31, 2023, respectively.

	For the Nine Months Ended September 30, 2025	For the Years Ended December 31,
		2024	2023
Source of Funds:
Deposits
Noninterest-bearing	14.6%	14.8%	17.6%
Interest-bearing	69.9%	69.2%	70.0%
Federal Home Loan Bank advances, Federal funds purchased, Fed advances and other	4.4%	4.6%	1.4%
Other liabilities	1.2%	1.3%	0.5%
Shareholders’ Equity:	9.9%	10.1%	10.5%

Total	100.0%	100.0%	100.0%

Uses of Funds:
Total loans	80.1%	80.2%	81.5%
Debt securities	7.6%	8.9%	7.5%
Interest-bearing deposits in banks and federal funds sold	9.2%	7.6%	8.5%
Other noninterest-earning assets	3.1%	3.3%	2.5%

Total	100.0%	100.0%	100.0%

Average noninterest-bearing deposits to average deposits	17.3%	17.6%	20.1%
Average loans to average deposits	94.8%	95.4%	93.1%

Keystone’s primary source of funds is deposits, and its primary use of funds is loans. It does not expect a change in the primary source or use of funds in the foreseeable future.

Capital Resources

Total shareholders’ equity increased to $104.8 million as of September 30, 2025, compared to $95.6 million as of December 31, 2024, an increase of $9.7 million, or 10.2%, and compared to $88.2 million as of December 31, 2023, an increase of $7.4 million, or 8.4%. The increase in total shareholders’ equity for the nine months ended September 30, 2025 was primarily due to net income available to shareholders of $7.2 million and a decrease in the amount of Keystone’s accumulated other comprehensive loss of $1.5 million, resulting from the after-tax effect of unrealized gains in its investment securities portfolio during the period. The increase in total shareholders’ equity for the year ended December 31, 2024 was primarily due to net income available to shareholders of $6.9 million and a decrease in the amount of Keystone’s accumulated other comprehensive loss of $126 thousand, resulting from the after-tax effect of unrealized gains in its investment securities portfolio during the period.

The declaration and payment of dividends to Keystone’s shareholders, as well as the amounts thereof, are subject to the discretion of the Board of Directors of Keystone and depend upon Keystone’s results of operations, financial condition, capital levels, cash requirements, future prospects and other factors deemed relevant by the Board. As a holding company, Keystone’s ability to pay dividends is largely dependent upon the receipt of dividends from its bank subsidiary, and Keystone has no obligation to declare and pay any dividends to its shareholders.

Capital management consists of providing equity to support current and future operations. Banking regulators view capital levels as important indicators of an institution’s financial soundness. As a general matter, FDIC-insured depository institutions and their holding companies are required to maintain minimum capital relative to the amount and types of assets they hold. Because Keystone has fewer than $3.0 billion in assets, Keystone is subject to regulatory capital requirements only at the subsidiary bank level. As of September 30, 2025, December 31, 2024, and December 31, 2023, the Bank was in compliance with all applicable regulatory capital requirements, and the Bank was classified as “well-capitalized” for purposes of the FDIC’s prompt corrective action regulations. “Well capitalized” is the highest capital classification for FDIC-insured financial institutions in the United States. As Keystone employs its capital and continues to grow its operations, its regulatory capital levels may decrease depending on its level of earnings and other factors. However, Keystone expects to monitor and control its growth to remain in compliance with all applicable regulatory capital standards.

For additional information, see “NOTE 13 – Regulatory Matters” in the Condensed Notes to Interim Consolidated Financial Statements.

Contractual Obligations

The following tables summarize Keystone’s contractual obligations and other commitments to make future payments as of September 30, 2025, December 31, 2024, and December 31, 2023 (other than non-maturity deposit obligations), which consist of future cash payments associated with contractual obligations under FHLB advances, subordinated debt, revolving line of credit, and non-cancelable future operating leases. Payments related to leases are based on actual payments specified in underlying contracts.

	As of September 30, 2025
(Dollars in thousands)	1 year or less	More than 1 but less than 3 years	3 years or more but less than 5 years	5 years or More	Total
Time Deposits	$125,980	$32,403	$5,197	$—	$163,580
Brokered CDs	21,742	—	—	—	21,742
Leases	245	2,009	1,897	5,822	9,973
Federal Home Loan Bank advances	—	40,000	—	—	40,000
Standby letters of credit	10,797	—	—	—	10,797
Commitments to extend credit and unfunded commitments	76,212	19,043	21,223	33,619	150,097

Total	$234,976	$93,455	$28,317	$39,441	$396,189

	As of December 31, 2024
(Dollars in thousands)	1 year or less	More than 1 but less than 3 years	3 years or more but less than 5 years	5 years or More	Total
Time deposits	$125,308	$19,988	$3,532	$—	$148,828
Brokered CDs	987	21,245	—	—	22,232
Leases	974	2,009	1,897	5,822	10,702
Federal Home Loan Bank advances	—	30,000	10,000	—	40,000
Standby letters of credit	6,776	—	—	—	6,776
Commitments to extend credit and unfunded commitments	56,025	38,218	3,628	42,727	140,598

Total	$190,070	$111,460	$19,057	$48,549	$369,136

In the normal course of business, Keystone enters into various transactions which, in accordance with GAAP, are not included in its consolidated balance sheets. Keystone enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and standby and commercial letters of credit which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

Keystone’s commitments associated with outstanding standby and commercial letters of credit and commitments to extend credit expiring by period as of the date indicated are summarized in the tables above. Because commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements.

Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. In the event of nonperformance by the customer, Keystone has rights to the underlying collateral, which can include commercial real estate, physical plant and property, inventory, receivables, cash and/or marketable securities. The credit risk to Keystone in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

Because many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. Keystone evaluates each customer’s creditworthiness on a case-by-case basis.

The amount of collateral obtained, if considered necessary by Keystone, upon extension of credit, is based on management’s credit evaluation of the customer.

For additional information see “NOTE 10 Off-Balance Sheet Arrangements, Commitments and Contingencies” in the Condensed Notes to Interim Consolidated Financial Statement.

Interest Rate Sensitivity and Market Risk

As a financial institution, Keystone’s primary component of market risk is sensitivity to movement in interest rates. Its asset and liability management policy provides management with the guidelines for effective interest rate risk management, and Keystone has established a measurement system for monitoring interest rate sensitivity, which it manages within its established guidelines.

Fluctuations in interest rates will ultimately impact the level of income and expense recorded on many of Keystone’s assets and liabilities and the market value of all interest-earning assets and interest-bearing liabilities.

Interest rate risk is the potential of economic losses due to interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of the current fair market value of Keystone’s equity. The objective of interest rate risk management is to measure the effect on net interest income and economic value of equity and to position the balance sheet to minimize the risk of losses and maximize the amount of income without taking on unnecessary earning volatility.

Keystone seeks to manage its exposure to interest rates by structuring its balance sheet in the ordinary course of business; however, it may enter into derivatives contracts to hedge interest rate risk if it is appropriate given its risk profile and policy guidelines. Based upon the nature of its operations, Keystone is not subject to foreign exchange or commodity price risk. Keystone does not own any trading assets.

Keystone’s exposure to interest rate risk is managed by the asset-liability management committee of Keystone Bank, SSB, Keystone’s banking subsidiary, in accordance with policies approved by its board of directors. In determining the appropriate level of interest rate risk, the committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management employs methodologies to manage interest rate risk which include an analysis of relationships between interest-earning assets and interest- bearing liabilities, and an interest rate shock simulation model.

Keystone uses interest rate risk simulation models and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. Contractual maturities and re-pricing opportunities of loans are incorporated into the model as are prepayment assumptions, maturity data and optionality. Deposit assumptions such as repricing betas and non-maturity balance decay rates are also incorporated into the model. Model assumptions are revised and updated on a regular basis as directed by policy, and more frequently if conditions merit. The assumptions used are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes, as well as changes in market conditions, customer behavior, and the application and timing of various management strategies.

On at least a quarterly basis, Keystone runs simulation models to calculate potential impacts to net interest income and the economic value of equity. Specific details of the simulations are reflected in policy as directed by the asset-liability management committee.

The following table summarizes the simulated change in net interest income and fair value of equity over a 12-month horizon as of the dates indicated:

	September 30, 2025		December 31, 2024		December 31, 2023
Change in Interest Rates (Basis Points)	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity
+300	-1.13%	-47.82%	-8.70%	-90.27%	-9.41%	-100.03%
+200	-0.77%	-29.64%	-6.25%	-57.63%	-6.45%	-64.43%
+100	-0.49%	-13.89%	-3.68%	-29.16%	-3.56%	-32.48%
Base
-100	1.71%	9.76%	4.03%	21.99%	3.21%	24.23%
-200	4.25%	15.63%	7.93%	37.17%	6.23%	40.59%
-300	6.71%	16.10%	11.33%	45.60%	9.06%	49.70%

The results of the simulations are primarily driven by the contractual characteristics of all balance sheet instruments and customer behavior.

Impact of Inflation

Keystone’s consolidated financial statements and related notes included elsewhere in this statement have been prepared in accordance with GAAP. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

Unlike many industrial companies, substantially all of Keystone’s assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on its performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

KEYSTONE SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Keystone common stock as of the Keystone record date by (i) the directors and executive officers of Keystone, (ii) each person who is known by Keystone to own beneficially 5% or more of the shares of Keystone common stock, and (iii) all directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Keystone believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. Beneficial ownership percentages below are based on 6,695,707 shares of Keystone common stock outstanding as of the date of this joint proxy statement/prospectus. The address for each of the listed beneficial owners is c/o Keystone Bancshares, Inc., 13715 East Ladera Boulevard, Bee Cave, Texas 78738.

	Shares Beneficially Owned
Name of Beneficial Owner	Amount	Percent of Class
5% Shareholders
Todd Routh(1)	380,953	5.69%
Directors and Executive Officers
Ben Mackovak(2)	411,500	6.15%
Jeff Wilkinson(3)	230,125	3.39%
Myles Sherman(4)	89,340	1.33%
Bryan St. George(5)	71,059	1.05%
Christian Zimmerman(6)	28,775	*
Brent Giles(7)	33,220	*
Clint Greenleaf(8)	40,374	*
Alex Smith(9)	22,000	*
Laura Brady(10)	22,000	*
All directors and executive officers as a group (9 persons total)	948,393	13.81%

*	Less than 1%
(1)	Includes 166,667 shares jointly held with his spouse and 214,286 shares held in a personal trust.
(2)	Includes 395,000 shares held of record by Strategic Value Private Investors, LP, of which Mr. Mackovak serves as a principal, and 3,520 shares of unvested restricted stock.
(3)

Includes 96,098 shares held of record jointly by Mr. Wilkinson and his spouse, 30,000 shares held of record by Mr. Wilkinson’s IRA, 4,184 shares of unvested restricted stock, and options to purchase 95,812 shares which have vested and are currently exercisable.

(4)

Includes 31,649 shares held of record by Positivus, LP, of which Mr. Sherman serves as a principal, 20,000 shares held of record jointly by Mr. Sherman and his spouse, 3,333 shares held of record separately by Mr. Sherman’s spouse, 17,858 shares held of record by Mr. Sherman’s IRA, and 3,520 shares of unvested restricted stock.

(5)

Includes 12,875 shares held of record by Mr. St. George’s individual retirement account, 2,701 shares of unvested restricted stock, and options to purchase 47,906 shares which have vested and are currently exercisable.

(6)	Includes 1,869 shares of unvested restricted stock and options to purchase 25,000 shares which have vested and are currently exercisable.
(7)	Includes 24,720 shares held of record by G3 Group, LLC, an entity owned by Mr. Giles, and 3,520 shares of unvested restricted stock.
(8)	Includes 3,520 shares of unvested restricted stock.
(9)	Includes 12,500 shares held of record by ACS Capital, LP, of which Mr. Smith serves as partner, and 3,520 shares of unvested restricted stock.
(10)	Includes 12,500 shares held in the Brady Hogan 2021 Irrevocable Trust and 3,520 shares of unvested restricted stock.

DESCRIPTION OF CAPITAL STOCK OF THIRD COAST

As a result of the merger, Keystone shareholders who receive shares of Third Coast common stock in the merger will become shareholders of Third Coast. Your rights as a shareholder of Third Coast will be governed by Texas law and the Third Coast certificate of formation and the Third Coast bylaws. The following briefly summarizes the material terms of Third Coast common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Third Coast’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the TBOC and the Third Coast certificate of formation and Third Coast bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law, which you are urged to read. Copies of Third Coast’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as the copies of Keystone’s governing documents, see “Where You Can Find More Information.”

General

Third Coast is incorporated under the laws of the state of Texas. The rights of its shareholders are generally covered by Texas law and the Third Coast certificate of formation and Third Coast bylaws. The terms of Third Coast’s capital stock are therefore subject to Texas law, including the TBOC and the common and constitutional law of Texas.

Authorized Capital Stock

The Third Coast certificate of formation authorize Third Coast to issue up to 54,500,000 shares of capital stock, consisting of 50,000,000 shares of Third Coast common stock, 3,500,000 shares of Non-Voting Common Stock, and 1,000,000 shares of preferred stock, par value $1.00 per share, of which 69,400 shares are designated as Series A Preferred Stock, and 69,400 shares are designated as Series B Preferred Stock. The authorized but unissued shares of Third Coast capital stock may be issued from time to time as authorized by the Third Cost Board without the approval of Third Coast’s shareholders, except as otherwise provided by governing law, rule or regulation or as set forth in the Third Coast certificate of formation from time to time.

Voting

Each holder of Third Coast common stock is entitled to one vote for each share held of record on all matters on which shareholders generally are entitled to vote, except as otherwise required by law. Rights of Third Coast common stock to vote on certain matters may be subject to the rights and preferences of the holders of any outstanding shares of any preferred stock that Third Coast may issue. The Third Coast certificate of formation expressly prohibits cumulative voting. If a quorum exists, action on any matter, except the election of directors in a Contested Election (as defined below), by a voting group shall be approved by the affirmative vote of a majority of the votes cast, unless the Third Coast certificate of formation, the Third Coast bylaws, or applicable law require a greater number of affirmative votes. If, as of the record date for a meeting of shareholders for which directors are to be elected, the number of nominees for election of directors exceeds the number of directors to be elected (a “Contested Election”), the nominees receiving a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present shall be elected. Holders of Non-Voting Common Stock do not have any voting rights, except as may otherwise be permitted for securities that are Nonvoting Securities, as set forth in 12 C.F.R. § 225.2(q)(2), or any successor provision.

Dividends and Other Distributions

Subject to certain regulatory restrictions and to the rights of any holders of Third Coast’s preferred stock that may be outstanding and any other class or series of stock having a preference as to dividends over the common shares then outstanding, and any other rights of shareholders provided in the Third Coast certificate of formation, dividends may be paid on the shares of Third Coast common stock out of assets legally available for dividends, but only at such times and in such amounts as the Third Coast Board shall determine and declare.

Preemptive Rights

Holders of Third Coast common stock do not have preemptive or subscription rights to acquire any authorized but unissued shares of Third Coast’s capital stock upon any future issuance of shares.

Liquidation Rights

Subject to applicable law, upon any voluntary or involuntary liquidation, dissolution or winding up of Third Coast’s affairs, holders of Third Coast common stock would be entitled to receive, ratably in proportion to the number of shares held by them, all of Third Coast’s remaining assets available for distribution to its shareholders after payment of creditors and subject to any prior distribution rights related to Third Coast preferred stock and any other class or series of stock having a preference over the common shares then outstanding, and any other rights of shareholders provided in the Third Coast certificate of formation. The Non-Voting Common Stock ranks pari passu with Third Coast common stock with respect to rights upon liquidation, winding up and dissolution.

Conversion

Holders of Third Coast common stock have no conversion rights or other subscription rights. Subject to certain limitations set forth in the Third Coast certificate of formation, holders of the Non-Voting Common Stock are permitted to convert, or upon Third Coast’s written request shall convert, each of their shares of Non-Voting Common Stock into one share of Third Coast common stock, and each share of Non-Voting Common Stock will automatically convert into one share of Third Coast common stock under certain circumstances described in the Third Coast certificate of formation.

Other

There are no other redemption or sinking fund provisions that are applicable to the Third Coast common stock.

Business Combinations under Texas Law

A number of provisions of Texas law, the Third Coast certificate of formation and the Third Coast bylaws could have an anti-takeover effect and make more difficult the acquisition of Third Coast by means of a tender offer, a proxy contest or otherwise and the removal of Third Coast’s directors or management. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Third Coast to negotiate first with the Third Coast Board.

Third Coast is subject to the provisions of Title 2, Chapter 21, Subchapter M of the TBOC, referred to herein as the Texas Business Combination Law. This law provides that a Texas corporation that qualifies as an “issuing public corporation” (as defined in the Texas Business Combination Law) may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder.” For purposes of this law, an “affiliated shareholder” is a shareholder who is, or was, during the prior three years, the beneficial owner of 20.0% or more of the corporation’s voting shares. The prohibition on certain transactions with such affiliated shareholders extends for a three-year period from the date such shareholder first becomes an affiliated shareholder. These prohibitions do not apply if:

•

the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or

•

the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.

As Third Coast currently has more than 100 shareholders, it is considered an “issuing public corporation” for purposes of this law. The Texas Business Combination Law does not apply to the following:

•

the business combination of an issuing public corporation where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law, or its certificate of formation or bylaws have been amended by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;

•

a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as possible, of enough shares to no longer be an affiliated shareholder and would not at any time within the three-year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

•

a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; or

•

a business combination of an issuing public corporation with its wholly owned subsidiary, if the subsidiary is a Texas entity and not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the issuing public corporation.

Neither the Third Coast certificate of formation nor the Third Coast bylaws contain any provision expressly providing that Third Coast will not be subject to the Texas Business Combination Law. As a result, the Texas Business Combination Law may prevent a non-negotiated merger or other business combination involving Third Coast, even if such a merger or combination would be beneficial to Third Coast’s shareholders.

Certain Certificate of Formation and Bylaw Provisions Potentially Having an Anti-takeover Effect

The Third Coast certificate of formation and the Third Coast bylaws contain certain provisions that may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for Third Coast common stock, a proxy contest for control of Third Coast, the assumption of control of Third Coast by a holder of a large block of Third Coast common stock and the removal of Third Coast’s incumbent board of directors or management. These provisions:

•	empower the Third Coast Board, without shareholder approval, to issue Third Coast’s preferred stock, the terms of which, including voting power, are set by the Third Coast Board;

•	include a classified board of directors, with directors of each class serving a three-year term;

•	eliminate cumulative voting in elections of directors;

•	provide the Third Coast Board with the exclusive right to alter, amend or repeal the Third Coast bylaws or to adopt new bylaws;

•	require the request of holders of at least 50.0% of the outstanding shares of Third Coast’s capital stock entitled to vote at a meeting to call a special shareholders’ meeting;

•

require any shareholder derivative suit or shareholder claim against an officer or director of breach of fiduciary duty or violation of the TBOC, Third Coast certificate of formation, or Third Coast bylaws to be brought in Harris County in the State of Texas, subject to certain exceptions as described below in “—Exclusive Forum”;

•

require shareholders that wish to bring business before annual or special meetings of shareholders, or to nominate candidates for election as directors at annual or special meetings of shareholders, to provide timely advanced notice of their intent in writing; and

•

enable the Third Coast Board to increase, at any annual, regular or special meetings of directors, the number of persons serving as directors and to fill up to two vacancies created as a result of the increase by a majority vote of the directors between two successive annual shareholder meetings.

The Third Coast bylaws may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures for advance notice are not followed, or of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to Third Coast and its shareholders.

Classified Board of Directors

The Third Coast Board is currently composed of fourteen directors. Pursuant to the Third Coast certificate of formation, the Third Coast Board is classified into three classes, Class A, Class B and Class C, with members of each class serving a three-year term. The classification of the Third Coast Board promotes continuity and stability of Third Coast’s business strategies and management; however, it also makes it more difficult for Third Coast shareholders to change a majority of Third Coast’s directors given that it will generally take a minimum of two annual elections for this to occur.

Exclusive Forum

The Third Coast bylaws require that, unless Third Coast consents in writing to the selection of an alternative forum, any state court located in Harris County in the State of Texas, or a Harris County State Court, shall be the sole and exclusive forum for any shareholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Third Coast, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Third Coast to Third Coast or its shareholders, (iii) any action asserting a claim against Third Coast, its directors, officers or employees arising pursuant to any provision of the TBOC, the Third Coast certificate of formation or the Third Coast bylaws, or (iv) any action asserting a claim against Third Coast, its directors, officers or employees governed by the internal affairs doctrine, and, if brought outside of Texas, the shareholder bringing the suit will be deemed to have consented to service of process on such shareholder’s counsel, except for, as to each of (i) through (iv) above, any action (A) as to which the Harris County State Court determines that there is an indispensable party not subject to the jurisdiction of the Harris County State Court (and the indispensable party does not consent to the personal jurisdiction of the Harris County State Court within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Harris County State Court, (C) for which the Harris County State Court does not have subject matter jurisdiction, or (D) arising under the Securities Act, as to which the Harris County State Court and the United States District Court for the Southern District of Texas, Houston Division shall have concurrent jurisdiction.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and the exclusive forum provision of the Third Coast bylaws does not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such an exclusive forum provision as written in connection with claims arising under the Securities Act, and Third Coast’s shareholders will not be deemed to have waived Third Coast’s compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any security of Third Coast shall be deemed to have notice of and consented to the exclusive forum provision of the Third Coast bylaws. The exclusive forum provision in the Third Coast bylaws may limit Third Coast shareholders’ ability to obtain a favorable judicial forum for disputes with Third Coast.

Limitation of Liability and Indemnification of Officers and Directors

Under the TBOC, the certificate of formation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director.

The Third Coast certificate of formation provides that Third Coast’s directors are not liable to Third Coast or its shareholders for monetary damages for an act or omission in their capacity as a director to the fullest extent provided by applicable Texas law. A director may, however, be found liable for:

•	any breach of the director’s duty of loyalty to Third Coast or its shareholders;

•	acts or omissions not in good faith that constitute a breach of duty of the director to Third Coast or that involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s duties; and

•	acts or omissions for which the liability of the director is expressly provided by an applicable statute.

The TBOC provides that a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. The TBOC also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Section 8.105 of the TBOC provides that a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

The Third Coast certificate of formation and Third Coast bylaws also provide that Third Coast will indemnify its directors, officers and delegates (those serving at the request of Third Coast as a director, officer, or representative of another company) and may indemnify its employees and agents, to the fullest extent permitted by applicable Texas law from any expenses, liabilities or other matters, including the advancement of expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to Third Coast’s directors, officers and controlling persons, Third Coast has been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, Third Coast’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations.

The TBOC permits Third Coast to purchase insurance on behalf of existing or former officers, employees, directors or agents against any liability asserted against and incurred by that person in such capacity, or arising out of that person’s status in such capacity. Pursuant to this authority, Third Coast maintains such insurance for the officers, employees, directors and agents of Third Coast and its subsidiaries.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company serves as Third Coast’s transfer agent and registrar.

Listing and Trading

The Third Coast common stock is traded on the NSYE and NYSE Texas under the symbol “TCBX.”

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is completed, Keystone shareholders will be entitled to receive shares of Third Coast common stock in exchange for their shares of Keystone common stock. Third Coast and Keystone are organized under the laws of the state of Texas. The following is a summary of the material differences between (1) the current rights of Keystone shareholders under the TBOC, the Keystone certificate of formation, as amended (the “Keystone certificate of formation”) and the Keystone bylaws (the “Keystone bylaws”) and (2) the current rights of Third Coast shareholders under the TBOC, the Third Coast certificate of formation and the Third Coast bylaws.

Third Coast and Keystone believe that this summary describes the material differences between the rights of the holders of Third Coast common stock as of the date of this joint proxy statement/prospectus and the rights of the holders of Keystone common stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Third Coast’s governing documents have been filed with the SEC. Copies of the Keystone certificate of formation and the Keystone bylaws are available upon written request from Keystone. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Third Coast	Keystone

GENERAL
Third Coast is a Texas corporation. The rights of Third Coast’s shareholders are governed by the TBOC, the Third Coast certificate of formation and the Third Coast bylaws.	Keystone is a Texas corporation. The rights of Keystone’s shareholders are governed by the TBOC, the Keystone certificate of formation and the Keystone bylaws.

AUTHORIZED CAPITAL STOCK
The Third Coast certificate of formation authorizes it to issue up to 54,500,000 shares of capital stock, consisting of 50,000,000 shares of Third Coast common stock, 3,500,000 shares of Non-Voting Common Stock, and 1,000,000 shares of preferred stock, par value $1.00 per share, of which 69,400 shares are designated as Series A Preferred Stock, and 69,400 shares are designated as Series B Preferred Stock.	The Keystone certificate of formation authorizes it to issue up to (i) 30,000,000 shares of common stock, par value $1.00 per share, of which 6,695,707 shares are issued and outstanding as of the date hereof, and (ii) 10,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the date hereof.

PREEMPTIVE RIGHTS
Holders of Third Coast common stock are not entitled to preemptive rights with respect to any shares that may be issued.	Holders of Keystone common stock are not entitled to preemptive rights with respect to any shares that may be issued.

SIZE OF BOARD OF DIRECTORS
The Third Coast certificate of formation currently provides that the authorized number of directors shall be neither fewer than five nor more than 21. Except as fixed by the Third Coast Board in connection with the establishment of any series of preferred stock, the exact number of directors within such range shall be fixed and determined from time to time exclusively by resolution of the Third Coast Board. The Third Coast Board currently has 14 members.	Unless and until changed by the Keystone Board, the Keystone certificate of formation and Keystone bylaws provide that the number of directors shall consist of no less than one nor more than 25 persons. The Keystone Board has the power to change the number of directors by resolution adopted by a majority of the whole Keystone Board. The Keystone Board currently has seven (7) members.

Third Coast	Keystone

DIVIDEND RIGHTS
Subject to the rights of any holders of Third Coast preferred stock that may be outstanding and any other class or series of stock having a preference as to dividends over the shares of Third Coast common stock then outstanding, and any other rights of shareholders provided in the Third Coast certificate of formation, dividends may be paid on the shares of Third Coast common stock out of assets legally available for dividends, but only at such times and in such amounts as the Third Coast Board shall determine and declare. The ability of Third Coast to pay dividends depends on the amount of dividends paid to it by its subsidiaries, and is also limited under state and federal laws and regulations applicable to banks and bank holding companies.	Dividends may be paid on the shares of Keystone common stock out of assets legally available for dividends, but only at such times and in such amounts as the Keystone Board shall determine and declare. The ability of Keystone to pay dividends depends on the amount of dividends paid to it by its subsidiaries, and is also limited under state and federal laws and regulations applicable to banks and bank holding companies.

CLASSES OF DIRECTORS
The Third Coast Board is divided into three classes, with each class of directors serving for successive three-year terms so that each year the term of only one class of directors expires. The current classification and terms of the board consists of Class A directors whose term will expire in 2026, Class B directors whose term will expire in 2027 and Class C directors whose term will expire in 2028.	The Keystone Board is not divided into classes.

REMOVAL OF DIRECTORS
Subject to the rights of any series of Third Coast preferred stock established by the Third Coast Board, any director of Third Coast, or the entire board, may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of Third Coast entitled to vote generally in the election of directors.	Any Keystone director or the entire Keystone Board may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding Keystone capital stock then entitled to vote at an election of directors.

FILLING VACANCIES ON THE BOARD OF DIRECTORS
Except as fixed by the Third Coast Board in connection with the establishment of any series of Third Coast preferred stock, any vacancy occurring in the Third Coast Board may be filled by election at an annual or special meeting of the shareholders called for that purpose or by the affirmative vote of the majority of the remaining directors (even if the remaining directors constitute less than a quorum of the board), and any director so chosen shall hold office for the remainder of the term to which the director has been selected and until such director’s successor shall have been elected	Any vacancy occurring on the Keystone Board resulting from death, resignation, disqualification, removal or other reason may be filled by plurality vote at a meeting of the Keystone shareholders called for that purpose or by a majority of the directors then in office, although less than a quorum, and the term of any director elected to fill such vacancy shall expire upon the expiration of the term of office of such director’s predecessor in office. Vacancies resulting from an increase in the number of directors shall be filled by the affirmative vote of a majority of

Third Coast	Keystone
and qualified. Except as fixed by the Third Coast Board in connection with the establishment of any series of Third Coast preferred stock, any vacancy to be filled because of an increase in the number of directors may be filled by election at an annual or special meeting of the shareholders called for that purpose or may be filled by the board for a term of office continuing only until the next election of one or more directors by the shareholders; provided, that the Third Coast Board may not fill more than two vacancies created by an increase in the number of directors during the period between two successive annual meetings of the shareholders.	the directors then in office, even if less than a quorum, and the term of the director so chosen shall continue until the next election of directors by the Keystone shareholders, provided that the Keystone Board may not fill more than two vacancies created by an increase in the number of directors during the period between two successive annual meetings of the Keystone shareholders.

SPECIAL MEETING OF SHAREHOLDERS

Special meetings of the Third Coast shareholders for any purpose or purposes may be called by (i) the Chairman of the Board, (ii) the Chief Executive Officer, (iii) the President or (iv) a majority of the entire Third Coast Board. In addition, a special meeting of the shareholders shall be called at the request in writing of shareholders owning not less than 50% of the issued and outstanding shares of Third Coast entitled to vote at such meeting by the Chairman of the Board or the Secretary. Such request for a special meeting shall state the purpose or purposes of the proposed meeting, which purpose or purposes shall be stated in the notice of the meeting. Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice. Notwithstanding anything set forth in the Third Coast certificate of formation to the contrary, at a special meeting requested by the shareholders of Third Coast, only Third Coast and the shareholders who participated in the written meeting request may propose any item for consideration or nominate directors for election at such meeting.

Special meetings of the shareholders may be held for any purpose or purposes, unless otherwise prohibited by the TBOC, Keystone certificate of formation or Keystone bylaws, and may be called by the Chairman of the Keystone Board, by the President, by the Keystone Board, or by the holders of not less than 25% of the outstanding shares entitled to vote at such meeting. The business transacted at a special meeting of shareholders shall be limited to that stated in the notice of such meeting.

QUORUM
Under the Third Coast bylaws, a majority of the outstanding shares of stock of Third Coast entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum is determined to be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present	Under the Keystone bylaws, except as otherwise required by the TBOC or the Keystone certificate of formation, the holders of a majority of the outstanding shares of stock entitled to vote at any meeting, represented in person or by proxy, shall constitute a quorum at all meetings of shareholders for the transaction of business. If a quorum fails to attend any meeting, the shareholders holding a majority of the shares of stock, present in person or represented by proxy, may adjourn the meeting from time to time.

Third Coast	Keystone
at a duly organized meeting may transact business until adjournment of such meeting, notwithstanding the withdrawal of enough shareholders to constitute less than a quorum.

VOTING RIGHTS

Each holder of Third Coast common stock is entitled to one vote for each share held of record on all matters on which shareholders generally are entitled to vote, except as otherwise required by law. Rights of Third Coast common stock to vote on certain matters may be subject to the rights and preferences of the holders of any outstanding shares of any Third Coast preferred stock that Third Coast may issue. The Third Coast certificate of formation expressly prohibits cumulative voting.

If a quorum exists, action on any matter, except the election of directors in a Contested Election (as defined below), by a voting group shall be approved by the affirmative vote of a majority of the votes cast, unless the Third Coast certificate of formation, the Third Coast bylaws, or applicable law require a greater number of affirmative votes. If, as of the record date for a meeting of shareholders for which directors are to be elected, the number of nominees for election of directors exceeds the number of directors to be elected (a “Contested Election”), the nominees receiving a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present shall be elected.

The holders of Non-Voting Common Stock do not have any voting rights, except as may otherwise be permitted for securities that are Nonvoting Securities, as set forth in 12 C.F.R. § 225.2(q)(2), or any successor provision. Holders of Series A Preferred Stock have no voting rights except as may be required by law. The holders of Series B Preferred Stock do not have any voting rights, except as may be permitted for securities that are Nonvoting Securities, as set forth in 12 C.F.R. § 225.2(q)(2), or any successor provision.

Each holder of Keystone common stock is entitled to one vote for each share held of record on all matters on which shareholders are entitled to vote, including with respect to the election of directors. The Keystone bylaws expressly prohibit cumulative voting of shares in the election of directors.

When a quorum is present at any meeting, the vote of the holders of a majority of Keystone common stock present in person or by proxy will decide any matter before such meeting except for the election of directors, unless the matter is one requiring a different vote by the TBOC, Keystone certificate of formation or Keystone bylaws. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present.

NOTICE OF SHAREHOLDER MEETINGS
The Third Coast bylaws provide that written notice stating the place, day, and hour of any shareholders’ meeting and, in the case of a special meeting, the purpose(s) for which the meeting is called shall be delivered not less than 10 nor more than 60 days before the date of the meeting, by or at the direction of the President, Secretary, or other person calling the meeting, to each shareholder of record entitled to vote at such meeting.	The Keystone bylaws provide that written notice of each meeting of shareholders stating the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered to each shareholder entitled to vote at such meeting not less than 10 days nor more than 60 days before the date of the meeting.

Third Coast	Keystone

The notice may be given in person, by any form of electronic transmission permitted under Texas law (upon the consent of the shareholder receiving such electronic transmission), or by mail. If mailed, such notice shall be deemed to be delivered when deposited in the mail, addressed to the shareholder at the address as it appears on the stock transfer books or records of Third Coast, with postage pre-paid. If given by electronic transmission, such notice shall be deemed to be provided when the notice is (i) transmitted to a facsimile number provided by the shareholder for the purpose of receiving notice; (ii) transmitted to an electronic mail address provided by the shareholder for the purpose of receiving notice; (iii) posted on an electronic network and a message is sent to the shareholder at the address provided by the shareholder for the purpose of alerting the shareholder of a posting; or (iv) communicated to the shareholder by any other form of electronic transmission permitted under Texas law and consented to by the shareholder.

Notwithstanding the preceding paragraph, notice of a shareholder meeting regarding a fundamental business transaction (as defined in the TBOC) must be given to each shareholder of Third Coast not later than 21 days prior to the meeting, regardless of the shareholder’s right to vote on the matter. Notice of such action shall comply with any other requirements set by law.

The notice may be given by mail or in any other form permitted under the TBOC. If mailed, notice shall be deemed to have been given when deposited in the United States mail, postage prepaid, directed to the shareholder at his address as it appears on the Keystone records. If given by electronic transmission, such notice shall be deemed to be provided when the notice is (i) transmitted to a facsimile number provided by the shareholder for the purpose of receiving notice; (ii) transmitted to an electronic mail address provided by the shareholder for the purpose of receiving notice; (iii) posted on an electronic network and a message is sent to the shareholder at the address provided by the shareholder for the purpose of alerting the shareholder of a posting; or (iv) communicated to the shareholder by any other form of electronic transmission permitted under Texas law and consented to by the shareholder.

Attendance of a shareholder at a meeting shall constitute a waiver of notice of such meeting, except when the shareholder attends a meeting for the express and exclusive purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

Notwithstanding the preceding paragraph, notice of a shareholder meeting regarding a fundamental business transaction (as defined in the TBOC) must be given to each shareholder of Keystone not later than 21 days prior to the meeting, regardless of the shareholder’s right to vote on the matter. Notice of such action shall comply with any other requirements set by law.

ADVANCE NOTICE OF SHAREHOLDER PROPOSALS

The Third Coast bylaws establish an advance notice procedure with regard to nominations of directors and other business proposals to be brought before Third Coast’s annual and special meetings by a Third Coast shareholder.

Nominations for election to the Third Coast Board may be made by the Third Coast Board or by any Third Coast shareholder entitled to vote in the election of directors, provided the shareholder gives timely written notice of such intention containing the required information set forth in the Third Coast bylaws. To be timely, notice given in the context of an annual meeting of shareholders must be received by Third Coast not less

The Keystone bylaws establish an advance notice procedures with regard to nominations of directors and other business proposals to be brought before Keystone’s annual meeting by a shareholder of record of Keystone.

A shareholder may make a nomination or nominations for directors of Keystone at an annual meeting of shareholders or may bring up any other matter for consideration and action by the shareholders at an annual meeting of shareholders, only if such shareholder delivers or causes to be delivered a written notice to the Keystone secretary. The notice must be received by the secretary no more

Third Coast	Keystone

than 120 days nor more than 150 days in advance of the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date then to be timely such notice must be received Third Coast no later than the later of 70 calendar days prior to the date of the annual meeting or the close of business on the 7th calendar day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of Third Coast or the day on which public announcement is first made of the date of the annual meeting. To be timely in connection with a special meeting, a shareholder’s notice must be delivered to or mailed and received at the principal office of Third Coast not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of: (x) the 60th day prior to such special meeting; or (y) the 10th day following the first date of public announcement of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

Proposals for business, other than nominations of directors, to be brought before an annual or special shareholder meeting may be made by the Third Coast Board or by any Third Coast shareholder entitled to vote in such meeting. If a proposal is made by a shareholder, the shareholder must give timely written notice containing the required information set forth in the Third Coast bylaws. To be timely, notice given in the context of an annual meeting of shareholders must be received by Third Coast not less than 90 nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date then to be timely such notice must be received by Third Coast no later than the later of 70 calendar days prior to the date of the annual meeting or the close of business on the 7th calendar day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of Third Coast or the day on which public announcement is first made of the date of the annual meeting. To be timely in connection with a special meeting, a shareholder’s notice must be delivered to or mailed and received at the principal office of Third Coast not earlier than the close of business on the 90th day prior to such special meeting and not later than the than 120 days and no less than 90 days prior to the anniversary of the previous year’s annual meeting; provided, however, that if the date of the annual meeting has been changed by more than 60 days from the date of the previous year’s annual meeting, such notice must be received by the secretary within 10 days following the date on which notice of such meeting is delivered to the shareholders or public disclosure of the date of the annual meeting is made, whichever is earlier. The notice shall specify (i) the name and address of the shareholder, (ii) a representation of the class and number of shares of Keystone stock which are beneficially owned by the shareholder and that the shareholder intends to appear in person at the annual meeting, (iii) if such business is a nomination for director, a description of any arrangement among the shareholder, each nominee and any other person pursuant to which the nomination is made by the shareholder, (iv) if such business is a nomination for director, information about such nominee that would be required by the Exchange Act, and the rules and regulations promulgated thereunder, to be disclosed in the proxy materials for the meeting involved if such nominee were nominated by the Keystone Board, and (v) if such business is other than a nomination for director, a description of the matter and any material interest of the shareholder in the matter. Any notice with respect to the nomination of a person for director shall be accompanied by the written consent of each nominee to serve as director of Keystone if so elected.

If the above provision shall not have been satisfied, any nomination sought to be made or other business sought to be presented by such shareholder for consideration and action by the shareholders at such a meeting shall be deemed not properly brought before the meeting, shall be ruled by the chairman of the Keystone Board to be out of order and shall not be presented or acted upon at the meeting.

Third Coast	Keystone

close of business on the later of: (x) the 60th day prior to such special meeting; or (y) the 10th day following the first date of public announcement of the date of the special meeting.

The determination of whether any business sought to be brought before any annual or special meeting of the Third Coast shareholders is properly brought before such meeting in accordance with the Third Coast bylaws will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he will so declare to the meeting and any such business will not be conducted or considered.

ANTI-TAKEOVER PROVISIONS AND OTHER SHAREHOLDER PROTECTIONS

Under Texas law, an issuing public corporation may not engage in a “business combination” (as defined under the TBOC) with a shareholder who beneficially (i) owns 20% or more of the corporation’s outstanding voting stock or (ii) owns 20% or more of the corporation’s outstanding voting stock during the preceding three year period, otherwise known as an “affiliated shareholder”, or any affiliate or associate of the affiliated shareholder, for a period of three years from the date that person became an affiliated shareholder, unless: (i) the business combination or the acquisition of shares by the affiliated shareholder was approved by the board before the affiliated shareholder became an affiliated shareholder; or (ii) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders called for that purpose not less than six months after the affiliated shareholder became an affiliated shareholder. This law does not apply to a business combination with an affiliated shareholder under certain circumstances. In addition, a corporation may adopt an amendment to the certificate of formation that expressly elects not to be governed by this law.

As Third Coast currently has more than 100 shareholders, it is considered an “issuing public corporation” for purposes of this law. Third Coast has not opted out of this law.

As Keystone currently has more than 100 shareholders, it is considered an “issuing public corporation” for purposes of the Texas Business Combination Law. Keystone has not opted out of this law.

LIMITATION OF PERSONAL LIABILITY OF OFFICERS AND DIRECTORS
The Third Coast certificate of formation provides that no director shall be liable to Third Coast or its shareholders for monetary damages for an act or	The Keystone certificate of formation provides that no director or officer of Keystone will be personally liable for monetary damages for an act or omission in

Third Coast	Keystone
omission in the director’s capacity as a director, except that this provision does not authorize the elimination or limitation of the liability of a director to the extent the director is found liable for (i) a breach of the director’s duty of loyalty to Third Coast or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to Third Coast or that involves intentional misconduct or a knowing violation of law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s duties; or (iv) an act or omission for which the liability of the director is expressly provided by an applicable statute. If the TBOC is amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of Third Coast shall be eliminated or limited to the fullest extent permitted by the TBOC as so amended. Any repeal or modification of this provision shall not adversely affect any right of protection of a director of Third Coast existing at the time of such repeal or modification.	the director’s or officer’s capacity as a director or officer, except to the extent the foregoing exculpation from liability is not permitted under Texas law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

The TBOC provides that a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. The TBOC also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Section 8.105 of the TBOC provides that a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

The Third Coast certificate of formation and bylaws also provide that Third Coast will indemnify its directors, officers and delegates (those serving at the request of Third Coast as a director, officer, or representative of another company) and may indemnify its employees and agents, to the fullest extent permitted by applicable

The TBOC provides that a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. The TBOC also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Section 8.105 of the TBOC provides that a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

The Keystone certificate of formation provides for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who are or were serving at the request of Keystone as a director,

Third Coast	Keystone

Texas law from any expenses, liabilities or other matters, including the advancement of expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to Third Coast’s directors, officers and controlling persons, Third Coast has been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, Third Coast’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations.

The TBOC permits Third Coast to purchase insurance on behalf of existing or former officers, employees, directors or agents against any liability asserted against and incurred by that person in such capacity, or arising out of that person’s status in such capacity. Pursuant to this authority, Third Coast maintains such insurance for the officers, employees, directors and agents of Third Coast and its subsidiaries.

officer, partner, manager, managing member, venturer, proprietor, trustee, employee or agent of another entity.

The TBOC permits Keystone to purchase insurance on behalf of existing or former officers, employees, directors or agents against any liability asserted against and incurred by that person in such capacity, or arising out of that person’s status in such capacity. Pursuant to this authority, Keystone maintains such insurance for the officers, employees, directors and agents of Keystone and its subsidiaries.

AMENDMENTS TO ORGANIZATIONAL DOCUMENTS
Third Coast reserves the right to amend, alter, change or repeal any provision contained in the Third Coast certificate of formation, in the manner now or hereafter prescribed by law, and all rights conferred upon shareholders therein are granted subject to such reservation. No amendment, addition, alteration, change or repeal of the Third Coast certificate of formation shall be made unless it is first approved by the Third Coast Board pursuant to a resolution adopted by the affirmative vote of no less than 66.67% of the directors then in office and thereafter is approved by the holders of a majority of the shares of Third Coast entitled to vote generally in an election o directors, voting together as a single class; provided, however, that, notwithstanding anything contained in the Third Coast certificate of formation to the contrary, the affirmative vote of the holders of no less than 66.67% of the shares of Third Coast entitled to vote generally in an election of directors, voting together as a single class, shall be required to amend, adopt, alter, change or repeal any provision of the Third Coast certificate of formation if the proposal for such amendment, adoption, alteration, change or repeal is initiated by any shareholder of Third Coast.

Under the TBOC, the Keystone certificate of formation may be amended by the affirmative vote of the holders of no less than 66.67% of the outstanding shares of Keystone common stock entitled to vote on the amendment.

Keystone’s bylaws provide that the Keystone Board may amend or repeal the bylaws, or adopt new bylaws except to the extent (i) such power shall be reserved exclusively to the shareholders in whole or part by the Keystone certificate of formation or the TBOC or (ii) the shareholders in amending, repealing or adopting a particle bylaw shall have expressly provided in such bylaw that the Keystone Board may not amend or repeal that bylaw.

The shareholders may also amend, repeal or adopt bylaws.

Third Coast	Keystone

The Third Coast Board shall have the power to alter, amend or repeal the bylaws of Third Coast or adopt new bylaws. The shareholders of Third Coast shall not have the power to alter, amend or repeal the bylaws of Third Coast or adopt new bylaws.

ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS
Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation’s certificate of formation allows less than unanimous consent (but not less that the number of votes necessary to take the action at the meeting). The Third Coast certificate of formation does not permit the shareholders to take action by less than unanimous written consent.	Under the Keystone certificate of formation, any action required or permitted to be taken by the shareholders of Keystone at any annual or special meeting may be taken without a meeting, without prior notice, and without a vote, if consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock representing not less than the minimum number of votes that would have been necessary to take such action at a meeting of shareholders.

SHAREHOLDER RIGHTS PLAN
Third Coast does not have a shareholder rights plan in effect.	Keystone does not have a shareholder rights plan in effect.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Third Coast

Third Coast common stock is listed on the NYSE and NYSE Texas under the symbol “TCBX.” As of December 18, 2025, the Third Coast record date, there were approximately 349 holders of record of Third Coast common stock. As of such date, approximately 13,895,078 shares of Third Coast common stock were outstanding.

The following table shows (1) the market value of Third Coast common stock at the close of business on October 22, 2025, the last trading day prior to the announcement of the merger, and as of the most recent practicable date preceding the date of this joint proxy statement/prospectus, and (2) the equivalent pro forma value of a share of Keystone common stock at such date based on the value of the merger consideration. The equivalent prices per Keystone share are hypothetical implied values of the merger consideration, assuming the Keystone adjusted equity on the closing date, as calculated pursuant to the terms of the merger agreement, is equal to or greater than $94,576,000.

Because of the possibility of a downward adjustment to the exchange ratio in the event that Keystone is unable to deliver a minimum of $94,576,000 of Keystone adjusted equity as discussed in this joint proxy statement/prospectus, you will not know the exact amount of merger consideration you will receive in connection with the merger when you vote on the Keystone Merger Proposal.

	Third Coast Common Stock(1)	Equivalent Pro Forma Value Per Share of Keystone Common Stock(2)
October 22, 2025	$39.28	$18.04
December 12, 2025	$39.97	$18.36

(1)	Represents the closing price of Third Coast common stock on the NYSE.
(2)	Calculated by multiplying the price of Third Coast common stock on the NYSE as of the specified date by the exchange ratio of 0.45925, rounded to the nearest cent.

Keystone

There is no established public trading market for the Keystone common stock, and no market for Keystone common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in the Keystone common stock, and no shares of Keystone common stock are listed for trading or quoted on any stock exchange or automated quotation system. Keystone serves as its own transfer agent and registrar for shares of Keystone common stock. As of the Keystone record date, there were 6,695,707 shares of Keystone common stock outstanding and entitled to notice of, and to vote at, the Keystone special meeting or any adjournment thereof, and such outstanding shares of Keystone common stock were held by approximately 376 holders of record. Keystone is not aware of any trades of Keystone common stock during the period from December 31, 2024 through December 12, 2025 the latest practicable date prior to the finalization of this joint proxy statement/prospectus.

ACCOUNTING TREATMENT

The accounting principles applicable to this transaction as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Third Coast (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE INTEGRATED MERGERS

The following discussion addresses the material U.S. federal income tax consequences of the integrated mergers to U.S. holders (as defined below) of Keystone common stock. The discussion is based on the Code, Treasury regulations, published administrative rulings and judicial decisions, all as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Accordingly, the U.S. federal income tax consequences of the integrated mergers to holders of Keystone common stock could differ from those described below.

This discussion applies only to U.S. holders that hold their Keystone common stock, and will hold the Third Coast common stock received in exchange for their Keystone common stock, if any, as a capital asset within the meaning of Section 1221 of the Code (generally assets held for investment). Further, this discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of such U.S. holder’s own circumstances or to a U.S. holder subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	banks, financial institutions or mutual funds;

•	tax-exempt entities or organizations;

•	insurance companies;

•	dealers in securities, commodities or foreign currencies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	partnerships and other pass-through entities and investors in such entities;

•	controlled foreign corporations, passive foreign investment companies or personal holding companies;

•	regulated investment companies and real estate investment trusts;

•	broker-dealers;

•	holders liable for the alternative minimum tax;

•	holders that have a functional currency other than the U.S. dollar;

•	holders who received their Keystone common stock through the exercise of employee stock options, through a tax-qualified retirement plan, deferred stock award or otherwise as compensation;

•

holders subject to special tax accounting rules as a result of any item of gross income with respect to Keystone common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	retirement plans, individual retirement accounts, employee stock ownership plans, or other tax deferred accounts;

•	holders who hold Keystone common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment; and

•	U.S. expatriates or certain former citizens or long-term residents of the United States.

In addition, the discussion does not address any state, local or non-U.S. tax consequences of the integrated mergers, or any tax consequences of the integrated mergers under any U.S. federal tax laws other than those pertaining to the income tax such as federal estate, gift, Medicare (including the 3.8% tax on net investment income) or alternative minimum tax consequences.

For purposes of this discussion, a U.S. holder is a beneficial owner of Keystone common stock that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that has made a valid election to be treated as a United States person for U.S. federal income tax purposes. Holders of Keystone common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment of the integrated mergers under United States and non-United States tax laws.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Keystone common stock, the U.S. federal income tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the particular tax consequences of the integrated mergers to them in light of their own circumstances.

Determining the actual U.S. federal income tax consequences of the integrated mergers to a holder of Keystone common stock may be complex and will depend, in part, on the U.S. holder’s particular circumstances. We urge each holder of Keystone common stock to consult his or her own tax advisor with respect to the particular tax consequences of the integrated mergers to such U.S. holder in light of their own circumstances, including the applicability and effect of any state, local, non-U.S. and other tax laws and of possible changes in applicable tax laws after the date of this joint proxy statement/prospectus.

U.S. Federal Income Tax Consequences of the Integrated Mergers Generally

Third Coast and Keystone intend that the integrated mergers together be treated as an integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. The obligations of Third Coast and Keystone to complete the integrated mergers are conditioned on, among things, the receipt by Third Coast and Keystone of tax opinions from Norton Rose Fulbright US LLP and Fenimore Kay Harrison LLP, respectively, dated as of the closing date of the integrated mergers, to the effect that, on the basis of facts, representations and assumptions described in such opinions, the integrated mergers together will be treated as an integrated transaction that will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

In rendering the opinions, Norton Rose Fulbright US LLP and Fenimore Kay Harrison LLP will rely upon customary assumptions, representations, and covenants, including those contained in certificates of officers of Third Coast and Keystone. If any of those assumptions or representations are incorrect or inaccurate or the covenants are not upheld, the conclusions reached in the opinions, and the U.S. federal income tax consequences of the integrated mergers, could be adversely affected. The opinions represent Norton Rose Fulbright US LLP’s and Fenimore Kay Harrison LLP’s best legal judgment and do not bind the courts nor will they preclude the IRS from adopting a position contrary to the ones expressed in the opinions. Additionally, the IRS has not issued, and neither Third Coast nor Keystone will request, any ruling as to the qualification of the integrated mergers together as a “reorganization” under Section 368(a) of the Code. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to any of the tax consequences set forth below. The following discussion regarding the U.S. federal income tax consequences of the integrated mergers assumes that the integrated mergers together will be treated as an integrated transaction that will qualify as a “reorganization” under Section 368(a) of the Code and will be consummated as described in the merger agreement and this joint proxy statement/prospectus.

U.S. Federal Income Tax Consequences of the Integrated Mergers to U.S. Holders of Keystone Common Stock

Exchange for solely Third Coast common stock.

Subject to the discussion below relating to the receipt of cash in lieu of a fractional share, a U.S. holder that exchanges shares of Keystone common stock solely for shares of Third Coast common stock:

•

Should generally not recognize any gain or loss on the exchange of shares of Keystone common stock for Third Coast common stock in the integrated mergers, except with respect to cash received in lieu of a fractional share;

•

Should generally have an aggregate tax basis in the Third Coast common stock received in the integrated mergers (including any fractional share deemed issued and exchanged for cash, as described below) equal to such U.S. holder’s aggregate tax basis in the shares of Keystone common stock surrendered in the exchange, decreased by the amount of basis allocated to the fractional share deemed received and then exchanged; and

•

Should generally have a holding period for the shares of Third Coast common stock (including any fractional share deemed received and exchanged, as described below) received in the integrated mergers that includes its holding period for its shares of Keystone common stock surrendered in the exchange.

If a U.S. holder acquired different blocks of shares of Keyston common stock at different times or at different prices, the adjusted tax basis and holding period of each block of Third Coast common stock received by such U.S. holder would generally be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of shares of Keystone common stock surrendered in the exchange. U.S. holders should consult their own tax advisors regarding the manner in which shares of Third Coast common stock should be allocated among different blocks of the shares of Keystone common stock surrendered in the integrated mergers.

Exchange for Third Coast common stock and cash. A U.S. holder who receives Third Coast common stock and cash in the exchange for such U.S. holder’s Keystone common stock will recognize gain (but not loss) equal to the lesser of (i) the amount by which the sum of the fair market value of the Third Coast common stock and cash, if any, received by such U.S. holder of Keystone common stock exceeds such U.S. holder’s adjusted tax basis in its Keystone common stock, and (ii) the amount of cash, if any, received by such U.S. holder (in each case excluding any cash received in lieu of a fractional share of Third Coast common stock, the U.S. federal income tax treatment of which is discussed below in the section entitled “Material U.S. Federal Income Tax Consequences of the Integrated Mergers—U.S. Federal Income Tax Consequences of the Integrated Mergers Generally–Cash Received in Lieu of a Fractional Share”). If a U.S. holder exchanges Keystone common stock for both Third Coast common stock and cash, any gain recognized by a U.S. holder should be treated as a capital gain unless it is recharacterized as a dividend, as described below. Except to the extent any cash received is treated as a dividend as discussed below, any gain recognized by a U.S. holder generally will be long-term capital gain if, as of the effective time, such U.S. holder’s holding period with respect to the Keystone common stock surrendered exceeds one year. For noncorporate U.S. holders, long-term capital gain are generally taxed at preferential rates.

If a U.S. holder acquired Keystone common stock at different times or different prices, such U.S. holder should consult its own tax advisor regarding the manner in which gain, if any, should be determined for each identifiable block of Keystone common stock surrendered in the exchange.

The aggregate tax basis of the shares of Third Coast common stock received (including any fractional share of Third Coast common stock deemed received and redeemed for cash as described below) by a U.S. holder will generally be equal to such U.S. holder’s aggregate tax basis in the Keystone common stock surrendered in exchange for the shares of Third Coast common stock, reduced by any cash received (other than cash received in lieu of a fractional share of Third Coast common stock) by such U.S. holder in the integrated mergers, and then increased by any taxable gain recognized in the integrated mergers by such U.S. holder (excluding any gain recognized as a result of cash received in lieu of a fractional share of Third Coast common stock) regardless of whether such gain is classified as capital gain or dividend income. The aggregate tax basis of the Third Coast common stock received by a U.S. holder as determined above will be reduced by the amount of tax basis allocated to any fractional share deemed received and redeemed. See “Material U.S. Federal Income Tax Consequences of the Integrated Mergers—U.S. Federal Income Tax Consequences of the Integrated Mergers Generally—Cash Received in Lieu of a Fractional Share.” The holding period for shares of Third Coast common stock received in the integrated mergers (including any fractional share of Third Coast common stock deemed received and redeemed for cash as described below) by a U.S. holder will generally include such U.S. holder’s holding period for the Keystone common stock surrendered in exchange for the Third Coast common stock. If a U.S. holder purchased or acquired Keystone common stock on different dates or at different prices, such U.S. holder should consult his or her own tax advisor for purposes of determining the basis and holding period of the Third Coast common stock received in the integrated mergers.

Cash Received in Lieu of a Fractional Share. A U.S. holder who receives cash in lieu of a fractional share of Third Coast common stock will be treated as having received the fractional share in the integrated mergers and then as having exchanged the fractional share for cash in redemption by Third Coast, with the redemption generally qualifying as an “exchange” under Section 302 of the Code. A U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s tax basis allocable to the fractional share. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder held the fractional share exchanged (calculated by including the holding period for the Keystone common stock exchanged therefor) for more than one year at the effective time. For noncorporate U.S. holders, long-term capital gain is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Potential Characterization of Gain as a Dividend. In some cases, if a U.S. holder of Keystone common stock actually or constructively owns shares of Third Coast common stock (other than the Third Coast common stock received as consideration in connection with the integrated mergers), the U.S. holder’s recognized gain, if any, could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the U.S. holder’s ratable share of Keystone’s accumulated earnings and profits, if any (as calculated for U.S. federal income tax purposes). In general, the determination of whether such gain recognized will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the U.S. holder’s deemed percentage ownership of Third Coast common stock. For purposes of determining whether receipt of cash by a U.S. holder of Keystone common stock has the effect of a distribution of a dividend, the U.S. holder will be treated as if such U.S. holder first exchanged all of such holder’s Keystone common stock solely in exchange for shares of Third Coast common stock and then Third Coast immediately redeemed a portion of that stock for the cash that the holder actually received in the integrated mergers (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to a U.S. holder of Keystone common stock if such receipt is, with respect to such U.S. holder, “not essentially equivalent to a dividend” or “substantially disproportionate” with respect to the (or with respect to a U.S. holder receiving only cash, who does not actually or constructively own any shares of the Third Coast common stock following the integrated mergers). The determination of whether a U.S. holder will recognize a capital gain or dividend income as a result of its exchange of Keystone common stock in the integrated mergers is complex and depends upon each U.S. holder’s particular facts and circumstances, including the application of complex constructive ownership rules under Section 318 of the Code. Accordingly, each U.S. holder should consult his, her, or its own tax advisor regarding the tax consequences of the integrated mergers, including such determination, in light of its particular circumstances.

Exchange for cash and Dissenters. If a U.S. holder makes a cash election and receives only cash in exchange for its shares of Keystone common stock or a U.S. holder properly exercises dissenters’ rights, such U.S. holder will exchange all of the shares of Keystone common stock actually owned by such holder solely for cash and will recognize gain or loss equal to the difference between the amount of cash received, and such holder’s adjusted tax basis in the shares of Keystone common stock surrendered. The gain or loss generally should be long-term capital gain or loss if the U.S. holder’s holding period with respect to the Keystone common stock surrendered is more than one year. The deductibility of capital losses is subject to limitations. In some cases, if the U.S. holder owns shares of Third Coast common stock actually or constructively after the integrated mergers, the cash received could be treated as a dividend, in which case such holder may recognize dividend income up to the amount of cash received. Because the possibility of dividend treatment depends upon each U.S. holder’s particular circumstances, including the application of constructive ownership rules, U.S. holders of Keystone common stock are urged to consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.

Information Reporting and Backup Withholding

In general, information reporting requirements generally will apply to cash payments made to a U.S. holder in connection with the integrated mergers, unless an exemption applies. Payments of cash to a U.S. holder pursuant to the integrated mergers may under certain circumstances also be subject to backup withholding at a current rate of 24%. Generally, backup withholding will not apply if a U.S. holder:

•

furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided such U.S. holder timely furnishes the required information to the IRS.

Reporting Requirements

U.S. holders of Keystone common stock who receive Third Coast common shares as a result of the integrated mergers are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Keystone common stock exchanged, the amount of cash, if any, and number of Third Coast common shares received, the amount of gain recognized, if any, the fair market value and adjusted tax basis of the Keystone common stock exchanged, and the U.S. holder’s tax basis in the Third Coast common shares received.

If a U.S. holder that receives Third Coast common shares in the merger is considered a “significant holder,” such U.S. holder would be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts pertinent to the integrated mergers, including such U.S. holder’s tax basis in, and the fair market value of, the Keystone common stock surrendered by such U.S. holder in the integrated mergers (determined immediately before the merger), the names and employer identification numbers of Keystone and Third Coast and the date of the merger and (2) to retain permanent records of these facts relating to the integrated mergers. A “significant holder” is any Keystone shareholder that, immediately before the integrated mergers, (1) owned at least 1% (by vote or value) of the outstanding shares of Keystone common stock, or (2) owned Keystone common stock with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. It is not a complete analysis or discussion of all potential tax consequences that may be important to you. Holders of Keystone common stock are urged to consult their own tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

LEGAL MATTERS

The validity of the Third Coast common stock to be issued in the merger will be passed upon for Third Coast by Norton Rose Fulbright US LLP, Dallas, Texas. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Third Coast by Norton Rose Fulbright US LLP, Dallas, Texas, and for Keystone by Fenimore Kay Harrison LLP, Austin, Texas.

EXPERTS

Third Coast

Third Coast’s consolidated financial statements appearing in its Annual Report on Form 10-K for the year ended December 31, 2024 have been audited by Whitley Penn LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such report given on the authority of said firm as an expert in accounting and auditing.

Keystone

The consolidated financial statements of Keystone and its subsidiaries as of December 31, 2024 and December 31, 2023, and for each of the two years in the period ended December 31, 2024, included in this joint proxy statement/prospectus have been audited by Whitley Penn LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, which is included and incorporated by reference herein. Such consolidated financial statements have been so included and incorporated in reliance upon such report given on the authority of said firm as an expert in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

If a Third Coast shareholder desires to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the proxy statement for the 2026 annual meeting of shareholders, such proposal and supporting statements, if any, must be received by Third Coast at its principal executive office no later than December 18, 2025. Any such proposal must comply with the requirements of Rule 14a-8.

In addition, the Third Coast bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting. For business, other than nomination of directors, to be properly brought before a meeting, notice must be received by the Secretary of Third Coast at the address below not less than 90 nor more than 120 calendar days prior to the first anniversary of the preceding year’s annual meeting. The Secretary of Third Coast, therefore, must receive notice of any business to be considered at Third Coast’s 2026 annual meeting of shareholders, no earlier than January 22, 2026 and no later than February 21, 2026. Additionally, for nominations of persons for election to the Third Coast Board to be properly made at a meeting by a shareholder, notice must be received by the Secretary of Third Coast at the address below, not less than 120 nor more than 150 calendar days prior to the first anniversary of the preceding year’s annual meeting. The Secretary of Third Coast, therefore, must receive notice of shareholder nomination for candidates no earlier than December 23, 2025 and no later than January 22, 2026. In addition, shareholders who intend to solicit proxies in support of director nominees other than Third Coast’s nominees must also comply with the additional requirements of SEC Rule 14a-19(b).

However, in the case of shareholder proposals and shareholder nominations, if the date of the annual meeting is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date then the notice must be received no later than the later of 70 calendar days prior to the date of the annual meeting or the close of business on the 7th calendar day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of Third Coast or the day on which public announcement is first made of the date of the annual meeting. All notices to Third Coast must also provide certain information set forth in the Third Coast bylaws. A copy of the Third Coast bylaws may be obtained upon written request to the Secretary of Third Coast.

Shareholder proposals and nominations should be submitted to the Secretary of Third Coast and the Chairman of the Corporate Governance and Nominating Committee of Third Coast Bancshares, Inc., Attn: Secretary, 20202 Highway 59 North, Suite 190, Humble, Texas 77338.

WHERE YOU CAN FIND MORE INFORMATION

Third Coast has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Third Coast common stock that Keystone shareholders will be entitled to receive in connection with the merger if the merger is completed. This joint proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Third Coast and Third Coast common stock.

Third Coast also files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. General information about Third Coast, including Third Coast’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through Third Coast’s website at www.thirdcoast.bank as soon as reasonably practicable after Third Coast files them with, or furnishes them to, the SEC. Information on Third Coast’s website is not incorporated into this joint proxy statement/prospectus or Third Coast’s other securities filings and is not a part of these filings.

Set forth below are additional documents which are incorporated by reference and contain important information about Third Coast and its financial condition.

This document incorporates by reference the following documents that have previously been filed with the SEC by Third Coast and any documents filed by Third Coast under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and until the date that the offering is terminated as well as between the date of this joint proxy statement/prospectus and the date on which the Third Coast special meeting is held and the date on which the Keystone special meeting is held:

•

Annual Report on Form 10-K for the year ended December 31, 2024 (including specific portions of Third Coast’s definitive Proxy Statement for the 2025 Annual Meeting of Shareholders incorporated therein by reference);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025;

•

Current Reports on Form 8-K filed on March 20, 2025, April  7, 2025, May  23, 2025, June  4, 2025, June  17, 2025, June  26, 2025, September  18, 2025, September  22, 2025, October  22, 2025, and October 27, 2025 (excluding any portions thereof which are deemed “furnished” rather than filed with the SEC); and

•

The description of Third Coast’s common stock contained in its Registration Statement on Form 8-A, filed with the SEC on November 5, 2021, including any amendment or report filed for the purpose of updating such description.

Notwithstanding the foregoing, information furnished by Third Coast on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this joint proxy statement/prospectus.

You can obtain any of the documents referred to above through Third Coast or from the SEC through the SEC’s website at the address described above. Documents incorporated by reference are available from Third Coast without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Third Coast at the following address:

Third Coast Bancshares, Inc.

20202 Highway 59 North, Suite 190

Humble, Texas 77338

Attn: Investor Relations

Telephone: (281) 446-7000

Keystone is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from Keystone, please send a request in writing or by telephone to Keystone at the following address:

Keystone Bancshares, Inc.

13715 East Ladera Boulevard

Bee Cave, Texas 78738

Attention: Megan Connors

Telephone: (817) 312-0080

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must make your request no later than five business days before the date of the applicable special meeting. This means that holders of Third Coast common stock requesting documents must do so by January 16, 2026 in order to receive them before the Third Coast special meeting, and holders of Keystone common stock requesting documents must do so by January 22, 2026 in order to receive them before the Keystone special meeting.

Third Coast has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Third Coast, and Keystone has supplied all information contained in this joint proxy statement/prospectus relating to Keystone.

Neither Third Coast nor Keystone has authorized anyone to give any information or make any representation about the merger, the Third Coast share issuance or their companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained herein speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

KEYSTONE BANCSHARES, INC.

AND SUBSIDIARY

Unaudited Consolidated Financial Statements

As of September 30, 2025 and December 31, 2024 and for the Nine Months Ended September 30, 2025 and 2024

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

September 30, 2025 and December 31, 2024

	(Unaudited) September 30, 2025	(Audited) December 31, 2024
ASSETS
Cash and cash equivalents
Cash and due from banks	$42,402,556	$25,181,423
Interest-bearing deposits in other banks	67,526,418	38,655,430
Federal funds sold	5,575,000	441,000

Total cash and cash equivalents	115,503,974	64,277,853
Investment securities available-for-sale	67,795,145	77,814,751
Loans, net of allowance for credit losses of $7,955,490 and $7,134,571 at September 30, 2025 and December 31, 2024, respectively	836,520,957	763,228,059
Premises and equipment, net	13,372,657	14,403,677
Marketable equity securities	2,193,955	2,086,556
Nonmarketable equity securities	5,450,523	4,694,574
Core deposit intangibles, net	857,506	1,042,078
Goodwill	5,780,480	5,780,480
Deferred tax asset, net	2,196,685	2,333,056
Accrued interest receivable and other assets	4,941,954	4,326,707

Total assets	$1,054,613,836	$939,987,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest bearing	$138,868,449	$147,260,664
Interest bearing	759,037,612	646,744,373

Total deposits	897,906,061	794,005,037
Federal Home Loan Bank advances	40,000,000	40,000,000
Operating lease liability	7,926,556	8,367,429
Accrued interest payable and other liabilities	3,993,645	2,044,447

Total liabilities	949,826,262	844,416,913
Commitments and contingencies
Stockholders’ equity
Common stock; par value $1.00 per share; 30,000,000 shares authorized; 6,699,874 and 6,701,637 issued and 6,695,707 and 6,697,470 outstanding at September 30, 2025 and December 31, 2024, respectively	6,699,874	6,701,637
Treasury stock; 4,167 shares at September 30, 2025 and December 31, 2024	(50,004)	(50,004)
Preferred stock; no par value; 10,000,000 authorized, 0 shares issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Additional paid-in capital	74,041,922	73,547,159
Retained earnings	27,099,378	19,899,706
Accumulated other comprehensive loss	(3,003,596)	(4,527,620)

Total stockholders’ equity	104,787,574	95,570,878

Total liabilities and stockholders’ equity	$1,054,613,836	$939,987,791

See accompanying notes to consolidated financial statements.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

For the Nine Months Ended September 30, 2025 and 2024

	(Unaudited) Nine Months Ended September 30, 2025	(Unaudited) Nine Months Ended September 30, 2024
Interest income
Loans, including fees	$42,071,962	$37,805,629
Investment securities available-for-sale	2,190,102	2,393,696
Interest-bearing deposits in other banks	2,997,215	2,448,620
Federal funds sold	38,008	29,560

Total interest income	47,297,287	42,677,506
Interest expense
Deposit accounts	19,664,211	20,356,950
Federal Reserve Bank advances and other borrowings	1,537,336	1,517,364

Total interest expense	21,201,547	21,874,314

Net interest income	26,095,740	20,803,192
Provision for credit losses	845,046	558,053

Net interest income after provision for credit losses	25,250,694	20,245,139
Noninterest income
Service charges and fees on deposits	353,974	297,511
Debit card fee income	275,897	266,700
Gains on sales of loans and other assets	159,256	395,591
Other	349,965	327,056

Total noninterest income	1,139,092	1,286,858
Noninterest expense
Salaries and employee benefits	9,106,401	7,867,669
Occupancy	1,990,352	1,980,870
Data processing and telecommunications	1,093,045	1,027,569
Legal and professional	829,451	522,540
Software expense	777,712	725,622
Stock-based compensation	489,400	285,000
Amortization of core deposit intangible assets	184,572	184,572
Regulatory assessments	619,500	636,000
Advertising	225,596	190,624
Other	1,799,526	1,442,185

Total noninterest expense	17,115,555	14,862,650

Income before income taxes	9,274,231	6,669,347
Income tax expense	2,074,559	1,525,174

Net income	7,199,672	5,144,173
Other comprehensive income (loss), net of tax:
Unrealized income (loss) on investment securities available-for-sale arising during the period	1,929,144	1,944,338
Income tax (expense) benefit related to items of other comprehensive loss	(405,120)	(408,311)

Other comprehensive income (loss), net of tax	1,524,024	1,536,027

Total comprehensive income	$8,723,696	$6,680,200

See accompanying notes to consolidated financial statements.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited) For the Nine Months Ended September 30, 2025 and 2024

	Common Stock	Treasury Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, January 1, 2024	$6,642,537	$(50,004)	$73,209,659	$13,004,702	$(4,654,034)	$88,152,860
Net income	—	—	—	5,144,173	—	5,144,173
Exercise of stock options	—	—	—	—	—	—
Issuance of restricted stock	35,000	—	(35,000)	—	—	—
Stock-based compensation expense	—	—	285,000	—	—	285,000
Other comprehensive income, net of tax	—	—	—	—	1,536,028	1,536,028

Balance, September 30, 2024	$6,677,537	$(50,004)	$73,459,659	$18,148,875	$(3,118,007)	$95,118,060

	Common Stock	Treasury Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, January 1, 2025	6,701,637	(50,004)	73,547,159	19,899,706	(4,527,620)	95,570,878
Net income	—	—	—	7,199,672	—	7,199,672
Exercise of stock options	300	—	3,300	—	—	3,600
Forfeiture of restricted stock	(2,063)	—	2,063	—	—	—
Stock-based compensation expense	—	—	489,400	—	—	489,400
Other comprehensive income, net of tax	—	—	—	—	1,524,024	1,524,024

Balance, September 30, 2025	$6,699,874	$(50,004)	$74,041,922	$27,099,378	$(3,003,596)	$104,787,574

See accompanying notes to consolidated financial statements.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2025 and 2024

	(Unaudited) Nine Months Ended September 30, 2025	(Unaudited) Nine Months Ended September 30, 2024
Cash flows from operating activities
Net income	$7,199,672	$5,144,173
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	845,046	558,053
Depreciation expense	661,410	636,674
Amortization of right of use asset	451,748	493,087
Change in operating lease liabilities	(440,873)	176,395
Amortization of core deposit intangible assets	184,572	184,572
Accretion of investment securities discounts, net	(74,223)	(85,294)
Stock-based compensation expense	489,400	285,000
Deferred tax (benefit) expense	(268,749)	(457,409)
Loans held for sale originations	(1,281,000)	(3,178,750)
Proceeds from sale of loans held for sale	1,283,687	3,200,263
Gain on sales of loans held for sale	(22,549)	(56,952)
Gain on sales of SBA loans	(131,707)	(338,639)
Gain on sales of premises and equipment	—	—
Unrealized holding loss (gain) on marketable equity securities	(58,542)	(44,523)
Changes in operating assets and liabilities:
Accrued interest receivable and other assets	(615,247)	105,028
Accrued interest payable and other liabilities	1,922,152	1,070,904

Net cash provided by operating activities	10,144,797	7,692,582
Cash flows from investing activities
Purchases of available for sale securities	(989,964,238)	(695,064,086)
Maturities, calls and paydowns of available for sale securities	1,001,987,211	671,798,198
Purchase of marketable equity securities	(48,857)	(44,547)
Purchase of nonmarketable equity securities	(755,949)	(578,900)
Proceeds from sales of SBA loans	2,524,207	4,127,393
Net loan originations	(76,483,536)	(57,231,654)
Net additions to bank premises and equipment	(82,138)	(1,924,028)
Net cash used in investing activities	(62,823,300)	(78,917,624)
Cash flows from financing activities
Net change in deposits	103,901,024	46,679,541
Proceeds from issuance of common stock	3,600	—
Proceeds from Federal Home Loan Bank advances and other debt	—	30,000,000
Net cash provided by financing activities	103,904,624	76,679,541

Net increase in cash and cash equivalents	51,226,121	5,454,499
Cash and cash equivalents at beginning of year	64,277,853	77,446,658

Cash and cash equivalents at end of year	$115,503,974	$82,901,157

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$21,084,669	$21,304,914

Cash paid for taxes	$2,400,000	$1,615,000

Supplemental Disclosure of Non-Cash Activities
Premises and equipment (lease right of use assets) obtained in exchange of lease liabilities	$—	$329,009

Nonmarketable equity securities acquired through foreclosure	$—	$(1,327,944)

See accompanying notes to consolidated financial statements.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Keystone Bancshares, Inc. (“Bancshares”) was formed effective June 26, 2017. In 2018, Bancshares formed a wholly-owned subsidiary, Keystone Interim Bank, N.A., an interim national banking association. Effective October 15, 2018, Bancshares acquired Ballinger National Bank (“BNB”), a national bank which began operations in April 1997, and merged BNB with Keystone Interim Bank, N.A with the resulting consolidated bank being named Keystone Bank, N.A (the “Bank”). On March 11, 2021, the Bank changed its charter from a national charter to a state savings bank and changed the name of the Bank to “Keystone Bank, SSB.”

Keystone Bancshares, Inc. through its wholly-owned subsidiary, Keystone Bank, SSB (collectively referred to as the “Company”), provides general consumer and commercial banking services through three branch offices and one loan production office (LPO) located in Ballinger, Austin, and Bastrop, Texas. The Company is subject to competition from other financial institutions, is subject to the regulations of certain government agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Keystone Bancshares, Inc. and its wholly owned subsidiary, Keystone Bank, SSB. All significant intercompany balances and transactions have been eliminated through consolidation.

Use of Estimates

The accounting and reporting policies of the Company and the methods of applying those policies that materially affect the accompanying consolidated financial statements conform with accounting principles generally accepted in the United States (“GAAP”) and prevailing banking industry practices. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet dates and revenues and expenses for the periods shown. Actual results could differ from the estimates and assumptions used in the consolidated financial statements including the allowance for loan losses, the fair values of financial instruments, and the status of contingencies.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash, and cash equivalents includes cash on hand, deposits at other banks that have initial maturities of less than 90 days when acquired by the Company, and federal funds sold.

The Company maintains deposits with other financial institutions in amounts that exceed federal deposit insurance coverage. Furthermore, federal funds sold are essentially uncollateralized loans to other financial institutions. Management regularly evaluates the credit risk associated with the counterparties to these transactions and believes that the Company is not exposed to any significant credit risks on cash and cash equivalents.

Investment Securities Available-for-Sale

Securities to be held for indefinite periods of time but not intended to be held-to-maturity or on a long-term basis are classified as available-for-sale and are recorded at estimated fair value, adjusted for amortization of premiums and accretion of discounts, with all unrealized gains and unrealized losses judged to be temporary, net of deferred income taxes, excluded from earnings and reported as a separate component of stockholders’ equity.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

1. Nature of Operations and Summary of Significant Accounting Policies – continued

The fair value of investment securities are determined based on methodologies in accordance with GAAP. Fair values are volatile and may be influenced by a number of factors, including market interest rates, prepayment speeds, discount rates, and yield curves. Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on the quoted prices of similar instruments or an estimate of fair value by using a range of fair value estimates in the market place as a result of the illiquid market specific to the type of security.

Allowance for Credit Losses – Investment Securities Available-for-Sale

After the adoption of ASU 2016-13 on January 1, 2023, for available-for-sale securities in an unrealized loss position, the Company first assesses whether it intends to sell or whether it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available-for-sale that do not meet the aforementioned criteria, the Company evaluates whether the decline in value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, among other factors, including third-party guarantees, bond ratings, and prior credit losses, as applicable. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

Changes in the allowance for credit losses are recorded as credit loss expense (or reversal). Losses are charged against the allowance when management believes the collectability of an available-for-sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met.

Loans and Allowance for Credit Losses

Loans are stated at the amount of unpaid principal, reduced by unearned income, including discounts, deferred loan fees and costs, and an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amounts outstanding. Accrued interest receivable totaled $3,119,027 and $3,023,488 as of September 30, 2025, and December 31, 2024, respectively. It is reported under accrued interest receivable and other assets on the consolidated balance sheets and is excluded from the estimate of credit losses.

On January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The transition adjustment of the adoption of CECL included a net decrease to retained earnings of $930,378 as of January 1, 2023, reflecting the cumulative effect. This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Financial instruments measured at cost are presented at the net amount expected to be collected by using an allowance for credit losses.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

1. Nature of Operations and Summary of Significant Accounting Policies – continued

The allowance for credit losses is a valuation account that is deducted from the loan’s amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the collectability of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off.

Management estimates the allowance balance using relevant available information, from internal and external sources, past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides a basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environmental conditions, such as changes in historic and/or forecasted data of unemployment, inflation rate, GDP growth rate, market rates, and other relevant factors.

The allowance for credit losses is measured on a collective (pool) basis for portfolios of loans when similar risk characteristics exist. Common risk characteristics include risk ratings, financial asset type, collateral type, size, term, and historical or expected loss rate patterns. Our loan pools are segmented by call report codes. We periodically reassess each pool to ensure the loans within the pool continue to share similar characteristics and risk profiles and to determine whether further segmentation is necessary. Loans that do not share risk characteristics are evaluated for expected credit losses on an individual basis and excluded from the collective evaluation. When the borrower is experiencing financial difficulty and repayment is expected to be provided through operation or sale of the collateral, the expected credit losses are based on the fair value of collateral at the reporting date, adjusting for selling costs as appropriate. Such loans are referred to as “collateral-dependent loans”.

Accrual of interest is discontinued on a loan and all payments are applied to principal when management believes, after considering economic and business conditions and collection efforts, the borrower’s financial condition is such that collection of contractual payments is doubtful. Generally, all loans past due greater than 90 days, based on contractual terms, are placed on non-accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Consumer loans are generally charged-off when a loan becomes past due 90 days. For other loans in the portfolio, facts and circumstances are evaluated in making charge-off decisions.

Occasionally, the Company modifies loans to borrowers in financial distress by providing a lower interest rate, a reduction of principal, or a longer term to maturity. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses. The amount of the principal forgiveness is deemed to be uncollectible; therefore, that portion of the loan is written off, resulting in a reduction of the amortized cost basis and a corresponding adjustment to the allowance for credit losses. Because the effect of most modifications made to borrowers experiencing financial difficulty is already included in the allowance for credit losses because of the measurement methodologies used to estimate the allowance, a change to the allowance for credit losses is generally not recorded upon modification. In some cases, the Company will modify a certain loan by providing multiple types of concessions. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted. During the nine months ended September 30, 2025 and the year ended December 31, 2024, the Company granted modifications to certain borrowers experiencing financial difficulty.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

1. Nature of Operations and Summary of Significant Accounting Policies – continued

The Company has certain lending policies and procedures in place that are designed to maximize loan income with an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis and makes changes as appropriate. Management receives frequent reports related to loan originations, quality, concentrations, delinquencies, non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions, both by type of loan and geography.

Commercial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and effectively. Underwriting standards are designed to determine whether the borrower possesses sound business ethics and practices and to evaluate current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and, secondarily, on the underlying collateral provided by the borrower. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and include personal guarantees.

Agricultural loans are subject to underwriting standards and processes similar to commercial loans. Agricultural loans are primarily made based on the identified cash flows of the borrower and, secondarily, on the underlying collateral provided by the borrower. Most agricultural loans are secured by the agriculture related assets being financed, such as farmland, cattle, or equipment, and include personal guarantees.

Real estate loans are also subject to underwriting standards and processes similar to commercial and agricultural loans. These loans are underwritten primarily based on projected cash flows and, secondarily, as loans secured by real estate. The repayment of real estate loans is generally largely dependent on the successful operation of the property securing the loans or the business conducted on the property securing the loan. Real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy.

The Company utilizes methodical credit standards and analysis to supplement its policies and procedures in underwriting consumer loans. The Company’s loan policy addresses types of consumer loans that may be originated and the collateral, if secured, must be perfected. The relatively smaller individual dollar amounts of consumer loans that are spread over numerous individual borrowers also minimizes the Company’s risk.

Government Guaranteed Loans

The Company originates loans that are partially guaranteed by the Small Business Administration, or SBA, and the Company may sell the guaranteed portion of these loans as market conditions and pricing allow for a gain to be recorded on the sale. Loan sales are recorded when control over the transferred asset has been relinquished. Control over the transferred portion is deemed to be surrendered when the assets have been removed from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

In calculating the gain on sale of SBA loans, the Company’s investment in the loan is allocated among the unguaranteed portion of the loan, the servicing amount retained, and the guaranteed portion of the loan sold, based on the relative fair market value of each portion. The gain on the sold portion of the loan is recognized based on the difference between the sale proceeds and the allocated investment.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

1. Nature of Operations and Summary of Significant Accounting Policies – continued

Loans Held for Sale

Loans held for sale include mortgage loans originated with the intent to sell on the secondary market. Loans held for sale are carried at the lower of cost or estimated fair value on an individual basis. These loans are held for an interim period, usually less than 30 days. There were no material loans held for sale outstanding as of September 30, 2025 and December 31, 2024.

Fees and Costs Associated with Originating Loans

Loan origination fees and costs were deferred and included as a component of loans in the consolidated balance sheets and recognized as adjustments to interest income over the lives of the related loans as an adjustment of the yield.

Foreclosed Assets

Foreclosed assets are initially recorded at fair value less estimated costs to sell at the time of acquisition, establishing a new cost basis. Legal ownership is typically obtained through negotiated transactions, legal settlements, or similar events. These assets are subsequently measured at the lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed. At September 30, 2025 the Company owns certain assets acquired through foreclosure which are included in nonmarketable equity securities on the consolidated balance sheets. Refer to Note 5 – Equity Securities for additional information.

Premises and Equipment

Company premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided principally by the straight-line method over the estimated useful lives of assets, ranging from 2 to 30 years.

Leases

Leases are classified as operating or finance leases at the lease commencement date. The Company leases certain locations. The Company records leases on the balance sheet in the form of a lease liability for the present value of future minimum payments under the lease terms and a right-of-use asset equal to the lease liability adjusted for items such as deferred or prepaid rent, lease incentives, and any impairment of the right-of-use asset. The discount rate used in determining the lease liability is based upon incremental borrowing rates the Company could obtain for similar loans as of the date of commencement or renewal. The Company does not record short term leases with an initial lease term of one year or less on the consolidated balance sheets.

Equity securities

Marketable equity securities are carried at fair value, with changes in fair value reported in net income. Nonmarketable equity securities without readily determinable fair values are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

1. Nature of Operations and Summary of Significant Accounting Policies – continued

Goodwill and Intangible Assets

Goodwill represents the excess of the cost of entities acquired at inception over the fair value of the net assets acquired. Goodwill has been assigned to the Bank and is tested for impairment if an annual qualitative assessment (of whether it is likely that the fair value of these reporting units are less than their carrying value) indicates the need for an impairment test, but may be tested for impairment if any event occurs or circumstances change that would more-likely-than-not reduce the fair value of the Bank below its carrying value. Intangible assets consist of core deposit intangibles and are initially recognized based on a valuation performed as of the consummation date and are amortized over 10 years, the average estimated life of the acquired customer deposits, using the straight-line method. All intangible assets are tested annually for potential impairment or when triggering events occur. No impairment charges were recorded during the nine months ended September 30, 2025 and 2024 in goodwill or other intangible assets.

Impairment of Long-lived Assets to be Held and Used

The Company reviews the carrying value of long-lived assets for impairment whenever triggering events or changes in circumstances indicate that the carrying amounts of any asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset of future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the excess of the carrying amount over the fair value of the assets. No triggering events were identified by management for the nine months ended September 30, 2025 and 2024.

Income Taxes

The Company is taxed as a C-Corporation and files a consolidated federal income tax return with its subsidiary.

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Revenue Recognition

ASC 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. The majority of the Company’s revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as loans, letters of credit, and investment securities, as these activities are subject to other GAAP discussed elsewhere within the disclosures.

Descriptions of the Company’s revenue-generating activities that are within the scope of ASC 606, which are presented in the accompanying consolidated statements of income and comprehensive income as components of non-interest income are as follows:

•	Service charges on deposit accounts – these represent general service fees for monthly account maintenance and activity- or transaction-based fees and consist of transaction-based revenue, time-

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

1. Nature of Operations and Summary of Significant Accounting Policies – continued

based revenue (service period), item-based revenue or some other individual attribute-based revenue. Revenue is recognized when the performance obligation is completed, which is generally monthly for account maintenance services or when a transaction has been completed (such as a wire transfer). Payments for such performance obligations are generally received at the time the performance obligations are satisfied.

Other non-interest income primarily includes items such as letter of credit fees, dividends on FHLB and FRB stock, realized gains on sales of available-for-sale securities, and other general operating income, none of which are subject to the requirements of ASC 606.

Financial Instruments

In the ordinary course of business the Company has entered into certain off-balance sheet financial instruments consisting of commitments to extend credit, commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received. Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments is represented by the contractual amount of those instruments. Such financial instruments are recorded when they are funded.

The Company records an allowance for credit losses on off-balance sheet credit exposures, unless the commitments to extend credit are unconditionally cancelable, through a charge to provision for unfunded commitments in the Company’s statements of income and comprehensive income. The allowance for credit losses on off-balance sheet credit exposures is estimated by loan segment at each balance sheet date under the current expected credit loss model using the same methodologies as portfolio loans, taking into consideration the likelihood that funding will occur as well as any third-party guarantees. The allowance for unfunded commitments is included in accrued interest payable and other liabilities on the Company’s consolidated balance sheets.

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in stockholders’ equity during a period, except those resulting from transactions with stockholders. In addition to net income (loss), comprehensive income (loss) includes the net effect of changes in the fair value of securities available-for-sale. Comprehensive income (loss) is reported in the accompanying consolidated statements of income and comprehensive income.

Advertising

The Company expenses advertising costs as incurred. Advertising expense was $225,596 and $190,624 for the nine months ended September 30, 2025 and 2024, respectively.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

2. Investment Securities Available-for-Sale

The following table summarizes the amortized cost, estimated fair value, and allowance for credit losses of securities available-for-sale as of September 30, 2025, and December 31, 2024, along with the corresponding gross unrealized gains and losses recognized in accumulated other comprehensive income (loss).

	September 30, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Estimated Fair Value
Mortgage-backed securities	$29,957,267	$114,949	$(2,202,784)	$—	$27,869,432
Collateralized mortgage obligations	41,639,897	55,785	(1,769,969)	—	39,925,713

Total	$71,597,164	$170,734	$(3,972,753)	$—	$67,795,145

	December 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Estimated Fair Value
Mortgage-backed securities	$34,838,469	$3,853	$(3,539,312)	$—	$31,303,010
Collateralized mortgage obligations	48,707,445	84,314	(2,280,019)	—	46,511,741

Total	$83,545,914	$88,167	$(5,819,331)	$—	$77,814,751

The amortized cost and estimated fair value of debt securities as of September 30, 2025, are not presented by contractual maturity, as the portfolio consists solely of mortgage-backed securities and collateralized mortgage obligations. The actual maturities of these securities may differ from contractual maturities due to the potential for borrowers to call or prepay obligations, with or without penalties.

The following table summarizes debt securities available-for-sale that are in an unrealized loss position, for which an allowance for credit losses has not been recorded, as of September 30, 2025, and December 31, 2024, aggregated by major security type and length of time in a continuous unrealized loss position:

	September 30, 2025
	Less Than 12 Months		Greater Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$1,628,352	$(18,971)	$19,993,803	$(2,183,813)	$21,622,155	$(2,202,784)
Collateralized mortgage obligations	17,502,231	(329,317)	16,435,370	(1,440,652)	33,937,601	(1,769,969)

Total	$19,130,583	$(348,288)	$36,429,173	$(3,624,465)	$55,559,756	$(3,972,753)

	December 31, 2024
	Less Than 12 Months		Greater Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$7,126,403	$(141,560)	$23,223,134	$(3,397,752)	$30,349,537	$(3,539,312)
Collateralized mortgage obligations	18,175,943	(76,289)	12,156,657	(2,203,730)	30,332,600	(2,280,019)

Total	$25,302,346	$(217,849)	$35,379,791	$(5,601,482)	$60,682,137	$(5,819,331)

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

2. Investment Securities Available-for-Sale – continued

As of September 30, 2025, the Company’s security portfolio consisted of 200 securities, 151 of which were in an unrealized loss position. As of December 31, 2024, the portfolio consisted of 201 securities, 182 of which were in an unrealized loss position. The portfolio includes mortgage-backed securities and collateralized mortgage obligations that are either government-issued or government-sponsored, with implicit or explicit guarantees from the U.S. government. With consideration given to this, management believes that the decline in fair value is due to changes in interest rates, rather than concerns about credit quality. Based on this and the fact that the Company does not intend to sell these securities, nor is it likely to be required to sell them before their anticipated recovery, no allowance for credit losses or write-downs was deemed necessary as of September 30, 2025, and December 31, 2024.

Investment securities with carrying values of $22,334,927 and $22,959,803 at September 30, 2025 and December 31, 2024, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

There were no sales of securities during the nine months ended September 30, 2025 and 2024.

3. Loans

Loans in the accompanying consolidated balance sheets consisted of the following:

	September 30, 2025	December 31, 2024
Construction and land development	$108,469,786	$100,577,669
Commercial real estate	344,318,379	326,346,982
Residential real estate	173,156,723	157,215,882
Multifamily real estate	45,856,312	25,159,210
Commercial	154,776,764	142,370,253
Agricultural	18,863,414	19,286,969
Consumer and other	940,352	1,192,674

Subtotal	846,381,730	772,149,639
Deferred loan fees, net	(1,905,282)	(1,787,009)
Allowance for credit losses	(7,955,490)	(7,134,571)

Total loans	$836,520,957	$763,228,059

The Company participates in the SBA loan program. When advantageous, the Company sells the guaranteed portions of these loans while retaining servicing rights. Net gains recognized on sales of SBA loans were $131,707 and $338,639 for the nine months ended September 30, 2025, and 2024, respectively. These gains are included in gains on sales of loans in the consolidated statements of income and comprehensive income. The related servicing asset was not significant to the Company’s consolidated financial statements as of September 30, 2025 and December 31, 2024.

Concentrations of Credit

The Company makes agricultural, real estate, commercial, and consumer loans to customers primarily in the Ballinger and Austin, Texas areas. Although the Company’s portfolio is diversified, a substantial portion of the

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

3. Loans – continued

Company’s customers’ abilities to honor their contracts is dependent upon the business economy in these cities and surrounding areas.

At September 30, 2025 and December 31, 2024, the Company had total commercial real estate loans representing 458.2% and 451.4%, respectively of total risk-based capital. Included in this percentage, the Company had non-owner occupied commercial real estate loans representing 329.6% and 331.3%, respectively, and owner occupied commercial real estate loans representing 128.6% and 120.0%, respectively. Additionally, as of September 30, 2025 and December 31, 2024, the Company had loans for construction, land development, and other land loans representing 99.5% and 100.1%, respectively, of total risk-based capital.

Sound risk management practices and appropriate levels of capital are essential elements of a sound commercial real estate lending program (“CRE”). Concentrations of CRE exposures add a dimension of risk that compounds the risk inherent in individual loans. Interagency guidance on CRE concentrations describe sound risk management practices which include board and management oversight, portfolio management, management information systems, market analysis, portfolio stress testing and sensitivity analysis, credit underwriting standards, and credit risk review functions. Management believes it has implemented these practices in order to monitor its CRE. An institution which has reported loans for construction, land development, and other land loans representing 100% or more of total risk based capital, or total non-owner occupied commercial real estate loans representing 300% or more of the institution’s total risk-based capital and the outstanding balance of commercial real estate loan portfolio has increased by 50% or more during the prior 36 months, may be identified for further supervisory analysis by regulators to assess the nature and risk posed by the concentration.

Non-Accrual and Past Due Loans

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Non-accrual loans, segregated by class of loans, as of September 30, 2025 and December 31, 2024, are classified as follows:

September 30, 2025	Nonaccrual With No Allowance for Credit Loss	Nonaccrual
Construction and land development	$—	$—
Commercial real estate	—	—
Residential real estate	—	—
Multifamily real estate	—	—
Commercial	—	897,477
Agricultural	57,663	57,663
Consumer and other	—	—

Total	$—	$955,140

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

3. Loans – continued

December 31, 2024	Nonaccrual With No Allowance for Credit Loss	Nonaccrual
Construction and land development	$—	$—
Commercial real estate	—	—
Residential real estate	—	—
Multifamily real estate	—	—
Commercial	—	58,312
Agricultural	—	—
Consumer and other	—	—

Total	$—	$58,312

The amount of additional interest income that would have been recognized in the nine month ended September 30, 2025 and the year ended December 31, 2024 that would have been earned under the original terms of the nonaccrual loans is immaterial for both periods.

An age analysis of past due loans, aggregated by class of loans, are as follows:

September 30, 2025	30 to 59 Days	60 to 89 Days	90 Days or Greater	Total Past Due	Total 90 Days Past Due and Still Accruing
Construction and land development	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—
Residential real estate	43,192	—	—	43,192	—
Multifamily real estate	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural	—	—	—	—	—
Consumer and other	54,955	—	—	54,955	—

Total	$98,147	$—	$—	$98,147	$—

December 31, 2024	30 to 59 Days	60 to 89 Days	90 Days or Greater	Total Past Due	Total 90 Days Past Due and Still Accruing
Construction and land development	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—
Residential real estate	1,091,124	936,336	58,312	2,085,772	—
Multifamily real estate	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural	—	—	—	—	—
Consumer and other	—	—	—	—	—

Total	$1,091,124	$936,336	$58,312	$2,085,772	$—

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

3. Loans – continued

Credit Quality Indicators

From a credit risk standpoint, the Company classifies its loans in one of five categories: (i) pass, (ii) watch list, (iii) special mention, (iv) substandard, or (v) doubtful. Loans classified as loss are charged-off. The classifications of loans reflect a judgment about the risks of default and loss associated with the loan. The Company reviews the ratings on credits on a monthly basis. Ratings are adjusted to reflect the degree of risk and loss that is felt to be inherent in each credit as of each monthly reporting period.

The methodology is structured so that specific allocations are increased in accordance with deterioration in credit quality (and a corresponding increase in risk and loss) or decreased in accordance with improvement in credit quality (and a corresponding decrease in risk and loss). Credits rated pass show no clear signs of financial weakness or deterioration in credit worthiness. Credits rated special mention show clear signs of financial weaknesses or deterioration in credit worthiness, however, such concerns are not so pronounced that the Company generally expects to experience loss within the short-term. Such credits typically maintain the ability to perform within standard credit terms and credit exposure is not as prominent as credits rated more harshly.

Credits rated substandard are those in which the normal repayment of principal and interest may be, or has been, jeopardized by reason of adverse trends or developments of a financial, managerial, economic or political nature, or important weaknesses exist in collateral. A protracted workout on these credits is a distinct possibility. Prompt corrective action is therefore required to strengthen the Company’s position, and/or to reduce exposure and to assure that adequate remedial measures are taken by the borrower. Credit exposure becomes more likely in such credits and a serious evaluation of the secondary support to the credit is performed. Credits rated doubtful are those in which full collection of principal appears highly questionable, and which some degree of loss is anticipated, even though the ultimate amount of loss may not yet be certain and/or other factors exist which could affect collection of debt. Based upon available information, positive action by the Company is required to avert or minimize loss. Credits rated doubtful are generally also placed on non-accrual. The following table summarizes the Company’s internal ratings of its loans:

September 30, 2025	Pass	Watch List	Special Mention	Sub- standard	Doubtful	Total
Construction and land development	$94,026,442	$14,443,344	$—	$—	$—	$108,469,786
Commercial real estate	320,576,594	1,082,724	—	—	—	321,659,318
Residential real estate	172,073,999	17,772,952	—	5,968,833	—	195,815,784
Multifamily real estate	45,856,312	—	—	—	—	45,856,312
Commercial	124,581,661	28,981,672	—	1,213,431	—	154,776,764
Agricultural	18,805,751	—	—	57,663	—	18,863,414
Consumer and other	905,051	—	—	1,730	—	906,781

Total	$776,825,810	$62,280,692	$—	$7,241,657	$—	$846,348,159

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

3. Loans – continued

December 31, 2024	Pass	Watch List	Special Mention	Sub-standard	Doubtful	Total
Construction and land development	$100,577,669	$—	$—	$—	$—	$100,577,669
Commercial real estate	326,346,982	—	—	—	—	326,346,982
Residential real estate	157,214,372	—	—	1,510	—	157,215,882
Multifamily real estate	25,159,210	—	—	—	—	25,159,210
Commercial	127,911,029	—	14,400,912	58,312	—	142,370,253
Agricultural	19,286,969	—	—	—	—	19,286,969
Consumer and other	1,187,320	—	—	5,354	—	1,192,674

Total	$757,683,551	$—	$14,400,912	$65,176	$—	$772,149,639

The following table summarizes the activity in the allowance for credit losses by portfolio segment for the nine months ended September 30, 2025, and 2024:

September 30, 2025	Construction and land development	Commercial real estate	Residential real estate	Multifamily real estate	Commercial	Agricultural	Consumer and other	Total
Allowance for credit losses:
Beginning balance	$872,408	$3,102,847	$1,482,330	$75,930	$1,533,571	$57,439	$10,045	$7,134,571
Provision for (Recapture of) credit loss expense	27,252	148,104	144,050	62,051	439,433	(13,652)	10,764	818,000
Loan charged-off	—	—	—	—	—	—	(2,104)	(2,104)
Recoveries collected	—	—	—	—	23	5,000	—	5,023

Total ending allowance balance	$899,660	$3,250,951	$1,626,379	$137,981	$1,973,027	$48,787	$18,705	$7,955,490

September 30, 2024	Construction and land development	Commercial real estate	Residential real estate	Multifamily real estate	Commercial	Agricultural	Consumer and other	Total
Allowance for credit losses:
Beginning balance	$1,013,721	$2,363,546	$1,320,703	$105,362	$1,364,168	$94,673	$16,760	$6,278,933
Provision for (Recapture of) credit loss expense	(147,615)	423,974	141,006	4,108	137,922	(919)	49,247	607,723
Loan charged-off	—	—	—	—	(6,177)	—	(13,132)	(19,309)
Recoveries collected	—	—	—	—	53	9,430	—	9,483

Total ending allowance balance	$866,106	$2,787,520	$1,461,709	$109,470	$1,495,966	$103,183	$52,876	$6,876,830

Provision for credit loss expense included in the accompanying consolidated statements of income and comprehensive income totaled $845,046 for the nine months ended September 30, 2025, of which $818,000 is related to provision for credit loss expense on loans and $27,046 is related to provision for credit loss expense on off-balance sheet credit exposures. For the nine months ended September 30, 2024, provision for credit loss expense totaled $558,053, of which $607,723 is related to provision for credit loss expense on loans and a recapture of $49,670 of provision for credit loss expense on off-balance sheet credit exposures.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

3. Loans – continued

Collateral dependent loans

The Company has certain loans for which repayment is dependent upon the operation or sale of collateral, due to the borrower experiencing financial difficulty. The underlying collateral may vary based on the type of loan. The following table details the amortized cost of collateral-dependent loans as of September 30, 2025 and December 31, 2024:

	September 30, 2025	December 31, 2024
Construction and land development	$—	$—
Commercial real estate	—	—
Residential real estate	—	—
Multifamily real estate	—	—
Commercial	1,203,326	58,312
Agricultural	—	—
Consumer and other	—	—

Total	$1,203,326	$58,312

For the year ended September 30, 2025 the Company individually evaluated collateral-dependent loans; however, the Company does not believe the collateral has sufficient value to rely on for repayment. Accordingly, the Company recorded a specific reserve of $363,918 based on the fair value of the collateral as of September 30, 2025.

For the year ended December 31, 2024, the Company individually evaluated collateral-dependent loans; however, the Company does not believe the collateral has sufficient value to rely on for repayment. Accordingly, the Company recorded a specific reserve for these loans equal to the full amount of the loan balances.

Loan modifications to borrowers experiencing financial difficulty

During the nine months ended September 30, 2025, the Company granted modifications to certain borrowers experiencing financial difficulty. These modifications included principal forgiveness, interest rate reductions, payment delays, and term extensions (or a combination thereof). As of September 30, 2025, the amortized cost of loans that were modified was $103,873, which relates to certain SBA loans in the portfolio reported as commercial loans. As of December 31, 2024, the amortized cost of loans that were modified was $319,000, which relates to certain SBA loans in the portfolio reported as commercial loans. The Company had no loans that experienced a payment default during the nine months ended September 30, 2025 and the year ended December 31, 2024, that were modified in the twelve months preceding the default for borrowers experiencing financial difficulty. As of September 30, 2025, the Company had no commitments to lend additional funds to borrowers whose loans were modified due to financial difficulty.

Related Party Loans

In the ordinary course of business, the Company has and expects to continue to have transactions, including borrowings and deposits, with its executive officers, directors, and their affiliates. In the opinion of management, such transactions are on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

3. Loans – continued

At September 30, 2025 and December 31, 2024, the aggregate amount of such loans were $12,187,629 and $12,543,554, respectively. During the nine months ended September 30, 2025, there were $0 in new loans funded or advanced and $355,925 in repayments.

Unfunded commitments to related parties as of September 30, 2025, amounted to $693,474.

4. Premises and Equipment and Lease Commitments

Premises and equipment in the accompanying consolidated balance sheets consisted of the following:

	September 30, 2025	December 31, 2024
Buildings and improvements	$6,056,298	$6,058,331
Furniture, fixtures and equipment	3,026,074	2,941,903
Lease right-of-use assets	8,437,527	8,437,527
Land	28,000	28,000

Subtotal	17,547,899	17,465,761
Accumulated depreciation and amortization	(4,175,242)	(3,062,084)

Premises and equipment, net	$13,372,657	$14,403,677

Depreciation expense totaled $661,410 and $636,674 during the nine months ended September 30, 2025 and 2024, respectively, and is included in occupancy expense in the accompanying consolidated statements of income and comprehensive income.

Lease commitments

The Company leases certain of its branch facilities under operating leases, which are recognized as operating lease right-of-use assets and operating lease liabilities. Lease right-of-use assets are presented within premises and equipment, net within the accompanying consolidated balance sheet. Lease liabilities are included in accrued interest payable and other liabilities within the accompanying consolidated balance sheet.

The Company had amortized right-of-use assets of $7,094,800 and $7,546,548 as of September 30, 2025 and December 31, 2024, respectively, associated with the leasing of certain branch facilities. Amortization expense related to these right-of-use assets was $451,748 and $493,087 for the nine months ended September 30, 2025 and 2024, respectively, and is included in occupancy expense in the accompanying consolidated statements of income and comprehensive income. The lease liabilities recorded as of September 30, 2025 and December 31, 2024 were $7,926,556 and $8,367,429, respectively. As of September 30, 2025, the weighted-average lease term in years is 9.58 years and the weighted-average discount rate is 4.40%

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

4. Premises and Equipment and Lease Commitments – continued

The future minimum lease payments for branch facilities operating leases accounted for using ASC 842 at September 30, 2025 were as follows:

Year Ending December 31,	Amount
For the three months ending December 31, 2025	$244,698
2026	993,889
2027	1,014,406
2028	978,830
2029	918,533
Thereafter	5,822,358

Total undiscounted lease liability	9,972,714
Less:
Discount on cash flows	(2,046,158)

Total operating lease liability	$7,926,556

5. Equity Securities

Marketable Equity Securities

The Company has an investment in a Community Reinvestment Act (CRA) mutual fund which is accounted for at fair value. The investment was valued at $2,193,955 and $2,086,556 at September 30, 2025 and December 31, 2024, respectively.

Nonmarketable Equity Securities

The Bank, as a member of the Federal Home Loan Bank of Dallas, is required to maintain an investment in capital stock of each. No ready market exists for such stock, and they have no quoted market values. For reporting purposes, this stock is assumed to have a value equal to cost.

In addition to the Bank’s required investments, the Company holds other nonmarketable securities, including CRA investments and a foreclosed asset in the form of private stock. These investments also do not have a ready market, and their values are not quoted on any exchange.

The Company’s investments in nonmarketable equity securities are as follows:

	September 30, 2025	December 31, 2024
Federal Home Loan Bank of Dallas Stock	$2,935,900	$2,827,500
Other nonmarketable equity securities	1,834,035	1,867,074

Total	$4,769,935	$4,694,574

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

6. Core Deposit Intangibles

Assigned costs and accumulated amortization are as follows:

	September 30, 2025	December 31, 2024
Core deposit intangible, gross	$2,460,908	$2,460,908
Accumulated amortization	(1,603,402)	(1,418,830)

Total	$857,506	$1,042,078

Amortization expense for the nine months ended September 30, 2025 and 2024 totaled $184,572 for both periods, and is included in other noninterest expense in the accompanying consolidated statements of income and comprehensive income. Core deposit intangibles are being amortized over 10 years and the estimated aggregate future amortization expense remaining as of September 30, 2025 is as follows:

Year Ending December 31,	Amount
For the three months ending December 31, 2025	$61,524
2026	246,096
2027	246,096
2028	233,290
2029	70,500

Total	$857,506

7. Deposits

Deposits in the accompanying consolidated balance sheets consisted of the following:

	September 30, 2025	December 31, 2024
Noninterest-bearing demand deposits	$138,868,449	$147,260,664
NOW and money market accounts	570,076,706	472,359,908
Savings accounts	3,639,241	3,324,515
Time deposits greater than $250,000	73,126,951	61,672,948
Time deposits less than $250,000	112,194,714	109,387,002

Total deposits	$897,906,061	$794,005,037

The scheduled maturities of time deposits are as follows at September 30, 2025:

Year Ending December 31,	Amount
For the three months ending December 31, 2025	$33,875,359
2026	119,486,075
2027	24,017,945
2028	7,523,896
2029	407,540
2030	10,850

Total	$185,321,665

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

7. Deposits – continued

Related Party Deposits

Deposits received from related parties at September 30, 2025 and December 31, 2024 totaled $10,843,716 and $15,288,120, respectively.

8. Other Borrowings

The Company has unused federal funds lines available from commercial banks of approximately $42,700,000 and $52,700,000 at September 30, 2025 and December 31, 2024, respectively.

As of September 30, 2025, the Company had outstanding long-term advances from the Federal Home Loan Bank (FHLB) totaling $40,000,000, with $30,000,000 maturing in 2027 and $10,000,000 maturing in 2028, at a weighted-average interest rate of 4.51%. Additionally, the Company had approximately $283,142,200 in available credit under its FHLB blanket lien as of September 30, 2025.

At December 31, 2024, the Bank had long-term advances from the FHLB totaling $40,000,000.

In 2021, the Company established a $10,000,000 line of credit with a correspondent bank. Subsequent increases to $15,000,000 and $20,000,000 occurred in 2022 and 2024, respectively. The line, secured by capital stock of the Bank, matures in May 2026. As of September 30, 2025 and December 31, 2024, there were no outstanding amounts under the line.

9. Income Taxes

Income tax expense was approximately $2.075 million and $1.525 for the nine months ended September 30, 2025 and 2024, respectively. The Company’s effective tax rate was 22.37% and 22.87% for the nine months ended September 30, 2025 and 2024, respectively. The effective tax rate is affected by the income tax effects of nondeductible expenses related to stock options, among other things.

Deferred income taxes reflect the net tax effects of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

9. Income Taxes – continued

Significant components of the Company’s deferred tax assets and liabilities are presented in the table below.

	September 30, 2025	December 31, 2024
Deferred tax assets:
Allowance for credit losses	$1,666,889	$1,498,266
Reserve for unfunded commitments	111,474	106,424
Deferred loan costs	412,113	375,272
Leases right-of-use assets	174,415	172,385
Unrealized losses on investment securities available-for-sale	798,424	1,203,545
Other	90,868	101,772

Total deferred tax assets	3,254,183	3,457,664
Deferred tax liabilities:
Premises and equipment	165,865	265,801
Core deposit intangible	—	—
Accrual to cash	441,646	460,447
Goodwill	373,966	338,106
Other	76,020	60,254

Total deferred tax liabilities	1,057,497	1,124,608

Net deferred tax (liability) asset	$2,196,686	$2,333,056

GAAP prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the consolidated financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of cumulative benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Current authoritative accounting guidance also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest, and penalties. The Company files income tax returns in the U.S. federal jurisdiction

10. Off-Balance Sheet Arrangements, Commitments and Contingencies

Financial Instruments with Off-Balance Sheet Risk

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the balance sheet. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments is represented by the contractual amount of those

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

10. Off-Balance Sheet Arrangements, Commitments and Contingencies – continued

instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. These commitments were as follows:

	September 30, 2025	December 31, 2024
Financial instruments whose contract amounts represent credit risk:
Commitments and extended credit	$150,097,155	$140,598,246
Standby letters of credit	10,796,643	6,775,851

Total	$160,893,798	$147,374,097

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing agreements and generally have expirations dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Collateral held varies as specified above and is required in instances which the Company deems necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. If the commitment is funded, the Company would be entitled to seek recovery from the customer. Although the maximum exposure to loss is the amount of such commitments, management currently anticipates no material losses from such activities. The Company had an allowance for credit losses on off-balance sheet credit exposures of $533,829 and $506,783, reported in accrued interest payable and other liabilities, as of September 30, 2025 and December 31, 2024, respectively.

Litigation

In the normal course of business, the Company may be involved in various legal proceedings. However, as of the date of these financial statements, the Company is not involved in any material legal proceedings. In the opinion of management, any potential liability arising from such proceedings would not have a material adverse effect on the consolidated financial statements.

11. Fair Value Disclosures

The authoritative guidance for fair value measurements defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

11. Fair Value Disclosures – continued

liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs.

An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact.

The authoritative guidance requires the use of valuation techniques that are consistent with the market approach, the income approach, and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement costs). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

In that regard, the authoritative guidance establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

•	Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•

Level 2 Inputs – Inputs other than quoted prices included in level 1 that are observable for the asset and liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (for example, interest rates, volatilities, prepayment speeds, loss severities, credit risks, and default rates) or inputs that are derived principally from or corroborated by observable market data by correlation or other means. Level 2 investments consist primarily of obligations of U.S. government sponsored enterprises and agencies, obligations of state and municipal subdivisions, corporate bonds, and mortgage backed securities.

•	Level 3 Inputs – Significant unobservable inputs that reflect an entity’s own assumptions that market participants would use in pricing the assets or liabilities.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. While management believes the Company’s valuation methodologies are appropriate and consistent with

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

11. Fair Value Disclosures – continued

other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Marketable Equity Securities. Securities consist of the Company’s investment in the CRA mutual fund which is valued at the published per share net asset value of shares held by the Company and is classified within Level 1 of the valuation hierarchy. There are no significant restrictions on redeeming this investment at net asset value.

Investment Securities Available-For-Sale. Securities classified as available-for-sale and trading are reported at fair value utilizing Level 1, Level 2, and Level 3 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the United States Treasury yield curve, live trading levels, trade execution data, market consensus prepayments speeds, credit information and the security’s terms and conditions, among other items.

Individually Evaluated Collateral Dependent Loans. The fair value of individually evaluated collateral dependent loans is generally based on the fair value of the collateral, less costs to sell. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of valuation, and management’s expertise and knowledge of the client and the client’s business (Level 3).

Foreclosed Assets. Assets acquired through or instead of loan foreclosure are initially recorded at fair value less estimated costs to sell, establishing a new cost basis. These assets are subsequently accounted for at the lower of cost or fair value less estimated costs to sell. Fair value is typically determined based on unobservable inputs, such as discounted cash flow models, comparable transactions, or appraisals. Adjustments are routinely made during the valuation process based on changes in assumptions or market conditions. The fair value of these assets is classified as a Level 3 measurement in the fair value hierarchy due to the reliance on unobservable inputs.

The following table summarizes financial assets and financial liabilities measured at fair value as of December 31, 2024 and 2023, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

September 30, 2025	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
Assets at fair value on a recurring basis:
Marketable equity securities	$2,193,955	$—	$—	$2,193,955
Investment securities available-for-sale	—	67,795,145	—	67,795,145
Assets at fair value on a nonrecurring basis:
Individually evaluated collateral dependent loans	—	—	—	—
Foreclosed assets	—	—	1,327,944	1,327,944

Total	$2,193,955	$67,795,145	$1,327,944	$71,317,044

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

11. Fair Value Disclosures – continued

December 30, 2024	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
Assets at fair value on a recurring basis:
Marketable equity securities	$2,086,556	$—	$—	$2,086,556
Investment securities available-for-sale	—	77,814,751	—	77,814,751
Assets at fair value on a nonrecurring basis:
Individually evaluated collateral dependent loans	—	—	—	—
Foreclosed assets	—	—	1,327,944	1,327,944

Total	$2,086,556	$77,814,751	$1,327,944	$81,229,251

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis, that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

12. Stock Incentive Plan

In 2018, the Company adopted the 2018 Equity Incentive Plan (the “Plan”) to further promote the interests of the Company by enabling the Company to attract, retain, and motivate, employees, directors, and consultants. The Plan allows for performance-based incentive awards and various equity-based opportunities, including stock options, restricted common stock, restricted stock units, stock appreciation rights, performance units, performance shares and other stock-based awards. In 2021, the 2018 Equity Incentive Plan was replaced by the 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan increased authorized shares from 450,000 to 750,000 shares to be issued pursuant to all awards issued under the 2021 Plan. In 2023, the 2021 Plan was amended to increase the number of shares of Common Stock that may be issued under the Plan by 250,000 shares of Common Stock, resulting in a total of 1,000,000 shares of Common Stock that may be issued under the Plan. Certain option and share awards provide for accelerated vesting if there is a change in control, as defined in the plan. As of September 30, 2025 and December 31, 2024, the total amount of remaining shares available to be issued under the respective plans totaled 435,120 and 447,207, respectively.

During the nine months ended September 30, 2025 and the year ended December 31, 2024, the Company granted stock options to certain individuals who serve as directors, executive officers, and other key employees of the Company. These stock options were granted with an exercise price of $16 per option, vest ratably over 5 years and have a 10-year contractual term.

Compensation costs for stock options totaled $109,000 and $50,000 for the nine months ended September 30, 2025 and 2024, respectively, for stock options and is included in stock-based compensation in the accompanying statements of income and comprehensive income.

The fair value of each option award is estimated on the date of grant using a Black Scholes option-pricing model. The Company uses historical option exercise and termination data to estimate the expected term the options are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend yield is calculated using historical dividend amounts and the stock price at the option issue date.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

12. Stock Incentive Plan – continued

The fair value of options granted was determined using the following weighted-average assumptions as of grant date.

	2025	2024
Expected volatility	10.0%	10.0%
Expected dividends	0.0%	0.0%
Expected term (in years)	7.5	7.5
Risk-free rate	4.23%	4.11%

A summary of option activity under the plan as of September 30, 2025 and December 31, 2024 and changes during the nine months and year then ended are as follows:

	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term
Outstanding at January 1, 2024	313,518	$12.26	6.0
Granted	5,750	16.00	9.4
Exercised	(600)	14.00	6.6
Settled	(500)	10.80	6.2
Forfeited	(1,850)	13.24	8.7

Outstanding at December 31, 2024	316,318	12.42	5.1
Granted	33,750	16.00	9.3
Exercised	(7,600)	13.42	6.1
Settled	—	—	—
Forfeited	(20,100)	15.38	7.7

Outstanding at September 30, 2025	322,368	$11.51	4.4

Exercisable at September 30, 2025	264,468	$10.59	3.5

The weighted-average grant-date fair value of options granted during the nine months ended September 30, 2025 and the year ended December 31, 2024, was $4.58 and $4.49, respectively.

A summary of the status of the Company’s nonvested shares as of September 30, 2025 and December 31, 2024 and changes during the nine months ended and year ended, is presented below:

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at January 1, 2024	86,300	$2.95
Granted	5,750	4.49
Vested	(33,350)	2.52
Forfeited	(1,850)	2.61

Non-vested at December 31, 2024	56,850	3.37
Granted	33,750	4.58
Vested	(12,600)	2.17
Forfeited	(20,100)	3.60

Non-vested at September 30, 2025	57,900	$4.26

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

12. Stock Incentive Plan – continued

As of September 30, 2025, there was $246,654 of total unrecognized compensation costs related to nonvested stock options. The cost is expected to be recognized over the next 5 years. The total fair values of shares vested during the nine months ended September 30, 2025 and the year ended December 2024, was $27,342 and $84,042, respectively.

The Company granted 58,500 of restricted stock during 2024. No shares were forfeited in 2024. Restricted stock issued in 2024 had a per-share cost of $16 and a vesting period of 1 to 5 years. The Company recognized expenses of $235,000 related to its restricted stock grants for the nine months ended September 30, 2024. These expenses are included in stock-based compensation in the accompanying statements of income and comprehensive income. During 2024, 16,896 shares became fully vested.

As of December 31, 2024, there was $1,064,056 of total unrecognized compensation costs related to nonvested restricted stock granted under the plan. That cost is expected to be recognized over a weighted average period of 2.66 years.

During the nine months ended September 30, 2025, no shares of restricted stock were granted. There were 2,063 shares of unrestricted stock that were forfeited during the period with 16,220 shares becoming fully vested. Expense totaling $257,000 was recognized during this nine month period. Remaining expense of $806,856 is expected to be recognized over a weighted average period of 1.91 years.

During 2024, the Bank issued 23,500 Restricted Stock Units (RSUs) to certain employees and directors, tied to specific financial metrics. These RSUs, with a grant date fair value of $16 per share, will vest over three years, contingent on meeting predetermined performance criteria. The RSUs represent an equity interest in the Bank, providing recipients with potential ownership, subject to the vesting conditions. For the nine month period ended September 30, 2024, there were no RSUs issued. For the nine month period ended September 30, 2025, there were no RSUs issued.

Expense of $123,400 was recognized during the nine months ended September 30, 2025. The unrecognized expense was $299,600 as of September 30, 2025.

13. Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, a Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. A Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital, Tier I capital and common equity Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of September 30, 2025 and December 31, 2024, that the Bank meets all capital adequacy requirements to which it is subject. As of September 30, 2025 and December 31, 2024, the Bank’s capital ratios exceeded those levels necessary to be categorized as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” the Bank must maintain minimum total risk-based, Tier I risk-based, common equity Tier 1 risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since September 30, 2025, that management believes have changed the Bank’s category.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

13. Regulatory Matters – continued

A comparison of the Bank’s actual capital amounts and ratios to required capital amounts and ratios under current regulations is presented in the following table (dollar amounts in thousands):

	Actual			For Capital Adequacy Purposes Basel III Fully Phased-In				To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio		Amount		Ratio		Amount		Ratio
As of September 30, 2025
Total capital (to risk-weighted assets)	$108,601	12.59%	≥	$90,547	≥	10.5%	≥	$86,235	≥	10.0%
Tier I capital (to risk-weighted assets)	$100,112	11.61%	≥	$73,300	≥	8.5%	≥	$68,988	≥	8.0%
Common equity tier 1 capital (to risk-weighted assets)	$100,112	11.61%	≥	$60,364	≥	7.0%	≥	$56,053	≥	6.5%
Tier I capital (to average assets)	$100,112	9.61%	≥	$41,659	≥	4.0%	≥	$52,073	≥	5.0%
As of December 31, 2024
Total capital (to risk-weighted assets)	$99,971	12.83%	≥	$81,815	≥	10.5%	≥	$77,919	≥	10.0%
Tier I capital (to risk-weighted assets)	$92,329	11.85%	≥	$66,231	≥	8.5%	≥	$62,335	≥	8.0%
Common equity tier 1 capital (to risk-weighted assets)	$92,329	11.85%	≥	$54,543	≥	7.0%	≥	$50,647	≥	6.5%
Tier I capital (to average assets)	$92,329	9.88%	≥	$37,380	≥	4.0%	≥	$46,725	≥	5.0%

For capital adequacy purposes, Basel III fully phased-in percentages represent the minimum capital ratios, plus, as applicable, the fully phased-in 2.5% capital buffer under the Basel III Capital Rules.

Under banking law, there are legal restrictions limiting the amount of dividends the Bank can declare. Approval of the regulatory authorities is required if the effect of the dividends declared would cause regulatory capital of the Bank to fall below specified minimum levels.

14. Employee Benefit Plan

The Company maintains a 401(k) employee benefit plan and substantially all employees that complete at least one hour of service during the plan year may participate. The Company matches a portion of each employee’s contribution and may, at its discretion, make additional contributions. During the nine months ended September 30, 2025 and 2024, the Company contributed $304,576 and $283,465 to the plan, respectively and is included in salaries and employee benefits on the accompanying consolidated statements of income and comprehensive income.

15. Subsequent Events

In preparing the consolidated financial statements, the Company has evaluated all subsequent events and transactions for potential recognition or disclosure through November 26, 2025, the date the consolidated financial statements were available for issuance.

KEYSTONE BANCSHARES, INC.

AND SUBSIDIARY

Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

Austin Office 3600 N. Capital of Texas Hwy. Bldg B. Suite 250 Austin, Texas 78746 737.931.8200 Main whitleypenn.com

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of

Keystone Bancshares, Inc. and Subsidiary

Opinion

We have audited the consolidated financial statements of Keystone Bancshares, Inc. and Subsidiary (collectively referred to as the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The Title II Single Family Program Lenders Adjusted Net Worth Computation (supplemental information) are presented for purposes of additional analysis and are not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the Title II Single Family Program Lenders Adjusted Net Worth Computation is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

Austin, Texas

April 18, 2025

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2024 and 2023

	2024	2023
ASSETS
Cash and cash equivalents
Cash and due from banks	$25,181,423	$24,708,047
Interest-bearing deposits in other banks	38,655,430	52,127,611
Federal funds sold	441,000	611,000

Total cash and cash equivalents	64,277,853	77,446,658
Investment securities available-for-sale	77,814,751	59,441,761
Loans, net of allowance for credit losses of $7,134,571 and $6,278,933 at December 31, 2024 and 2023, respectively	763,228,059	682,164,015
Premises and equipment, net	14,403,677	13,580,570
Marketable equity securities	2,086,556	2,046,240
Nonmarketable equity securities	4,694,574	2,246,430
Core deposit intangibles, net	1,042,078	1,288,174
Goodwill	5,780,480	5,780,480
Deferred tax asset, net	2,333,056	1,958,209
Accrued interest receivable and other assets	4,326,707	4,821,005

Total assets	$939,987,791	$850,773,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest bearing	$147,260,664	$139,949,489
Interest bearing	646,744,373	602,518,656

Total deposits	794,005,037	742,468,145
Federal Home Loan Bank advances	40,000,000	10,000,000
Operating lease liability	8,367,429	8,004,829
Accrued interest payable and other liabilities	2,044,447	2,147,708

Total liabilities	844,416,913	762,620,682
Commitments and contingencies
Stockholders’ equity
Common stock; par value $1.00 per share; 30,000,000 shares authorized; 6,701,637 and 6,642,537 issued and 6,697,470 and 6,638,370 outstanding at December 31, 2024 and 2023, respectively	6,701,637	6,642,537
Treasury stock; 4,167 shares at December 31, 2024 and 2023	(50,004)	(50,004)
Preferred stock; no par value; 10,000,000 authorized, 0 shares issued and outstanding at December 31, 2024 and 2023	—	—
Additional paid-in capital	73,547,159	73,209,659
Retained earnings	19,899,706	13,004,702
Accumulated other comprehensive loss	(4,527,620)	(4,654,034)

Total stockholders’ equity	95,570,878	88,152,860

Total liabilities and stockholders’ equity	$939,987,791	$850,773,542

See accompanying notes to consolidated financial statements.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

For the Years Ended December 31, 2024 and 2023

	2024	2023
Interest income
Loans, including fees	$50,647,182	$40,500,249
Investment securities available-for-sale	3,219,947	1,993,723
Interest-bearing deposits in other banks	3,511,229	3,407,278
Federal funds sold	45,876	31,935

Total interest income	57,424,234	45,933,185
Interest expense
Deposit accounts	26,852,250	19,876,090
Federal Reserve Bank advances and other borrowings	1,998,565	498,802

Total interest expense	28,850,815	20,374,892

Net interest income	28,573,419	25,558,293
Provision for credit losses	877,193	550,616

Net interest income after provision for credit losses	27,696,226	25,007,677
Noninterest income
Service charges and fees on deposits	405,412	333,873
Debit card fee income	360,041	343,488
Gains on sales of loans and other assets	589,860	48,803
Other	372,345	154,982

Total noninterest income	1,727,658	881,146
Noninterest expense
Salaries and employee benefits	10,757,592	9,987,502
Occupancy	2,589,905	1,100,744
Data processing and telecommunications	1,377,549	1,273,569
Legal and professional	857,146	867,106
Software expense	990,456	691,841
Stock-based compensation	388,200	509,179
Amortization of core deposit intangible assets	246,096	246,096
Regulatory assessments	880,000	667,000
Advertising	248,954	238,999
Other	2,143,391	1,884,716

Total noninterest expense	20,479,289	17,466,752

Income before income taxes	8,944,595	8,422,071
Income tax expense	2,049,591	1,891,913

Net income	6,895,004	6,530,158
Other comprehensive income (loss), net of tax:
Unrealized income (loss) on investment securities available-for-sale arising during the period	160,018	(42,679)
Income tax (expense) benefit related to items of other comprehensive loss	(33,604)	8,963

Other comprehensive income (loss), net of tax	126,414	(33,716)

Total comprehensive income	$7,021,418	$6,496,442

See accompanying notes to consolidated financial statements.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2024 and 2023

	Common Stock	Treasury Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, January 1, 2023	$6,605,612	$(50,004)	$72,726,205	$7,404,922	$(4,620,318)	$82,066,417
Adoption of new accounting standard (ASC 326), net of tax	—	—	—	(930,378)	—	—
Net income	—	—	—	6,530,158	—	6,530,158
Exercise of stock options	800	—	10,400	—	—	11,200
Issuance of restricted stock	36,125	—	(36,125)	—	—	—
Stock-based compensation expense	—	—	509,179	—	—	509,179
Other comprehensive loss, net of tax	—	—	—	—	(33,716)	(33,716)

Balance, December 31, 2023	6,642,537	(50,004)	73,209,659	13,004,702	(4,654,034)	88,152,860
Net income	—	—	—	6,895,004	—	6,895,004
Exercise of stock options	600	—	7,800	—	—	8,400
Issuance of restricted stock	58,500	—	(58,500)	—	—	—
Stock-based compensation expense	—	—	388,200	—	—	388,200
Other comprehensive income, net of tax	—	—	—	—	126,414	126,414

Balance, December 31, 2024	$6,701,637	$(50,004)	$73,547,159	$19,899,706	$(4,527,620)	$95,570,878

See accompanying notes to consolidated financial statements.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2024 and 2023

	2024	2023
Cash flows from operating activities
Net income	$6,895,004	$6,530,158
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	877,193	550,616
Depreciation expense	858,174	341,185
Amortization of right of use asset	643,669	140,579
Change in operating lease liabilities	33,591	(154,199)
Amortization of core deposit intangible assets	246,096	246,096
Accretion of investment securities discounts, net	(86,761)	(33,546)
Stock-based compensation expense	388,200	509,179
Deferred tax (benefit) expense	(408,451)	464,673
Loans held for sale originations	(3,504,325)	(2,508,625)
Proceeds from sale of loans held for sale	3,567,046	2,540,596
Gain on sales of loans held for sale	(62,721)	(31,971)
Gain on sales of SBA loans	(527,138)	—
Gain on sales of premises and equipment	—	(16,832)
Unrealized holding loss (gain) on marketable equity securities	19,734	(28,304)
Changes in operating assets and liabilities:
Accrued interest receivable and other assets	494,298	(1,839,394)
Accrued interest payable and other liabilities	(81,162)	235,129

Net cash provided by operating activities	9,352,447	6,945,340
Cash flows from investing activities
Purchases of available for sale securities	(820,049,677)	(615,452,346)
Maturities, calls and paydowns of available for sale securities	801,923,466	610,843,822
Purchase of marketable equity securities	(60,050)	(50,427)
Purchase of nonmarketable equity securities	(1,120,200)	(103,000)
Proceeds from sales of SBA loans	6,578,043	—
Net loan originations	(89,342,185)	(72,821,498)
Net additions to bank premises and equipment	(1,995,941)	(4,368,371)
Proceeds from sales of premises and equipment	—	24,000

Net cash used in investing activities	(104,066,544)	(81,927,820)
Cash flows from financing activities
Net change in deposits	51,536,892	87,967,100
Proceeds from issuance of common stock	8,400	11,200
Proceeds from Federal Home Loan Bank advances and other debt	30,000,000	—
Repayments on Federal Home Loan Bank advances and other debt	—	(10,000,000)

Net cash provided by financing activities	81,545,292	77,978,300

Net increase in cash and cash equivalents	(13,168,805)	2,995,820
Cash and cash equivalents at beginning of year	77,446,658	74,450,838

Cash and cash equivalents at end of year	$64,277,853	$77,446,658

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$28,889,334	$20,822,533

Cash paid for taxes	$1,995,000	$2,175,837

Supplemental Disclosure of Non-Cash Activities
Premises and equipment (lease right of use assets) obtained in exchange of lease liabilities	$329,009	$7,436,825

Allowance for credit losses related to the implementation of ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), net of tax	$—	$930,378

Nonmarketable equity securities acquired through foreclosure	$1,327,944	$—

See accompanying notes to consolidated financial statements.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Keystone Bancshares, Inc. (“Bancshares”) was formed effective June 26, 2017. In 2018, Bancshares formed a wholly-owned subsidiary, Keystone Interim Bank, N.A., an interim national banking association. Effective October 15, 2018, Bancshares acquired Ballinger National Bank (“BNB”), a national bank which began operations in April 1997, and merged BNB with Keystone Interim Bank, N.A with the resulting consolidated bank being named Keystone Bank, N.A (the “Bank”). On March 11, 2021, the Bank changed its charter from a national charter to a state savings bank and changed the name of the Bank to “Keystone Bank, SSB.”

Keystone Bancshares, Inc. through its wholly-owned subsidiary, Keystone Bank, SSB (collectively referred to as the “Company”), provides general consumer and commercial banking services through three branch offices and one loan production office (LPO) located in Ballinger, Austin, and Bastrop, Texas. The Company is subject to competition from other financial institutions, is subject to the regulations of certain government agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Keystone Bancshares, Inc. and its wholly owned subsidiary, Keystone Bank, SSB. All significant intercompany balances and transactions have been eliminated through consolidation.

Use of Estimates

The accounting and reporting policies of the Company and the methods of applying those policies that materially affect the accompanying consolidated financial statements conform with accounting principles generally accepted in the United States (“GAAP”) and prevailing banking industry practices. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet dates and revenues and expenses for the periods shown. Actual results could differ from the estimates and assumptions used in the consolidated financial statements including the allowance for loan losses, the fair values of financial instruments, and the status of contingencies.

Accounting Standards Adopted in 2023

On January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Financial instruments measured at cost are presented at the net amount expected to be collected by using an allowance for credit losses. In addition, CECL made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities if management does not intend to sell and does not believe that it is more likely than not they will be required to sell.

The Company adopted ASC 326 and all related subsequent amendments thereto effective January 1, 2023, using the modified retrospective approach for all financial assets measured at amortized cost and off-balance sheet

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

1. Nature of Operations and Summary of Significant Accounting Policies – continued

credit exposures. The transition adjustment of the adoption of CECL included an increase in the allowance for credit losses on loans of $569,904, which is presented as a reduction to net loans outstanding, and an increase in the allowance for credit losses on unfunded commitments of $607,790, which is recorded within accrued interest and other liabilities. The Company recorded a net decrease to retained earnings of $930,378 as of January 1, 2023, for the cumulative effect of adopting CECL, which reflects the transition adjustments noted above, net of the applicable deferred tax assets recorded. Results for the reporting period beginning after January 1, 2023, is presented under CECL while prior period amounts continue to be reported in accordance with previously applicable accounting standards (“Incurred Loss”). The Company elected not to measure an allowance for credit losses for accrued interest receivable and instead elected to reverse interest income on loans or securities that are placed on nonaccrual status, which is generally when the instrument is 90 days past due, or earlier if the Company believes the collection of interest is doubtful. The Company has concluded that this policy results in the timely reversal of uncollectible interest.

The Company adopted ASC 326 using the prospective approach for debt securities for which other-than-temporary impairment had been recognized prior to January 1, 2023. As of December 31, 2022, the Company did not have any other-than-temporary impaired investment securities. Therefore, upon adoption of ASC 326, the Company determined that an allowance for credit losses on available-for-sale securities was not deemed material. The following table illustrates the impact on the allowance for credit losses from the adoption of ASC 326.

	January 1, 2023 As Reported Under ASC 326	December 31, 2022 Pre-ASC 326 Adoption	Impact of ASC 326 Adoption
Assets
Loans, at amortized cost	$617,932,370	$617,932,370	$—
Allowance for credit losses on loans
Construction land and development	$897,786	$925,000	$(27,214)
Commercial real estate	2,132,533	2,295,000	(162,467)
Residential real estate	1,193,484	987,000	206,484
Multifamily real estate	99,273	205,000	(105,727)
Commercial	1,276,635	673,999	602,636
Agricultural	72,902	22,000	50,902
Consumer and other	13,624	8,334	5,290

Allowance for credit losses on loans	$5,686,237	$5,116,333	$569,904

Liabilities
Allowance for credit losses for unfunded commitments	$607,790	$—	$607,790

Cash and Cash Equivalents

For purposes of reporting cash flows, cash, and cash equivalents includes cash on hand, deposits at other banks that have initial maturities of less than 90 days when acquired by the Company, and federal funds sold.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

1. Nature of Operations and Summary of Significant Accounting Policies – continued

The Company maintains deposits with other financial institutions in amounts that exceed federal deposit insurance coverage. Furthermore, federal funds sold are essentially uncollateralized loans to other financial institutions. Management regularly evaluates the credit risk associated with the counterparties to these transactions and believes that the Company is not exposed to any significant credit risks on cash and cash equivalents.

Investment Securities Available-for-Sale

Securities to be held for indefinite periods of time but not intended to be held-to-maturity or on a long-term basis are classified as available-for-sale and are recorded at estimated fair value, adjusted for amortization of premiums and accretion of discounts, with all unrealized gains and unrealized losses judged to be temporary, net of deferred income taxes, excluded from earnings and reported as a separate component of stockholders’ equity.

The fair value of investment securities are determined based on methodologies in accordance with GAAP. Fair values are volatile and may be influenced by a number of factors, including market interest rates, prepayment speeds, discount rates, and yield curves. Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on the quoted prices of similar instruments or an estimate of fair value by using a range of fair value estimates in the market place as a result of the illiquid market specific to the type of security.

Allowance for Credit Losses – Investment Securities Available-for-Sale

After the adoption of ASU 2016-13 on January 1, 2023, for available-for-sale securities in an unrealized loss position, the Company first assesses whether it intends to sell or whether it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available-for-sale that do not meet the aforementioned criteria, the Company evaluates whether the decline in value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, among other factors, including third-party guarantees, bond ratings, and prior credit losses, as applicable. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

Changes in the allowance for credit losses are recorded as credit loss expense (or reversal). Losses are charged against the allowance when management believes the collectability of an available-for-sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met.

Loans and Allowance for Credit Losses

Loans are stated at the amount of unpaid principal, reduced by unearned income, including discounts, deferred loan fees and costs, and an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amounts outstanding. Accrued interest receivable totaled $3,023,488

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

1. Nature of Operations and Summary of Significant Accounting Policies – continued

and $2,778,794 as of December 31, 2024, and December 31, 2023, respectively. It is reported under accrued interest receivable and other assets on the consolidated balance sheets and is excluded from the estimate of credit losses.

The allowance for credit losses is a valuation account that is deducted from the loan’s amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the collectability of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off.

Management estimates the allowance balance using relevant available information, from internal and external sources, past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides a basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environmental conditions, such as changes in historic and/or forecasted data of unemployment, inflation rate, GDP growth rate, market rates, and other relevant factors.

The allowance for credit losses is measured on a collective (pool) basis for portfolios of loans when similar risk characteristics exist. Common risk characteristics include risk ratings, financial asset type, collateral type, size, term, and historical or expected loss rate patterns. Our loan pools are segmented by call report codes. We periodically reassess each pool to ensure the loans within the pool continue to share similar characteristics and risk profiles and to determine whether further segmentation is necessary. Loans that do not share risk characteristics are evaluated for expected credit losses on an individual basis and excluded from the collective evaluation. When the borrower is experiencing financial difficulty and repayment is expected to be provided through operation or sale of the collateral, the expected credit losses are based on the fair value of collateral at the reporting date, adjusting for selling costs as appropriate. Such loans are referred to as “collateral-dependent loans”.

Accrual of interest is discontinued on a loan and all payments are applied to principal when management believes, after considering economic and business conditions and collection efforts, the borrower’s financial condition is such that collection of contractual payments is doubtful. Generally, all loans past due greater than 90 days, based on contractual terms, are placed on non-accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Consumer loans are generally charged-off when a loan becomes past due 90 days. For other loans in the portfolio, facts and circumstances are evaluated in making charge-off decisions.

Occasionally, the Company modifies loans to borrowers in financial distress by providing a lower interest rate, a reduction of principal, or a longer term to maturity. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses. The amount of the principal forgiveness is deemed to be uncollectible; therefore, that portion of the loan is written off, resulting in a reduction of the amortized cost basis and a corresponding adjustment to the allowance for credit losses. Because the effect of most modifications made to borrowers experiencing financial difficulty is already included in the allowance for credit losses because of the measurement methodologies used to estimate the allowance, a change to the allowance for credit losses is generally not recorded upon modification. In some cases, the Company will modify a certain loan by providing multiple types of concessions. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted. During the year ended December 31, 2024, the Company granted

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

1. Nature of Operations and Summary of Significant Accounting Policies – continued

modifications to certain borrowers, while no modifications were granted to borrowers experiencing financial difficulty during the year ended December 31, 2023.

The Company has certain lending policies and procedures in place that are designed to maximize loan income with an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis and makes changes as appropriate. Management receives frequent reports related to loan originations, quality, concentrations, delinquencies, non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions, both by type of loan and geography.

Commercial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and effectively. Underwriting standards are designed to determine whether the borrower possesses sound business ethics and practices and to evaluate current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and, secondarily, on the underlying collateral provided by the borrower. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and include personal guarantees.

Agricultural loans are subject to underwriting standards and processes similar to commercial loans. Agricultural loans are primarily made based on the identified cash flows of the borrower and, secondarily, on the underlying collateral provided by the borrower. Most agricultural loans are secured by the agriculture related assets being financed, such as farmland, cattle, or equipment, and include personal guarantees.

Real estate loans are also subject to underwriting standards and processes similar to commercial and agricultural loans. These loans are underwritten primarily based on projected cash flows and, secondarily, as loans secured by real estate. The repayment of real estate loans is generally largely dependent on the successful operation of the property securing the loans or the business conducted on the property securing the loan. Real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy.

The Company utilizes methodical credit standards and analysis to supplement its policies and procedures in underwriting consumer loans. The Company’s loan policy addresses types of consumer loans that may be originated and the collateral, if secured, must be perfected. The relatively smaller individual dollar amounts of consumer loans that are spread over numerous individual borrowers also minimizes the Company’s risk.

Government Guaranteed Loans

The Company originates loans that are partially guaranteed by the Small Business Administration, or SBA, and the Company may sell the guaranteed portion of these loans as market conditions and pricing allow for a gain to be recorded on the sale. Loan sales are recorded when control over the transferred asset has been relinquished. Control over the transferred portion is deemed to be surrendered when the assets have been removed from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

In calculating the gain on sale of SBA loans, the Company’s investment in the loan is allocated among the unguaranteed portion of the loan, the servicing amount retained, and the guaranteed portion of the loan sold, based on the relative fair market value of each portion. The gain on the sold portion of the loan is recognized based on the difference between the sale proceeds and the allocated investment.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

1. Nature of Operations and Summary of Significant Accounting Policies – continued

Loans Held for Sale

Loans held for sale include mortgage loans originated with the intent to sell on the secondary market. Loans held for sale are carried at the lower of cost or estimated fair value on an individual basis. These loans are held for an interim period, usually less than 30 days. There were no loans held for sale outstanding as of December 31, 2024 and 2023.

Fees and Costs Associated with Originating Loans

Loan origination fees and costs were deferred and included as a component of loans in the consolidated balance sheets and recognized as adjustments to interest income over the lives of the related loans as an adjustment of the yield.

Foreclosed Assets

Foreclosed assets are initially recorded at fair value less estimated costs to sell at the time of acquisition, establishing a new cost basis. Legal ownership is typically obtained through negotiated transactions, legal settlements, or similar events. These assets are subsequently measured at the lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed. At December 31, 2024 the Company owns certain assets acquired through foreclosure which are included in nonmarketable equity securities on the consolidated balance sheets. Refer to Note 5 – Equity Securities for additional information.

Premises and Equipment

Company premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided principally by the straight-line method over the estimated useful lives of assets, ranging from 2 to 30 years.

Leases

Leases are classified as operating or finance leases at the lease commencement date. The Company leases certain locations. The Company records leases on the balance sheet in the form of a lease liability for the present value of future minimum payments under the lease terms and a right-of-use asset equal to the lease liability adjusted for items such as deferred or prepaid rent, lease incentives, and any impairment of the right-of-use asset. The discount rate used in determining the lease liability is based upon incremental borrowing rates the Company could obtain for similar loans as of the date of commencement or renewal. The Company does not record short term leases with an initial lease term of one year or less on the consolidated balance sheets.

Equity securities

Marketable equity securities are carried at fair value, with changes in fair value reported in net income. Nonmarketable equity securities without readily determinable fair values are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment.

Goodwill and Intangible Assets

Goodwill represents the excess of the cost of entities acquired at inception over the fair value of the net assets acquired. Goodwill has been assigned to the Bank and is tested for impairment if an annual qualitative

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

1. Nature of Operations and Summary of Significant Accounting Policies – continued

assessment (of whether it is likely that the fair value of these reporting units are less than their carrying value) indicates the need for an impairment test, but may be tested for impairment if any event occurs or circumstances change that would more-likely-than-not reduce the fair value of the Bank below its carrying value. Intangible assets consist of core deposit intangibles and are initially recognized based on a valuation performed as of the consummation date and are amortized over 10 years, the average estimated life of the acquired customer deposits, using the straight-line method. All intangible assets are tested annually for potential impairment or when triggering events occur. No impairment charges were recorded during the years ended December 31, 2024 and 2023 in goodwill or other intangible assets.

Impairment of Long-lived Assets to be Held and Used

The Company reviews the carrying value of long-lived assets for impairment whenever triggering events or changes in circumstances indicate that the carrying amounts of any asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset of future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the excess of the carrying amount over the fair value of the assets. No triggering events were identified by management for the years ended December 31, 2024 and 2023.

Income Taxes

The Company is taxed as a C-Corporation and files a consolidated federal income tax return with its subsidiary.

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Revenue Recognition

ASC 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. The majority of the Company’s revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as loans, letters of credit, and investment securities, as these activities are subject to other GAAP discussed elsewhere within the disclosures.

Descriptions of the Company’s revenue-generating activities that are within the scope of ASC 606, which are presented in the accompanying consolidated statements of income and comprehensive income as components of non-interest income are as follows:

•

Service charges on deposit accounts – these represent general service fees for monthly account maintenance and activity- or transaction-based fees and consist of transaction-based revenue, time-based revenue (service period), item-based revenue or some other individual attribute-based revenue. Revenue is recognized when the performance obligation is completed, which is generally monthly for account maintenance services or when a transaction has been completed (such as a wire transfer). Payments for such performance obligations are generally received at the time the performance obligations are satisfied.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

1. Nature of Operations and Summary of Significant Accounting Policies – continued

Other non-interest income primarily includes items such as letter of credit fees, dividends on FHLB and FRB stock, realized gains on sales of available-for-sale securities, and other general operating income, none of which are subject to the requirements of ASC 606.

Financial Instruments

In the ordinary course of business the Company has entered into certain off-balance sheet financial instruments consisting of commitments to extend credit, commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received. Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments is represented by the contractual amount of those instruments. Such financial instruments are recorded when they are funded.

The Company records an allowance for credit losses on off-balance sheet credit exposures, unless the commitments to extend credit are unconditionally cancelable, through a charge to provision for unfunded commitments in the Company’s statements of income and comprehensive income. The allowance for credit losses on off-balance sheet credit exposures is estimated by loan segment at each balance sheet date under the current expected credit loss model using the same methodologies as portfolio loans, taking into consideration the likelihood that funding will occur as well as any third-party guarantees. The allowance for unfunded commitments is included in accrued interest payable and other liabilities on the Company’s consolidated balance sheets.

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in stockholders’ equity during a period, except those resulting from transactions with stockholders. In addition to net income (loss), comprehensive income (loss) includes the net effect of changes in the fair value of securities available-for-sale. Comprehensive income (loss) is reported in the accompanying consolidated statements of income and comprehensive income.

Advertising

The Company expenses advertising costs as incurred. Advertising expense was $248,954 and $238,999 for the years ended December 31, 2024 and 2023, respectively.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

2. Investment Securities Available-for-Sale

The following table summarizes the amortized cost, estimated fair value, and allowance for credit losses of securities available-for-sale as of December 31, 2024, and December 31, 2023, along with the corresponding gross unrealized gains and losses recognized in accumulated other comprehensive income (loss).

	December 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Estimated Fair Value
Mortgage-backed securities	$34,838,469	$3,853	$(3,539,312)	$—	$31,303,010
Collateralized mortgage obligations	48,707,445	84,314	(2,280,019)	—	46,511,741

Total	$83,545,914	$88,167	$(5,819,331)	$—	$77,814,751

	December 31, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Estimated Fair Value
Mortgage-backed securities	$39,301,604	$45,618	$(3,737,410)	$—	$35,609,812
Collateralized mortgage obligations	26,031,339	17,888	(2,217,278)	—	23,831,949

Total	$65,332,943	$63,506	$(5,954,688)	$—	$59,441,761

The amortized cost and estimated fair value of debt securities as of December 31, 2024, are not presented by contractual maturity, as the portfolio consists solely of mortgage-backed securities and collateralized mortgage obligations. The actual maturities of these securities may differ from contractual maturities due to the potential for borrowers to call or prepay obligations, with or without penalties.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

2. Investment Securities Available-for-Sale – continued

The following table summarizes debt securities available-for-sale that are in an unrealized loss position, for which an allowance for credit losses has not been recorded, as of December 31, 2024, and December 31, 2023, aggregated by major security type and length of time in a continuous unrealized loss position:

	December 31, 2024
	Less Than 12 Months		Greater Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$7,126,403	$(141,560)	$23,223,134	$(3,397,752)	$30,349,537	$(3,539,312)
Collateralized mortgage obligations	18,175,943	(76,289)	12,156,657	(2,203,730)	30,332,600	(2,280,019)

Total	$25,302,346	$(217,849)	$35,379,791	$(5,601,482)	$60,682,137	$(5,819,331)

	December 31, 2023
	Less Than 12 Months		Greater Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$4,173,581	$(72,213)	$28,359,450	$(3,665,197)	$32,533,031	$(3,737,410)
Collateralized mortgage obligations	7,860,777	(69,491)	13,452,093	(2,147,787)	21,312,870	(2,217,278)

Total	$12,034,358	$(141,704)	$41,811,543	$(5,812,984)	$53,845,901	$(5,954,688)

As of December 31, 2024, the Company’s security portfolio consisted of 201 securities, 182 of which were in an unrealized loss position. As of December 31, 2023, the portfolio consisted of 200 securities, 174 of which were in an unrealized loss position. The portfolio includes mortgage-backed securities and collateralized mortgage obligations that are either government-issued or government-sponsored, with implicit or explicit guarantees from the U.S. government. With consideration given to this, management believes that the decline in fair value is due to changes in interest rates, rather than concerns about credit quality. Based on this and the fact that the Company does not intend to sell these securities, nor is it likely to be required to sell them before their anticipated recovery, no allowance for credit losses or write-downs was deemed necessary as of December 31, 2024, and December 31, 2023.

Investment securities with carrying values of $22,959,803 and $15,089,265 at December 31, 2024 and 2023, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law. There were no sales of securities during the years ended December 31, 2024 and 2023.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

3. Loans

Loans in the accompanying consolidated balance sheets consisted of the following:

	December 31,
	2024	2023
Construction and land development	$100,577,669	$111,420,030
Commercial real estate	326,346,982	255,867,891
Residential real estate	157,215,882	134,440,236
Multifamily real estate	25,159,210	34,893,899
Commercial	142,370,253	131,782,594
Agricultural	19,286,969	20,401,291
Consumer and other	1,192,674	1,333,953

Subtotal	772,149,639	690,139,894
Deferred loan fees, net	(1,787,009)	(1,696,946)
Allowance for credit losses	(7,134,571)	(6,278,933)

Total loans	$763,228,059	$682,164,015

The Company participates in the SBA loan program. When advantageous, the Company sells the guaranteed portions of these loans while retaining servicing rights. Net gains recognized on sales of SBA loans were $527,138 for the year ended December 31, 2024, and are included in gains on sales of loans in the consolidated statements of income and comprehensive income. The related servicing asset was not significant to the Company’s consolidated financial statements as of December 31, 2024. No SBA loans were sold during 2023.

Concentrations of Credit

The Company makes agricultural, real estate, commercial, and consumer loans to customers primarily in the Ballinger and Austin, Texas areas. Although the Company’s portfolio is diversified, a substantial portion of the Company’s customers’ abilities to honor their contracts is dependent upon the business economy in these cities and surrounding areas.

At December 31, 2024 and 2023, the Company had total commercial real estate loans representing 451.4% and 437.8%, respectively of total risk-based capital. Included in this percentage, the Company had non-owner occupied commercial real estate loans representing 331.3% and 325.2%, respectively, and owner occupied commercial real estate loans representing 120.0% and 112.6%, respectively, of total risk-based capital at December 31, 2024 and 2023. Additionally, as of December 31, 2024 and 2023, the Company had loans for construction, land development, and other land loans representing 100.1% and 121.0%, respectively, of total risk-based capital.

Sound risk management practices and appropriate levels of capital are essential elements of a sound commercial real estate lending program (“CRE”). Concentrations of CRE exposures add a dimension of risk that compounds the risk inherent in individual loans. Interagency guidance on CRE concentrations describe sound risk management practices which include board and management oversight, portfolio management, management information systems, market analysis, portfolio stress testing and sensitivity analysis, credit underwriting standards, and credit risk review functions. Management believes it has implemented these practices in order to monitor its CRE. An institution which has reported loans for construction, land development, and other land

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

3. Loans – continued

loans representing 100% or more of total risk based capital, or total non-owner occupied commercial real estate loans representing 300% or more of the institution’s total risk-based capital and the outstanding balance of commercial real estate loan portfolio has increased by 50% or more during the prior 36 months, may be identified for further supervisory analysis by regulators to assess the nature and risk posed by the concentration.

Non-Accrual and Past Due Loans

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Non-accrual loans, segregated by class of loans, as of December 31, 2024, and December 31, 2023, are classified as follows:

December 31, 2024	Nonaccrual With No Allowance for Credit Loss	Nonaccrual
Construction and land development	$—	$—
Commercial real estate	—	—
Residential real estate	—	—
Multifamily real estate	—	—
Commercial	—	58,312
Agricultural	—	—
Consumer and other	—	—

Total	$—	$58,312

December 31, 2023	Nonaccrual With No Allowance for Credit Loss	Nonaccrual
Construction and land development	$—	$—
Commercial real estate	25,281	25,281
Residential real estate	—	—
Multifamily real estate	—	—
Commercial	—	1,566,207
Agricultural	—	—
Consumer and other	—	—

Total	$25,281	$1,591,488

The amount of additional interest income that would have been recognized in the years ended December 31, 2024 and 2023 that would have been earned under the original terms of the nonaccrual loans totaled approximately $0 and $264,000 respectively.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

3. Loans – continued

An age analysis of past due loans, aggregated by class of loans, are as follows:

December 31, 2024	30 to 59 Days	60 to 89 Days	90 Days or Greater	Total Past Due	Total 90 Days Past Due and Still Accruing
Construction and land development	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—
Residential real estate	1,091,124	936,336	58,312	2,085,772	—
Multifamily real estate	—	—	—	—	—
Commercial	—	—	—	—	—
Agricultural	—	—	—	—	—
Consumer and other	—	—	—	—	—

Total	$1,091,124	$936,336	$58,312	$2,085,772	$—

December 31, 2023	30 to 59 Days	60 to 89 Days	90 Days or Greater	Total Past Due	Total 90 Days Past Due and Still Accruing
Construction and land development	$498,554	$—	$—	$498,554	$—
Commercial real estate	—	—	—	—	—
Residential real estate	1,021,858	—	—	1,021,858	—
Multifamily real estate	3,704,400	—	—	3,704,400	—
Commercial	1,402,159	—	1,515,852	2,918,011	—
Agricultural	—	—	—	—	—
Consumer and other	2,381	—	—	2,381	—

Total	$6,629,352	$—	$1,515,852	$8,145,204	$—

Credit Quality Indicators

From a credit risk standpoint, the Company classifies its loans in one of four categories: (i) pass, (ii) special mention, (iii) substandard, or (iv) doubtful. Loans classified as loss are charged-off. The classifications of loans reflect a judgment about the risks of default and loss associated with the loan. The Company reviews the ratings on credits on a monthly basis. Ratings are adjusted to reflect the degree of risk and loss that is felt to be inherent in each credit as of each monthly reporting period.

The methodology is structured so that specific allocations are increased in accordance with deterioration in credit quality (and a corresponding increase in risk and loss) or decreased in accordance with improvement in credit quality (and a corresponding decrease in risk and loss). Credits rated pass show no clear signs of financial weakness or deterioration in credit worthiness. Credits rated special mention show clear signs of financial weaknesses or deterioration in credit worthiness, however, such concerns are not so pronounced that the Company generally expects to experience loss within the short-term. Such credits typically maintain the ability to perform within standard credit terms and credit exposure is not as prominent as credits rated more harshly.

Credits rated substandard are those in which the normal repayment of principal and interest may be, or has been, jeopardized by reason of adverse trends or developments of a financial, managerial, economic or political nature,

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

3. Loans – continued

or important weaknesses exist in collateral. A protracted workout on these credits is a distinct possibility. Prompt corrective action is therefore required to strengthen the Company’s position, and/or to reduce exposure and to assure that adequate remedial measures are taken by the borrower. Credit exposure becomes more likely in such credits and a serious evaluation of the secondary support to the credit is performed. Credits rated doubtful are those in which full collection of principal appears highly questionable, and which some degree of loss is anticipated, even though the ultimate amount of loss may not yet be certain and/or other factors exist which could affect collection of debt. Based upon available information, positive action by the Company is required to avert or minimize loss. Credits rated doubtful are generally also placed on non-accrual. The following table summarizes the Company’s internal ratings of its loans:

December 31, 2024	Pass	Special Mention	Sub-standard	Doubtful	Total
Construction and land development	$100,577,669	$—	$—	$—	$100,577,669
Commercial real estate	326,346,982	—	—	—	326,346,982
Residential real estate	157,214,372	—	1,510	—	157,215,882
Multifamily real estate	25,159,210	—	—	—	25,159,210
Commercial	127,911,029	14,400,912	58,312	—	142,370,253
Agricultural	19,286,969	—	—	—	19,286,969
Consumer and other	1,187,320	—	5,354	—	1,192,674

Total	$757,683,551	$14,400,912	$65,176	$—	$772,149,639

December 31, 2023	Pass	Special Mention	Sub-standard	Doubtful	Total
Construction and land development	$111,420,030	$—	$—	$—	$111,420,030
Commercial real estate	255,842,610	—	25,281	—	255,867,891
Residential real estate	134,434,519	—	5,717	—	134,440,236
Multifamily real estate	34,893,899	—	—	—	34,893,899
Commercial	113,779,946	14,827,085	3,175,563	—	131,782,594
Agricultural	20,401,291	—	—	—	20,401,291
Consumer and other	1,324,279	—	9,674	—	1,333,953

Total	$672,096,574	$14,827,085	$3,216,235	$—	$690,139,894

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

3. Loans – continued

The following table summarizes the activity in the allowance for credit losses by portfolio segment for the years ended December 31, 2024, and December 31, 2023:

December 31, 2024	Construction and land development	Commercial real estate	Residential real estate	Multifamily real estate	Commercial	Agricultural	Consumer and other	Total
Allowance for credit losses:
Beginning balance	$1,013,721	$2,363,546	$1,320,703	$105,362	$1,364,168	$94,673	$16,760	$6,278,933
Provision for (Recapture of) credit loss expense	(141,313)	739,301	161,627	(29,432)	182,864	(51,663)	37,908	899,292
Loan charged-off	—	—	—	—	(13,513)	—	(46,290)	(59,803)
Recoveries collected	—	—	—	—	53	14,429	1,667	16,149

Total ending allowance balance	$872,408	$3,102,847	$1,482,330	$75,930	$1,533,572	$57,439	$10,045	$7,134,571

December 31, 2023	Construction and land development	Commercial real estate	Residential real estate	Multifamily real estate	Commercial	Agricultural	Consumer and other	Total
Allowance for credit losses:
Beginning balance, prior to adoption of ASC 326	$925,000	$2,295,000	$987,000	$205,000	$673,999	$22,000	$8,334	$5,116,333
Impact of adopting ASC 326	(27,214)	(162,467)	206,484	(105,727)	602,636	50,902	5,290	569,904
Provision for credit loss expense	115,935	231,013	127,219	6,089	126,011	7,342	15,893	629,502
Loan charged-off	—	—	—	—	(58,442)	—	(15,572)	(74,014)
Recoveries collected	—	—	—	—	19,964	14,429	2,815	37,208

Total ending allowance balance	$1,013,721	$2,363,546	$1,320,703	$105,362	$1,364,168	$94,673	$16,760	$6,278,933

Provision for credit loss expense included in the accompanying consolidated statements of income and comprehensive income totaled $877,193 for the year ended December 31, 2024, of which $899,292 is related to provision for credit loss expense on loans and a recapture of $22,099 of provision for credit loss expense on off-balance sheet credit exposures. For the year ended December 31, 2023, provision for credit loss expense totaled $550,616, of which $629,502 is related to provision for credit loss expense on loans and a recapture of $78,886 of provision for credit loss expense on off-balance sheet credit exposures.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

3. Loans – continued

Collateral dependent loans

The Company has certain loans for which repayment is dependent upon the operation or sale of collateral, due to the borrower experiencing financial difficulty. The underlying collateral may vary based on the type of loan. The following table details the amortized cost of collateral-dependent loans as of December 31, 2024, and December 31, 2023:

	December 31,
	2024	2023
Construction and land development	$—	$—
Commercial real estate	—	—
Residential real estate	—	—
Multifamily real estate	—	—
Commercial	58,312	1,515,852
Agricultural	—	—
Consumer and other	—	—

Total	$58,312	$1,515,852

For the year ended December 31, 2024, the Company individually evaluated collateral-dependent loans; however, the Company does not believe the collateral has sufficient value to rely on for repayment. Accordingly, the Company recorded a specific reserve for these loans equal to the full amount of the loan balances.

As of December 31, 2023, the collateral securing the commercial loan noted above consists of shares in private companies and a forbearance agreement between the borrower and the Company. The loan is classified as substandard and is in nonaccrual status as of that date. The Company has recorded a specific reserve of $51,744 based on the fair value of the collateral as of December 31, 2023.

Loan modifications to borrowers experiencing financial difficulty

During the year ended December 31, 2024, the Company granted modifications to certain borrowers experiencing financial difficulty. These modifications included principal forgiveness, interest rate reductions, payment delays, and term extensions (or a combination thereof). As of December 31, 2024, the amortized cost of loans that were modified was $319,000, which relates to certain SBA loans in the portfolio reported as commercial loans. During the year ended December 31, 2023, no modifications were granted to borrowers experiencing financial difficulty. The Company had no loans that experienced a payment default during the years ended December 31, 2024, and 2023, that were modified in the twelve months preceding the default for borrowers experiencing financial difficulty. As of December 31, 2024, the Company had no commitments to lend additional funds to borrowers whose loans were modified due to financial difficulty.

Related Party Loans

In the ordinary course of business, the Company has and expects to continue to have transactions, including borrowings and deposits, with its executive officers, directors, and their affiliates. In the opinion of management, such transactions are on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

3. Loans – continued

At December 31, 2024 and 2023, the aggregate amount of such loans were $12,543,554 and $16,464,788, respectively. During the year ended December 31, 2024, there were $5,249,557 in new loans funded or advanced and $9,170,792 in repayments.

Unfunded commitments to related parties as of December 31, 2024, amounted to $3,616,813.

4. Premises and Equipment and Lease Commitments

Premises and equipment in the accompanying consolidated balance sheets consisted of the following:

	December 31,
	2024	2023
Buildings and improvements	$6,058,331	$5,718,077
Furniture, fixtures and equipment	2,941,903	1,286,215
Lease right-of-use assets	8,437,527	8,108,518
Land	28,000	28,000

Subtotal	17,465,761	15,140,810
Accumulated depreciation and amortization	(3,062,084)	(1,560,240)

Premises and equipment, net	$14,403,677	$13,580,570

Depreciation expense totaled $858,174 and $341,185 during the years ended December 31, 2024 and 2023, respectively, and is included in occupancy expense in the accompanying consolidated statements of income and comprehensive income.

Lease commitments

The Company leases certain of its branch facilities under operating leases, which are recognized as operating lease right-of-use assets and operating lease liabilities. Lease right-of-use assets are presented within premises and equipment, net within the accompanying consolidated balance sheet. Lease liabilities are included in accrued interest payable and other liabilities within the accompanying consolidated balance sheet.

The Company had amortized right-of-use assets of $7,546,548 and $7,861,209 as of December 31, 2024 and 2023, respectively, associated with the leasing of certain branch facilities. Amortization expense related to these right-of-use assets was $643,669 and $87,072 for the years ended December 31, 2024 and 2023, respectively, and is included in occupancy expense in the accompanying consolidated statements of income and comprehensive income. The lease liabilities recorded as of December 31, 2024 and 2023 were $8,367,429 and $8,004,829, respectively. As of December 31, 2024, the weighted-average lease term in years is 10.33 years and the weighted-average discount rate is 4.40%

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

4. Premises and Equipment and Lease Commitments – continued

The future minimum lease payments for branch facilities operating leases accounted for using ASC 842 at December 31, 2024 were as follows:

Year Ending December 31,	Amount
2025	$973,787
2026	993,889
2027	1,014,406
2028	978,830
2029	918,533
Thereafter	5,822,358

Total undiscounted lease liability	10,701,803
Less:
Discount on cash flows	(2,334,374)

Total operating lease liability	$8,367,429

5. Equity Securities

Marketable Equity Securities

The Company has an investment in a Community Reinvestment Act (CRA) mutual fund which is accounted for at fair value. The investment was valued at $2,086,556 and $2,046,240 at December 31, 2024 and December 31, 2023, respectively.

Nonmarketable Equity Securities

The Bank, as a member of the Federal Home Loan Bank of Dallas, is required to maintain an investment in capital stock of each. No ready market exists for such stock, and they have no quoted market values. For reporting purposes, this stock is assumed to have a value equal to cost.

In addition to the Bank’s required investments, the Company holds other nonmarketable securities, including CRA investments and a foreclosed asset in the form of private stock. These investments also do not have a ready market, and their values are not quoted on any exchange.

The Company’s investments in nonmarketable equity securities are as follows:

	December 31,
	2024	2023
Federal Home Loan Bank of Dallas Stock	$2,827,500	$2,207,300
Other nonmarketable equity securities	1,867,074	39,130

Total	$4,694,574	$2,246,430

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

6. Core Deposit Intangibles

Assigned costs and accumulated amortization are as follows:

	December 31,
	2024	2023
Core deposit intangible, gross	$2,460,908	$2,460,908
Accumulated amortization	(1,418,830)	(1,172,734)

Total	$1,042,078	$1,288,174

Amortization expense for the years ended December 31, 2024 and 2023 totaled $246,096, and is included in other noninterest expense in the accompanying consolidated statements of income and comprehensive income. Core deposit intangibles are being amortized over 10 years and the estimated aggregate future amortization expense remaining as of December 31, 2024 is as follows:

Year Ending December 31,	Amount
2025	$246,096
2026	246,096
2027	246,096
2028	233,290
2029	70,500

Total	$1,042,078

7. Deposits

Deposits in the accompanying consolidated balance sheets consisted of the following:

	December 31,
	2024	2023
Noninterest-bearing demand deposits	$147,260,664	$139,949,489
NOW and money market accounts	472,359,908	457,306,603
Savings accounts	3,324,515	4,083,820
Time deposits greater than $250,000	61,672,948	48,309,223
Time deposits less than $250,000	109,387,002	92,819,010

Total deposits	$794,005,037	$742,468,145

The scheduled maturities of time deposits are as follows at December 31, 2024:

Year Ending December 31,	Amount
2025	$126,294,971
2026	36,241,842
2027	4,991,528
2028	3,136,623
2029	394,986

Total	$171,059,950

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

7. Deposits – continued

Related Party Deposits

Deposits received from related parties at December 31, 2024 and 2023 totaled $15,288,120 and $14,075,787, respectively.

8. Other Borrowings

The Company has unused federal funds lines available from commercial banks of approximately $52,700,000 and $47,700,000 at December 31, 2024 and 2023, respectively.

As of December 31, 2024, the Company had outstanding long-term advances from the Federal Home Loan Bank (FHLB) totaling $40,000,000, with $30,000,000 maturing in 2027 and $10,000,000 maturing in 2028, at a weighted-average interest rate of 4.51%. Additionally, the Company had approximately $270,251,000 in available credit under its FHLB blanket lien as of December 31, 2024.

At December 31, 2023, the Bank had long-term advances from the FHLB totaling $10,000,000.

In 2021, the Company established a $10,000,000 line of credit with a correspondent bank. Subsequent increases to $15,000,000 and $20,000,000 occurred in 2022 and 2024, respectively. The line, secured by capital stock of the Bank, matures in May 2026. As of December 31, 2024 and 2023, there were no outstanding amounts under the line.

9. Income Taxes

Income tax expense for the years presented differs from the “expected” federal income tax expense computed by applying the U.S. federal statutory rate to earnings before income taxes was as follows for the years ended December 31, 2024 and 2023:

	2024	2023
Federal income tax of statutory rate	$1,874,690	$1,767,165
Stock options	15,351	30,450
Texas franchise tax expense	17,500	7,000
Other	142,050	87,298

Income tax expense	$2,049,591	$1,891,913

The provision for income taxes is summarized as follows:

	December 31,
	2024	2023
Current expense	$2,458,042	$1,427,240
Deferred (benefit) expense	(408,451)	464,673

Income tax expense	$2,049,591	$1,891,913

Deferred income taxes reflect the net tax effects of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

9. Income Taxes – continued

Significant components of the Company’s deferred tax assets and liabilities are presented in the table below.

	December 31,
	2024	2023
Deferred tax assets:
Allowance for credit losses	$1,498,266	$1,318,582
Reserve for unfunded commitments	106,424	111,065
Deferred loan costs	375,272	356,359
Leases right-of-use assets	172,385	30,160
Unrealized losses on investment securities available-for-sale	1,203,545	1,237,149
Other	101,772	1,581

Total deferred tax assets	3,457,664	3,054,896
Deferred tax liabilities:
Premises and equipment	265,801	197,376
Core deposit intangible	—	25,596
Accrual to cash	460,447	580,578
Goodwill	338,106	275,545
Other	60,254	17,592

Total deferred tax liabilities	1,124,608	1,096,687

Net deferred tax (liability) asset	$2,333,056	$1,958,209

GAAP prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the consolidated financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of cumulative benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Current authoritative accounting guidance also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest, and penalties. The Company files income tax returns in the U.S. federal jurisdiction

10. Off-Balance Sheet Arrangements, Commitments and Contingencies

Financial Instruments with Off-Balance Sheet Risk

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the balance sheet. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments is represented by the contractual amount of those

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

10. Off-Balance Sheet Arrangements, Commitments and Contingencies – continued

instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. These commitments were as follows:

	December 31,
	2024	2023
Financial instruments whose contract amounts represent credit risk:
Commitments and extended credit	$140,598,246	$128,041,671
Standby letters of credit	6,775,851	1,083,403

Total	$147,374,097	$129,125,074

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing agreements and generally have expirations dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Collateral held varies as specified above and is required in instances which the Company deems necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. If the commitment is funded, the Company would be entitled to seek recovery from the customer. Although the maximum exposure to loss is the amount of such commitments, management currently anticipates no material losses from such activities. The Company had an allowance for credit losses on off-balance sheet credit exposures of $506,783 and $528,881, reported in accrued interest payable and other liabilities, as of December 31, 2024 and December 31, 2023, respectively.

Litigation

In the normal course of business, the Company may be involved in various legal proceedings. However, as of the date of these financial statements, the Company is not involved in any material legal proceedings. In the opinion of management, any potential liability arising from such proceedings would not have a material adverse effect on the consolidated financial statements.

11. Fair Value Disclosures

The authoritative guidance for fair value measurements defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

11. Fair Value Disclosures – continued

liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs.

An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact.

The authoritative guidance requires the use of valuation techniques that are consistent with the market approach, the income approach, and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement costs). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

In that regard, the authoritative guidance establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

•	Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•

Level 2 Inputs – Inputs other than quoted prices included in level 1 that are observable for the asset and liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (for example, interest rates, volatilities, prepayment speeds, loss severities, credit risks, and default rates) or inputs that are derived principally from or corroborated by observable market data by correlation or other means. Level 2 investments consist primarily of obligations of U.S. government sponsored enterprises and agencies, obligations of state and municipal subdivisions, corporate bonds, and mortgage backed securities.

•	Level 3 Inputs – Significant unobservable inputs that reflect an entity’s own assumptions that market participants would use in pricing the assets or liabilities.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

11. Fair Value Disclosures – continued

Marketable Equity Securities. Securities consist of the Company’s investment in the CRA mutual fund which is valued at the published per share net asset value of shares held by the Company and is classified within Level 1 of the valuation hierarchy. There are no significant restrictions on redeeming this investment at net asset value.

Investment Securities Available-For-Sale. Securities classified as available-for-sale and trading are reported at fair value utilizing Level 1, Level 2, and Level 3 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the United States Treasury yield curve, live trading levels, trade execution data, market consensus prepayments speeds, credit information and the security’s terms and conditions, among other items.

Individually Evaluated Collateral Dependent Loans. The fair value of individually evaluated collateral dependent loans is generally based on the fair value of the collateral, less costs to sell. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of valuation, and management’s expertise and knowledge of the client and the client’s business (Level 3).

Foreclosed Assets. Assets acquired through or instead of loan foreclosure are initially recorded at fair value less estimated costs to sell, establishing a new cost basis. These assets are subsequently accounted for at the lower of cost or fair value less estimated costs to sell. Fair value is typically determined based on unobservable inputs, such as discounted cash flow models, comparable transactions, or appraisals. Adjustments are routinely made during the valuation process based on changes in assumptions or market conditions. The fair value of these assets is classified as a Level 3 measurement in the fair value hierarchy due to the reliance on unobservable inputs.

The following table summarizes financial assets and financial liabilities measured at fair value as of December 31, 2024 and 2023, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

December 31, 2024	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
Assets at fair value on a recurring basis:
Marketable equity securities	$2,086,556	$—	$—	$2,086,556
Investment securities available-for-sale	—	77,814,751	—	77,814,751
Assets at fair value on a nonrecurring basis:
Individually evaluated collateral dependent loans	—	—	—	—
Foreclosed assets	—	—	1,327,944	—

Total	$2,086,556	$77,814,751	$1,327,944	$81,229,251

December 31, 2023	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
Assets at fair value on a recurring basis:
Marketable equity securities	$2,046,240	$—	$—	$2,046,240
Investment securities available-for-sale	—	59,441,761	—	59,441,761
Assets at fair value on a nonrecurring basis:
Individually evaluated collateral dependent loans	—	—	1,464,108	1,464,108

Total	$2,046,240	$59,441,761	$1,464,108	$62,952,109

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

11. Fair Value Disclosures – continued

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis, that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

12. Stock Incentive Plan

In 2018, the Company adopted the 2018 Equity Incentive Plan (the “Plan”) to further promote the interests of the Company by enabling the Company to attract, retain, and motivate, employees, directors, and consultants. The Plan allows for performance-based incentive awards and various equity-based opportunities, including stock options, restricted common stock, restricted stock units, stock appreciation rights, performance units, performance shares and other stock-based awards. In 2021, the 2018 Equity Incentive Plan was replaced by the 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan increased authorized shares from 450,000 to 750,000 shares to be issued pursuant to all awards issued under the 2021 Plan. In 2023, the 2021 Plan was amended to increase the number of shares of Common Stock that may be issued under the Plan by 250,000 shares of Common Stock, resulting in a total of 1,000,000 shares of Common Stock that may be issued under the Plan. Certain option and share awards provide for accelerated vesting if there is a change in control, as defined in the plan. As of December 31, 2024 and 2023, the total amount of remaining shares available to be issued under the respective plans totaled 447,207 and 532,607.

During 2024 and 2023, the Company granted stock options to certain individuals who serve as directors, executive officers, and other key employees of the Company. These stock options were granted with an exercise price of $16 per option, vest ratably over 5 years and have a 10-year contractual term.

Compensation costs for stock options totaled $75,700 and $151,402 for the years ended December 31, 2024 and 2023, respectively, for stock options and is included in stock-based compensation in the accompanying statements of income and comprehensive income. The total income tax benefit recognized in the statements of income and comprehensive income totaled $15,351 and $30,450 for the years ended December 31, 2024 and 2023, respectively.

The fair value of each option award is estimated on the date of grant using a Black Scholes option-pricing model. The Company uses historical option exercise and termination data to estimate the expected term the options are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend yield is calculated using historical dividend amounts and the stock price at the option issue date.

The fair value of options granted was determined using the following weighted-average assumptions as of grant date.

	2024	2023
Expected volatility	10.00%	10.00%
Expected dividends	0.00%	0.00%
Expected term (in years)	7.50	7.50
Risk-free rate	4.11%	3.91%

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

12. Stock Incentive Plan – continued

A summary of option activity under the plan as of December 31, 2024 and 2023 and changes during the years then ended are as follows:

	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term
Outstanding at January 1, 2023	294,468	$10.87	6.7
Granted	28,000	16.00	9.3
Exercised	(800)	14.00	7.6
Settled	(800)	10.00	6.2
Forfeited	(7,350)	14.08	8.7

Outstanding at December 31, 2023	313,518	12.26	6.0
Granted	5,750	16.00	9.4
Exercised	(600)	14.00	6.6
Settled	(500)	10.80	6.2
Forfeited	(1,850)	13.24	8.7

Outstanding at December 31, 2024	316,318	12.42	5.1

Exercisable at December 31, 2024	259,468	$10.67	4.6

The weighted-average grant-date fair value of options granted during the years ended December 31, 2024 and 2023, was $4.49 and $4.16, respectively.

A summary of the status of the Company’s nonvested shares as of December 31, 2024 and 2023 and changes during the years ended December 31, 2024 and 2023, is presented below:

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at January 1, 2023	122,844	$2.32
Granted	28,000	4.16
Vested	(57,194)	2.34
Forfeited	(7,350)	1.75

Non-vested at December 31, 2023	86,300	2.95
Granted	5,750	4.49
Vested	(33,350)	2.52
Forfeited	(1,850)	2.61

Non-vested at December 31, 2024	56,850	$3.37

As of December 31, 2024, there was $191,585 of total unrecognized compensation costs related to nonvested stock options. The cost is expected to be recognized over the next 5 years. The total fair values of shares vested during the years ended December 2024 and 2023, was $84,042 and $130,236, respectively.

The Company granted 58,500 and 36,125 shares of restricted stock during 2024 and 2023, respectively. No shares were forfeited in 2024 or 2023. Restricted stock issued in 2024 and 2023 had a per-share cost of $16 and a

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

12. Stock Incentive Plan – continued

vesting period of 1 to 5 years. The Company recognized expenses of $312,500 and $357,778 related to its restricted stock grants for the years ended December 31, 2024 and 2023, respectively. These expenses are included in stock-based compensation in the accompanying statements of income and comprehensive income. During 2024 and 2023, respectively, 16,896 and 17,525 shares became fully vested. As of December 31, 2024, there was $1,064,056 of total unrecognized compensation costs related to nonvested restricted stock granted under the plan. That cost is expected to be recognized over a weighted average period of 2.66 years.

During 2024, the Bank issued 23,500 Restricted Stock Units (RSUs) to certain employees and directors, tied to specific financial metrics. These RSUs, with a grant date fair value of $16 per share, will vest over three years, contingent on meeting predetermined performance criteria. The RSUs represent an equity interest in the Bank, providing recipients with potential ownership, subject to the vesting conditions.

Stock-based compensation expense related to these RSUs, as well as the unrecognized compensation cost associated with unvested awards, is not material to the financial statements as of December 31, 2024.

13. Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, a Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. A Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital, Tier I capital and common equity Tier 1capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2024 and 2023, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2024 and 2023, the Bank’s capital ratios exceeded those levels necessary to be categorized as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” the Bank must maintain minimum total risk-based, Tier I risk-based, common equity Tier 1 risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since December 31, 2024, that management believes have changed the Bank’s category.

KEYSTONE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2024 and 2023

13. Regulatory Matters – continued

A comparison of the Bank’s actual capital amounts and ratios to required capital amounts and ratios under current regulations is presented in the following table (dollar amounts in thousands):

	Actual			For Capital Adequacy Purposes Basel III Fully Phased-In				To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio		Amount		Ratio		Amount		Ratio
As of December 31, 2024
Total capital (to risk-weighted assets)	$99,971	12.83%	≥	$81,815	≥	10.5%	≥	$77,919	≥	10.0%
Tier I capital (to risk-weighted assets)	$92,329	11.85%	≥	$66,231	≥	8.5%	≥	$62,335	≥	8.0%
Common equity tier 1 capital (to risk-weighted assets)	$92,329	11.85%	≥	$54,543	≥	7.0%	≥	$50,647	≥	6.5%
Tier I capital (to average assets)	$92,329	9.88%	≥	$37,380	≥	4.0%	≥	$46,725	≥	5.0%
As of December 31, 2023
Total capital (to risk-weighted assets)	$91,680	13.18%	≥	$73,016	≥	10.5%	≥	$69,539	≥	10.0%
Tier I capital (to risk-weighted assets)	$84,872	12.20%	≥	$59,108	≥	8.5%	≥	$55,632	≥	8.0%
Common equity tier 1 capital (to risk-weighted assets)	$84,872	12.20%	≥	$48,678	≥	7.0%	≥	$45,201	≥	6.5%
Tier I capital (to average assets)	$84,872	10.08%	≥	$33,672	≥	4.0%	≥	$42,090	≥	5.0%

For capital adequacy purposes, Basel III fully phased-in percentages represent the minimum capital ratios, plus, as applicable, the fully phased-in 2.5% capital buffer under the Basel III Capital Rules.

Under banking law, there are legal restrictions limiting the amount of dividends the Bank can declare. Approval of the regulatory authorities is required if the effect of the dividends declared would cause regulatory capital of the Bank to fall below specified minimum levels.

14. Employee Benefit Plan

The Company maintains a 401(k) employee benefit plan and substantially all employees that complete at least one hour of service during the plan year may participate. The Company matches a portion of each employee’s contribution and may, at its discretion, make additional contributions. During the years ended December 31, 2024 and 2023, the Company contributed $368,691 and $340,656 to the plan, respectively and is included in salaries and employee benefits on the accompanying consolidated statements of income and comprehensive income.

15. Subsequent Events

In preparing the consolidated financial statements, the Company has evaluated all subsequent events and transactions for potential recognition or disclosure through April 18, 2025, the date the consolidated financial statements were available for issuance.

KEYSTONE BANK, SSB

SUPPLEMENTAL INFORMATION

ADJUSTED NET WORTH COMPUTATIONS

December 31, 2024

REQUIRED NET WORTH

FHA servicing portfolio at end of year		$—
FHA Originations - FHA-insured Title II loan originations during fiscal year		—
FHA Purchases - FHA-insured Title II third-party originator purchases during the fiscal year		—

Total FHA loan activity		—

FHA-insured Title II loan originations retained at the fiscal year end		—
FHA-insured Title II third-party originator purchases retained at the fiscal year end		—
Adjustments		—
Total adjusted FHA loan activity		—

NET WORTH REQUIRED		$1,000,000

ADJUSTED NET WORTH

Stockholder’s equity per statement of financial condition at end of reporting period		$94,625,000

Less Itemized unacceptable assets:
Pledged assets	$22,959,803
Assets due from officers, directors or related entities	11,043,554
Intangible assets, net of amortization	6,822,558
Assets not readily marketable	4,694,574
Total unacceptable assets		$45,520,489

ADJUSTED NET WORTH		$49,104,511

REQUIRED NET WORTH		$1,000,000

ADJUSTED NET WORTH ABOVE REQUIRED MINIMUM AMOUNT		$48,104,511

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

THIRD COAST BANCSHARES, INC.,

ARCH MERGER SUB, INC.

AND

KEYSTONE BANCSHARES, INC.

Dated as of October 22, 2025

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

EXHIBITS

Exhibit “A”	Form of Voting Agreement

Exhibit “B”	Form of Director Support Agreement

Exhibit “C”	Form of Bank Merger Agreement

Exhibit “D”	Form of Director Release

Exhibit “E”	Form of Officer Release

A-v

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is effective as of October 22, 2025, by and among Third Coast Bancshares, Inc. (“TCBX”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Arch Merger Sub, Inc. (“Merger Sub”), a Texas corporation and wholly owned subsidiary of TCBX, and Keystone Bancshares, Inc. (“Keystone”), a Texas corporation and registered bank holding company under the BHCA.

RECITALS

WHEREAS, TCBX owns all of the common stock of Third Coast Bank, a Texas banking association with its principal office in Humble, Texas (“TCB”);

WHEREAS, Keystone owns all of the common stock of Keystone Bank, SSB, a Texas state savings bank with its principal office in Bee Cave, Texas (the “Bank”);

WHEREAS, the Board of Directors of TCBX (the “TCBX Board”) and the Board of Directors of Keystone (the “Keystone Board”) have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, TCBX will acquire Keystone through the merger of Merger Sub with and into Keystone (the “Merger”), with Keystone surviving as a wholly owned subsidiary of TCBX;

WHEREAS, immediately following, and in connection with, the Merger, TCBX will cause Keystone to be merged with and into TCBX, with TCBX surviving the merger (the “Second Step Merger” and together with the Merger, the “Integrated Mergers”), and immediately following the Second Step Merger, or at such later time as TCBX may determine, TCBX will cause the Bank to be merged with and into TCB, with TCB surviving the merger (the “Bank Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for TCBX to enter into this Agreement, certain shareholders of Keystone have each entered into a Voting Agreement in the form attached hereto as Exhibit “A” (the “Voting Agreement”), whereby such shareholders of Keystone have agreed to vote the shares of Keystone Stock (as defined below) owned by them in favor of this Agreement, the Merger and the transactions contemplated hereby and thereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for TCBX to enter into this Agreement, each of the non-employee directors of Keystone and the Bank have entered into Director Support Agreements in the form attached hereto as Exhibit “B” (the “Director Support Agreement”) in connection with the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for TCBX to enter into this Agreement, the executive officers of Keystone and/or the Bank set forth on Confidential Schedule 8.09 have entered into employment agreements with TCBX and/or TCB in connection with the Merger;

WHEREAS, it is intended that the Integrated Mergers together will be treated as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, and this Agreement is a “plan of reorganization” within the meaning of Treasury Regulations §§1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356, 361 and 368 of the Code (and any comparable provision of state Law); and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby:

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I

THE MERGER

Section 1.01 Merger of Merger Sub with and into Keystone. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will merge with and into Keystone in accordance with the provisions of Chapter 10 of the Texas Business Organizations Code (the “TBOC”). Keystone will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the TBOC. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 1.02 Effects of the Merger. The Merger will have the effects set forth in Section 10.008 of the TBOC. The name of the Surviving Corporation will be “Keystone Bancshares, Inc.”

Section 1.03 Certificate of Formation and Bylaws. At the Effective Time, the certificate of formation and bylaws of Keystone, as in effect immediately before the Effective Time, will be the certificate of formation and bylaws of the Surviving Corporation until thereafter changed or amended as provided by Law.

Section 1.04 Directors and Officers. The directors and officers, respectively, of Merger Sub at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of formation and bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 1.05 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of TCBX, Merger Sub, Keystone or any holder of record of the following securities:

(a) Each share of common stock, par value $1.00 per share, of TCBX (“TCBX Common Stock”), non-voting common stock, par value $1.00 per share, of TCBX (“TCBX Non-Voting Common Stock”), Series A Convertible Non-Cumulative Preferred Stock, par value $1.00 per share, of TCBX (“Series A Preferred Stock”), and Series B Convertible Perpetual Preferred Stock, par value $1.00 per share, of TCBX (“Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

(b) Each share of common stock, par value $1.00 per share, of Keystone (the “Keystone Stock”) issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares and Dissenting Shares, shall cease to be outstanding and shall automatically be converted into and become the right to receive, without interest, the Stock Consideration; provided, however, that in accordance with, and subject to, the terms, conditions and procedures set forth in this Agreement (including the proration procedures in Section 1.14), the holder of each share of Keystone Stock shall be entitled to elect to receive, without interest, the Cash Election Consideration (such election, a “Cash Election”) in lieu of the Stock Consideration in exchange for each of such holder’s shares of Keystone Stock (such per share amount, whether it be in the form of Stock Consideration or Cash Election Consideration, the “Per Share Merger Consideration,” and in the aggregate for all holders of Keystone Stock entitled to receive the Per Share Merger Consideration under the terms of this Agreement, the “Merger Consideration”).

(c) At the Effective Time, each share of Keystone Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Keystone Stock shall thereafter cease to have any rights with respect to such shares of Keystone Stock, except the right to receive the Per Share Merger Consideration for such shares.

(d) Any shares of Keystone Stock that are owned immediately prior to the Effective Time by Keystone, TCBX or their respective Subsidiaries (other than (i) shares of Keystone Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Keystone Stock held in respect of a debt previously contracted) shall be canceled and extinguished without any conversion thereof or consideration therefor (the “Cancelled Shares”).

(e) No certificates representing a fractional share of TCBX Common Stock shall be issued by TCBX. In lieu of any fractional share, each holder of Keystone Stock entitled to a fractional share, upon surrender of such shares of Keystone Stock, shall be entitled to receive from TCBX an amount in cash (without interest), payable in accordance with Section 1.07, rounded to the nearest cent, determined by multiplying the fractional share by the TCBX Closing VWAP.

(f) Notwithstanding anything to the contrary herein, if, between the date hereof and the Effective Time, the outstanding shares of TCBX Common Stock increase, decrease, change into or are exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the Exchange Ratio shall be appropriately and proportionately adjusted so that each holder of Keystone Stock shall be entitled to receive the Merger Consideration in such proportion as it would have received if the record date for such Share Adjustment had been immediately after the Effective Time.

(g) Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 1.06 Calculation of Consideration.

(a) For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Adjusted Equity” means the sum of Keystone’s capital, surplus and retained earnings accounts less all intangible assets, calculated as of the Calculation Date and in accordance with generally accepted accounting principles of the United States (“GAAP”) consistently applied (“Keystone Equity”), and adjusted to reflect the payment of or accrual for all Keystone Merger Costs on an after-Tax basis to the extent deductible for Tax purposes.

(ii) “Aggregate Adjusted Consideration” means a number of shares of TCBX Common Stock equal to the difference of (A) 3,075,000, minus (B) the quotient of (A) the Equity Adjustment, divided by (B) the TCBX Closing VWAP; provided, that if the amount of the Equity Adjustment is zero pursuant to Section 1.06(a)(vii), then the Aggregate Adjusted Consideration shall be equal to 3,075,000.

(iii) “Available Cash Election Amount” means an amount up to $20,000,000.

(iv) “Calculation Date” means the close of business on the fifth Business Day immediately preceding the Closing Date, or such other date as mutually agreed to by the parties hereto.

(v) “Cash Election Amount” shall mean an amount of cash equal to the product of  (A) the aggregate number of Cash Election Shares, multiplied by (ii) the Cash Election Consideration.

(vi) “Cash Election Consideration” means an amount of cash equal to the product of (A) the Exchange Ratio, multiplied by (B) the TCBX Closing VWAP.

(vii) “Equity Adjustment” means the difference of (A) Minimum Equity, minus (B) Adjusted Equity; provided, that if the amount of the Adjusted Equity is greater than the Minimum Equity, then the Equity Adjustment shall be zero.

(viii) “Exchange Ratio” means 0.45925 shares of TCBX Common Stock; provided, however, that if the Equity Adjustment is greater than zero, then the Exchange Ratio shall mean a number of shares of TCBX Common Stock equal to the quotient of (A) the Aggregate Adjusted Consideration, divided by (B) the number of shares of Keystone Stock issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares and Dissenting Shares.

(ix) “Keystone Merger Costs” means, to the extent not already reflected in the Keystone Equity as of the Calculation Date, (A) the cost of terminating any employment related agreements and obligations (including any non-competition agreements, option agreements or equity based plans); (B) the transaction costs, fees and expenses (including, without limitation, all legal, accounting, and financial advisory fees and expenses, including any cost to obtain any opinion as to the financial fairness of the Merger) incurred by Keystone; (C) the payments owed by Keystone to those employees and in such amounts listed on Confidential Schedule 1.06(a)(ix)(C), including, without limitation any severance, stay-pay or retention bonus amounts or change in control payments not being paid by TCBX (all of which shall be reflected on Confidential Schedule 1.06(a)(ix)(C) including the name of the recipient, the amount of such payment and with respect to any stay-pay or retention bonus arrangements, the date through which the recipient must remain employed by Keystone or the Bank to receive the stay-pay bonus amount or by TCBX or TCB to receive the retention bonus amount, as applicable); (D) the cost of the Tail Policy; (E) a mutually agreeable estimate of the cost of obtaining a determination letter from the Internal Revenue Service (the “IRS”) in connection with the termination of a Retirement Plan; (F) any federal or state income Tax obligations, franchise Tax obligations or property Tax obligations of Keystone and/or any of its Subsidiaries imposed with respect to any Tax year or period (or portion thereof) ending immediately prior to the Effective Time; (G) the accrual or payment of all of the costs, fees, expenses, contract payments and penalties or liquidated damages necessary to be paid by Keystone in connection with any contract termination required pursuant to this Agreement, including, without limitation, all costs, fees, expenses, contract payments and penalties or liquidated damages associated with the termination of the data processing, technology and other contracts contemplated by Section 5.15 hereof; (H) any unrealized gains or any unrealized losses (as the case may be) in Keystone’s held-to-maturity securities portfolio as of the Calculation Date; (I) a mutually agreeable estimate of the cost of preparing the federal and state income and franchise Tax Returns of Keystone and its Subsidiaries for the period from January 1, 2025 through the Closing Date; (J) the costs to fully fund, terminate and liquidate any Employee Plan and to pay all related expenses and fees, including expenses and fees associated with any governmental filings in connection with such termination, to the extent such termination is required hereunder or requested by TCBX hereunder; (K) the costs of any necessary remediation related to the Property identified on Confidential Schedule 1.06(a)(ix)(K) identified as a result of any Environmental Inspection or Secondary Investigation conducted pursuant to Section 5.12; and (L) any other amounts mutually agreed upon in writing by TCBX and Keystone. In addition, any dividends (whether paid or declared) by Keystone shall have been recorded by Keystone as a reduction of Adjusted Equity.

(x) “Minimum Equity” means $94,576,000.

(xi) “Stock Consideration” means a number of shares of TCBX Common Stock equal to the Exchange Ratio.

Section 1.07 Exchange Procedures.

(a) Prior to the Effective Time, TCBX shall appoint an exchange agent (the “Exchange Agent”) to act as the exchange agent hereunder.

(b) At or prior to the Effective Time, TCBX shall deposit with or make available to the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Section 1.07, (i) certificates or, at TCBX’s option, evidence of shares in book entry form, representing the shares of TCBX Common Stock, to be issued pursuant to Section 1.05(b), and (ii) cash in an amount sufficient to pay (A) the aggregate Cash Election Consideration for all Cash Election Shares up to the Available Cash Election Amount after giving effect to any proration applied pursuant to Section 1.14 and (B) cash in lieu of any fractional shares (such shares of TCBX Common Stock and cash described in the foregoing clauses (i) and (ii), the “Exchange Fund”).

(c) As promptly as practicable after the Effective Time, but in no event later than seven (7) Business Days thereafter, and subject to the receipt by the Exchange Agent of a list of Keystone’s shareholders in a format that is reasonably acceptable to the Exchange Agent, TCBX shall cause the Exchange Agent to mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of Keystone Stock (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Keystone Stock), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate and, if reasonably required by TCBX or the Exchange Agent, the posting by such holder of Keystone Stock of a bond in such amount as TCBX may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the agreement with the Exchange Agent (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Per Share Merger Consideration, any cash in lieu of a fractional share of TCBX Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07. The Keystone shareholders will be entitled to receive their Per Share Merger Consideration only after receipt by the Exchange Agent of a properly completed Letter of Transmittal. If a Letter of Transmittal contains an error, is incomplete or is not accompanied by all appropriate Certificates, then TCBX will cause the Exchange Agent to notify that Keystone shareholder promptly of the need for further information or documentation.

(d) Within five (5) Business Days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, or within five (5) Business Days after the Effective Time for any uncertificated shares of Keystone Stock held of record in book-entry form (subject to receipt of any customary Tax documentation that may be reasonably requested by the Exchange Agent), the Exchange Agent shall deliver to such holder of Keystone Stock the Per Share Merger Consideration and any cash in lieu of a fractional share of TCBX Common Stock to be issued or paid with respect to each share of Keystone Stock represented by the Certificate, and each Certificate surrendered will be canceled. TCBX may, at its option, deliver any shares of TCBX Common Stock in book-entry form. Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration and any cash in lieu of a fractional share of TCBX Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 1.07, and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07.

(e) No dividends or other distributions with respect to TCBX Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of TCBX Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 1.07. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Section 1.07, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of TCBX Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of TCBX Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the TCBX Common Stock issuable with respect to such Certificate.

(f) In the event of a transfer of ownership of a Certificate representing Keystone Stock prior to the Effective Time that is not registered in the stock transfer records of Keystone, the Per Share Merger Consideration and any cash in lieu of a fractional share of TCBX Common Stock to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Keystone Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of TCBX and the Exchange Agent that the Tax has been paid or is not applicable.

(g) TCBX and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person any such amounts as TCBX or the Exchange Agent, as the case may be, reasonably determines that it is required to deduct and withhold under the Code or any other provision of Law. To the extent that amounts are so deducted or withheld by TCBX or the Exchange Agent, as the case may be, such amounts shall be remitted to the appropriate Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

(h) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Keystone at the expiration of six (6) months after the Effective Time shall be paid to TCBX. In such event, any former shareholders of Keystone who have not theretofore complied with this Section 1.07 shall thereafter look only to TCBX with respect to the Per Share Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the TCBX Common Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(i) Any other provision of this Agreement notwithstanding, none of TCBX, the Surviving Corporation or the Exchange Agent shall be liable to a holder of Keystone Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 1.08 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Integrated Mergers together be treated as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). From and after the date of this Agreement and until the Closing Date, each party hereto shall (and shall cause its Affiliates to) use commercially reasonable efforts to cause the Integrated Mergers to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section  368(a) of the Code.

Section 1.09 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, TCBX may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal or state income Tax consequences to the holders of Keystone Stock as a result of such modification, (ii) the after Tax consideration to be paid to the holders of Keystone Stock is not changed in kind or reduced in amount, and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or the Closing.

Section 1.10 Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, each share of Keystone Stock that is outstanding immediately prior to the Effective Time and that is held by shareholders (“Dissenting Shares”) who have not voted such shares in favor of this Agreement, the Merger and the transactions contemplated hereby and who will have otherwise complied with the terms and provisions of Chapter 10, Subchapter H of the TBOC will be entitled to those rights and remedies set forth in Chapter 10, Subchapter H of the TBOC; but if a shareholder fails to perfect, withdraws or otherwise loses any such right or remedy granted by the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Per Share Merger Consideration without any interest thereon in accordance with the provisions of this Article I.

Section 1.11 Treatment of Equity Awards.

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any option to purchase shares of Keystone Stock granted under the Keystone Stock Plan or in any individual Keystone stock option award agreement (each, a “Keystone Option”), each Keystone Option, whether vested or unvested, that is outstanding and unexercised immediately before the Effective Time (after giving effect to any Keystone Options exercised immediately prior to the Effective Time) will cease, at the Effective Time, to represent a right to acquire shares of Keystone Stock and will be converted at the Effective Time, without any action on the part of the holder of such Keystone Option, into an option to purchase TCBX Common Stock (a “Converted Stock Option”). The number of shares of TCBX Common Stock subject to each such Converted Stock Option will be equal to (a) the product (rounded up to the nearest whole share) obtained by multiplying (w) the number of shares of Keystone Stock subject to the Keystone Option immediately prior to the Effective Time by (x) the Exchange Ratio, and (b) such product, shall be rounded, as applicable, to the nearest whole share (with 0.50 being rounded upward). The exercise price of each such Converted Stock Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (y) the exercise price per share of the Keystone Option immediately prior to the Effective Time by (z) the Exchange Ratio; provided, that in the case of any Keystone Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of TCBX Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided further, that in the case of any Keystone Option to which an exemption to Section 409A of the Code applies as of the Effective Time, the exercise price, the number of shares of TCBX Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code. Each such Converted Stock Option shall remain subject to the same terms and conditions (including, as applicable, vesting (including any performance-based conditions) and forfeiture terms) as were applicable to the corresponding Keystone Option immediately prior to the Effective Time (except for any required acceleration of vesting and exercisability of such Keystone Option pursuant to the terms of the Keystone Stock Plan as in effect on the date hereof without any further action by Keystone or administrative changes that are not materially adverse to the holder thereof). For the avoidance of doubt, the intent of this Section 1.11(a) is to convert a Keystone Option into an option to acquire at an exercise price adjusted for the Exchange Ratio the same number of shares of TCBX Common Stock that such holder of Keystone Options would have received if such Keystone Options had been exercised immediately prior to the consummation of the Merger. Within ten (10) Business Days after the Closing Date, TCBX shall issue to each Person who immediately prior to the Effective Time held a Keystone Option a document, in the form(s) provided to Keystone and mutually agreed upon by the parties prior to Closing, evidencing the foregoing assumption of such Keystone Option by TCBX.

(b) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any restricted stock unit award in respect of shares of Keystone Stock granted under the Keystone Stock Plan or in any individual Keystone restricted stock unit award agreement (each, a “Keystone RSU”), each Keystone RSU that is outstanding immediately before the Effective Time shall be fully vested, canceled and converted into the right to receive the Stock Consideration for each share of Keystone Stock earned upon such vesting pursuant to the terms of such Keystone RSU.

(c) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any award of shares of Keystone Stock subject to vesting or repurchase granted under the Keystone Stock

Plan or in any individual Keystone restricted stock award agreement (each, a “Keystone Restricted Stock Award”), each Keystone Restricted Stock Award that is outstanding immediately before the Effective Time shall be fully vested, canceled and converted into the right to receive the Stock Consideration for each share of Keystone Stock subject to such Keystone Restricted Stock Award immediately prior to the Effective Time.

(d) At the Effective Time, TCBX shall reserve for future issuance a number of shares of TCBX Common Stock at least equal to the number of shares of TCBX Common Stock that will be subject to the Converted Stock Options as a result of the actions contemplated by Section 1.11(a). As soon as practicable (but no later than twenty (20) days) following the Effective Time, TCBX shall file (i) a post-effective amendment to the Registration Statement and/or (ii) an effective registration statement on Form S-8 (or other applicable form), with respect to all shares of TCBX Common Stock that may be issued pursuant to any Converted Stock Option, and shall distribute applicable prospectuses and use commercially reasonable efforts to maintain the effectiveness of such applicable registration statement for so long as such Converted Stock Options remain outstanding.

Section 1.12 Second Step Merger. On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the TBOC, TCBX shall cause the Surviving Corporation to be merged with and into TCBX in the Second Step Merger, with TCBX surviving the Second Step Merger and continuing its existence under the Laws of the State of Texas, and the separate corporate existence of the Surviving Corporation ceasing as of the Second Effective Time. In furtherance of the foregoing, TCBX shall cause to be filed with the Secretary of State of the State of Texas, in accordance with the TBOC, a certificate of merger relating to the Second Step Merger (the “Second Certificate of Merger”). The Second Step Merger shall become effective as of the date and time specified in the Second Certificate of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the TBOC.

Section 1.13 Bank Merger. Immediately following the Second Step Merger, or at such later time as TCBX may determine in its sole discretion, TCBX will cause the Bank Merger on the terms and subject to the terms and conditions set forth in the Bank Merger Agreement attached hereto as Exhibit “C” (the “Bank Merger Agreement”). TCB shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Bank shall cease. The parties agree that the Bank Merger will become effective immediately after the Second Effective Time or at such later time as TCBX may determine. Prior to or on the date of this Agreement, the board of directors each of TCB and the Bank have approved the Bank Merger Agreement and TCB and the Bank entered into the Bank Merger Agreement. In furtherance of the foregoing, the parties shall execute and cause to be filed applicable articles or certificates of merger and such other documents as are necessary to effectuate the Bank Merger.

Section 1.14 Cash Election and Proration Procedures.

(a) A cash election form in such form as TCBX shall reasonably specify and as shall be reasonably acceptable to Keystone (the “Cash Election Form”) shall be mailed on a date to be mutually agreed by TCBX and Keystone that is not more than forty-five (45) days nor less than thirty (30) days prior to the anticipated Closing Date or on such other date as TCBX and Keystone shall mutually agree (the “Mailing Date”) to each holder of record of Keystone Stock as of the close of business on the fifth (5th) Business Day prior to the Mailing Date (the “Cash Election Form Record Date”).

(b) TCBX shall make available one or more Cash Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Keystone Stock between the Cash Election Form Record Date and the close of business on the Business Day prior to the Cash Election Deadline, and Keystone shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(c) Each Cash Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify the number of shares of such holder’s Keystone Stock with respect to which such holder makes a Cash Election (each such share, a “Cash Election Share”). The holders of any shares of Keystone Stock with respect to which the Exchange Agent has not received an effective, properly completed and signed Cash Election Form on or before 5:00 p.m., Eastern Time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as TCBX and Keystone shall agree) (the “Cash Election Deadline”) (other than Cancelled Shares and Dissenting Shares) shall only be entitled to receive the Stock Consideration in accordance with Section 1.05(b).

(d) As soon as reasonably practicable after the Cash Election Deadline, unless the Effective Time has not yet occurred, in which case as soon after the Effective Time as is reasonably practicable, TCBX shall cause the Exchange Agent to effect the following prorations to the Merger Consideration:

(i) If the Cash Election Amount is greater than the Available Cash Election Amount, then each Cash Election Share shall, instead of being converted into the Cash Election Consideration, be converted into the right to receive (1) an amount of cash (without interest) equal to the product of the Cash Election Consideration, multiplied by a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), and (2) a number of validly issued, fully paid and nonassessable shares of TCBX Common Stock equal to the product of the Stock Consideration multiplied by a fraction equal to one (1) minus the Cash Fraction.

(ii) If the Available Cash Election Amount is greater than the Cash Election Amount, then no proration shall be applied.

(e) Any Cash Election shall have been properly made only if the Exchange Agent shall have actually received a properly completed and signed Cash Election Form by the Cash Election Deadline. Any Cash Election Form may be revoked or changed by the authorized Person properly submitting such Cash Election Form, by written notice received by the Exchange Agent prior to the Cash Election Deadline. In the event a Cash Election Form is revoked prior to the Cash Election Deadline, the shares of Keystone Stock represented by such revoked Cash Election Form shall no longer be deemed Cash Election Shares, except to the extent a subsequent Cash Election is properly made with respect to any or all of such shares of Keystone Stock prior to the Cash Election Deadline. Subject to the terms of this Agreement and of the Cash Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Cash Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of TCBX, Keystone, or the Exchange Agent shall be under any obligation to notify any Person of any defect in a Cash Election Form.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01 Time and Place of the Closing and Closing Date.

(a) On a date mutually acceptable to TCBX and Keystone within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties for a reasonable period to facilitate a Calculation Date on month-end in the event the parties so agree, a meeting will take place at which the parties to this Agreement will exchange certificates, letters and other documents, which may be conducted electronically, in order to determine whether all of the conditions set forth in Article VII and Article VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the “Closing”).

(b) The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the certificate of merger, reflecting the Merger, filed with the Secretary of State of the State of Texas in accordance with the TBOC (the “Effective Time”). The parties will use their commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event will the Effective Time occur more than one (1) day after the Closing Date.

(c) The Closing will take place at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201 at 10:00 a.m. on the Closing Date, or at such other time and place to which the parties may agree.

Section 2.02 Actions to be Taken at the Closing by Keystone. At the Closing, Keystone will execute and acknowledge, or cause to be executed and acknowledged, and deliver to TCBX such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of TCBX to close hereunder):

(a) True, correct and complete copies of Keystone’s certificate of formation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Texas;

(b) True, correct and complete copies of the Bank’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the TDSML;

(c) A certificate of good standing from the Secretary of State of the State of Texas, duly certifying as of a recent date as to the good standing of Keystone under the Laws of the State of Texas;

(d) A certificate of good standing from the TDSML, duly certifying as of a recent date as to the good standing of the Bank;

(e) A letter, dated as of a recent date, from the Federal Reserve Bank of Dallas, to the effect that Keystone is a registered bank holding company under the BHCA;

(f) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of Keystone, pursuant to which such officer will certify: (i) the due adoption by the Keystone Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the shareholders of Keystone of this Agreement; (iii) the incumbency and true signatures of those officers of Keystone duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iv) that the copy of the Bylaws of Keystone attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the holders of Keystone Stock as of the Closing Date;

(g) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of the Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the due adoption by the sole shareholder of the Bank of resolutions authorizing the Bank Merger, the Bank Merger Agreement and the transactions contemplated by the Bank Merger Agreement, (iii) the incumbency and true signatures of those officers of the Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; and (iv) that the copy of the Bylaws of the Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(h) A certificate, dated as of the Closing Date, executed by the chief executive officer of Keystone, pursuant to which Keystone will certify that (i) Keystone has satisfied the conditions set forth in Sections 8.01 and 8.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to Keystone or any of its Subsidiaries, individually or in the aggregate since December 31, 2024;

(i) All consents required from third parties to complete the transactions contemplated by this Agreement listed on Confidential Schedule 2.02(i);

(j) All releases as required under Section 8.06;

(k) Keystone shall have delivered to TCBX the FIRPTA Certificate;

(l) A certificate, dated as of the Closing Date, executed by the chief financial officer of Keystone certifying the amount of the Adjusted Equity of Keystone as of the Calculation Date and that the Adjusted Equity was calculated in accordance with the terms of this Agreement; and

(m) All other documents required to be delivered to TCBX under this Agreement, and all other documents, certificates and instruments as are reasonably requested by TCBX or its counsel.

Section 2.03 Actions to be Taken at the Closing by TCBX. At the Closing, TCBX will execute and acknowledge, or cause to be executed and acknowledged, and deliver to Keystone such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of Keystone to close hereunder):

(a) True, correct and complete copies of TCBX’s certificate of formation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Texas;

(b) A certificate of good standing from the Secretary of State of the State of Texas, duly certifying as of a recent date as to the good standing of TCBX under the Laws of the State of Texas;

(c) A letter, dated as of a recent date, from the Federal Reserve Bank of Dallas, to the effect that TCBX is a registered bank holding company under the BHCA;

(d) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of TCBX, pursuant to which such officer will certify: (i) the due adoption by the TCBX Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of TCBX duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; and (iii) that the copy of the Bylaws of TCBX attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(e) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of TCB, pursuant to which such officer will certify: (i) the due adoption by the board of directors of TCB of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the incumbency and true signatures of those officers of TCB duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver the Bank Merger Agreement and the other agreements and documents contemplated thereby; and (iii) that the copy of the Bylaws of the Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(f) A certificate, dated as of the Closing Date, executed by the chief executive officer of TCBX, pursuant to which TCBX will certify that (i) TCBX has satisfied the conditions set forth in Sections 7.01 and 7.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to TCBX since December 31, 2024;

(g) All consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on Confidential Schedule 2.03(g); and

(h) All other documents required to be delivered to Keystone by TCBX under this Agreement, and all other documents, certificates and instruments as are reasonably requested by Keystone or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF KEYSTONE

Except as disclosed in the disclosure schedules delivered by Keystone to TCBX prior to the execution hereof (the “Keystone Disclosure Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Keystone Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Keystone that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Keystone hereby represents and warrants to TCBX as follows:

Section 3.01 Organization and Qualification.

(a) Keystone is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Texas and is a bank holding company registered under the BHCA. Keystone has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the certificate of formation and bylaws of Keystone, as amended to date, certified by the Secretary of Keystone, have been made available to TCBX. Keystone does not own or control any Affiliate or Subsidiary, other than the Bank. The nature of the business of Keystone and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Texas. Keystone has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than the Bank or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Keystone has not been conducted through any other direct or indirect Subsidiary or Affiliate of Keystone other than the Bank.

(b) The Bank is a Texas state savings bank, duly organized and validly existing under the Laws of the State of Texas and in good standing under all Laws of the State of Texas. The Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of incorporation and bylaws of the Bank, as amended to date, certified by the Secretary or Cashier of the Bank have been made available to TCBX. The Bank is an insured depository institution as defined in the Federal Deposit Insurance Act, as amended (the “FDIA”). Except as set forth in Confidential Schedule 3.01(b), the Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. The Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

Section 3.02 Authority; Execution and Delivery. Keystone has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Keystone Board. The Keystone Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Keystone and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Keystone’s shareholders for adoption at a meeting of such shareholders with a recommendation from the Keystone Board in favor of adoption (the “Keystone Recommendation”) and has adopted a resolution to the foregoing effect. Keystone has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Keystone, and each constitutes the legal, valid and binding obligation of Keystone, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 3.03 Capitalization. As of the date of this Agreement,

(a) The entire authorized capital stock of Keystone consists solely of (i) 30,000,000 shares of Keystone Stock, of which (A) 6,695,707 shares are issued and outstanding (of which 198,062 shares of Keystone Stock are outstanding pursuant to Keystone Restricted Stock Awards), and (B) 4,167 shares are held as treasury stock, and (ii) 10,000,000 shares of preferred stock having no par value per share, of which no shares are issued and outstanding. Except as set forth on Confidential Schedule 3.03(a), there are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, Keystone to purchase or otherwise acquire any security of or equity interest in Keystone, obligating Keystone to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Keystone Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of Keystone Stock have been issued in compliance with the securities Laws of the United States and the states in which such shares of Keystone Stock were issued. There are no restrictions applicable to the payment of dividends on the shares of Keystone Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(b) The entire authorized capital stock of the Bank consists solely of 10,000 shares of common stock, par value 100.00 per share, of the Bank (“Bank Stock”) of which 10,000 shares are issued and outstanding and no shares are held as treasury stock. There are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Bank Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of Bank Stock have been issued in compliance with the securities Laws of the United States and the State of Texas. There are no restrictions applicable to the payment of dividends on the shares of Bank Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(c) Except as set forth on Confidential Schedule 3.03(c), Keystone owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens whatsoever, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Keystone has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.04 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on Confidential Schedule 3.04(a), Keystone and each of its Subsidiaries have in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and have complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the certificate of formation of Keystone or any of its Subsidiaries, the bylaws or other governing documents of Keystone or any of its Subsidiaries (collectively, the “Keystone Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Keystone, its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any material Law or Order of any Governmental Entity applicable to Keystone or any of its Subsidiaries or their respective assets, operations, properties or businesses.

(b) Except as set forth on Confidential Schedule 3.04(b), the execution, delivery and performance of this Agreement (provided the required regulatory and shareholder approvals are obtained) and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the Keystone Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to Keystone or any of its Subsidiaries or their respective assets, operations, properties or businesses or (iii) any material Law or Order of any Governmental Entity applicable to Keystone or any of its Subsidiaries or their respective assets, operations, properties or businesses.

Section 3.05 Financial Statements.

(a) Keystone has furnished to TCBX true and complete copies of (i) the audited consolidated balance sheet of Keystone and its Subsidiaries as of December 31, 2024, December 31, 2023, and December 31, 2022 and the related audited consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows of Keystone and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of Keystone’s independent auditors for the years ended as of such dates, and (ii) the unaudited consolidated balance sheet of Keystone and its Subsidiaries as of June 30, 2025, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows of Keystone and its Subsidiaries, together with all related notes and schedules thereto for the six-month period ended as of such date (collectively, the financial statements listed in clause (i) and (ii), the “Keystone Financial Statements”). The Keystone Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to GAAP applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of Keystone and the Bank at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the Keystone Financial Statements accurately and fairly reflect in all material respects the transactions of Keystone. The Keystone Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The books and records of Keystone and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2021, no independent registered public accounting firm of Keystone has resigned (or informed Keystone that it intends to resign) or been dismissed as independent registered public accountants of Keystone as a result of or in connection with any disagreements with Keystone on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Keystone has furnished TCBX with true and complete copies of the Reports of Condition and Income as of December 31, 2022, 2023, and 2024 and June 30, 2025, together with the memoranda items and notes thereto (the “Call Reports”), for the Bank. The Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the instructions to the Call Report. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for credit losses in accordance with GAAP and regulatory accounting principles (“RAP”) as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for credit losses account for the Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.

Section 3.06 Undisclosed Liabilities. Except as set forth in Confidential Schedule 3.06, neither Keystone nor any of its Subsidiaries have any liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by Keystone or any of its Subsidiaries or liabilities for federal, state or local Taxes or assessments), that are not reflected in or disclosed in the appropriate Keystone Financial Statements or Call Reports, except those (a) liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the applicable dates of the Keystone Financial Statements or the Call Reports, respectively, or (b)  that are not, individually or in the aggregate, material to Keystone and its Subsidiaries, taken as a whole.

Section 3.07 Litigation.

(a) Except as set forth on Confidential Schedule 3.07, neither Keystone nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Keystone, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Keystone or any of its Subsidiaries, nor to the Knowledge of Keystone, is there any basis for any proceeding, claim or any action against Keystone or any of its Subsidiaries. Except as set forth in Confidential Schedule 3.07, the amounts in controversy in each matter described on Confidential Schedule 3.07, and the costs and expenses of defense thereof (including attorneys’ fees) are fully covered by insurance, subject to the deductible set forth on Confidential Schedule 3.07 with respect to each matter and subject to the policy limits set forth on Confidential Schedule 3.07. There is no Order imposed upon Keystone or any of its Subsidiaries or the assets or Property of Keystone or any of its Subsidiaries that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to Keystone or any of its Subsidiaries.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of Keystone, threatened against Keystone or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Keystone or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.08 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices, (b) the filings of applications, filings and notices, as applicable, with the Federal Deposit Insurance Corporation (the “FDIC”), and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the Texas Department of Banking, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the TDSML, and approval of such applications, filings and notices, (e) the filing with the SEC of (i) any filings under applicable requirements of the Securities Act or Exchange Act, including the filing of the Joint Proxy Statement/Prospectus and (ii) the Registration Statement and declaration of effectiveness of the Registration Statement, (f) the filing of the articles or certificates of merger with the Secretary of State of the State of Texas pursuant to the requirements of the TBOC, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of TCBX Common Stock pursuant to this Agreement and the approval of the listing of such TCBX Common Stock on the New York Stock Exchange (the “NYSE”) , no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Keystone of this Agreement or (B) the consummation by Keystone of the transactions contemplated by this Agreement. As of the date of this Agreement, Keystone knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and Keystone has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 3.09 Title to Assets. Confidential Schedule 3.09 identifies all real property, other than foreclosed Other Real Estate Owned Property (“OREO Property”) that, as of the date of this Agreement is (i) owned by Keystone or any of its Subsidiaries (“Owned Real Property”), or (ii) leased pursuant to which Keystone or any of its Subsidiaries is a party, either as a lessor or lessee (“Leased Real Property”). Except as set forth in Confidential Schedule 3.09, Keystone or any of its Subsidiaries (a) has good and marketable title to all its Owned Real Property; (b) holds valid and enforceable leases for all its Leased Real Property; (c) owns all of its personal property reflected on the Call Reports and Keystone Financial Statements; and (d) holds valid and enforceable leases for all leased personal property used by Keystone or any of its Subsidiaries, in each case free and clear of all mortgages and all other Liens (other than Permitted Encumbrances), except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby, or which, individually or in the aggregate, would not have a Material Adverse Change on Keystone.

Section 3.10 Absence of Certain Changes or Events. Except as set forth on Confidential Schedule 3.10, since December 31, 2024, Keystone and each of its Subsidiaries has conducted its business only in the ordinary course and has not:

(a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(b) discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(c) increased the shares of Keystone Stock or Bank Stock outstanding (other than as the result of the exercise of any Keystone Option or the vesting of any Keystone RSU) or its surplus (as calculated in accordance with the instructions to the Call Report), or declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(d) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(e) acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(f) mortgaged, pledged or subjected to Lien any of its material property, business or assets, tangible or intangible, except (i) Permitted Encumbrances, (ii) pledges of assets to secure public fund deposits, and

(iii) those assets and properties disposed of for fair value since the applicable dates of the Keystone Financial Statements or the Call Reports;

(g) sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(h) terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably constitute a Material Adverse Change;

(i) disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license or Proprietary Right or modified any existing rights with respect thereto;

(j) made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except to the extent required by Law or as contemplated by this Agreement;

(k) except for improvements or betterments relating to Properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

(l) instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $10,000;

(m) suffered any change, event or condition that, in any case or in the aggregate, has caused or is reasonably likely to result in a Material Adverse Change;

(n) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(o) entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(p) sold, or disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(q) made any, or acquiesced with any, change in any accounting methods, principles or practices except as required by GAAP or RAP or the extent required by Law;

(r) sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $500,000 or more, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(s) made, renewed, extended the maturity of, or altered any of the terms of any loan to any single borrower and his related interests in excess of the principal amount of $500,000;

(t) renewed, extended the maturity of, or altered any of the terms of any loan classified by Keystone as “intermediate,” “substandard,” and “problem” or other words of similar import; or

(u) entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (s) above.

Section 3.11 Leases, Contracts and Agreements.

(a) Confidential Schedule 3.11(a) sets forth a complete listing, as of June 30, 2025, of all contracts to which Keystone or any of its Subsidiaries is a party (collectively, the “Listed Contracts”) that:

(i) relate to real property used by Keystone or any of its Subsidiaries in its operations (such contracts being referred to herein as the “Leases”);

(ii) relate in any way to the assets or operations of Keystone or any of its Subsidiaries and involves payments to or by Keystone or any of its Subsidiaries of $50,000 or more during the term thereof;

(iii) contain any right of first refusal or option to purchase in favor of a third party;

(iv) limits the ability of Keystone or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or that upon consummation of the Merger will restrict the ability of TCBX or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;

(v) obligates Keystone or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, TCBX and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than Keystone or any of its Subsidiaries “most favored nation” status or similar rights;

(vi) relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(vii) relates to indebtedness of Keystone or any of its Subsidiaries;

(viii) provides for potential indemnification payments by Keystone or any of its Subsidiaries or the potential obligation of Keystone or any of its Subsidiaries to repurchase loans;

(ix) is material to Keystone’s and its Subsidiaries’ balance sheets or their financial conditions or results of operations;

(x) provides any rights to investors in Keystone, including registration, preemptive or antidilution rights or rights to designate members of or observers to Keystone’s or any of its Subsidiaries’ Board of Directors;

(xi) is a data processing/technology contracts, software programming or licensing contract;

(xii) requires a consent to, waiver of or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement;

(xiii) limits the payment of dividends by the Bank or any other Subsidiary of Keystone; or

(xiv) was otherwise not entered into in the ordinary course of business or that is material to Keystone or any of its Subsidiaries or its financial condition or results of operations.

(b) For the purposes of this Agreement, the term “Listed Contracts” does not include (i) loans made by, (ii) unfunded loan commitments made by, (iii) letters of credit issued by, (iv) loan participations of,

(v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) bankers acceptances of, or (viii) deposit liabilities of, Keystone or the Bank.

(c) No participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liability to Keystone or any of its Subsidiaries. All of the Listed Contracts are legal, valid and binding obligations of the parties to the contracts enforceable according to their terms, subject to the Bankruptcy Exception.

(d) True and correct copies of all such Listed Contracts, and all amendments thereto, have been furnished to TCBX.

(e) All rent and other payments by Keystone and each of its Subsidiaries under the Listed Contracts are current, there are no existing defaults by Keystone or any of its Subsidiaries under the Listed Contracts and no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.

(f) Since June 30, 2025, neither Keystone nor any of its Subsidiaries has entered into any contracts of the type described under Sections 3.11(a)(i) – (xiv).

Section 3.12 Taxes.

(a) Keystone and each of its Subsidiaries have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns were true, correct and complete in all material respects and have been prepared in all material respects in compliance with all applicable Laws. All Taxes due and payable by Keystone and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid. Neither Keystone nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made by an authority in a jurisdiction where Keystone or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that indicates that Keystone or its Subsidiary, as applicable may be required to file such Tax Return or pay such Tax. Other than Liens for Taxes not yet due and payable, there are no Liens for Taxes upon any of the assets of Keystone or any of its Subsidiaries.

(b) Keystone and each of its Subsidiaries have collected or withheld and paid or remitted to the appropriate Governmental Entity all Taxes required to have been collected or withheld and paid or remitted by it, and complied with all related information reporting, recordkeeping and backup withholding requirements of applicable Law.

(c) There is no action, suit, exam, audit, assessment, dispute, claim or other administrative or judicial proceeding concerning any Tax or Tax Return (each, a “Tax Proceeding”) of Keystone or any of its Subsidiaries either (i) currently ongoing or pending, (ii) claimed or raised by any Governmental Entity in writing, or (iii) as to which Keystone or any of its Subsidiaries has Knowledge.

(d) True and complete copies of the federal, state and local Tax Returns of, and any audit or examination reports and statements or notices of deficiencies or assessment against, or agreed to by, Keystone and/or any of its Subsidiaries for all Tax years or periods ended after December 31, 2021, have been furnished or made available to TCBX. Neither Keystone nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, which waiver or extension remains in effect (excluding any extension that arose as a result of automatic extensions of time to file Tax Returns to the extent such extension was obtained in the ordinary course of business).

(e) Neither Keystone nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f) Neither Keystone nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnity or sharing agreement, other than commercial business agreements, the principal purpose of which is not the allocation of Taxes.

(g) Neither Keystone nor any of its Subsidiaries has (i) been a member of any group filing a consolidated, affiliated, unitary, combined or similar Tax Return (other than a group the common parent of which was Keystone) nor (ii) any liability for the Taxes of any Person (other than Keystone or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar or analogous provision of state, local, or non-U.S. Law), as a transferee or successor, or otherwise under Law.

(h) The unpaid Taxes of Keystone and each of its Subsidiaries (i) did not, as of June 30, 2025, exceed the current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Keystone Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Keystone and its Subsidiaries in filing their respective Tax Returns.

(i) Neither Keystone nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(j) Neither Keystone nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) or other Tax related agreement with a Governmental Entity executed prior to Closing; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (iv) installment sale or open transaction disposition made prior to the Closing; or (v) prepaid amount received or deferred revenue accrued prior to the Closing.

(k) Neither Keystone nor any of its Subsidiaries has participated in or been the promoter of any “reportable transaction” as such term is defined in Code § 6707A(c)(1) and Treasury Regulation § 1.6011-4(b).

(l) Neither Keystone nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m) Neither Keystone nor any of its Subsidiaries has claimed any Tax credits under Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act, as amended, or Section 3134 of the Code.

(n) Neither Keystone nor its Subsidiaries has taken or agreed to take (or failed to take or failed to agree to take) any action and has no Knowledge of any facts or circumstances that would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code

Section 3.13 Insurance. Confidential Schedule 3.13 sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to Keystone and each of its Subsidiaries. All such policies (a) are valid, outstanding and enforceable according to their terms, subject to the Bankruptcy Exception, and (b) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither Keystone nor any of its Subsidiaries is in default with respect to any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Except as set forth on Confidential Schedule 3.13, neither Keystone nor any of its Subsidiaries have been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which Keystone or any of its Subsidiaries have applied for any such insurance within the last two (2) years. Each property of Keystone and each of its Subsidiaries is insured for an amount deemed adequate by Keystone’s management, as applicable, against risks customarily insured against. Except as set forth on Confidential Schedule 3.13, there have been no claims under any fidelity bonds of Keystone or any of its Subsidiaries within the last three (3) years, and Keystone has no Knowledge of any facts that would form the basis of a claim under such bonds.

Section 3.14 No Material Adverse Change. Except as set forth on Confidential Schedule 3.14, there has not been any Material Adverse Change with regard to or affecting Keystone or any of its Subsidiaries since December 31, 2024, nor has any event or condition occurred that has resulted, or is reasonably likely to result, in a Material Adverse Change on Keystone or any of its Subsidiaries or that could materially affect Keystone’s or any of its Subsidiaries’ ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.

Section 3.15 Proprietary Rights. Except as set forth on Confidential Schedule 3.15, neither Keystone nor any of its Subsidiaries owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for its business or operations. Neither Keystone nor any of its Subsidiaries is infringing upon or otherwise acting adversely to, and have not infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other Person or Persons. There is no claim or action by any such Person pending, or to Keystone’s Knowledge, threatened, with respect thereto. No third party has ever gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Keystone and its Subsidiaries.

Section 3.16 Transactions with Certain Persons and Entities. Except as set forth on Confidential Schedule 3.16 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by Keystone or any of its Subsidiaries to, and neither Keystone nor any of its Subsidiaries is otherwise a creditor to, any director or executive officer of Keystone or any of its Subsidiaries nor is Keystone or any of its Subsidiaries a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director of Keystone or any of its Subsidiaries. Except as set forth on Confidential Schedule 3.16, neither Keystone nor any of its Subsidiaries uses any asset owned by any shareholder or any present or former director or officer of Keystone or any of its Subsidiaries, or any Affiliate thereof, in the operations (other than personal belongings of such officers and directors located in Keystone’s or any of its Subsidiaries’ premises and not used in the operations of Keystone or any of its Subsidiaries), nor do any of such persons own or have the right to use real property that is adjacent to property on which Keystone’s or any of its Subsidiaries’ facilities are located. Except as set forth on Confidential Schedule 3.16 or Confidential Schedule 3.28(a) and excluding deposit liabilities, neither Keystone nor any of its Subsidiaries is a party to any transaction or contract with any director or executive officer of Keystone or any of its Subsidiaries.

Section 3.17 Evidences of Indebtedness. All evidences of indebtedness and Leases included in the Call Reports and the Keystone Financial Statements are the legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception, and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against Keystone or any of its Subsidiaries or the present holder thereof. The credit files of Keystone and the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to Keystone that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio of Keystone or the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). Keystone and the Bank have disclosed all of the intermediate, substandard, doubtful, loss, nonperforming or problem loans of Keystone and the Bank on the internal watch list of Keystone or the Bank, a copy of which as of September 30, 2025 has been provided to TCBX. Neither Keystone nor the Bank is aware of, nor has Keystone or the Bank received notice of, any past or present conditions, events, activities, practices or incidents that may result in a violation of any Environmental Law with respect to any real property securing any indebtedness reflected as an asset of Keystone. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any

Governmental Entity, including the Small Business Administration, each of such loans was made in compliance and conformity with all relevant Laws such that such Governmental Entity’s guaranty of such loan is effective during the term of such loan in all material respects.

Section 3.18 Condition of Assets. All tangible assets used by Keystone and each of its Subsidiaries are in good operating condition, ordinary wear and tear excepted, and conform with all applicable ordinances, regulations, zoning and other Laws, whether federal, state or local. None of Keystone’s or any of its Subsidiaries’ premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.19 Environmental Compliance.

(a) Keystone and each of its Subsidiaries, operations and Properties are in material compliance with all Environmental Laws. Keystone is not aware of, nor has Keystone or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Keystone or any of its Subsidiaries with all Environmental Laws.

(b) Keystone and each of its Subsidiaries have obtained all permits, licenses and authorizations that are required by it under all Environmental Laws, all such permits are in full force and effect, there exists no basis for revocation or suspension of the permits, and the permits will not be affected by the transactions contemplated herein.

(c) Except as set forth on Confidential Schedule 3.19(c), no Hazardous Materials exist on, about or within any of the Properties, nor to the Knowledge of Keystone has any Hazardous Materials previously existed on, under, about or within or have been used, generated, stored, or transported from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment. The use that Keystone and each of its Subsidiaries makes and intends to make of the Properties will not result in the use, generation, storage, transportation or accumulation of any Hazardous Material on, in or from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment.

(d) There is no action, suit, proceeding, investigation, or inquiry by any Governmental Entity pending or to Keystone’s Knowledge threatened against Keystone, any of its Subsidiaries or, to Keystone’s Knowledge, pending or threatened against any other Person in connection with any Property, arising in any way under any Environmental Law. Neither Keystone nor any of its Subsidiaries have any liability for remedial action under any Environmental Law. Neither Keystone nor any of its Subsidiaries received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has Keystone or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(e) No Hazardous Materials have been disposed of on, or released to, or from, any of the Properties, and no Hazardous Materials are present in or on the soil, sediments, surface water or ground water on, under, or migrating from any of the Properties in concentrations that would give rise to an obligation to conduct a remedial action pursuant to Environmental Laws.

(f) Except as listed on Confidential Schedule 3.19(f), none of the following exists at any property or facility owned or operated by Keystone or any of its Subsidiaries: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or urea formaldehyde, or (iv) landfills, surface impoundments, or disposal areas.

(g) None of the properties currently owned or operated by Keystone or any of its Subsidiaries is encumbered by a Lien arising or imposed under any Environmental Law.

(h) The transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(i) Neither Keystone nor any of its Subsidiaries, either expressly or by operation of law, assumed or undertaken any obligation, including any obligation for remedial action, of any other Person under any Environmental Law.

(j) Keystone has provided TCBX with copies of reports in its possession discussing the environmental condition of any Property and any violations of Environmental Law relating to any Property.

Section 3.20 Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by Keystone and any of its Subsidiaries with any Regulatory Agency, including, but not limited to, the Federal Reserve, FDIC and the TDSML, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. Except as set forth on Confidential Schedule 3.20, (a) none of Keystone or any of its Subsidiaries is or has been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any such regulatory bodies, and Keystone and each of its Subsidiaries are in full compliance with the requirements of any such commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action, and (b) there are no actions or proceedings pending or threatened against Keystone or any of its Subsidiaries by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any proceeding or, to Keystone’s Knowledge, investigation into the business or operations of Keystone or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Keystone or the Bank. Keystone is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). The Bank is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 303.2(r)).

Section 3.21 Absence of Certain Business Practices. Neither Keystone nor any of its Subsidiaries or any officer, employee or agent of Keystone any of its Subsidiaries, or any other Person acting on their behalf, has, directly or indirectly, within the past seven (7) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Keystone any of its Subsidiaries (or assist Keystone any of its Subsidiaries in connection with any actual or proposed transaction) that (a) might subject Keystone any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Change, or (c) if not continued in the future might result in a Material Adverse Change or might subject Keystone any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.

Section 3.22 Books and Records. The minute books, stock certificate books and stock transfer ledgers of Keystone and each of its Subsidiaries (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect transactions involving the business of Keystone or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.23 Forms of Instruments, Etc. Keystone has made, and will make, available to TCBX copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by Keystone and its Subsidiaries in the ordinary course of its business.

Section 3.24 Fiduciary Responsibilities. Keystone and each of its Subsidiaries have performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Laws, regulations, orders, agreements, instruments and common law standards.

Section 3.25 Guaranties. Except as set forth on Confidential Schedule 3.25, according to prudent business practices and in compliance with applicable Law, neither Keystone nor any of its Subsidiaries have guaranteed the obligations or liabilities of any other Person.

Section 3.26 Voting Trust, Voting Agreements or Shareholders’ Agreements. Except as set forth in Confidential Schedule 3.26 and except for the Voting Agreements, during the periods ending on or prior to the Closing Date, there have been no voting trusts, voting agreements, shareholders’ agreements or similar arrangements relating to a right of first refusal with respect to the purchase, sale or voting of any shares of Keystone Stock.

Section 3.27 Employee Relationships.

(a) Keystone has provided or made available to TCBX a true and complete list identifying all employees of Keystone or any of its Subsidiaries as of a date not more than five (5) days before the date of this Agreement and specifying with respect to each such employee, as of such date, the employee’s: (i) name or employee identification number, (ii) job title, (iii) employing entity, (iv) primary work location, (v) date of hire, (vi) base salary or regular hourly wage rate, as applicable, (vii) classification as full-time or part-time, and (viii) classification as exempt or non-exempt under the Fair Labor Standards Act. Keystone has provided or made available to TCBX a true and complete list identifying all independent contractors of Keystone or any of its Subsidiaries as of the date hereof and specifying with respect to each such contractor, as of such date, the contractor’s: (A) length of service, (B) compensation terms, and (C) brief summary of services provided.

(b) Keystone and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to its relationships with their employees, and Keystone believes that the relationships between Keystone’s and each of its Subsidiaries’ employees are good. To the Knowledge of Keystone, no executive officer or manager of any of the operations of Keystone or any of its Subsidiaries or of any group of employees of Keystone any of its Subsidiaries have any present plans to terminate their employment with Keystone any of its Subsidiaries. Except as set forth on Confidential Schedule 3.27(b), Keystone is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against Keystone any of its Subsidiaries before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of Keystone any of its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. Keystone and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Keystone nor any of its Subsidiaries is engaged in any unfair labor practice.

(c) Set forth on Confidential Schedules 3.27(c) is a complete and correct list of all employment agreements between Keystone or any of its Subsidiaries and any employee of Keystone or any of its Subsidiaries (collectively, “Employment Agreements”). True and correct copies of all Employment Agreements and all amendments thereto, have been furnished to TCBX.

Section 3.28 Employee Benefit Plans.

(a) Set forth on Confidential Schedules 3.27(a) and 3.28(a), collectively, is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all multiple employer and “multiemployer plans” (as defined in the Code or ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) are sponsored, maintained, or contributed to, by Keystone or any of its Subsidiaries, or with respect to which Keystone or any of its Subsidiaries has or could reasonably be expected to have any liability thereunder, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any current of former officer, director, independent contractor, employee, or service provider of Keystone or any of its Subsidiaries, or the dependents or spouses of any such person, regardless of whether funded (the “Employee Plans”). Except as set forth on Confidential Schedule 3.28(a), true, accurate and complete copies of the documents comprising each Employee Plan, or, in the case of each unwritten Employee Plan, a written description thereof, including, to the extent applicable each award agreement, trust, funding arrangements (including all annuity contracts, insurance contracts, and other funding instruments), the most current determination letter issued by the Internal Revenue Service, Form 5500 Annual Reports (including all schedules and attachments) for the three most recent plan years, documents, records, policies, procedures or other materials related thereto, have been made available to TCBX and are included and specifically identified in Confidential Schedule 3.28(a). No unwritten amendment exists with respect to any written Employee Plan.

(b) Except as set forth on Confidential Schedule 3.28(b) no Employee Plan is a defined benefit plan within the meaning of ERISA §3(35) or is otherwise subject to ERISA Title IV, and neither Keystone nor any of its Subsidiaries has ever sponsored or otherwise maintained such a plan.

(c) Except as set forth on Confidential Schedule 3.28(c), there have been no prohibited transactions (as defined in Code §4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans that would directly or indirectly subject Keystone, any of its Subsidiaries or any Employee Plan to any Taxes, penalties, or other liabilities (including any liability arising from any indemnification agreement or policy). Each Employee Plan that is intended to be qualified under Code §401(a) has a current favorable determination or opinion letter that covers all existing amendments up to and including all changes required by the most recent IRS Cumulative List of Changes applicable to the Employee Plan and has no obligation to adopt any amendments for which the remedial amendment period under Code §401(b) has expired and Keystone is not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter. Each such Employee Plan is so qualified and has been operated in material compliance with applicable Law and its terms, any related trust is exempt from federal income Tax under Code §501(a) and no event has occurred that will or reasonably could result in the loss of such Tax exemption or to liability for any Tax under Code §511. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to Keystone’s Knowledge, none are threatened. Neither Keystone nor any of its Subsidiaries provides benefits to any employee or dependent of such employee of Keystone or any of its Subsidiaries after the employee terminates employment other than as disclosed in this Agreement or any schedule hereto or as required by Law. No written or oral representations have been made by or on behalf of Keystone or any of its Subsidiaries to any employee or former employee of Keystone or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA §3(1)) for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code §4980B). Compliance with FAS 106 would not create any material change to the Keystone Financial Statements or the Call Reports. Except as set forth in Confidential Schedule 3.28(c), the completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any current or former employee, officer or director of Keystone or any of its Subsidiaries except (i) as required by the terms of any Employee Plan provided to TCBX or by applicable Law in connection with a qualified plan, or (ii) as contemplated by this Agreement. There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against Keystone or any of its Subsidiaries, an Employee Plan, or any other person, including an

Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.

(d) Except as set forth on Confidential Schedule 3.28(d), or as contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) increase the compensation or benefits payable under any Employee Plan, (ii) result in any acceleration of the time of payment, vesting or funding of any compensation or benefits payable under any Employee Plan or otherwise accelerate or increase any liability of Keystone or any of its Subsidiaries under any Employee Plan, (iii) entitle any employee, officer, or director, or other individual service provider of Keystone or any of its Subsidiaries to any payment, (iv) create any limitation or restriction on the right of Keystone or any of its Subsidiaries to merge, amend or terminate any Employee Plan, or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code. Keystone has delivered to TCBX true, correct, and complete preliminary calculations and supporting documentation setting forth in reasonable detail the potential parachute payments (within the meaning of Section 280G of the Code) that could become payable in connection with the transactions contemplated by this Agreement.

(e) All contributions to any Employee Plan (including, without limitation, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable by Keystone any of its Subsidiaries on or before the Closing Date have been timely paid to or made with respect to each Employee Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with GAAP.

(f) No participant, beneficiary or non-participating employee has been denied any benefit due or to become due under any Employee Plan. Neither Keystone nor any of its Subsidiaries has misled any person as to his or her rights under any Employee Plan. All obligations required to be performed by Keystone and any of its Subsidiaries under any Employee Plan have been performed in all material respects and neither Keystone nor any of its Subsidiaries is in default under or in violation of any provision of any Employee Plan. To the Knowledge of Keystone, no event has occurred that would constitute grounds for an enforcement action by any party against Keystone, any of its Subsidiaries or any fiduciary of any Employee Plan under part 5 of Title I of ERISA under any Employee Plan.

(g) With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or within the last six years, by any corporation or trade or business, the employees of which, together with the employees of Keystone and each of its Subsidiaries, are required to be treated as employed by a single employer under any of the rules contained in ERISA or Code §414 (the “Controlled Group Plans”):

(i) All Controlled Group Plans that are “group health plans” (as defined in Code §5000(b)(1) and ERISA §733(a)) have been operated up to the Closing in a manner so as to not subject Keystone or any of its Subsidiaries to any liability under Code §4980B or §4980D; and

(ii) Except as set forth on Confidential Schedule 3.28(g), there is no Controlled Group Plan that is a “multiple employer plan” or “multiemployer plan” (as either such term is defined in ERISA), nor has there been any such plan under which Keystone or any of its Subsidiaries had any liability in the last 5 years (or would have had liability if notice had been given).

Each such Controlled Group Plan is included in the listing of Employee Plans on Confidential Schedule 3.28(a).

(h) Except as set forth on Confidential Schedule 3.28(h), each Employee Plan that provides (or has provided within the past 5 years) for health, dental, vision, life, disability or similar coverage is fully covered by one or more third-party insurance policies and neither Keystone nor any of its Subsidiaries is liable for self-insuring any such claims.

(i) Except as set forth on Confidential Schedule 3.28(i), all Employee Plan documents, annual reports or returns, audited, compiled or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed or distributed to the extent required by Law.

(j) Except as set forth on Confidential Schedule 3.28(j), no Employee Plan holds any stock or other securities of Keystone or any of its Subsidiaries or provides the opportunity for the grant, purchase or contribution of any such security.

(k) Except as provided in Confidential Schedule 3.28(k), Keystone or any of its Subsidiaries may, at any time amend or terminate any Employee Plan that it sponsors or maintains and may withdraw from any Employee Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination and for customary termination expenses.

(l) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code §409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) subject to Code §409A has (i) been maintained and operated since January 1, 2010 (or, if later, from its inception) in good faith compliance with Code §409A of the Code and all applicable IRS regulations promulgated thereunder, and (ii) since January 1, 2011, been materially in documentary and operational compliance with Code §409A and all applicable IRS guidance promulgated thereunder. No additional tax under Code §409A(a)(1)(B) has been or is reasonably expected to be incurred by a participant in any such Employee Plan or other contract, plan, program, agreement, or arrangement. Neither Keystone nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Code §409A(a)(1)(B). No currently outstanding stock option or other right to acquire Keystone Stock or other equity security of Keystone or any of its any of its Subsidiaries under any Employee Plan, or the payment of cash based on the value thereof, (A) has, as to any employee of Keystone or any of its Subsidiaries, an exercise price that was less than the fair market value of the underlying equity security as of the date such stock option or right was granted, as determined by Keystone in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and § 1.409A-1 (b)(5)(iv) of the Treasury regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of Keystone or any of its Subsidiaries that is not “service recipient stock” (within the meaning of applicable regulations under Code §409A).

Section 3.29 Obligations to Employees. All accrued obligations and liabilities of Keystone, each of its Subsidiaries and all Employee Plans, for payments to trusts (including grantor trusts) or other funds, to any government agency or authority, or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to any of the matters listed below have been timely paid to the extent required by applicable Law or the terms of such plan, contract program, policy, or other governing instruments: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to, by Keystone or any of its Subsidiaries for its current or former directors, officers, employees and agents. To the extent that payment of any obligation or liability under any of the foregoing is not currently required, adequate actuarial accruals and reserves for such payments have been and are being made by Keystone or its Subsidiaries according to GAAP and applicable Law applied on a consistent basis. All obligations and liabilities of Keystone and each of its Subsidiaries for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable Law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by Keystone and each of its Subsidiaries according to GAAP and generally accepted actuarial principles. All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in the Keystone Financial Statements and the books, statements and records of Keystone and each of its Subsidiaries.

Section 3.30 Interest Rate Risk Management Instruments. Other than loans that provide for interest rate caps or floors, neither Keystone nor any of its Subsidiaries has any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Keystone or any of its Subsidiaries or for the account of a customer of Keystone or any of its Subsidiaries.

Section 3.31 Internal Controls. Keystone and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that are designed to provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Keystone and to maintain accountability for Keystone’s and its Subsidiaries’ assets; (c) access to Keystone’s and its Subsidiaries’ assets is permitted only in accordance with management’s authorization; (d) the reporting of Keystone’s and its Subsidiaries’ assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth on Confidential Schedule 3.31, none of Keystone’s or any of its Subsidiaries’ systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Keystone, any of its Subsidiaries or their accountants.

Section 3.32 Community Reinvestment Act. The Bank is in compliance with the Community Reinvestment Act (the “CRA”) and all regulations issued thereunder, and Keystone has supplied TCBX with copies of the Bank’s current CRA Statement, all support papers therefor, all letters and written comments received by it since June 1, 2023, pertaining thereto and any responses by the Bank to those letters and comments. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and Keystone has no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.33 Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. The Bank is in compliance with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act and the Equal Credit Opportunity Act and all regulations issued thereunder. The Bank has not received any notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any notice of, nor does Keystone have any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.

Section 3.34 Usury Laws and Other Consumer Compliance Laws. All loans of the Bank have been made in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the Laws of the State of Texas. Each loan on the books of the Bank was made in the ordinary course of business.

Section 3.35 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Keystone and the Bank are in compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts; furthermore, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. The Bank has timely filed all Suspicious Activity Reports with the Financial Institutions - Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the Laws referenced in this Section.

Section 3.36 Unfair, Deceptive or Abusive Acts or Practices. Neither Keystone nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices, as such terms are defined under §1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). There are no allegations, claims or disputes to which Keystone or any of its Subsidiaries is a party that allege, or to the Knowledge of Keystone, no Person has threatened to allege, that Keystone or any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices.

Section 3.37 Securities Not Publicly Traded. No security or interest in Keystone or any of its Subsidiaries is, or has been, publicly traded, quoted or traded on any security exchange, over-the-counter market or any interdealer quotation system including, without limitation, the NYSE, The NASDAQ Stock Market LLC, the American Stock Exchange, Inc. or the Over-the-Counter Bulletin Board. Neither Keystone nor any of its Subsidiaries has ever filed a registration statement with the Securities and Exchange Commission (“SEC”) under the Securities Act or been required to file, or has voluntarily filed, periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Neither Keystone nor any of its Subsidiaries has obtained a CUSIP number for any of its securities. The consummation of the transactions contemplated hereby will not require any notification or filing pursuant to Rule 10b-17 promulgated by the SEC or Rule 6490 promulgated by the Financial Industry Regulatory Authority.

Section 3.38 Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Keystone or any of its Subsidiaries or any of its directors, officers, employees or agents for inclusion in the Joint Proxy Statement/Prospectus shall, at the date the Joint Proxy Statement/Prospectus is mailed to the shareholders of Keystone and TCBX and, as the Joint Proxy Statement/Prospectus may be amended or supplemented, at the time of the Keystone Shareholders’ Meeting and the TCBX Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Keystone or any of its Subsidiaries necessary in order to make the statements therein with respect to Keystone and any of its Subsidiaries, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Keystone Shareholders’ Meeting or the TCBX Shareholders’ Meeting. All documents that Keystone is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to Keystone and each of its Subsidiaries with the provisions of applicable Law.

Section 3.39 Agreements Between Keystone and its Subsidiaries; Claims. Except as set forth on Confidential Schedule 3.39, there are no written or oral agreements or understandings between Keystone and any of its Subsidiaries. All past courses of dealings between Keystone and each of its Subsidiaries have been conducted in the ordinary course of business, on arms-length terms consistent with applicable Law and prudent business practices. Keystone has no Knowledge of any Claims that Keystone has against any of its Subsidiaries or of any facts or circumstances that would give rise to any such Claim.

Section 3.40 Representations Not Misleading. No representation or warranty by Keystone contained in this Agreement, nor any written statement, exhibit or schedule furnished to TCBX by Keystone under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over Keystone or its properties of the facts and circumstances upon which they were based.

Section 3.41 State Takeover Laws. The Keystone Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

Section 3.42 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Keystone Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Stephens Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Keystone Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 3.43 No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of Keystone, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to Keystone or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TCBX

Except (i) as disclosed in the disclosure schedules delivered by TCBX to Keystone prior to the execution hereof (the “TCBX Disclosure Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the TCBX Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by TCBX that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any TCBX SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), TCBX hereby represents and warrants to Keystone as follows:

Section 4.01 Organization and Qualification.

(a) TCBX is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Texas and is a bank holding company registered under the BHCA. TCBX has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the certificate of formation and bylaws of TCBX, as amended to date, certified by the Secretary of TCBX, have been made available to Keystone.

(b) TCB is a Texas banking association, duly organized and validly existing under the Laws of the State of Texas and in good standing under all Laws of the State of Texas. TCB has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the certificate of formation and bylaws of TCB, as amended to date, certified by the Secretary or Cashier of TCB have been made available to Keystone. TCB is an insured depository institution as defined in the FDIA.

(c) Merger Sub is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Texas and is wholly owned by TCBX. Merger Sub has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the certificate of formation and bylaws of Merger Sub, as amended to date, have been made available to Keystone.

Section 4.02 Authority; Execution and Delivery.

(a) TCBX has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the TCBX Board. The TCBX Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of TCBX and its shareholders and has directed that the TCBX Share Issuance be submitted to TCBX’s shareholders for approval at a meeting of such shareholders with a recommendation from the TCBX Board in favor of approval and has adopted a resolution to the foregoing effect. TCBX has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by TCBX, and each constitutes the legal, valid and binding obligation of TCBX, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(b) Merger Sub has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. Merger Sub has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Merger Sub, and each constitutes the legal, valid and binding obligation of Merger Sub, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 4.03 Capitalization.

(a) The entire authorized capital stock of TCBX consists solely of (i) 50,000,000 shares of TCBX Common Stock, of which (A) 13,879,099 shares were issued and outstanding as of September 30, 2025, and (B) 78,462 shares were held as treasury stock as of September 30, 2025, (ii) 3,500,000 shares of TCBX Non-Voting Common Stock, of which no shares were issued and outstanding as of September 30, 2025, and (iii) 1,000,000 shares of preferred stock, par value $1.00 per share, of which 69,400 shares are designated as Series A Preferred Stock and 69,400 shares are designated as Series B Preferred Stock, and of which 69,400 shares of Series A Preferred Stock and no shares of Series B Preferred Stock were issued and outstanding as of September 30, 2025.

(b) At the Effective Time, the shares of TCBX Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive rights or any applicable federal or state securities Laws, and will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any shareholder of Keystone who may be deemed to be an “affiliate” (under the Exchange Act) of TCBX after completion of the Merger.

Section 4.04 SEC Filings; Financial Statements.

(a) TCBX has timely filed and made available to Keystone all forms, reports, and documents required to be filed by TCBX with the SEC since December 31, 2022 (collectively, the “TCBX SEC Reports”). The TCBX SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such TCBX SEC Reports or necessary in order to make the statements in such TCBX SEC Reports, in light of the circumstances under which they were made, not misleading. Except for any Subsidiaries of TCBX that are registered as a broker, dealer or investment advisor or filings required due to fiduciary holdings of such Subsidiaries of TCBX, no Subsidiary of TCBX is required to file any forms, reports or other documents with the SEC.

(b) The financial statements of TCBX contained in the TCBX SEC Reports, including any TCBX SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of TCBX and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) TCBX’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all material information (both financial and non-financial) required to be disclosed by TCBX in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to TCBX’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of TCBX required under the Exchange Act with respect to such reports. TCBX has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to TCBX’s auditors and the audit committee of the TCBX Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect TCBX’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in TCBX’s internal controls over financial reporting.

(d) Each of the principal executive officer and the principal financial officer of TCBX (or each former principal executive officer and each former principal financial officer of TCBX, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the SOA with respect to the TCBX SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. Neither TCBX nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the SOA) any “extensions of credit” (within the meaning of Section 402 of the SOA) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of TCBX or any of its Subsidiaries. TCBX is otherwise in compliance, in all material respects, with all applicable provisions of the SOA.

(e) The books and records kept by TCBX and its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Law and accounting requirements. The financial statements of TCBX included in the TCBX SEC Reports have been prepared from, and are in accordance with, the books and records of TCBX and its Subsidiaries.

Section 4.05 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on Confidential Schedule 4.05, each of TCBX and TCB holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any Governmental Entity, which is reasonably likely to result in a Material Adverse Change as to TCBX, individually or in the aggregate, or to the Knowledge of TCBX is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth on Confidential Schedule 4.05, each of TCBX and TCB has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (or with the giving of notice or the passage of time shall be in default) under, or in violation of, (i) any provision of the certificate of formation or bylaws of TCBX or TCB or other governing documents of TCBX or TCB, as applicable (collectively, the “TCBX Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to TCBX or any Subsidiary of TCBX, or their respective assets, operations, properties or businesses now conducted or heretofore conducted or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or award of any Governmental Entity applicable in any material respect to TCBX or any Subsidiary of TCBX or their respective assets, operations, properties or businesses now conducted or heretofore conducted.

(c) Except as set forth on Confidential Schedule 4.05, the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the TCBX Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to TCBX or any Subsidiary of TCBX, or their respective assets, operations, properties or businesses or (iii) any material permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to TCBX or any Subsidiary of TCBX or their respective assets, operations, properties or businesses.

Section 4.06 Undisclosed Liabilities. TCBX has no liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by TCBX or liabilities for federal, state or local Taxes or assessments) that are not reflected in or disclosed in the TCBX SEC Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with past business practices since the date of the TCBX SEC Reports or (b) that are not, individually or in the aggregate, material to TCBX.

Section 4.07 Litigation.

(a) Except as set forth on Confidential Schedule 4.07, neither TCBX nor TCB is a party to any, and there are no pending or, to the Knowledge of TCBX, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TCBX or TCB which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to TCBX or TCB, nor, to the Knowledge of TCBX, is there any basis for any proceeding, claim or any action against TCBX or TCB that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to TCBX or TCB. There is no Order imposed upon TCBX or TCB or the assets or property of TCBX or TCB that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to TCBX or TCB.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the best Knowledge of TCBX, threatened against TCBX or TCB that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by TCBX pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.08 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NYSE, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHCA and approval of such applications, filings and notices, (c) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the Texas Department of Banking in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing of applications, filings and notices, as applicable, with the TDSML in connection with the Bank Merger, and approval of such applications, filings and notices, (f) the filing with the SEC of (i) any filings under applicable requirements of the Exchange Act, including the filing of the Joint Proxy Statement/Prospectus and (ii) the Registration Statement and declaration of effectiveness of the Registration Statement, (g) the filing of the articles and certificates of merger with the Secretary of State of the State of Texas pursuant to the requirements of the TBOC, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of TCBX Common Stock pursuant to this Agreement and the approval of the listing of such TCBX Common Stock on the NYSE, no consents, Orders or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by TCBX of this Agreement or (B) the consummation by TCBX of the transactions contemplated by this Agreement. As of the date of this Agreement, TCBX knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and TCBX has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 4.09 Regulatory Compliance.

(a) Except as set forth on Confidential Schedule 4.09, TCBX is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of a supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business. Except as set forth on Confidential Schedule 4.09, there is no unresolved violation, criticism or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations of TCBX or TCB. TCBX is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). TCB is an “eligible bank” (as that term is defined in 12 C.F.R. § 303.2(r). Notwithstanding the foregoing, neither party shall be required to take any action under this Agreement that would cause such party to violate 12 C.F.R. §309.6.

(b) All material reports, records, registrations, statements, notices and other documents or information required to be filed by TCBX with any Regulatory Agency, have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially true, accurate, correct and complete.

Section 4.10 Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by TCBX or any of its Subsidiaries or any of its directors, officers, employees or agents for inclusion in the Joint Proxy Statement/Prospectus shall, at the date the Joint Proxy Statement/Prospectus is mailed to the shareholders of TCBX and Keystone and, as the Joint Proxy Statement/Prospectus may be amended or supplemented, at the time of the TCBX Shareholders’ Meeting and the Keystone Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to TCBX or any of its Subsidiaries necessary in order to make the statements therein with respect to TCBX and any of its Subsidiaries, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the TCBX Shareholders’ Meeting or the Keystone Shareholders’ Meeting. All documents that TCBX is responsible for filing with any Regulatory Agency in connection with the Merger or the Bank Merger shall comply with respect to TCBX and each of its Subsidiaries with the provisions of applicable Law.

Section 4.11 Absence of Certain Changes. Since December 31, 2024, (a) TCBX has conducted its business in the ordinary course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, had or is reasonably likely to have, a Material Adverse Change on TCBX or TCB.

Section 4.12 TCBX Disclosure Controls and Procedures. Except as set forth on Confidential Schedule 4.12, none of TCBX’s records, systems, controls, data or information, are recorded, stored, maintained and operated wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of TCBX or its accountants.

Section 4.13 Representations Not Misleading. No representation or warranty by TCBX contained in this Agreement, nor any written statement, exhibit or schedule furnished to Keystone by TCBX under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over TCBX or their properties of the facts and circumstances upon which they were based.

Section 4.14 Opinion of Financial Advisor. Prior to the execution of this Agreement, the TCBX Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of Raymond James & Associates, Inc. to the effect that as of the date thereof and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration payable pursuant to this Agreement is fair from a financial point of view to TCBX. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 4.15 Taxes.

(a) TCBX has no Knowledge of any facts or circumstances that would reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) TCBX and each of its Subsidiaries have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns are true, correct and complete in all material respects and have been prepared in all material respects in compliance with all applicable Laws. All Taxes due and payable by TCBX and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid to the appropriate Governmental Entity.

(c) There is no proceeding, audit, assessment, dispute or claim concerning any Tax liability or Tax Return of TCBX or any of its Subsidiaries either (i) pending or ongoing, (ii) claimed or raised by any Governmental Entity in writing, or (iii) as to which TCBX or any of its Subsidiaries has Knowledge. All Tax deficiencies asserted, or assessments made, against TCBX or any of its Subsidiaries have been fully paid or finally resolved.

Section 4.16 No Other Representations or Warranties. Except as expressly set forth in this Agreement, none of TCBX, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to TCBX or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever.

ARTICLE V

COVENANTS OF KEYSTONE

Section 5.01 Commercially Reasonable Efforts. Keystone will use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.

Section 5.02 Keystone Shareholders’ Meeting. Keystone, acting through the Keystone Board, shall, in accordance with applicable Law:

(a) duly call, give notice of, convene and hold a meeting of its shareholders (the “Keystone Shareholders’ Meeting”) as soon as practicable after the Registration Statement and the Joint Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC for the purpose of approving and adopting this Agreement, the Merger and the transactions contemplated hereby;

(b) require no greater than the minimum vote of the capital stock of Keystone required by applicable Law in order to approve this Agreement, the Merger and the transactions contemplated hereby;

(c) include in the Joint Proxy Statement/Prospectus the recommendation of the Keystone Board that the shareholders of Keystone vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby; and

(d) cause the Joint Proxy Statement/Prospectus to be mailed to the shareholders of Keystone as soon as practicable after the Registration Statement and the Joint Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC, and use its commercially reasonable efforts to obtain the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby by shareholders holding at least the minimum number of shares of Keystone Stock entitled to vote at the Keystone Shareholders’ Meeting necessary to approve the foregoing under applicable Law. The letters to shareholders, notices of meeting, joint proxy statement of Keystone and TCBX and forms of proxy to be distributed to Keystone’s and TCBX’s shareholders in connection with the Merger and this Agreement shall be in form and substance reasonably satisfactory to TCBX and are collectively referred to herein as the “Joint Proxy Statement/Prospectus”.

Section 5.03 Information Furnished by Keystone. Keystone shall promptly following receipt of a written request from TCBX furnish or cause to be furnished to TCBX, all information concerning Keystone, including but not limited to financial statements, required for inclusion in any statement or application made or filed by TCBX to any Governmental Entity in connection with the transactions contemplated by this Agreement or in connection with any unrelated transactions during the pendency of this Agreement. Keystone represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Keystone shall otherwise fully cooperate with TCBX in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 5.04 Required Acts. Between the date of this Agreement and the Closing, Keystone will, and will cause of each of its Subsidiaries including the Bank to, unless otherwise permitted in writing by TCBX:

(a) operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

(b) except as required by prudent business practices, use all commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

(c) perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Keystone or any of its Subsidiaries may in good faith reasonably dispute;

(d) use commercially reasonable efforts to maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e) timely file, subject to extensions, all reports required to be filed with any Governmental Entity and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings;

(f) timely file, subject to extensions, all Tax Returns required to be filed by it and timely pay all Taxes that are required to be paid by it;

(g) promptly notify TCBX of any Tax Proceeding or claim pending or threatened against or with respect to Keystone or any of its Subsidiaries;

(h) collect or withhold all Taxes required to be collected or withheld by it and pay the same in full to the proper Governmental Entity when due, and comply with all related information reporting and recordkeeping requirements;

(i) account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

(j) promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Call Report and the Uniform Retail Credit Classification and Account Management Policy;

(k) maintain the allowance for credit losses account in accordance with GAAP and in an amount reasonably estimated to be adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with RAP;

(l) pay or accrue all costs, expenses and other charges to be incurred in connection with the Merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the Calculation Date;

(m) ensure that all accruals for Taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP); and

(n) take the actions set forth on Confidential Schedule 5.04(n).

Section 5.05 Prohibited Acts. Between the date of this Agreement and the Closing, Keystone will not, and will not permit any of its Subsidiaries including the Bank to, without the prior written consent of TCBX, except as set forth on Confidential Schedule 5.05:

(a) take or fail to take any action that would cause the representations and warranties made in Article III to be inaccurate at the time of the Closing or preclude Keystone from making such representations and warranties at the time of the Closing;

(b) merge into, consolidate with or sell its assets to any other Person or entity, change or amend Keystone’s or any of its Subsidiaries’ certificate of formation or bylaws, increase the number of shares of Keystone Stock (other than by exercise of a Keystone Option or vesting of a Keystone RSU) or any of its Subsidiaries’ stock outstanding or increase the amount of the Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

(c) except as explicitly permitted hereunder or in accordance with applicable Law or pursuant to a contract existing as of the date of this Agreement, engage in any transaction with any affiliated Person or allow such Persons to acquire any assets from Keystone or any of its Subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

(d) declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities;

(e) discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(f) issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(g) accelerate the vesting of pension or other benefits in favor of employees of Keystone or any of its Subsidiaries except according to the Employee Plans or as otherwise contemplated by this Agreement or as required by applicable Law;

(h) acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(i) mortgage, pledge or subject to Lien any of its property, business or assets, tangible or intangible, except (i) Permitted Encumbrances and (ii) pledges of assets to secure public funds deposits and Federal Home Loan Bank borrowings;

(j) sell, transfer, lease to others or otherwise dispose of any of its assets, or cancel or compromise any debt or claim, or waive or release any right or claim of a market value in excess of $25,000;

(k) make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal practices to its employees and officers;

(l) enter into any employment or consulting contract (other than as contemplated by the terms of the Employee Plans or this Agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend any Employment Agreement, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable Law or by this Agreement;

(m) make any capital expenditures or capital additions or betterments except for such capital expenditures or capital additions that are set forth in writing in the budget provided to TCBX, that are necessary to prevent substantial deterioration of the condition of a property or that do not exceed $25,000 in the aggregate;

(n) sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(o) make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, or (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by Keystone’s independent auditors, or as required by any applicable Regulatory Agency;

(p) file any amended Tax Return, waive or extend any period related to the assessment or collection of any Tax, settle or compromise any Tax Proceeding relating to Keystone or any of its Subsidiaries, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or other Tax related agreement with any Governmental Entity with respect to any Taxes or Tax Return, make, seek or submit any application for a voluntary disclosure or voluntary disclosure agreement, surrender any claim to a Tax refund, or change any method of Tax accounting or Tax accounting or reporting period;

(q) reduce the amount of the Bank’s allowance for credit losses except through charge offs;

(r) sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of one (1) year or less and an AA rating by at least one nationally recognized ratings agency;

(s) renew, extend the maturity of, or alter any of the terms of any loan classified by Keystone as “watch,” “special mention,” “substandard,” “doubtful,” and “non-accrual” or other words of similar import or make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $1,000,000, provided that (A) prior to taking one or more of the actions described in the foregoing clauses with respect to any such loan, the Bank shall cause the loan credit memorandum with respect to such action or loan to be transmitted by email to the TCBX Loan Representative at the email address specified in Section 10.12, (B) upon receipt of such loan credit memorandum, the TCBX Loan Representative promptly will review the proposed action or loan and may, within two Business Days of receipt of the loan credit memorandum, request in writing such additional information with respect to such action or loan as the TCBX Loan Representative may reasonably determine necessary (which request may be made by return email), and (C) the TCBX Loan Representative shall, within two Business Days of the receipt of the latter of the loan credit memorandum or, if timely requested, the receipt of such additional information, approve or disapprove such action or loan in writing (which approval or disapproval may be given by return email), provided that if the TCBX Loan Representative fails to timely approve or disapprove or fails to timely give notice of such approval or disapproval, the TCBX Loan Representative shall be deemed to have approved such action or loan;

(t) enter into any acquisitions or leases of real property, including new leases and lease extensions; or

(u) take or omit to take any action that could reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” under Section  368(a) of the Code.

Section 5.06 Access; Pre-Closing Investigation.

(a) Upon reasonable notice and subject to applicable Laws, Keystone will afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of TCBX full access to the properties, books, contracts and records of Keystone and each of its Subsidiaries, permit TCBX to make such inspections (including with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon pursuant to Section 5.12) as TCBX may require and furnish to TCBX during such period all such information concerning Keystone, each of its Subsidiaries and its affairs as TCBX may reasonably request, in order that TCBX may have full opportunity to make such reasonable investigation as it desires to make of the affairs of Keystone and each of its Subsidiaries, including access sufficient to verify the value of the assets and the liabilities of Keystone and each of its Subsidiaries and the satisfaction of the conditions precedent to TCBX’s obligations described in Article VIII of this Agreement. TCBX will use its commercially reasonable efforts not to disrupt the normal business operations of Keystone or any of its Subsidiaries. Keystone agrees at any time, and from time to time, to furnish to TCBX as soon as practicable, any additional information that TCBX may reasonably request. Neither Keystone nor any of its Subsidiaries shall be required to afford or provide access to, permit the inspection of, or furnish or disclose properties, books, contracts, records, structures or information (i) that constitutes confidential supervisory information of Keystone or the Bank (as such term is defined in 12 C.F.R. § 261.2), or (ii) where such access or disclosure would violate or prejudice the rights of Keystone’s or any of its Subsidiaries’ customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 5.07 Additional Financial Statements. Keystone will promptly furnish TCBX with true and complete copies of (a) each Call Report prepared after the date of this Agreement as soon as such reports are filed with the FDIC, (b) the consolidated balance sheet of Keystone as of the end of each quarter during the term of this Agreement, the consolidated statement of income and changes in stockholders’ equity of Keystone and its Subsidiaries for each quarter during the term of this Agreement, as soon as each such compiled financial statement is made available to Keystone, (c) unaudited month-end financial statements of Keystone, and (d) each Tax Return for either Keystone or its Subsidiaries prepared after the date of this Agreement as soon as said Tax Returns are filed with the IRS or other Governmental Entity.

Section 5.08 Untrue Representation. Keystone will promptly notify TCBX in writing if Keystone becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to TCBX or any representation or warranty made in or pursuant to this Agreement or that results in the failure of Keystone or any of its Subsidiaries to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 5.09 Litigation and Claims. Keystone will promptly notify TCBX in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against Keystone or any of its Subsidiaries or affecting any of their properties, and Keystone will promptly notify TCBX of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of Keystone, threatened against Keystone or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Keystone or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.10 Material Adverse Changes. Keystone will promptly notify TCBX in writing if any change or development has occurred or, to the Knowledge of Keystone, been threatened (or any development has occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on Keystone or any of its Subsidiaries, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the transactions contemplated by this Agreement, or (c) would cause the conditions in Article VIII not to be satisfied.

Section 5.11 Consents and Approvals. Keystone will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 2.02(i).

Section 5.12 Environmental Investigation.

(a) TCBX and its consultants, agents and representatives will have the right, to the same extent that Keystone has the right, if any, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”) at any time on or prior to the date that is forty-five (45) days after the date of this Agreement. TCBX will notify Keystone prior to any physical inspections of the Property, and Keystone may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by TCBX, TCBX will (i) notify Keystone of any Property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, and (ii) commence such Secondary Investigation, on or prior to the date that is seventy-five (75) days after the date of this Agreement. TCBX will give reasonable notice to Keystone of such Secondary Investigations, and Keystone may place reasonable time and place restrictions on such Secondary Investigations.

(b) Keystone agrees to make available to TCBX and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other Environmental Inspections and surveys. Keystone also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with TCBX and will be entitled to certify the same in favor of TCBX and its consultants, agents and representatives and make all other data available to TCBX and its consultants, agents and representatives.

Section 5.13 Registration Statement and Joint Proxy Statement/Prospectus.

(a) Keystone agrees to cooperate and assist TCBX in (i) preparing a Registration Statement on Form S-4 (the “Registration Statement”), in which the Joint Proxy Statement/Prospectus will be included as a prospectus, relating to the shares of TCBX Common Stock to be issued as part of the Merger Consideration provided for herein, and the Joint Proxy Statement/Prospectus, and (ii) filing the Registration Statement and the Joint Proxy Statement/Prospectus (forming a part of the Registration Statement) with the SEC, including furnishing to TCBX all information concerning Keystone and each of its Subsidiaries that TCBX may reasonably request in connection with preparation of such Registration Statement and Joint Proxy Statement/Prospectus. A Change in Recommendation effected in accordance with the provisions of Section 5.22 will not constitute a breach by Keystone of this Agreement. None of the information supplied or to be supplied by Keystone or any of its directors, officers, employees or agents for inclusion in the Registration Statement or the Joint Proxy Statement/Prospectus shall, at the date the Joint Proxy Statement/Prospectus is mailed to the shareholders of Keystone and TCBX and, as the Registration Statement and the Joint Proxy Statement/Prospectus may be amended or supplemented, at the time of the Keystone Shareholders’ Meeting and the TCBX Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Keystone necessary in order to make the statements therein with respect to Keystone, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Keystone Shareholders’ Meeting or the TCBX Shareholders’ Meeting. All documents that Keystone is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to Keystone in all material respects with the provisions of applicable Law.

(b) The Keystone Board has resolved to recommend to the Keystone shareholders that they approve this Agreement and the Merger and shall submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the purposes of this Agreement. Subject to a Change in Recommendation in accordance with Section 5.22, the Keystone Board shall (i) include in the Joint Proxy Statement/Prospectus the recommendation of the Keystone Board that the shareholders of Keystone vote in favor of this Agreement, the Merger and the transactions contemplated hereby, (ii) use its commercially reasonable efforts to obtain such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby, and (iii) perform such other acts as may reasonably be requested by TCBX to ensure that such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby are obtained. The Keystone Board shall cause the Joint Proxy Statement/Prospectus to be mailed to the shareholders of Keystone as soon as practicable after the Registration Statement becomes effective with the SEC.

(c) If Keystone becomes aware prior to the Effective Time of any information that would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, Keystone shall promptly inform TCBX thereof and take the necessary steps to correct the Joint Proxy Statement/Prospectus.

Section 5.14 Benefit Plans.

(a) Keystone will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is intended to be a Code section 401(a) qualified retirement plan (each a “Retirement Plan”) and related trust sponsored by Keystone or any of its Subsidiaries, effective no later than the date immediately before the Closing Date. Keystone will provide TCBX evidence or such other confirmation from Keystone which TCBX deems appropriate that (i) each such Retirement Plan has been terminated as set forth in this Section 5.14(a) pursuant to duly authorized corporate action and (ii) at the request of TCBX, Keystone will submit to the IRS an application for determination of the Tax qualified status of any qualified plan relating to its termination. Provided TCBX’s request to file an application for determination is given at least ninety (90) days prior to the Closing, such application will be filed on or before the Closing. Any costs incurred prior to the Closing related to the termination of each Retirement Plan shall be paid (including all related legal, administrative and other costs and expenses unless specifically set forth otherwise in this subsection) solely by Keystone and reflected in the calculation of Adjusted Equity.

(b) At the direction of TCBX, Keystone will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is an employee welfare benefit plan, as defined in ERISA § 3(1) (“Welfare Plan”), effective not later than immediately before the Closing. Keystone will provide TCBX evidence or such other confirmation from Keystone which TCBX deems appropriate that each such Welfare Plan has been terminated as set forth in this Section 5.14(b) pursuant to duly authorized corporate action. Notwithstanding the foregoing, without the consent of TCBX, Keystone shall not take, or permit any of its Subsidiaries to take, any action to terminate any Welfare Plan that is a group medical plan.

Section 5.15 Termination of Contracts.

(a) Keystone and each of its Subsidiaries will, with regard to any contract to which Keystone or any of its Subsidiary is a party (other than those contracts set forth on Confidential Schedule 5.15(a)) identified by TCBX prior to the Calculation Date, cooperate with and take such actions as reasonably requested by TCBX to terminate any such contract on a date to be determined by TCBX, in its sole discretion. Any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Keystone or any of its Subsidiaries in connection with the termination of any contract, regardless of whether such contract is identified by TCBX, shall be accrued or paid by Keystone or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(a) and shall be reflected in the calculation of Adjusted Equity as contemplated by Section 1.06(a). For the avoidance of doubt, TCBX will not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract.

(b) Keystone and each of its Subsidiaries will cooperate with TCBX in TCBX’s negotiation in good faith of a reasonable settlement of the termination of Keystone’s and/or each of its Subsidiaries’ data processing/technology contracts listed on Confidential Schedule 5.15(b) and Keystone and each of its Subsidiaries will take such actions as reasonably requested by TCBX in connection with the termination of such contracts, to ensure that if the Merger occurs, the data procession/technology contracts listed on Confidential Schedule 5.15(b) will be terminated in connection with the consummation of the Merger; provided, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Keystone or any of its Subsidiaries in connection with the termination of such data processing and technology contracts shall be accrued or paid by Keystone or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(b) and shall be reflected in the calculation of Adjusted Equity as contemplated by Section 1.06(a).

(c) Any such notice and actions by Keystone and/or each of its Subsidiaries pursuant to this Section 5.15 will be in accordance with the terms of such contracts.

Section 5.16 Conforming Accounting Adjustments. Keystone and each of its Subsidiaries shall, if requested by TCBX, consistent with GAAP, immediately prior to Closing, make such accounting entries as TCBX may reasonably request in order to conform the accounting records of Keystone and each of its Subsidiaries to the accounting policies and practices of TCBX; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement (except to the extent that a certain representation, warranty, covenant or other provision is breached and thus, requires the adjustment), (b) require any prior filing with any Governmental Entity or Regulatory Agency, (c) violate any Law, rule or regulation applicable to Keystone or any of its Subsidiaries, (d) adversely affect the calculation of Adjusted Equity, or (e) be an acknowledgment by Keystone (i) of any adverse circumstances for purposes of determining whether the conditions to TCBX’s obligations under this Agreement have been satisfied, (ii) that such adjustment is required for purposes of determining satisfaction of the condition to TCBX’s obligations under this Agreement set forth in Section 8.08 or (c)  that such adjustment has any bearing on the Merger Consideration.

Section 5.17 Regulatory and Other Approvals. Keystone, at its own expense, will promptly file or cause to be filed applications for all regulatory approvals required to be obtained by Keystone in connection with this Agreement and the other agreements contemplated hereby. Keystone will promptly furnish TCBX with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. Keystone will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time.

Section 5.18 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”), if any, shall be paid by the party liable for such Transfer Tax under Law when due, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) Keystone and TCBX further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed.

Section 5.19 Disclosure Schedules. At least ten (10) days prior to the Closing, Keystone agrees to provide TCBX with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 5.20 Transition.

(a) The senior officers of Keystone and the Bank agree to meet with senior officers of TCBX as reasonably requested by TCBX to review the financial and operational affairs of the Bank, and to the extent permitted by applicable Law, each of Keystone and the Bank agrees to give due consideration to TCBX’s input on such matters, consistent with this Section 5.20, with the understanding that TCBX shall in no event be permitted to exercise control of Keystone or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, Keystone and the Bank shall have no obligation to act in accordance with TCBX’s input. Commencing after the date hereof and to the extent permitted by applicable Law, TCBX, Keystone and the Bank shall use their commercially reasonable efforts to plan the integration of Keystone and the Bank with the businesses of TCBX and their respective affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall TCBX or its affiliates be entitled to control Keystone or the Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of Keystone and the Bank in the ordinary course of business, Keystone’s and the Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including support from Keystone’s and the Bank’s outside contractors, and to assist TCBX in performing all tasks, including, without limitation, equipment installation, reasonably required to result in a successful integration at the Closing. TCBX shall provide such assistance of its personnel as Keystone and the Bank shall request to permit Keystone and the Bank to comply with their obligations under this Section 5.20.

(b) From and after the date hereof, each of Keystone and the Bank shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its agents to, permit TCBX to take all reasonable actions that TCBX deems necessary or appropriate, and to cooperate and to use its commercially reasonable efforts to cause its agents to cooperate in the taking of such actions, to enable TCBX, after the Closing, to satisfy the applicable obligations under §§302, 404 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) and the other requirements of the SOA with respect to Keystone and the Bank, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA. Any such actions shall be at the expense of TCBX.

Section 5.21 Execution of Releases. Keystone shall use commercially reasonable efforts to cause the persons set forth on Confidential Schedule 8.06 to take such action as they are required to, in order to execute the releases as described in Section 8.06.

Section 5.22 No Solicitation.

(a)Subject to the provisions of this Section 5.22, Keystone will not, and will cause its Subsidiaries not to, and will cause Keystone’s and its Subsidiaries’ respective officers, directors, employees, Affiliates, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) except as permitted below, (A) engage in negotiations or discussions with or provide any information or data to, any Person relating to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.22(b)). Keystone shall, and shall cause each of its officers, directors, employees, Affiliates, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any Person (other than TCBX) conducted heretofore with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its officers, directors, employees, Affiliates, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the approval of the Keystone shareholders, in the event that Keystone receives a bona fide Acquisition Proposal that is not received in violation of this Section 5.22, Keystone and its Board may participate in discussions or negotiations with, or furnish any information to, any Person making such Acquisition Proposal and its agents and representatives or potential sources of financing that need to be involved in such discussion if Keystone’s Board determines in good faith, after consultation with its counsel and financial advisor, that such Person is reasonably likely to submit to Keystone a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties; provided, however, that, prior to providing any nonpublic information to such Person or participating in discussions or negotiations with such Person, Keystone shall have entered into a confidentiality agreement with such Person on terms that are substantially similar to the confidentiality provisions of the Confidentiality Agreement and that any nonpublic information concerning Keystone and its Subsidiaries provided to such Person, to the extent not previously provided to TCBX, is promptly provided to TCBX. In addition, nothing herein shall restrict Keystone from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(c) Keystone will promptly (and in any event within 48 hours) notify TCBX of the receipt by Keystone of any Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. Keystone will (subject to the Keystone Board’s fiduciary duties) keep TCBX reasonably informed of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto.

(d) Keystone’s Board may, at any time prior to obtaining the approval of the Keystone shareholders, (i) approve, endorse or recommend a Superior Proposal or enter into a definitive agreement with respect to a Superior Proposal or (ii) modify or amend in a manner adverse to TCBX or withdraw the Keystone Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”), provided that (x) prior to such Change in Recommendation, Keystone’s Board shall determine, in good faith (after consultation with its counsel), that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) such Change in Recommendation is in connection with a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account any action taken by TCBX pursuant to Section 5.22(e).

(e) Notwithstanding anything to the contrary contained in this Agreement, Keystone may not terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal unless (i) it notifies TCBX in writing of its intention to take such action at least three (3) Business Days prior to taking such action, specifying the material terms of any applicable Superior Proposal, identifying the Person(s) making such Superior Proposal and providing TCBX an unredacted copy of all of the agreements with the party making such Superior Proposal, (ii) TCBX does not make, after being provided with reasonable opportunity to negotiate with Keystone and its agents and representatives, within such three (3) Business Day period, irrevocable adjustments in the terms and conditions of this Agreement that Keystone’s Board determines, in good faith after consultation with its counsel and financial advisors, is at least as favorable to Keystone’s shareholders as such Superior Proposal and (iii) Keystone is not in material breach of this Section 5.22.

Section 5.23 Directors’ and Officers’ Insurance. Prior to Closing, Keystone shall obtain, at the expense of Keystone, (i) a six (6) year tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance and (ii) a two (2) year tail insurance coverage policy relating to the policy of cyber liability insurance, currently maintained by Keystone and the Bank as of the date hereof with respect to claims arising from facts or events that occurred on or prior to the Effective Time (including the transactions contemplated hereby) as currently maintained by Keystone (collectively, the “Tail Policy”), on terms no less advantageous than those contained in Keystone’s existing directors’ and officers’ and company’s liability insurance policy and cyber liability insurance policy; provided, however, that Keystone shall not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date hereof by Keystone for such insurance.

Section 5.24 Tax-free Reorganization Opinion. An authorized officer of Keystone shall execute and deliver to Norton Rose Fulbright US LLP and Fenimore Kay Harrison LLP, respectively, one or more certificates (the “Keystone Certificates”) containing appropriate representations and covenants, reasonably satisfactory in form and substance to each counsel, at such time or times as may be reasonably requested by each counsel (including as of the Closing Date and in connection with the filing of the Registration Statement), in connection with each counsel’s deliveries of an opinion with respect to the U.S. federal income tax treatment of the Integrated Mergers pursuant to Section 8.15 and Section 7.11 and/or in connection with the filing of the Registration Statement, and Keystone shall also provide such other information as reasonably requested by each counsel for purposes of rendering such opinions. Keystone and its Subsidiaries shall not take (or omit to take) or cause to be taken (or omitted) any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications, representations, warranties and covenants included in the Keystone Certificates.

Section 5.25 Employment and Retention Agreements. Keystone shall use commercially reasonable efforts to cause (a) each of the persons set forth on Confidential Schedule 5.25(a) to execute and deliver to TCBX prior to the Closing Date an employment agreement in a form reasonably acceptable to TCBX and (b) each of the persons set forth on Confidential Schedule 5.25(b) to execute and deliver to TCBX prior to the Closing Date a retention agreement in a form reasonably acceptable to TCBX.

Section 5.26 Keystone Loan Agreement. Keystone shall, and shall cause the Bank to, (i) arrange for delivery to TCBX of the Payoff Documentation at least two (2) Business Days prior to the Closing, with agreed-form drafts of such Payoff Documentation to be delivered at least five (5) Business Days prior to the Closing and (ii) take all other actions reasonably requested by TCBX (including actions to make available cash of Keystone and its Subsidiaries) to facilitate the payoff, discharge and termination in full at the Effective Time of all amounts outstanding under the Keystone Loan Agreement and the release of all related Liens on the assets and equity interests of Keystone and its Subsidiaries.

ARTICLE VI

COVENANTS OF TCBX

Section 6.01 Commercially Reasonable Efforts. TCBX shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02 TCBX Shareholders’ Meeting. TCBX, acting through the TCBX Board, shall, in accordance with applicable Law:

(a) duly call, give notice of, convene and hold a meeting of its shareholders (the “TCBX Shareholders’ Meeting”) as soon as practicable after the Registration Statement and the Joint Proxy Statement/Prospectus

(forming a part of the Registration Statement) become effective with the SEC for the purpose of approving the TCBX Share Issuance;

(b) require no greater than the minimum vote of the capital stock of TCBX required by applicable Law in order to approve the TCBX Share Issuance;

(c) include in the Joint Proxy Statement/Prospectus the recommendation of the TCBX Board that the shareholders of TCBX vote in favor of the approval of the TCBX Share Issuance; and

(d) cause the Joint Proxy Statement/Prospectus to be mailed to the shareholders of TCBX as soon as practicable after the Registration Statement and the Joint Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC, and use its commercially reasonable efforts to obtain the approval of the TCBX Share Issuance by shareholders holding at least the minimum number of shares of TCBX Common Stock entitled to vote at the TCBX Shareholders’ Meeting necessary to approve the foregoing under applicable Law.

Section 6.03 Regulatory Filings; Registration Statement.

(a) TCBX, at its own expense, with the cooperation of Keystone, at its own expense, shall promptly file or cause to be filed within thirty (30) days of the date of this Agreement applications for all regulatory approvals required to be obtained by TCBX in connection with this Agreement and the transactions contemplated hereby, including but not limited to the necessary applications for the prior approval of the Integrated Mergers and the Bank Merger by applicable Regulatory Agencies.

(b) TCBX shall reserve and make available for issuance in connection with the Merger, and in accordance with the terms of this Agreement, the shares of TCBX Common Stock for the Merger Consideration and shall, with the cooperation of Keystone and the Bank, file with the SEC the Registration Statement, which Registration Statement will contain the Joint Proxy Statement/Prospectus, and TCBX shall use its commercially reasonable efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of the mailing thereof to the shareholders of Keystone and TCBX, at the time of the Keystone Shareholders’ Meeting and the TCBX Shareholders’ Meeting and on the Effective Time, the Joint Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading.

(c) TCBX shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its commercially reasonable efforts to obtain such permits and approvals on a timely basis.

(d) TCBX shall promptly and properly prepare and file any filings required under the Securities Act or Exchange Act, relating to the Merger and the transactions contemplated herein.

(e) TCBX shall keep Keystone reasonably informed as to the status of such applications and filings and shall notify it promptly of any developments that reasonably could significantly delay the completion of the Merger. Keystone shall have the right to review in advance, subject to applicable Laws relating to the exchange of information, all material non-confidential written information to be submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement.

(f) If TCBX becomes aware prior to the Effective Time of any information that would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading,

TCBX shall promptly inform Keystone thereof and take the necessary steps to correct the Joint Proxy Statement/Prospectus.

Section 6.04 Untrue Representations. TCBX shall promptly notify Keystone in writing if TCBX becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Keystone or any representation or warranty made in or pursuant to this Agreement or that results in the failure of TCBX to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 6.05 Litigation and Claims. TCBX shall promptly notify Keystone of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of TCBX, threatened against TCBX or any Subsidiary of TCBX that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by TCBX or any Subsidiary of TCBX pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.06 Material Adverse Changes. TCBX shall promptly notify Keystone in writing if any change or development shall have occurred or, to the Knowledge of TCBX, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on TCBX, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement or (c)  would cause the conditions in Article VII not to be satisfied.

Section 6.07 Consents and Approvals. TCBX will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 2.03(g).

Section 6.08 Employee Matters.

(a) At the Effective Time, TCBX may, in its sole and absolute discretion, either discontinue the employment of one or more current employees of Keystone or any of its Subsidiaries (each a “Terminated Employee”), or continue the employment of one or more current employees of Keystone or any of its Subsidiaries (each a “Continuing Employee”). TCBX shall consult with the Chief Executive Officer of Keystone with respect to the termination of any such employees in connection with the Closing. Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of TCBX, each Continuing Employee shall be entitled, as an employee of TCBX or its Subsidiaries, to participate in the employee benefit plans of TCBX provided to similarly situated employees of TCBX or its Subsidiaries. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 6.08 is not intended to give any Continuing Employee any rights or privileges superior to those of other similarly situated employees of TCBX or its Subsidiaries. The provisions of this Section 6.08 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, TCBX shall, for purposes of vesting, any age or period of service requirements for commencement of participation, and level of compensation or benefits with respect to any employee benefit plans in which a Continuing Employee may participate (excluding any qualified or nonqualified defined benefit pension plan or post-employment health or welfare benefit plan), credit each Continuing Employee with his or her term of service with Keystone or any of its Subsidiaries to the extent (i) such service was recognized under the analogous Employee Plan of Keystone or any of its Subsidiaries and (ii) such credited service does not result in a duplication of benefits.

(b) Terminated Employees and Continuing Employees will be eligible to receive the severance set forth on Confidential Schedule 6.08, subject to the satisfaction of the terms and condition set forth on such schedule.

(c) If Continuing Employees become eligible to participate in a medical, dental or health plan of TCBX upon termination of any such analogous plan of Keystone or the Bank, TCBX shall use commercially reasonable efforts to cause each such plan of TCBX to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of TCBX, (ii) cause any such plan to give credit toward the satisfaction of any annual deductible limitation and out-of-pocket maximum under such plan for any deductible, co-payment, or other cost-sharing amounts previously paid by a Continuing Employee under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such Continuing Employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(d) Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of Keystone or any of its Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, TCBX, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Keystone, TCBX or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Keystone or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Employee Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular Employee Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 10.20, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of Keystone or any of its Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.09 Board Seats. At or promptly following the Effective Time, each of TCBX and TCB shall increase by two (2) the number of directors constituting the TCBX Board and the TCB board of directors and appoint Jeffrey A. Wilkinson and such other current member of the Keystone Board as mutually agreed by TCBX and Keystone, to the TCBX Board and the TCB board of directors, who shall be subject to TCBX’s standard director qualification procedure.

Section 6.10 Conduct of Business in the Ordinary Course. Except as specifically provided for in this Agreement, TCBX shall conduct its business in the ordinary course as heretofore conducted. For purposes of this Section 6.10, the ordinary course of business shall consist of the banking and related business as presently conducted by TCBX and its Subsidiaries, and engaging in acquisitions and assisting in the management of its Subsidiaries.

Section 6.11 Access to Properties and Records. To the extent permitted by applicable Law, and solely for the purposes of verifying the representations and warranties of TCBX and preparing for the Merger and the other matters contemplated by this Agreement, TCBX shall, and shall cause each of its Subsidiaries to, upon reasonable notice from Keystone to TCBX (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Keystone, who enter into a non-disclosure agreement with TCBX in a form acceptable to TCBX, reasonable access to the properties, books and records of TCBX and its Subsidiaries during normal business hours in order that Keystone may have the opportunity to make such reasonable investigation of the affairs of TCBX and its Subsidiaries, and (b) furnish Keystone with such additional financial and operating data and other information as to the business and properties of TCBX as Keystone shall, from time to time, reasonably request. Keystone shall use commercially reasonable efforts to minimize any interference with TCBX’s business operations during any such access. Neither TCBX nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of TCBX’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

Section 6.12 NYSE Listing. TCBX shall file all documents required to be filed to have the shares of TCBX Common Stock to be issued pursuant to this Agreement included for listing on the NYSE and use its commercially reasonable efforts to affect said listing.

Section 6.13 Disclosure Schedules. At least ten (10) days prior to the Closing, TCBX agrees to provide Keystone with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.14 No Control of Keystone’s Business. Nothing contained in this Agreement gives TCBX or any of their representatives or Affiliates, directly or indirectly, the right to control or direct the operations of Keystone or the Bank prior to the Effective Time. Prior to the Effective Time, Keystone shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of Keystone and the Bank.

Section 6.15 Tax Matters.

(a) TCBX shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.

(b) Following the Merger, TCBX will not Knowingly take any action or omit to take any action that would reasonably be expected to prevent or impede the Integrated Mergers from qualifying as a reorganization described in Section 368(a) of the Code.

(c) TCBX will prepare and file (or cause to be prepared and filed) all income Tax Returns of TCBX and its Subsidiaries for the years or periods during which the Integrated Mergers take place reporting the Integrated Mergers as a “reorganization” described in Section 368(a) of the Code.

Section 6.16 Tax-free Reorganization Opinion. An authorized officer of TCBX shall execute and deliver to Norton Rose Fulbright US LLP and Fenimore Kay Harrison LLP, respectively, one or more certificates (the “TCBX Certificates”) containing appropriate representations and covenants, reasonably satisfactory in form and substance to each counsel, at such time or times as may be reasonably requested by each counsel (including as of the Closing Date and in connection with the filing of the Registration Statement), in connection with each counsel’s delivery of an opinion with respect to the U.S. federal income tax treatment of the Integrated Mergers pursuant to Section 7.11 and Section 8.15 and/or in connection with the filing of the Registration Statement, and TCBX and Merger Sub shall also provide such other information as reasonably requested by each counsel for purposes of rendering such opinions. TCBX and its Subsidiaries shall not take (or omit to take) or cause to be taken (or omitted) any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications, representations, warranties and covenants included in the TCBX Certificates.

Section 6.17 Directors’ and Officers’ Indemnification.

(a) By virtue of the occurrence of the Integrated Mergers, TCBX shall, from and after the Effective Time, succeed to Keystone’s and the Bank’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Keystone and the Bank, respectively, as provided in their certificate of formation, Bylaws, indemnification agreements or otherwise in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time (collectively, the “Existing Indemnification Obligation”). TCBX hereby guaranties Keystone’s and the Bank’s indemnification obligations.

(b) Except to the extent prohibited by applicable Law, following the Effective Time and for a period of six (6) years thereafter, TCBX shall indemnify, defend, and hold harmless any Person who has rights to indemnification from Keystone or the Bank under the Existing Indemnification Obligation.

(c) If TCBX or TCB or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary, provision shall be made so that the successors and assigns of TCBX or TCB expressly assume the obligations set forth in this Section 6.17.

(d) The provisions of this Section 6.17 are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of Keystone or the Bank (the “Indemnified Parties”) and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(e) Any Indemnified Party wishing to claim indemnification under this Section 6.17, upon learning of any Claim, shall promptly notify TCBX in writing thereof. In the event of any such claim for indemnification (whether arising before or after the Effective Time), (i) TCBX shall have the right to assume the defense thereof and TCBX shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if TCBX elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between TCBX and the Indemnified Parties, then the Indemnified Parties may retain counsel satisfactory to them, and TCBX shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties in accordance with its historical business practices; provided that TCBX shall be obligated pursuant to this Section 6.17(f) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) TCBX shall not be liable for any settlement effected without its prior written consent; provided that TCBX shall not have any obligation hereunder to any Indemnified Party and such Indemnified Party shall reimburse TCBX for any fees and expenses of such Indemnified Party’s counsel that were paid by TCBX, when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF KEYSTONE

The obligations of Keystone under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by Keystone:

Section 7.01 Representations and Warranties. (i) Each of the representations and warranties of the TCBX set forth in Sections 4.01, 4.02, 4.03 (other than inaccuracies that are de minimis in amount and effect) and 4.15 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by TCBX in this Agreement or in any document or schedule delivered to Keystone in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 7.02 Performance of Obligations. TCBX and Merger Sub have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by TCBX and Merger Sub under this Agreement on or prior to the Closing Date.

Section 7.03 Shareholder Approvals.

(a) Each of this Agreement and the Merger having been approved by the requisite vote of the holders of the outstanding shares of Keystone Stock as and to the extent required by the TBOC and the Keystone Constituent Documents (the “Requisite Keystone Vote”).

(b) The TCBX Share Issuance having been approved by the requisite vote of the holders of the outstanding shares of TCBX Common Stock as and to the extent required by the TBOC, the TCBX Constituent Documents, and the rules of the NYSE (the “Requisite TCBX Vote”).

Section 7.04 Government and Other Approvals. Keystone and TCBX having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Confidential Schedule 2.03(g) and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 7.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject Keystone or any officer, director, shareholder or employee of Keystone to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

Section 7.06 Delivery of Closing Documents. Keystone shall have received all documents required to be received from TCBX on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to Keystone.

Section 7.07 No Material Adverse Change. There having been no Material Adverse Change with respect to TCBX since December 31, 2024.

Section 7.08 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 7.09 NYSE Listing. The shares of TCBX Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the NYSE.

Section 7.10 Federal Tax Opinion. Keystone shall have received an opinion of Fenimore Kay Harrison LLP, in form and substance reasonably satisfactory to Keystone, dated as of the Closing Date, and based on facts, representations and assumptions described in such opinion, to the effect that the Integrated Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “FKH Tax Opinion”). In rendering the FKH Tax Opinion, counsel to Keystone may require and rely upon and may incorporate by reference representations and covenants, including those contained in the Keystone Certificates and the TCBX Certificates referred to in Section 5.24 and Section 6.16, respectively, and such other information reasonably requested by and provided to it by Keystone or TCBX for purposes of rendering such FKH Tax Opinion.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF TCBX AND MERGER SUB

All obligations of TCBX and Merger Sub under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by such parties.

Section 8.01 Representations and Warranties. (i) Each of the representations and warranties of the Keystone set forth in Sections 3.01, 3.02, 3.03 (other than inaccuracies that are de minimis in amount and effect) and 3.14 and 3.42 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by Keystone in this Agreement or in any document or schedule delivered to TCBX in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and being true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 8.02 Performance of Obligations. Keystone has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Keystone under this Agreement on or prior to the Closing Date.

Section 8.03 Shareholder Approvals.

(a) Each of this Agreement and the Merger having been approved by the Requisite Keystone Vote.

(b) The TCBX Share Issuance having been approved by the Requisite TCBX Vote.

Section 8.04 Government and Other Approvals. TCBX having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Confidential Schedule 2.02(i), and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 8.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of TCBX or its Subsidiaries, or (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (d) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject TCBX or any officer, director, shareholder or employee of Keystone to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

Section 8.06 Releases. TCBX having received from each of the directors of Keystone and the Bank an instrument dated as of the Closing Date releasing Keystone, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein), the form of which is attached as Exhibit “D”. Further, TCBX having received from the executive officers of Keystone and the Bank listed on Confidential Schedule 8.06, an instrument dated as of the Closing Date releasing Keystone, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such officers (except as to certain matters described therein), the form of which is attached as Exhibit “E”.

Section 8.07 No Material Adverse Change. There will have been no Material Adverse Change to Keystone since December 31, 2024.

Section 8.08 Termination of Employee Plans. TCBX having received evidence reasonably satisfactory to TCBX that, as of the Effective Time, all Employee Plans of Keystone (other than such plans TCBX elects not to terminate) have been terminated in accordance with the terms of such Employee Plans of Keystone, the Code, ERISA and all other applicable Laws on a basis satisfactory to TCBX in its reasonable discretion and that, to the extent required by the Employee Plans or applicable Law, affected participants have been notified of such terminations and/or integrations.

Section 8.09 Employment Agreements. Each of the persons set forth on Confidential Schedule 8.09 shall have entered into an employment agreement with TCBX and/or TCB and such agreements shall remain in full force and effect.

Section 8.10 Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 8.11 Dissenting Shareholders. Holders of not more than 5% of the outstanding shares of Keystone Stock having demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders under applicable provisions of the TBOC.

Section 8.12 Delivery of Closing Documents. TCBX shall have received all documents required to be received from Keystone on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to TCBX.

Section 8.13 FIRPTA Certificate. Keystone shall have delivered to TCBX the following documents, each duly executed and completed by Keystone, dated as of the Closing Date and in form and substance reasonably satisfactory to TCBX: (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) (collectively, the “FIRPTA Certificate”).

Section 8.14 Federal Tax Opinion. TCBX shall have received (a) an opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to TCBX, dated as of the Closing Date, and based on facts, representations and assumptions described in such opinion, to the effect that the Integrated Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) a copy of the FKH Tax Opinion. In rendering such opinion, counsel to TCBX may require and rely upon and may incorporate by reference representations and covenants, including those contained in the Keystone Certificates and the TCBX Certificates referred to in Section 5.24 and Section 6.16, respectively, and such other information reasonably requested by and provided to it by Keystone or TCBX for purposes of rendering such opinion.

Section 8.15 Tail Policy. Keystone shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section  5.23(c).

Section 8.16 Payoff Documentation. TCBX shall have received the Payoff Documentation at least two (2) Business Days prior to the Closing.

ARTICLE IX

TERMINATION

Section 9.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the shareholders of Keystone, prior to the Effective Time as follows, and in no other manner:

(a) by the mutual written consent of TCBX and Keystone;

(b) by either Keystone or TCBX (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties’ obligations to close specified in Article VII and Article VIII, respectively, hereof have not been met or waived by September 30, 2026; provided, that such date may be extended to such later date as agreed upon by the parties hereto;

(c) by either TCBX or Keystone if any of the transactions contemplated by this Agreement are disapproved by any Regulatory Agency whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an Order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such disapproval, Order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have used its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or other action.

(d) by either TCBX or Keystone if there has been any Material Adverse Change with respect to the other party;

(e) by TCBX, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of Keystone or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.01 or Section 8.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to TCBX if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If TCBX desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.01(e), then it must notify Keystone in writing of its intent to terminate stating the reason therefor. Keystone shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(f) by Keystone, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of TCBX or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.01 or Section 7.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to Keystone if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If Keystone desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(f), then it must notify TCBX in writing of its intent to terminate stating the reason therefor. TCBX shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(g) by TCBX or Keystone, if this Agreement and the Merger are not approved by the Requisite Keystone Vote at the Keystone Shareholders’ Meeting or the TCBX Share Issuance is not approved by the Requisite TCBX Vote at the TCBX Shareholders’ Meeting, or, in each case, at any adjournment or postponement thereof; provided, however, that neither Keystone nor TCBX may not terminate this Agreement pursuant to this Section 9.01(g) if such party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the approval of the Keystone shareholders at the Keystone Shareholders’ Meeting or the approval of the TCBX shareholders at the TCBX Shareholders’ Meeting, or, in each case, at any adjournment or postponement thereof;

(h) by Keystone prior to obtaining the approval of the Keystone shareholders at the Keystone Shareholders’ Meeting, and subject to the terms and conditions of Section 5.22(e), in order to accept a Superior Proposal;

(i) by TCBX if Keystone’s Board shall have effected a Change in Recommendation;

(j) by TCBX if Keystone or the Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity; or

(k) by Keystone if TCBX or TCB enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity.

Section 9.02 Notice of Termination. The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section  10.08 of this Agreement.

Section 9.03 Effect of Termination.

(a) If this Agreement is terminated pursuant to the provisions of Section 9.01 hereof, then no party to this Agreement will have any further liability or obligation under this Agreement; provided, however, that:

(i) no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement or actual fraud;

(ii) the provisions of this Section 9.03, and Article X (other than Section 10.06) shall survive any such termination; and

(iii) the Confidentiality Agreement shall survive any such termination in accordance with its terms.

(b) If TCBX is not in material breach of any covenant or obligation under this Agreement, Keystone shall pay to TCBX, by wire transfer of same day funds, a termination fee equal to $4,820,128 (the “Termination Fee”), if this Agreement is terminated:

(i) by Keystone pursuant to Sections 9.01(h);

(ii) by TCBX pursuant to Section 9.01(i);

(iii) by TCBX or Keystone pursuant to Section 9.01(b) (if Keystone shall have failed to obtain the Requisite Keystone Vote at the duly convened Keystone Shareholders’ Meeting or any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken) or by TCBX pursuant to Section 9.01(e), in either case only if:

(A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of Keystone, the Keystone Board or directly to Keystone’s shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Keystone; and

(B) prior to the date that is twelve (12) months after the date of such termination, Keystone enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), provided, that, solely for the purposes of this Section 9.03(b)(iii), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 10.12, except that all references in such definition to 15% shall be changed to 50%.

(c) Any payment required by Section 9.03(b) shall be paid:

(i) on the date of termination, if paid pursuant to Section 9.03(b)(i);

(ii) within two (2) Business Days of termination, if paid pursuant to Section 9.03(b)(ii); and

(iii) on the earlier of the date Keystone enters into the definitive agreement described in Section 9.03(b)(iii)(B) and the date Keystone consummates the transaction described in Section 9.03(b)(iii)(B), if paid pursuant to Section 9.03(b)(iii).

(d) Each of the parties hereto acknowledges and hereby agrees that the provisions of Section 9.03(b) are an integral part of the transactions contemplated by this Agreement, that such amounts do not constitute a penalty, and that, without such provisions, the parties would not have entered into this Agreement. If Keystone shall fail to pay in a timely manner any amount due to TCBX pursuant to this Section 9.03, then Keystone (i) shall pay to TCBX the reasonable costs and expenses of TCBX (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection TCBX’s efforts to obtain payment of any amounts due to TCBX and (ii) shall pay all interest accrued on any amount due to TCBX pursuant to this Section 9.03, which shall accrue at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

(e) The fees described in this Section 9.03 shall be the exclusive remedy for a termination of the Agreement as specified in Section 9.03(b) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Nonsurvival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements (other than the Confidentiality Agreement, which shall survive in accordance with its terms) of the parties hereto contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time, which shall survive the Closing.

Section 10.02 Expenses. Except (i) with respect to costs and expenses of printing and mailing the Joint Proxy Statement/Prospectus, which shall be borne equally by TCBX and Keystone, (ii) as otherwise provided in

Section 9.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 10.03 Brokerage Fees and Commissions.

(a) Except as set forth on Confidential Schedule 10.03(a), TCBX hereby represents to Keystone that no agent, representative or broker has represented TCBX in connection with the transactions described in this Agreement. Keystone will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of TCBX and TCBX hereby agrees to indemnify and hold Keystone harmless for any amounts owed to any agent, representative or broker of TCBX.

(b) Except as set forth on Confidential Schedule 10.03(b), Keystone hereby represents to TCBX that no agent, representative or broker has represented Keystone in connection with the transactions described in this Agreement. TCBX will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Keystone or any shareholder of Keystone, and Keystone hereby agrees to indemnify and hold TCBX harmless for any amounts owed to any agent, representative or broker of Keystone or any shareholder of Keystone.

Section 10.04 Entire Agreement. This Agreement, the Voting Agreement, the Director Support Agreements, the TCBX Disclosure Schedules, the Keystone Disclosure Schedules, the Confidentiality Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 10.05 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

Section 10.06 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 10.07 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the illegal, invalid or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 10.08 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email (provided that the email is promptly confirmed by telephone and is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), at the respective addresses set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and email addresses by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Keystone:

Jeffrey A. Wilkinson

Chairman and Chief Executive Officer

Keystone Bancshares, Inc.

13715 East Ladera Boulevard

Bee Cave, Texas 78738

Email: [***]

With a copy (which shall not constitute notice) to:

Chet A. Fenimore

Fenimore Kay Harrison LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Email: cfenimore@fkhpartners.com

If to TCBX:

Bart O. Caraway

Chairman, President and Chief Executive Officer

Third Coast Bancshares, Inc.

20202 Highway 59 North, Suite 190

Humble, Texas 77338

Email: [***]

With a copy (which shall not constitute notice) to:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Email: mike.keeley@nortonrosefulbright.com

Section 10.09 GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN HARRIS COUNTY, TEXAS.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF

ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 10.12 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

“Acquisition Proposal” As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Keystone and its Subsidiaries or 15% or more of any class of equity or voting securities of Keystone or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Keystone, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of Keystone or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Keystone, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Keystone or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Keystone.

“Adjusted Equity” shall have the meaning set forth in Section 1.06(a)(i).

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and ownership means the direct or indirect beneficial ownership of more than fifty percent (50%) of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than fifty percent (50%) of the voting and/or equity interest.

“Aggregate Adjusted Consideration” shall have the meaning set forth in Section 1.06(a)(ii).

“Agreement” shall have the meaning set forth in the preamble.

“Available Cash Election Amount” shall have the meaning set forth in Section 1.06(a)(iii).

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.

“Bank” shall have the meaning set forth in the Recitals.

“Bank Merger” shall have the meaning set forth in the Recitals.

“Bank Merger Agreement” shall have the meaning set forth in Section 1.12.

“Bank Stock” shall have the meaning set forth in Section 3.03(b).

“BHCA” shall have the meaning set forth in the preamble.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in Humble, Texas are authorized or required by Law to be closed.

“Calculation Date” shall have the meaning set forth in Section 1.06(a)(iv).

“Call Reports” shall have the meaning set forth in Section 3.05(b).

“Cancelled Shares” shall have the meaning set forth in Section 1.05(d).

“Cash Election” shall have the meaning set forth in Section 1.05(b).

“Cash Election Amount” shall have the meaning set forth in Section 1.06(a)(v).

“Cash Election Consideration” shall have the meaning set forth in Section 1.06(a)(vi).

“Cash Election Deadline” shall have the meaning set forth in Section 1.14(c).

“Cash Election Form” shall have the meaning set forth in Section 1.14(a).

“Cash Election Form Record Date” shall have the meaning set forth in Section 1.14(a).

“Cash Election Share” shall have the meaning set forth in Section 1.14(c).

“Cash Fraction” shall have the meaning set forth in Section 1.14(d)(i).

“Certificate” shall have the meaning set forth in Section 1.07(c).

“Change in Recommendation” shall have the meaning set forth in Section 5.22(d).

“Closing” shall have the meaning set forth in Section 2.01(a).

“Closing Date” shall have the meaning set forth in Section 2.01(a).

“Code” shall have the meaning set forth in the Recitals.

“Confidentiality Agreement” means the Non-Disclosure and Confidentiality Agreement by and between Keystone and TCBX entered into in connection with the transactions contemplated by this Agreement.

“Continuing Employee” shall have the meaning set forth in Section 6.08(a).

“Controlled Group Plans” shall have the meaning set forth in Section 3.28(g).

“Converted Stock Option” shall have the meaning set forth in Section 1.11(a).

“CRA” shall have the meaning set forth in Section 3.32.

“Director Support Agreement” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 1.10.

“Dodd-Frank Act” shall have the meaning set forth in Section 3.36.

“Effective Time” shall have the meaning set forth in Section 2.01(b).

“Employee Plans” shall have the meaning set forth in Section 3.28(a).

“Employment Agreements” shall have the meaning set forth in Section 3.27(b).

“Environmental Inspections” shall have the meaning set forth in Section 5.12(a).

“Environmental Laws” means the common Law and all federal, state, local and foreign Laws or regulations, codes, Orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of human health and the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom, and (iv) the conservation of open space, ecosystems, wetlands or water of the United States or a state, and (v) the preservation of cultural or historic structures or artifacts.

“Equity Adjustment” shall have the meaning set forth in Section 1.06(a)(vii).

“Exchange Ratio” shall have the meaning set forth in Section 1.06(a)(viii).

“ERISA” shall have the meaning set forth in Section 3.28(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.07(a).

“Exchange Fund” shall have the meaning set forth in Section 1.07(b).

“Existing Indemnification Obligation” shall have the meaning set forth in Section 6.17(a).

“FDIA” shall have the meaning set forth in Section 3.01(b).

“FDIC” shall have the meaning set forth in Section 3.08.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

“FIRPTA Certificate” shall have the meaning set forth in Section 8.13.

“FKH Tax Opinion” shall have the meaning set forth in Section 7.10.

“GAAP” shall have the meaning set forth in Section 1.06(a)(i).

“Governmental Entity” means any court, arbitrator, administrative agency or commission, board, bureau or other governmental or Regulatory Agency or instrumentality.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, among others, asbestos, lead-based paint, urea-formaldehyde, petroleum, crude oil or any fraction thereof or any petroleum product.

“Indemnified Parties” shall have the meaning set forth in Section 6.17(d).

“Integrated Mergers” shall have the meaning set forth in the Recitals.

“IRS” shall have the meaning set forth in Section 1.06(a)(vii)(E).

“Joint Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.02(d).

“Keystone” shall have the meaning set forth in the preamble.

“Keystone Board” shall have the meaning set forth in the Recitals.

“Keystone Certificates” shall have the meaning set forth in Section 5.24.

“Keystone Constituent Documents” shall have the meaning set forth in Section 3.04(a).

“Keystone Equity” shall have the meaning set forth in Section 1.06(a)(i).

“Keystone Financial Statement” shall have the meaning set forth in Section 3.05(a).

“Keystone Loan Agreement” shall mean collectively the (i) Loan Agreement, dated on or about January 6, 2021, by and between American National Bank & Trust and Keystone, (ii) Promissory Note, dated on or about January 6, 2021, by Keystone in favor of American National Bank & Trust, and (iii) Pledge Agreement, dated on or about January 6, 2021, by and between American National Bank & Trust and Keystone, each as amended or otherwise modified.

“Keystone Merger Costs” shall have the meaning set forth in Section 1.06(a)(x).

“Keystone Option” shall have the meaning set forth in Section 1.11(a).

“Keystone Recommendation” shall have the meaning set forth in Section 3.02.

“Keystone Restricted Stock Award” shall have the meaning set forth in Section 1.11(c).

“Keystone RSU” shall have the meaning set forth in Section 1.11(b).

“Keystone Shareholders’ Meeting” shall have the meaning set forth in Section 5.02(a).

“Keystone Stock” shall have the meaning set forth in Section 1.05(b).

“Keystone Stock Plan” means the Keystone Bancshares, Inc. 2021 Equity Incentive Plan dated as of April 26, 2021, as amended by that certain Amendment to the Keystone Bancshares, Inc. 2021 Equity Incentive Plan dated April 26, 2023.

A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or “executive officer” (as such term is defined of 12 C.F.R. Part 215 (Regulation O)) of that person, after reasonable inquiry, is actually aware of such fact or other matter.

“Law” shall mean any federal or state constitution, statute, regulation, rule, or common law applicable to a Person.

“Leases” shall have the meaning set forth in Section 3.11(a)(i).

“Leased Real Property” shall have the meaning set forth in Section 3.09.

“Letter of Transmittal” shall have the meaning set forth in Section 1.07(b).

“Lien(s)” means any mortgage, security interest, pledge, charges, encumbrance or lien (statutory or otherwise).

“Listed Contracts” shall have the meaning set forth in Section 3.11(a).

“Mailing Date” shall have the meaning set forth in Section 1.14(a).

“Material Adverse Change” means, with respect to any party hereto, any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, or (ii) the ability of such party to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Change: (i) any changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by this Agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; (vii) any natural or man-made disaster, acts of God, any outbreak of any disease, pandemic or other public health event, any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (viii) the announcement of the transactions contemplated by this Agreement; provided, that with respect to clauses (i) through (vii), such party is not affected to a greater extent than other Persons, bank holding companies or insured depository institutions in the industry in which such party operates.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.05(b).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Minimum Equity” shall have the meaning set forth in Section 1.06(a)(xi).

“Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 3.28(k).

“NYSE” shall have the meaning set forth in Section 3.08.

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Entity.

“OREO Property” shall have the meaning set forth in Section 3.09.

“Owned Real Property” shall have the meaning set forth in Section 3.09.

“Payoff Documentation” shall mean, with respect to the Keystone Loan Agreement, (1) a payoff letter in form and substance reasonably satisfactory to TCBX, providing for (x) the payoff, discharge and termination in full on the Closing Date of all indebtedness and commitments in connection with the Keystone Loan Agreement (except for customary surviving obligations) and (y) the release of any Liens and termination of all guarantees supporting such indebtedness and commitments substantially contemporaneously with the Closing on the Closing Date and (2) customary lien and guarantee release documents reasonably satisfactory to TCBX with respect to the liens and guarantees under the Keystone Loan Agreement.

“Permitted Encumbrances” shall mean only (i) Liens for Taxes not yet due and payable and that do not constitute penalties or Taxes being contested in good faith by appropriate Tax Proceedings, in each case, only to the extent that adequate reserves for such Taxes are recorded and maintained in accordance with GAAP, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, and (iv) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Bank, or have a material detrimental effect on the value thereof or its present use.

“Per Share Merger Consideration” shall have the meaning set forth in Section 1.05(b).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Property” or “Properties” shall include all real property currently owned or leased by Keystone, including all Owned Real Property, OREO Property and Leased Real Property, as well as the premises and all improvements and fixtures thereon of Keystone.

“Proprietary Rights” shall have the meaning set forth in Section 3.15.

“RAP” shall have the meaning set forth in Section 3.05(b).

“Registration Statement” shall have the meaning set forth in Section 5.13(a).

“Regulatory Agency” means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the FDIC, (iv) the Texas Department of Banking, (v) the TDSML, (vi) the SEC, or (vii) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

“Requisite Keystone Vote” shall have the meaning set forth in Section 7.03(a).

“Requisite TCBX Vote” shall have the meaning set forth in Section 7.03(b).

“Retirement Plan” shall have the meaning set forth in Section 5.14(a).

“SEC” shall have the meaning set forth in Section 3.37.

“Secondary Investigation” shall have the meaning set forth in Section 5.12(a).

“Second Certificate of Merger” shall have the meaning set forth in Section 1.12.

“Second Effective Time” shall have the meaning set forth in Section 1.12.

“Second Step Merger” shall have the meaning set forth in the Recitals.

“Securities Act” shall mean Securities Act of 1933, as amended.

“Series A Preferred Stock” shall have the meaning set forth in Section 1.05(a).

“Series B Preferred Stock” shall have the meaning set forth in Section 1.05(a).

“Share Adjustment” shall have the meaning set forth in Section 1.05(f).

“SOA” shall have the meaning set forth in Section 5.20(b).

“Stock Consideration” shall have the meaning set forth in Section 1.06(a)(vi).

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

“Superior Proposal” means any bona fide written Acquisition Proposal received after the date hereof that Keystone’s Board determines in good faith, after consultation with its outside legal and financial advisors, to be reasonably likely to be consummated in accordance with its terms and to be more favorable to Keystone and its shareholders from a financial point of view than the transactions contemplated hereby (including any adjustment to the terms and conditions proposed by TCBX in response to such proposal pursuant to Section 5.22(e) or otherwise); provided that for purposes of this definition references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

“Surviving Corporation” shall have the meaning set forth in Section 1.01.

“Tail Policy” shall have the meaning set forth in Section 5.23.

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, tariffs, levies, fees or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, escheat, abandoned or unclaimed property, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, and fees, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, charges, levies, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any affiliated, consolidated, combined, unitary or other similar group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Proceeding” shall have the meaning set forth in Section 3.12(c).

“Tax Return” means any return, declaration, report, form, notice, election, claim for refund, or information return or statement filed or required to be filed with any Governmental Entity with respect to any Tax, including any schedule, exhibit or attachment thereto, and including any amendment thereof (in each case, whether in written, electronic or other form).

“TBOC” shall have the meaning set forth in Section 1.01.

“TCB” shall have the meaning set forth in the Recitals.

“TCBX” shall have the meaning set forth in the preamble.

“TCBX Board” shall have the meaning set forth in the Recitals.

“TCBX Certificates” shall have the meaning set forth in Section 6.16.

“TCBX Closing VWAP” means the volume-weighted average price per share of TCBX Common Stock for a twenty (20) trading day period, starting with the opening of trading on the twenty-first (21st) trading day prior to the Calculation Date to the closing of trading on the day prior to the Calculation Date, rounded to the nearest cent, as reported by Bloomberg Finance L.P.

“TCBX Common Stock” shall have the meaning set forth in Section 1.05(a).

“TCBX Constituent Documents” shall have the meaning set forth in Section 4.05(b).

“TCBX Loan Representative” means Audrey A. Spaulding (having an email address of [***]) or her designee(s).

“TCBX Non-Voting Common Stock” shall have the meaning set forth in Section 1.05(a).

“TCBX SEC Reports” shall have the meaning set forth in Section 4.04(a).

“TCBX Shareholders’ Meeting” shall have the meaning set forth in Section 6.02(a).

“TCBX Share Issuance” means the issuance of shares of TCBX Common Stock in connection with the Merger.

“Terminated Employee” shall have the meaning set forth in Section 6.08(a).

“Termination Fee” shall have the meaning set forth in Section 9.03(b).

“Texas Department of Banking” means the state banking regulator established under the Texas Finance Code.

“TDSML” means the Texas Department of Savings and Mortgage Lending.

“Transfer Taxes” shall have the meaning set forth in Section 5.18(a).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

“Voting Agreement” shall have the meaning set forth in the Recitals.

“Welfare Plan” shall have the meaning set forth in Section 5.14(b).

Section 10.13 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 10.14 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 10.15 Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.16 Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 10.17 Public Disclosure. Neither TCBX nor Keystone, or any Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) TCBX and Keystone are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement and (ii) TCBX may disclose the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby to potential investors in TCBX that is bound by a confidentiality agreement.

Section 10.18 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements, covenants or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 10.08. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 10.08) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

Section 10.19 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

Section 10.20 No Third Party Beneficiaries. Except as provided in Section 6.17(d), nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 10.21 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any Party to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

THIRD COAST BANCSHARES, INC.

By:	/s/ Bart O. Caraway
Name: Bart O. Caraway
Title: Chairman, President and Chief Executive Officer

ARCH MERGER SUB, INC.

By:	/s/ Bart O. Caraway
Name: Bart O. Caraway
Title: President

KEYSTONE BANCSHARES, INC.

By:	/s/ Jeffrey A. Wilkinson
Name: Jeffrey A. Wilkinson
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

Exhibit “A”

Form of Voting Agreement

See Annex B

Exhibit “B”

Form of Director Support Agreement

See Annex C

Exhibit “C”

Form of Bank Merger Agreement

[Intentionally omitted]

Exhibit “D”

Form of Director Release

[Intentionally omitted]

Exhibit “E”

Form of Officer Release

[Intentionally omitted]

Annex B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) dated as of October 22, 2025 is executed by and among Third Coast Bancshares, Inc. (“TCBX”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Keystone Bancshares, Inc. (“Keystone”), a Texas corporation and registered bank holding company under the BHCA, Bart O. Caraway (“Proxy Holder”), as proxy, and the shareholders of Keystone listed on the signature pages to this Agreement (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, TCBX, Arch Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of TCBX (“Merger Sub”), and Keystone have entered into that certain Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), providing for TCBX’s acquisition of Keystone through the merger of Merger Sub with and into Keystone (the “Merger”), with Keystone surviving as a wholly owned subsidiary of TCBX;

WHEREAS, the Reorganization Agreement provides that all of the issued and outstanding shares of common stock, par value $1.00 per share, of Keystone (the “Common Stock”), other than Cancelled Shares and Dissenting Shares, will be exchanged for such consideration as set forth in the Reorganization Agreement;

WHEREAS, as a condition and inducement to TCBX’s willingness to enter into the Reorganization Agreement, each of the Shareholders have agreed to vote their shares of Common Stock in favor of approval of the Reorganization Agreement and the transactions contemplated thereby; and

WHEREAS, TCBX is relying on the agreements set forth herein in incurring expenses in reviewing the business of Keystone and its wholly owned banking subsidiary, Keystone Bank, SSB, a Texas state savings bank with its principal office in Bee Cave, Texas (the “Bank”), in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger, and the Shareholders are benefiting both from such expenditures by TCBX and by the terms of the Reorganization Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Keystone, TCBX, the Proxy Holder and the Shareholders undertake, promise, covenant and agree with each other as follows:

AGREEMENT

1. Each Shareholder, being the registered owner of the number of shares of Common Stock set forth below the Shareholder’s name on the signature pages hereto (for each such Shareholder, the “Shares”), will vote, direct to vote, or act by consent with respect to:

(a)	the Shares;

(b)	all Common Stock the Shareholder owns as of the record date of any meeting of the shareholders of Keystone or otherwise as of the date of such vote or consent; and

(c)

all Common Stock the Shareholder owns beneficially and has the power and authority to direct the voting thereof as of the record date of any meeting of the shareholders of Keystone or otherwise as of the date of such vote or consent

(clauses (a), (b) and (c), collectively, the “Proxy Shares”), in favor of approval of the Merger, the Reorganization Agreement and any other transactions contemplated by the Reorganization Agreement.

2. If Keystone conducts a meeting of or otherwise seeks approval of its shareholders with respect to any Acquisition Proposal (as defined in the Reorganization Agreement) or any other matter that may contradict this Agreement or the Reorganization Agreement or may prevent TCBX or Keystone from completing the Merger, then the Shareholders will vote the Proxy Shares against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Reorganization Agreement.

3. Each Shareholder shall not invite or seek any Acquisition Proposal, support (or publicly suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the Keystone Board to consider, support or seek any Acquisition Proposal or otherwise take any action designed to make any Acquisition Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any Person that makes or is considering making an Acquisition Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Acquisition Proposal. Each Shareholder shall promptly advise Keystone of each contact the Shareholder or any of the Shareholder’s representatives may receive from any Person relating to any Acquisition Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Acquisition Proposal and will provide Keystone with all information TCBX requests that is available to the Shareholder regarding any such Acquisition Proposal or possible Acquisition Proposal. Each Shareholder will not make any claim or join in any litigation alleging that the Keystone Board is required to consider, endorse or support any Acquisition Proposal or to invite or seek any Acquisition Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair TCBX’s ability to exercise any of the rights granted by the Reorganization Agreement. Notwithstanding the foregoing and for purposes of clarity, nothing contained herein shall prevent any Shareholder from taking actions on behalf of Keystone, solely in his or her capacity as a director or officer of Keystone, that are expressly permitted by Section 5.22 of the Reorganization Agreement.

4. Each Shareholder, severally, but not jointly, represents and warrants to TCBX that, except as set forth on Schedule 1:

(a)

Shareholder (i) owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Shares free and clear of all liens or encumbrances, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares.

(b)

Shareholder does not beneficially own any Common Stock other than (i) the Shares and (ii) any options, warrants or other rights to acquire any additional shares of Common Stock or any security exercisable for or convertible into shares of Common Stock, set forth on the signature page of this Agreement.

(c)

Shareholder has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder (including the proxy described in Section 5 below). This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d)

None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to Shareholder or to Shareholder’s property or assets.

(e)

No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

(f)

Shareholder hereby (a) confirms his or her knowledge of the availability of the rights of dissenting shareholders under the Texas Business Organizations Code (the “TBOC”) with respect to the Merger and (b) confirms receipt of a copy of the provisions of the TBOC related to the rights of dissenting shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its Affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such Affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of Keystone that the Shareholder shall hold of record at the time that the Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the TBOC or otherwise.

5. In order to better effect the provisions of Sections 1 and 2 of this Agreement, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Proxy Holder, with full power of substitution, his true and lawful proxy and attorney-in-fact to vote at any meeting of the shareholders of Keystone all of the Proxy Shares in favor of the approval of the Merger and any other transactions contemplated by the Reorganization Agreement, with such modifications to the Reorganization Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Merger contemplated by the Reorganization Agreement if the Reorganization Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Shareholder or (ii) materially alter the tax consequences of the receipt thereof under the Reorganization Agreement in its present form. This proxy shall be limited strictly and solely to the power and authority to vote the Proxy Shares in the manner and for the purpose set forth in Sections 1 and 2 of this Agreement and shall not extend to any other matters.

6. Each Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, each Shareholder will not, and will not agree to, without the consent of TCBX, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, cause to be redeemed or otherwise dispose of (any such transaction, a “Transfer”) any of the Shares or grant any proxy or interest in or with respect to any Shares or deposit any such Shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement. Any attempted Transfer of Shares or any interest therein in violation of this Section shall be null and void. This Section shall not prohibit a Transfer of the Shares to any member of Shareholder’s immediate family, to another Shareholder, to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to TCBX, to be bound by all of the terms of this Agreement.

7. Proxy Holder, by his execution below, agrees to (A) vote all of the Shareholders’ Proxy Shares at any meeting of the shareholders of Keystone, in favor of the approval of the Merger and any other transactions contemplated by the Reorganization Agreement, with such modifications to the Reorganization Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Merger contemplated by the Reorganization Agreement if the Reorganization Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Shareholder or (ii) materially alter the tax consequences of the receipt thereof under the Reorganization Agreement in its present form and (B) in the event of an Acquisition Proposal, vote all of the Shareholders’ Proxy Shares at any meeting of the shareholders of Keystone, against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Reorganization Agreement.

8. Each Shareholder acknowledges that TCBX and Keystone are relying on this Agreement in incurring expenses in connection with TCBX’s reviewing Keystone’s and the Bank’s business, in Keystone’s cooperation with TCBX’s preparation of a joint proxy statement and Registration Statement on Form S-4, in TCBX’s proceeding with the filing of applications for regulatory approvals, and in their undertaking other actions necessary for completing the Merger and that THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, INCLUDING TO THE EXTENT APPLICABLE, SECTION 21.369 OF THE TEXAS BUSINESS ORGANIZATIONS CODE. The Shareholders and Keystone acknowledge that the performance of this Agreement is intended to benefit TCBX.

9. This Agreement shall remain in effect until the earlier to occur of (a) the date the Reorganization Agreement is terminated pursuant to Section 9.01 of the Reorganization Agreement or (b) the date that is twenty-four (24) months after the Closing Date.

10. Proxy Holder may, in his sole discretion, appoint a substitute proxy to act as Proxy Holder under this Agreement; provided, that any substitute proxy shall agree in writing to be bound by the terms and conditions of this Agreement. In the event of the death, disability or incapacity of Proxy Holder, TCBX, in its sole discretion, may appoint a substitute proxy to act as Proxy Holder under this Agreement.

11. The vote of the Proxy Holder will control in any conflict between his vote of the Proxy Shares and a vote by the substitute proxy holder or the Shareholders of the Proxy Shares, and Keystone agrees to recognize the vote of the Proxy Holder instead of the vote of the substitute proxy holder or the Shareholders if the substitute proxy holder or the Shareholders do not vote in accordance with Sections 1 and 2 of this Agreement.

12. This Agreement may be amended, modified or supplemented with respect to a particular Shareholder only by an instrument in writing executed by TCBX, Keystone and that Shareholder. Any such amendment, modification or supplement shall only apply to the Shareholder(s) executing such written agreement and this Agreement will remain in full force and effect with respect to Shareholders who do not execute such written agreement.

13. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. An email or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

14. This Agreement, the Reorganization Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

15. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email, at the respective addresses set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO KEYSTONE OR THE SHAREHOLDERS:

Jeffrey A. Wilkinson

Chairman, President and Chief Executive Officer

Keystone Bancshares, Inc.

13715 East Ladera Boulevard

Bee Cave, Texas 78738

Email: [***]

WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

Chet A. Fenimore

Fenimore Kay Harrison LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Email: cfenimore@fkhpartners.com

IF TO TCBX OR PROXY HOLDER:

Bart O. Caraway

Chairman, President and Chief Executive Officer

Third Coast Bancshares, Inc.

20202 Highway 59 North, Suite 190

Humble, Texas 77338

Email: [***]

WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Email: mike.keeley@nortonrosefulbright.com

16. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN HARRIS COUNTY, TEXAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE

IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

18. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

19. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THIRD COAST BANCSHARES, INC.

By:
Name: Bart O. Caraway
Title: Chairman, President and Chief Executive Officer

PROXY HOLDER:

Bart O. Caraway

KEYSTONE BANCSHARES, INC.

By:
Name: Jeffrey A. Wilkinson
Title: Chairman, President and Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDERS

Name:

Number of Shares:

Name:

Number of Shares:

[Signature Page to Voting Agreement]

SCHEDULE I

Annex C

DIRECTOR SUPPORT AGREEMENT

This DIRECTOR SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of October 22, 2025, by and between Third Coast Bancshares, Inc. (“TCBX”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and [ ], an individual resident of the State of [ ] (“Director”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given to them in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, TCBX, Arch Merger Sub, Inc. (“Merger Sub”), a Texas corporation and wholly owned subsidiary of TCBX, and Keystone Bancshares, Inc. (“Keystone”), a Texas corporation and registered bank holding company under the BHCA, have entered into that certain Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), providing for TCBX’s acquisition of Keystone through the merger of Merger Sub with and into Keystone (the “Merger”), with Keystone surviving as a wholly owned subsidiary of TCBX;

WHEREAS, TCBX will acquire all of the assets and liabilities of Keystone, including all of the goodwill of Keystone, pursuant to the Reorganization Agreement which provides, among other things, that (i) Merger Sub will merge with and into Keystone and (ii) that all of the issued and outstanding shares of common stock, par value $1.00 per share, of Keystone (the “Keystone Stock”), other than Cancelled Shares and Dissenting Shares, will be exchanged for the Merger Consideration, which includes a premium to the fair market value and includes the goodwill of Keystone; and

WHEREAS, as a condition and inducement to TCBX’s willingness to enter into the Reorganization Agreement, TCBX and Director have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration for receipt of such confidential information and trade secrets and in consideration of the premises and mutual covenants contained herein and in the Reorganization Agreement intending to be legally bound hereby, TCBX and Director agree as follows;

AGREEMENT

1. Director Support. Director agrees to use his or her best efforts to refrain from harming the goodwill of Keystone, any Subsidiary of Keystone (“Keystone Subsidiary”), TCBX or any Subsidiary of TCBX, and their respective customer, client and vendor relationships. During the term of this Agreement, Director agrees also to consider Third Coast Bank, a Texas state bank with its principal office in Humble, Texas (“Third Coast Bank”), when obtaining banking products or services for his or her personal or business needs; provided, however, that this Agreement shall not require Director to contact Third Coast Bank for a proposal on any such needs.

2. Director Covenants.

(a) Director acknowledges that he has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of current and prospective customers of Keystone or any Keystone Subsidiary, Keystone’s and any Keystone Subsidiary’s current and prospective services, Keystone’s and any Keystone Subsidiary’s business projections and market studies, Keystone’s and any Keystone Subsidiary’s business plans and strategies, Keystone’s and any Keystone Subsidiary’s studies and information concerning special services unique to Keystone or any Keystone Subsidiary. Director further acknowledges and agrees that this consideration, including the

Merger Consideration, constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of TCBX or any Subsidiary of TCBX or as set forth on Schedule A attached hereto, Director agrees that Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

i. solicit the business of any person or entity who is a customer of Keystone or any Keystone Subsidiary as of the date of this Agreement or as of the Closing Date on behalf of any other insured depository institution for the purpose of providing financial services to such person or entity;

ii. acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with any insured depository institution that has a location (A) in any county in which Keystone or a Keystone Subsidiary has a location as of the Effective Time, or (B) in any county that is contiguous to any of such counties (the “Noncompete Area”) (but notwithstanding the foregoing, Director may (1) retain any existing ownership interest in any insured depository institution as disclosed on Schedule B attached hereto, (2) acquire an ownership interest in any publicly-traded depository institution, so long as that ownership interest does not exceed 1% of the total number of shares outstanding of that depository institution, and (3) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions);

iii. from and after the Effective Time, serve as an officer, director, employee, agent or consultant to any insured depository institution that has a location within the Noncompete Area;

iv. establish or operate a branch or other office of an insured depository institution within the Noncompete Area; or

v. recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of Keystone or any Keystone Subsidiary; but nothing in this Section 2(a)(v) applies to employment other than in financial services, and Director shall not be prohibited from hiring any such person who (A) is terminated by Keystone or any Keystone Subsidiary (or their respective successors) or who has voluntarily resigned from employment by Keystone or any Keystone Subsidiary (or their respective successors) without direct or indirect solicitation by Director, provided at least six (6) months have elapsed from the date the person’s employment ended with Keystone, any Keystone Subsidiary, TCBX or any TCBX Subsidiary, (B) responds to any general advertisement appearing in a newspaper, magazine or trade publication, or (C) is a referral made by a placement agency or service so long as such placement agency or service has not been instructed by Director to solicit from Keystone or any Keystone Subsidiary (or their respective successors) such person.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the Noncompete Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b) If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c) Director agrees that (i) this Agreement is entered into in connection with the sale to TCBX of Keystone and Keystone Bank, SSB, a Texas state savings bank with its principal office in Bee Cave, Texas (the “Bank”), (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure TCBX acquires the goodwill of the Bank, and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

3. Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Director intends to engage in, Director will first notify TCBX in writing and meet with a TCBX representative and a neutral mediator (if TCBX elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least twenty-one (21) days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. If Director fails to comply with this requirement, Director waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time.

4. Termination. This Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Reorganization Agreement is terminated pursuant to Section 9.01 of the Reorganization Agreement or (b) the date that is twenty-four (24) months after the Closing Date.

5. Waiver, Amendment and Modification. Any party may unilaterally waive a right which is solely applicable to it. Such action will be evidenced by a signed written notice. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

6. Governing Law. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN HARRIS COUNTY, TEXAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

7. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

8. No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

9. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

10. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

11. Entire Agreement. This Agreement, the Reorganization Agreement, the Voting Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

12. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

13. Notice. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email at the respective addresses set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Director, to the address set forth on Director’s signature page to this Agreement.

If to TCBX:

Bart O. Caraway

Chairman, President and Chief Executive Officer

Third Coast Bancshares, Inc.

20202 Highway 59 North, Suite 190

Humble, Texas 77338

Email: [***]

With a copy (which shall not constitute notice) to:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Email: mike.keeley@nortonrosefulbright.com

14. Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

15. Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR

[Name]

Address:

[Signature Page to Director Support Agreement]

THIRD COAST BANCSHARES, INC.

Bart O. Caraway,
Its: Chairman, President and Chief Executive Officer

[Signature Page to Director Support Agreement]

SCHEDULE A

SCHEDULE B

Annex D

October 17, 2025

Board of Directors

Keystone Bancshares, Inc.

13715 East Ladera Boulevard

Bee Cave, TX 78738

Dear Members of the Board:

We have acted as your financial advisor in connection with the proposed merger (the “Transaction”) of Keystone Bancshares, Inc. (the “Company”) with and into Third Coast Bancshares, Inc. (the “Buyer”). You have requested that we provide our opinion (the “Opinion”) as investment bankers as to whether the consideration to be received by the common stockholders of the Company (solely in their capacity as such, the “Shareholders”) in the Transaction is fair to them from a financial point of view.

Pursuant to the Agreement and Plan of Reorganization (the “Agreement”) to be entered into by and between the Company and the Buyer, and subject to the terms, conditions and limitations set forth therein, including the election and proration procedures, we understand that, subject to potential adjustments as described in the Agreement, each outstanding share of the Company’s common stock (other than canceled or dissenting shares) will be converted into the right to receive 0.45925 shares of the Buyer’s common stock (the “Exchange Ratio”), or, at the election of the holder, an amount of cash approximately equivalent to the product of 0.45925 multiplied by the trading price of the Buyer’s common stock, subject to the condition that the aggregate cash consideration will not exceed $15 million. Furthermore, we understand that, pursuant to the Agreement, each outstanding option to purchase shares of the Company’s common stock will be assumed by the Buyer and converted into an option to purchase shares of Buyer’s common stock, and each outstanding restricted stock unit or restricted stock award will be converted into the right to receive shares of Buyer’s common stock, in each case based upon the Exchange Ratio. Based on the Buyer’s closing stock price of $38.42 on October 15, 2025, the aggregate consideration payable to the Shareholders is expected to be approximately $120.6 million. The terms and conditions of the Transaction are more fully set forth in the Agreement.

In connection with developing our Opinion we have:

(i)	reviewed certain publicly available financial statements and reports regarding the Company and the Buyer;

(ii)	reviewed certain audited financial statements regarding the Company and the Buyer;

(iii)

reviewed certain internal financial statements, management reports and other financial and operating data concerning the Company and the Buyer prepared by management of the Company and management of the Buyer, respectively;

(iv)

reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning the Company and the Buyer provided by management of the Company and management of the Buyer, as applicable, and upon consensus research estimates concerning the Buyer, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of the Buyer;

(v)	reviewed the reported prices and trading activity for the common stock of the Buyer;

(vi)	compared the financial performance of the Company and the Buyer with that of certain other publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

(vii)	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

(viii)	reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(ix)

discussed with management of the Company and management of the Buyer the operations of and future business prospects for the Company and the Buyer, respectively and the anticipated financial consequences of the Transaction to the Company and the Buyer, respectively;

(x)	assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Buyer; and

(xi)	performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information, financial data and financial forecasts provided to us by the Company and the Buyer and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not independently verified or undertaken any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of the Company has assured us that it is not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Buyer, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Buyer under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of the Company or the Buyer. We have not received or reviewed any individual loan or credit files nor have we made an independent evaluation of the adequacy of the allowance for credit losses of the Company or the Buyer. We have not made an independent analysis of the effects of potential future changes in the rate of inflation or of prevailing rates of interest or other market developments or disruptions, or of the effects of any global conflicts or hostilities or any other disaster or adversity, on the business or prospects of the Company or the Buyer. With respect to the financial projections or forecasts prepared by management of the Company and management of the Buyer, including the forecasts of potential cost savings and potential synergies, we have also assumed that such financial projections or forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of management of the Company and management of the Buyer, respectively, as to the future financial performance of the Company and the Buyer, respectively, and provide a reasonable basis for our analysis. We recognize that such financial projections or forecasts are based on numerous variables, assumptions and judgments that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such projections or forecasts, and we express no opinion as to the reliability of such financial projections, forecasts or estimates or the assumptions upon which they are based.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Buyer. We issue periodic research reports regarding the business and prospects of the Buyer, and we make a market in the stock of the Buyer. We have previously provided investment banking services to the Buyer, but we have not received fees for providing investment banking services to the Buyer within the past two years. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our Opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. We expect to pursue future investment banking services assignments with participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of any participants in the Transaction.

We are not legal, accounting, regulatory, or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the Transaction will be resolved favorably to the Company and its shareholders. We do not express any opinion as to any tax or other consequences that might result from the Transaction.

The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and on the information made available to us as of the date hereof. Market price data used in connection with this Opinion is based on reported market closing prices as of October 15, 2025. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion or otherwise comment on events occurring after the date hereof. We further note that volatility or disruptions in the credit and financial markets relating to, among other things, potential future changes in the rate of inflation or prevailing rates of interest or other market developments or disruptions, or the effects of any global conflicts or hostilities or any other disaster or adversity, may or may not have an effect on the Company or the Buyer, and we are not expressing an opinion as to the effects of such volatility or disruptions on the Transaction or any party to the Transaction. We further express no opinion as to the prices at which shares of the Buyer’s or Company’s common stock may trade at any time subsequent to the announcement of the Transaction. We also express no opinion as to the relative merits of receiving consideration in cash or in stock or of making any election that may be available to Shareholders to receive consideration in cash or in stock.

In connection with developing this Opinion, we have assumed that, in all respects material to our analyses:

(i)	the Transaction and any related transactions will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification;

(ii)	the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct;

(iii)	each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)	all conditions to the completion of the Transaction will be satisfied within the time frames contemplated by the Agreement without any waivers;

(v)

that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Shareholders;

(vi)

there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Buyer since the date of the most recent financial statements made available to us, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact the Company or the Buyer; and

(vii)	the Transaction will be consummated in a manner that complies with applicable law and regulations.

This Opinion is directed to, and is for the use and benefit of, the Board of Directors of the Company (in its capacity as such) solely for purposes of assisting with its review and deliberations regarding the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the Transaction, including with respect to how to vote or act with respect to the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person or entity. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of the Company or otherwise.

Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company, provided that this Opinion letter is reproduced in its entirety, and we approve of the content of such disclosures prior to any filing, distribution or publication of such shareholder communications and prior to distribution of any amendments thereto.

Based on the foregoing and our general experience as investment bankers, and subject to the limitations, assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the consideration to be received by the Shareholders in the Transaction is fair to them from a financial point of view.

Very truly yours,

STEPHENS INC.

Annex E

October 22, 2025

Board of Directors

Third Coast Bancshares, Inc.

20202 Highway 59 North, Suite 190

Humble, TX 77338

Members of the Board of Directors:

We understand that Keystone Bancshares, Inc. (“Keystone” or “the Target”) and Third Coast Bancshares, Inc. (“TCBX” or “the Company”) propose to enter into the Agreement (defined below) pursuant to which, among other things, the Target will be merged with and into the Company in a series of mergers (the “Transaction”) and that, in connection with the Transaction, the issued and outstanding shares of common stock, par value $1.00 per share, of the Target (the “Keystone Stock”), except for the Cancelled Shares and Dissenting Shares, will be converted into the right to receive the Merger Consideration. The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Merger Consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company. The Merger Consideration shall consist of a number of shares of TCBX common stock, par value $1.00 per share (the “TCBX Common Shares” or “Stock Consideration”), equal to product of (1) the number of issued and outstanding shares of Keystone Stock immediately prior to the Effective Time, multiplied by (2) 0.45295 (the “Exchange Ratio”); provided however, that, such number of TCBX Common Shares shall be reduced if any holder of Keystone Stock exercises such holder’s right to elect to receive on a per share basis, in lieu of a number of TCBX Common Shares equal to the Exchange Ratio, an amount of cash equal to the product of (1) the Exchange Ratio, multiplied by (2) the TCBX Closing VWAP (as defined in the Agreement) (the “Cash Election Consideration”); provided further, that the aggregate Cash Election Consideration paid to holders of Keystone Stock shall not exceed $20,000,000 (the Stock Consideration and the aggregate Cash Election Consideration together, the “Merger Consideration”). The Exchange Ratio is subject to certain downward adjustments, as more fully described in the Agreement. Capitalized terms used but not otherwise defined in this Opinion have the meanings given to them in the Agreement. For purposes of this Opinion, and with your consent, we have assumed that as of the date of this Opinion there are approximately 6.83 million shares of Keystone Stock issued and outstanding (including restricted stock units) on a fully diluted basis and approximately 17.55 million shares of TCBX Common Shares issued and outstanding on a fully diluted basis giving effect to, among other instruments, the Company’s convertible preferred securities.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Reorganization, dated as of October 22, 2025 (the “Agreement”);

2.

reviewed certain information related to the historical financial condition and prospects of the Target and the Company, as made available to Raymond James by or on behalf of the Company, including, but not limited to, (a) financial projections for the Target for the periods ending December 31, 2025 through December 31, 2030 prepared by the management of the Company based on Target’s

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Raymond James & Associates, Inc., member New York Stock Exchange/SIPC management projections and Target’s long-term growth rates and approved by you for use by Raymond James (the “Target Projections”), (b) financial projections for the Company for the periods ended December 31, 2025 through December 31, 2030 prepared by management of the Company based on analyst consensus estimates and the Company’s long-term growth rates and approved by you for use by Raymond James (together with the Target Projections, the “Projections”) and (c) certain forecasts and estimates of potential cost savings, transaction expenses, operating efficiencies, revenue effects, fair market value adjustments and other synergies expected to result from the Transaction, as prepared by management of the Company and approved by you for use by Raymond James (the “Synergies”);

3.

reviewed the Target’s and the Company’s audited financial statements for years ended December 31, 2024, 2023 and 2022, the Target’s unaudited financial statements for the six- and three-month periods ended June 30, 2025 and March 31, 2025, respectively, and the Company’s unaudited financial statements for the six- and three-month periods ended June 30, 2025 and March 31, 2025, respectively, as they appear in the Company’s respective filings with the Securities and Exchange Commission;

4.

reviewed a draft of the Target’s unaudited financial statements for the nine-month period ended September 30, 2025, and a draft of the Company’s unaudited financial statements for the three- and nine-month periods ended September 30, 2025;

5.	reviewed the Target’s and the Company’s recent public filings and certain other publicly available information regarding the Target and the Company;

6.	reviewed the financial and operating performance of the Target and the Company and those of other selected public companies that we deem to be relevant;

7.	considered certain publicly available financial terms of certain transactions we deem to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

9.

received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) of the Company and the Target provided to, or discussed with, Raymond James by or on behalf of the Company; and

10.

discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Target and the Company and the financial condition and future prospects and operations of the Target and the Company.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or the Target or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Target is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Target is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal of the assets or liabilities

(contingent or otherwise) of the Target. We are not experts in generally accepted accounting principles in the United States (GAAP) in general and also specifically regarding the evaluation of credit portfolios for purposes of assessing the adequacy of the allowance for credit losses or any other reserves; accordingly, we have assumed that such allowances and reserves reflected on the Target’s financial statements are in the aggregate adequate to cover such losses. With respect to the Projections, Synergies and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections, Synergies and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of each of the Company and the Target, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of our review. We express no opinion with respect to the Projections or Synergies, or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction, the Target or the Company that would be material to our analyses or this Opinion.

This Opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of October 21, 2025 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Target since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Company with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. We did not solicit indications of interest with respect to a transaction involving the Company nor did we advise the Company with respect to its strategic alternatives. This letter does not express any opinion as to the likely trading range of the Company’s stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by the Company in the Transaction pursuant to the Agreement.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting, regulatory or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the fact that the Company has been assisted by legal, accounting, regulatory and tax advisors and we have, with the consent of the Company, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting, regulatory and tax matters with respect to the Company, the Target and the Transaction, including, without limitation, that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

In formulating our opinion, we have considered only what we understand to be the Merger Consideration to be paid by the Company as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any person or entity (including any of the Target’s officers, directors or employees) or class of any persons and/or entities, whether relative to the consideration to be paid by the Company or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company or the Target, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s, the Target’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s, the Target’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or the Target or the ability of the Company or the Target to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of this Opinion, Raymond James has engaged in certain fixed income trading activity with the Company, for which it has received compensation. In the two years preceding the date of this Opinion, Raymond James has also engaged in certain fixed income trading activity with the Target, for which it received compensation. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or the Target or other participants in the Transaction in the future, for which Raymond James may receive compensation.

It is understood that this letter is solely for the information of the Board (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to the Board or any shareholder of the Company or the Target regarding how said director or shareholder should act or vote with respect to the proposed Transaction or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to the Board or any such party. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a joint proxy statement/prospectus used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such joint proxy statement/prospectus.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

Annex F

TEXAS BUSINESS ORGANIZATIONS CODE

CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS,

AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

Sec. 10.351. APPLICABILITY OF SUBCHAPTER

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Sec. 10.352. DEFINITIONS. In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange;

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner; and

(E) with respect to an amendment to a domestic for-profit corporation’s certificate of formation described by Section 10.354(a)(1)(G), the corporation.

Sec. 10.353. FORM AND VALIDITY OF NOTICE.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

Sec. 10.354. RIGHTS OF DISSENT AND APPRAISAL.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged;

(F) a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; or

(G) if the owner owns shares that were entitled to vote on the amendment, an amendment to a domestic for-profit corporation’s certificate of formation to:

(i) add the provisions required by Section 3.007(e) to elect to be a public benefit corporation; or

(ii) delete the provisions required by Section 3.007(e), which in effect cancels the corporation’s election to be a public benefit corporation; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner:

(A) in the case of a plan of merger, conversion, or exchange, other than a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate, are either:

(i) listed on a national securities exchange; or

(ii) held of record by at least 2,000 owners; or

(B) in the case of a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, immediately before the date the board of directors of the corporation that issued the ownership interest held, directly or indirectly, by the owner approves the plan of merger, are either:

(i) listed on a national securities exchange; or

(ii) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests, or fractional depository receipts in respect of ownership interests, the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests, or fractional depository receipts in respect of ownership interests, and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

(d) Notwithstanding Subsection (a), an owner of an ownership interest in a domestic for-profit corporation subject to dissenters’ rights may not dissent from an amendment to the corporation’s certificate of formation described by Subsection (a)(1)(G) if the shares held by the owner are part of a class or series of shares, on the record date set for purposes of determining which owners are entitled to vote on the amendment:

(1) listed on a national securities exchange; or

(2) held of record by at least 2,000 owners.

Sec. 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(b-1) If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date.

(c) A notice required to be provided under Subsection (a), (b), or (b-1) must:

(1) be accompanied by:

(A) a copy of this subchapter; or

(B) information directing the owner to a publicly available electronic resource at which this subchapter may be accessed without subscription or cost; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided:

(1) under Subsection (a)(1) must accompany the notice of the meeting to consider the action;

(2) under Subsection (a)(2) must be provided to:

(A) each owner who consents in writing to the action before the owner delivers the written consent; and

(B) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and

(3) under Subsection (b-1) must be provided:

(A) if given before the consummation of the offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or

(B) if given after the consummation of the offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

(f) If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger’s effective date. If the second notice is given after the later of the date on which the offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).

Sec. 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners;

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or

(iv) not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Sec. 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Sec. 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

Sec. 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

Sec. 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Sec. 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Sec. 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Sec. 10.364. OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall pay the amount of the judgment to the holder of the ownership interest on the terms and conditions ordered by the court.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

Sec. 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Sec. 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Sec. 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored , as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Sec. 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.